As filed with the Securities and Exchange Commission on November 18, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AT&T INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4813	43-1301883
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

One AT&T Plaza

208 South Akard Street

Dallas, Texas 75202

Telephone: (210) 821-4105

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stacey S. Maris

Senior Vice President—Assistant General Counsel and Secretary

AT&T Inc.

One AT&T Plaza

208 South Akard Street

Dallas, Texas 75202

Telephone: (210) 821-4105

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Eric M. Krautheimer, Esq. Sullivan & Cromwell LLP 1888 Century Park East Los Angeles, California 90067-1725 (310) 712-6600	Joseph B. Frumkin, Esq. Melissa Sawyer, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Wayne A. Wirtz, Esq. Vice President, Associate General Counsel and Assistant Secretary AT&T Inc. One AT&T Plaza 208 South Akard Street Dallas, Texas 75202 (210) 821-4105	Paul T. Cappuccio, Esq. Executive Vice President and General Counsel Time Warner Inc. One Time Warner Center New York, New York 10019 (212) 484-8000	Faiza J. Saeed, Esq. Eric L. Schiele, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $1.00 per share	1,161,644,166 shares(1)	N/A	$27,724,510,109.03(2)	$3,213,270.72(3)

(1)	Represents the estimated maximum number of shares of common stock, par value $1.00 per share, of the registrant (“AT&T common stock”) to be issued upon completion of the initial merger described in the proxy statement/prospectus contained herein (the “initial merger”) and is based on the product of (a) 808,381,465 (the “estimated number”), which is the sum of (i) 771,324,843 shares of common stock, par value $0.01 per share, of Time Warner Inc. (“Time Warner common stock”) outstanding as of November 11, 2016, plus (ii) 37,056,622 shares of Time Warner common stock underlying equity (assuming vesting of performance-based awards at maximum levels), multiplied by (b) 1.437, which is the maximum exchange ratio under the merger agreement.
(2)	Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is (i) the product of (x) $86.39 (the average of the high and low prices of Time Warner common stock as reported on the New York Stock Exchange on November 11, 2016) times (y) the estimated number, minus (ii) $42,107,522,745.00 (the estimated amount of cash to be paid by the registrant to Time Warner stockholders in the initial merger).
(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $3,213,270.72, which is equal to 0.0001159 multiplied by the proposed maximum aggregate offering price of $27,724,510,109.03.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. AT&T Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and AT&T Inc. is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED NOVEMBER 18, 2016

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

[●], 201[●]

Dear Fellow Stockholder:

We cordially invite you to attend a special meeting of stockholders of Time Warner Inc., a Delaware corporation, to be held on [●], 2017, at [●] Eastern time, at [●], which we refer to as the special meeting. As previously announced, on October 22, 2016, Time Warner entered into a merger agreement providing for the combination of Time Warner with AT&T Inc., a Delaware corporation. At the special meeting, you will be asked to consider and vote on a proposal to adopt the merger agreement.

If the transaction is completed, you will be entitled to receive for each share of Time Warner common stock an amount equal to $53.75 in cash plus a number of shares of AT&T common stock equal to the exchange ratio set forth in the merger agreement, which we refer to as the exchange ratio. The exchange ratio depends on the average of the volume weighted averages of the trading price of AT&T common stock on the New York Stock Exchange, which we refer to as the NYSE, on each of the 15 consecutive NYSE trading days ending on and including the trading day that is three trading days prior to the closing of the transaction, which we refer to as the average stock price. If the average stock price is between (or equal to) $37.411 and $41.349 per share, the exchange ratio will be equal to $53.75 divided by the average stock price. If the average stock price is greater than $41.349, the exchange ratio will be 1.300. If the average stock price is less than $37.411, the exchange ratio will be 1.437. AT&T common stock is traded on the NYSE under the trading symbol “T” and we encourage you to obtain quotes for the AT&T common stock, given that part of the merger consideration is payable in shares of AT&T common stock.

The transaction cannot be completed unless Time Warner stockholders holding at least a majority of the shares of Time Warner common stock outstanding as of the close of business on [●], 201[●], the record date for the special meeting, vote in favor of the adoption of the merger agreement at the special meeting.

Your vote is very important, regardless of the number of shares you own. The transaction cannot be completed unless the holders of at least a majority of the outstanding shares of Time Warner common stock entitled to vote thereon vote to adopt the merger agreement. A failure to vote or an abstention will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Even if you plan to attend the special meeting in person, Time Warner requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy or voting instruction card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Time Warner common stock will be represented at the special meeting if you are unable to attend. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

YOUR PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF TIME WARNER. AFTER CAREFUL CONSIDERATION, THE TIME WARNER BOARD OF DIRECTORS

HAS UNANIMOUSLY DETERMINED THAT THE MERGER OF WEST MERGER SUB, INC., A WHOLLY OWNED SUBSIDIARY OF AT&T, WITH AND INTO TIME WARNER, WHICH WE REFER TO AS THE INITIAL MERGER, AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF TIME WARNER AND ITS STOCKHOLDERS, APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT, THE INITIAL MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AND DIRECTED THAT THE MERGER AGREEMENT BE SUBMITTED TO TIME WARNER STOCKHOLDERS. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE OTHER PROPOSALS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. THE BOARD OF DIRECTORS MADE ITS DETERMINATION AFTER EVALUATING THE TRANSACTION IN CONSULTATION WITH TIME WARNER’S MANAGEMENT AND LEGAL AND FINANCIAL ADVISORS AND CONSIDERING A NUMBER OF FACTORS. In considering the recommendation of the board of directors of Time Warner, you should be aware that directors and executive officers of Time Warner have certain interests in the transaction that may be different from, or in addition to, the interests of Time Warner stockholders generally. See the sections entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Time Warner’s Named Executive Officers” beginning on page [●] of the accompanying proxy statement/prospectus and “Interests of Time Warner’s Directors and Executive Officers in the Transaction” beginning on page [●] of the accompanying proxy statement/prospectus for a more detailed description of these interests.

In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page [●] of the accompanying proxy statement/prospectus. If you have any questions regarding the accompanying proxy statement/prospectus, you may call [●], which we refer to as [●], Time Warner’s proxy solicitor, by calling toll-free at [●].

We urge you to read carefully and in its entirety the accompanying proxy statement/prospectus, including the Annexes and the documents incorporated by reference.

On behalf of the board of directors of Time Warner, thank you for your consideration and continued support.

Sincerely,

Jeffrey L. Bewkes

Chairman of the Board and Chief Executive Officer

Robert C. Clark

Lead Independent Director

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE INITIAL MERGER OR OTHER TRANSACTIONS DESCRIBED IN THE ATTACHED PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED PURSUANT TO THE INITIAL MERGER UNDER THE ATTACHED PROXY STATEMENT/ PROSPECTUS NOR HAVE THEY DETERMINED IF THE ATTACHED PROXY STATEMENT/ PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [●], 201[●] and is first being mailed to Time Warner stockholders on or about [●], 201[●].

TIME WARNER INC.

One Time Warner Center

New York, New York 10019

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of Time Warner Inc. (“Time Warner”) stockholders. The special meeting will be held on [●], 2017, at [●] Eastern time, at [●], to consider and vote on the following matters:

1.	a proposal to adopt the Agreement and Plan of Merger, dated as of October 22, 2016, as it may be amended from time to time (the “Merger Agreement”), by and among Time Warner, a Delaware corporation, AT&T Inc. (“AT&T”), a Delaware corporation, West Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of AT&T, and West Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of AT&T. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus;

2.	a proposal to approve, by non-binding, advisory vote, certain compensation that may be paid or become payable to Time Warner’s named executive officers in connection with the transaction and the agreements and understandings pursuant to which such compensation may be paid or become payable; and

3.	adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The record date for the special meeting is [●], 201[●]. Only stockholders of record as of the close of business on [●], 201[●] are entitled to notice of, and to vote at, the special meeting. All stockholders of record as of that date are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of Time Warner common stock that you own. The transaction cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Time Warner common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, Time Warner requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy or voting instruction card in the accompanying prepaid reply envelope or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares of Time Warner common stock will be represented at the special meeting if you are unable to attend. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the special meeting in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares of Time Warner common stock, as applicable, your shares of Time Warner common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Your proxy is being solicited by the board of directors of Time Warner. After careful consideration, our board of directors has unanimously (i) determined that the merger of West Merger Sub, Inc., which we refer to as

Corporate Merger Sub, with and into Time Warner, which we refer to as the initial merger, and the other transactions contemplated by the merger agreement are fair to and in the best interests of Time Warner and its stockholders, (ii) approved and declared advisable the merger agreement, the initial merger and the other transactions contemplated by the merger agreement and (iii) directed that the merger agreement be submitted to Time Warner stockholders and recommended the adoption of the merger agreement by Time Warner stockholders. Our board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the other proposals described in the accompanying proxy statement/prospectus. Our board of directors made its determination after evaluating the transaction in consultation with Time Warner’s management and legal and financial advisors and considering a number of factors. In considering the recommendation of the board of directors of Time Warner, you should be aware that the directors and executive officers of Time Warner have certain interests in the transaction that may be different from or in addition to the interests of Time Warner stockholders generally. See the sections entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Time Warner’s Named Executive Officers” beginning on page [●] of the accompanying proxy statement/prospectus and “Interests of Time Warner’s Directors and Executive Officers in the Transaction” beginning on page [●] of the accompanying proxy statement/prospectus for a more detailed description of these interests.

To gain admittance to the special meeting, please detach and retain the admission ticket attached to your proxy or voting instruction card. If you are attending the special meeting in person, you will be required to present valid photo identification, such as a driver’s license or passport, and an admission ticket to be admitted to the special meeting. If your shares of Time Warner common stock are held through a bank, brokerage firm or other nominee, please visit the website listed in the instructions provided by your bank, brokerage firm or other nominee and follow the instructions to print an admission pass, or bring evidence that you own Time Warner common stock to the special meeting and we will provide you an admission ticket. If you received your special meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. A form of government issued photo ID will be required to enter the special meeting. In addition, packages and bags may be inspected and other measures may be employed to enhance the security of persons attending the special meeting. These procedures may require additional time, so please plan your arrival time accordingly. To avoid disruption, admission may be limited once the special meeting begins.

Under Delaware law, subject to certain limitations, Time Warner stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Time Warner common stock as determined by the Delaware Court of Chancery if the initial merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the adoption of the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement. Time Warner stockholders who do not vote in favor of the adoption of the merger agreement and who submit a written demand for such an appraisal prior to the vote on the adoption of the merger agreement and comply with the other Delaware law procedures will not receive the merger consideration, unless they fail to perfect, withdraw or otherwise lose their right to appraisal.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Paul F. Washington

Corporate Secretary

New York, New York

Dated: [●], 201[●]

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Time Warner Inc., which we refer to as Time Warner, and AT&T Inc., which we refer to as AT&T, from other documents that Time Warner and AT&T have filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus. This information is available for you to review at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Time Warner, without charge, by written or telephonic request directed to Time Warner Inc., Attention: Corporate Secretary, One Time Warner Center, New York, New York 10019, Telephone (212)-484-8000; or [●], which we refer to as [●], Time Warner’s proxy solicitor, by calling toll-free at [●].

You may also request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning AT&T, without charge, by written or telephonic request directed to AT&T Inc., Attention: Stockholder Services, One AT&T Plaza, 208 South Akard Street, Dallas, Texas 75202, Telephone (210) 821-4105; or from the SEC through the SEC website at the address provided above.

In order for you to receive timely delivery of the documents in advance of the special meeting of Time Warner stockholders to be held on [●], 2017, you must request the information no later than five business days prior to the date of the special meeting, being [●], 2017.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by AT&T (File No. 333-[●]), constitutes a prospectus of AT&T under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of common stock, par value $1.00 per share, of AT&T, which we refer to as AT&T common stock, to be issued to Time Warner stockholders pursuant to the Agreement and Plan of Merger, dated as of October 22, 2016, by and among Time Warner, AT&T, West Merger Sub, Inc. and West Merger Sub II, LLC, as it may be amended from time to time, which we refer to as the merger agreement. This document also constitutes a proxy statement of Time Warner under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting, at which Time Warner stockholders will be asked to consider and vote on the adoption of the merger agreement.

AT&T has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to AT&T, West Merger Sub, Inc. and West Merger Sub II, LLC and Time Warner has supplied all such information relating to Time Warner.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. AT&T and Time Warner have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is dated [●], 201[●], and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date. Further, you should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Time Warner stockholders nor the issuance by AT&T of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.

Annex A	Agreement and Plan of Merger, dated as of October 22, 2016, by and among Time Warner Inc., AT&T Inc., West Merger Sub, Inc. and West Merger Sub II, LLC
Annex B	Opinion of Allen & Company LLC
Annex C	Opinion of Citigroup Global Markets Inc.
Annex D	Opinion of Morgan Stanley & Co. LLC
Annex E	Delaware General Corporation Law, Section 262

-i-

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETING

The following questions and answers are intended to briefly address some commonly asked questions regarding the transaction, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Time Warner stockholder. Please refer to the section entitled “Summary” beginning on page [●] of this proxy statement/prospectus and the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in this proxy statement/prospectus, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus and proxy or voting instruction card?

A:	Time Warner has agreed to merge with AT&T under the terms of the merger agreement that are described in this proxy statement/prospectus. If the merger agreement is adopted by Time Warner stockholders and the other conditions to closing under the merger agreement are satisfied or waived, West Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of AT&T, which we refer to as Corporate Merger Sub, will merge with and into Time Warner, with Time Warner surviving the merger, which we refer to as the initial merger, as a wholly owned subsidiary of AT&T, which we refer to as the initial surviving company. The parties intend that, immediately thereafter, the initial surviving company will merge with and into West Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of AT&T, which we refer to as LLC Merger Sub, with LLC Merger Sub surviving such merger, which we refer to as the subsequent merger, as a wholly owned subsidiary of AT&T, which we refer to as the final surviving entity. In certain circumstances, AT&T and Time Warner may agree not to consummate the subsequent merger. See the section entitled “The Merger Agreement—Alternative Structure” beginning on page [●] of this proxy statement/prospectus. We refer to the mergers collectively, and the alternative structure of the initial merger occurring without the consummation of the subsequent merger (as described below), as the transaction.

As a result of the initial merger, Time Warner will no longer be a publicly held company. Following the initial merger, Time Warner common stock will be delisted from the New York Stock Exchange, which we refer to as the NYSE, and deregistered under the Exchange Act, and Time Warner will no longer be required to file periodic reports with the SEC in respect of Time Warner common stock.

Time Warner is holding the special meeting to ask its stockholders to consider and vote on a proposal to adopt the merger agreement. Time Warner stockholders are also being asked (i) to grant authority to proxy holders to vote in favor of adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and (ii) to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation that may be paid or become payable to Time Warner’s named executive officers in connection with the transaction and the agreements and understandings pursuant to which such compensation may be paid or become payable, which we refer to as the transaction-related executive compensation.

This proxy statement/prospectus includes important information about the transaction, the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, and the special meeting. Time Warner stockholders should read this information carefully and in its entirety. The enclosed voting materials allow stockholders to vote their shares without attending the special meeting in person.

Q:	Does my vote matter?

A:

Yes. The transaction cannot be completed unless the merger agreement is adopted by Time Warner stockholders. If you fail to submit a valid proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the adoption of the merger agreement. The Time Warner board unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement.

Q:	What is the vote required to approve each proposal at the Time Warner special meeting?

A:	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Time Warner common stock entitled to vote thereon. Because the affirmative vote required to adopt the merger agreement is based on the total number of outstanding shares of Time Warner common stock, if you fail to submit a valid proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The proposal to approve, by non-binding, advisory vote, the transaction-related executive compensation requires the affirmative vote of a majority of votes cast thereon. If you vote to abstain or if you fail to submit a valid proxy or to vote in person at the special meeting or if your shares of Time Warner common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Time Warner common stock, your shares of Time Warner common stock will not be voted, but this will not have an effect on the proposal to approve, by non-binding, advisory vote, the transaction-related executive compensation.

The approval of adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of shares of Time Warner common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. If your shares of Time Warner common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote “AGAINST” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you fail to submit a valid proxy and to attend the special meeting or if your shares of Time Warner common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Time Warner common stock, your shares of Time Warner common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you are a participant in the Time Warner Savings Plan and hold an interest in the Time Warner Inc. Stock Fund under the plan, and you either sign and return your voting instruction card without indicating your instructions for voting your interest or do not return your voting instruction card, Fidelity Management Trust Company, as trustee, will vote your interest in the Time Warner Inc. Stock Fund in the same proportion as other participants’ interests for which Fidelity receives voting instructions, except that any interests you hold attributable to accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan or the WCI Employee Stock Ownership Plan will not be voted.

See the section entitled “Information About the Special Meeting—Vote Required” beginning on page [●] of this proxy statement/prospectus.

Q:	How does the Time Warner board recommend that I vote at the special meeting?

A:	The board of directors of Time Warner, which we refer to as the Time Warner board, unanimously recommends that Time Warner stockholders vote “FOR” the adoption of the merger agreement, “FOR” the approval, by non-binding, advisory vote, of the transaction-related executive compensation and “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. See the section entitled “The Transaction—Recommendation of the Time Warner Board; Time Warner’s Reasons for the Transaction” beginning on page [●] of this proxy statement/prospectus.

Q:	What will I receive if the initial merger is completed?

A:	If the initial merger is completed, each share of Time Warner common stock issued and outstanding immediately prior to the completion of the initial merger will be converted into the right to receive $53.75 in cash, plus a number of shares of AT&T common stock equal to an exchange ratio set forth in the merger agreement and defined below, which we refer to as the exchange ratio.

Q:	What is the exchange ratio?

A:	The exchange ratio is used to determine the number of shares of AT&T common stock Time Warner stockholders will be entitled to receive for each share of Time Warner common stock they hold. The exchange ratio is established in accordance with the merger agreement and depends on the average of the volume weighted averages of the trading price of AT&T common stock on the NYSE, on each of the 15 consecutive NYSE trading days ending on and including the trading day that is three trading days prior to the date of the initial merger, which we refer to as the average stock price. If the average stock price is between (or equal to) $37.411 and $41.349 per share, the exchange ratio will be the quotient obtained by dividing $53.75 by the average stock price. If the average stock price is greater than $41.349, the exchange ratio will be 1.300. If the average stock price is less than $37.411, the exchange ratio will be 1.437. Accordingly, the actual number of shares and the value of AT&T common stock delivered to Time Warner stockholders will depend on the average stock price. See the section entitled “The Transaction—Merger Consideration” beginning on page [●] of this proxy statement/prospectus.

Q:	What is the value of the merger consideration?

A:	The exact value of the merger consideration that Time Warner stockholders receive will depend on the price per share of AT&T common stock at the time of the initial merger and the number of shares received will depend on the average price per share at which AT&T common stock trades during a period leading up to the initial merger. Those prices will not be known at the time of the special meeting and may be less than the current price or the price at the time of the special meeting.

Based on the closing stock price of AT&T common stock on the NYSE on [●], 201[●], the latest practicable date before the mailing of this proxy statement/prospectus, of $[●], and assuming that such price was to be the average stock price, the applicable exchange ratio would be [●] and the value of the merger consideration would be $[●] for each share of Time Warner common stock. We urge you to obtain current market quotations of AT&T common stock and Time Warner common stock. See the section entitled “Where You Can Find More Information” beginning at page [●] of this proxy statement/prospectus.

Q:	What happens if I am eligible to receive a fraction of a share of AT&T common stock as part of the merger consideration?

A:	If the aggregate number of shares of AT&T common stock that you are entitled to receive as part of the merger consideration includes a fraction of a share of AT&T common stock, you will receive cash in lieu of that fractional share. See the section entitled “The Merger Agreement—Fractional Shares” beginning on page [●] of this proxy statement/prospectus.

Q:	What will holders of Time Warner equity compensation awards receive in the transaction?

A:

At the effective time of the initial merger, which we refer to as the first effective time, each outstanding Time Warner option, whether vested or unvested, will be converted into an AT&T option covering a number of shares of AT&T common stock (rounded down to the nearest whole number) equal to the product of (i) the number of shares of Time Warner common stock subject to such option immediately prior to the first effective time and (ii) the option exchange ratio (defined below), at an exercise price per share (rounded up to the nearest whole cent) equal to the result obtained by dividing (A) the exercise price per share of such option immediately prior to the first effective time by (B) the option exchange ratio. After the first effective time, each option will have the same general terms and conditions as were applicable to such option immediately prior to the first effective time, except that each option granted to a non-employee director of Time Warner will vest and become immediately exercisable at the first effective time. The option exchange ratio means a fraction, the numerator of which is the sum of $53.75 plus an amount equal to the product of the exchange ratio and the average stock price, and the denominator of which is the average stock price.

Additionally, at the first effective time, each Time Warner restricted stock unit award, other than a restricted stock unit award subject to performance conditions, which we refer to as a performance stock unit award, or a restricted stock unit award held by a non-employee director of Time Warner, which we refer to as a director restricted stock unit award, will be converted, on the same general terms and conditions as were applicable immediately prior to the first effective time, into (x) the right to receive a cash amount equal to $53.75 multiplied by the number of shares of Time Warner common stock underlying such restricted stock unit award, plus any accrued and unpaid retained distributions, in each case, without interest, and (y) an AT&T restricted stock unit award covering a number of shares of AT&T common stock equal to the number of shares of Time Warner common stock underlying such restricted stock unit award multiplied by the exchange ratio. Each director restricted stock unit award will be cancelled at the first effective time in exchange for the merger consideration, which will be paid promptly following the first effective time, for each share underlying such director restricted stock unit award, plus any accrued and unpaid retained distributions, in each case, without interest and less applicable tax withholdings. Each performance stock unit award will be cancelled at the first effective time in exchange for the merger consideration, which will be paid promptly following the first effective time, for each share underlying such performance stock unit award, plus any accrued and unpaid retained distributions, in each case, without interest and less applicable tax withholdings. The number of shares underlying each performance stock unit for purposes of the foregoing sentence will be determined by the Compensation and Human Development Committee of the Time Warner board, in accordance with the terms of the applicable award and subject to review by AT&T.

See the section entitled “Interests of Time Warner’s Directors and Executive Officers in the Transaction—Equity Compensation Awards” beginning on page [●] of this proxy statement/prospectus for additional details regarding the Time Warner equity compensation awards.

Q:	What will happen to Time Warner as a result of the transaction?

A:	If the initial merger is completed, Corporate Merger Sub will be merged with and into Time Warner, with Time Warner continuing as the initial surviving company and a wholly owned subsidiary of AT&T. Time Warner will no longer be a public company, its shares will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded and you will be entitled to receive the merger consideration if you were a Time Warner stockholder of record at the time of the initial merger.

If the subsequent merger is completed, Time Warner will be merged with and into LLC Merger Sub, with LLC Merger Sub continuing as the final surviving entity and a wholly owned subsidiary of AT&T.

Q:	What equity stake will Time Warner stockholders hold in AT&T immediately following the transaction?

A:	Based on the number of issued and outstanding shares of AT&T common stock and Time Warner common stock as of November 11, 2016, and based on the minimum and maximum potential exchange ratios of 1.300 and 1.437, respectively, holders of shares of Time Warner common stock as of immediately prior to the closing of the initial merger will hold, in the aggregate, between approximately 14.0% and 15.3% of the issued and outstanding shares of AT&T common stock immediately following the closing of the initial merger. The exact number of shares of AT&T common stock that will be issued in the initial merger will not be determined until the exchange ratio is established and the number of outstanding shares of Time Warner common stock, director restricted stock unit awards and performance stock units that will vest at the first effective time is known, which will not be determined until the date of the initial merger is known.

Q:	When do you expect the transaction to be completed?

A:	Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions to Completion of the Transaction” beginning on page [●] of this proxy statement/prospectus, including the adoption of the merger agreement by Time Warner stockholders at the special meeting, Time Warner and AT&T expect that the transaction will be completed by the end of 2017. However, it is possible that factors outside the control of both companies could result in the transaction being completed at a different time or not at all.

Q:	What are the material United States federal income tax consequences of the transaction to Time Warner stockholders?

A:	It is intended that, for United States federal income tax purposes, the initial merger, together with the subsequent merger, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), which we refer to as the Intended Tax Treatment. As described below, if the transaction qualifies for the Intended Tax Treatment, a holder of Time Warner common stock generally will recognize any taxable gain with respect to such stock up to the amount of cash received pursuant to the transaction, but will not recognize any taxable gain in excess of the amount of cash received.

However, the completion of the transaction is not conditioned on the transaction qualifying for the Intended Tax Treatment or upon the receipt of an opinion from counsel to that effect, and whether or not the transaction will qualify for the Intended Tax Treatment depends on facts that will not be known until the transaction is completed. Accordingly, no assurance can be given that the transaction will qualify for the Intended Tax Treatment. In addition, neither AT&T nor Time Warner intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the transaction. Accordingly, even if AT&T and Time Warner conclude that the transaction qualifies for the Intended Tax Treatment, no assurance can be given that the Internal Revenue Service will not challenge that conclusion or that a court would not sustain such a challenge.

Assuming the transaction qualifies for the Intended Tax Treatment, subject to the limitations and qualifications described in the section entitled “Material United States Federal Income Tax Consequences” of this proxy statement/prospectus, a holder of Time Warner common stock whose shares of Time Warner common stock are exchanged in the initial merger for shares of AT&T common stock and cash generally will recognize capital gain (but not loss) realized on the exchange in an amount not exceeding the amount of cash received by the holder (except with respect to any cash received in lieu of a fractional share of AT&T common stock, as discussed below under the section entitled “Material United States Federal Income Tax Consequences—Cash Received Instead of a Fractional Share of AT&T Common Stock” beginning on page [●] of this proxy statement/prospectus).

In the event the transaction will reasonably be likely to fail to qualify for the Intended Tax Treatment, AT&T and Time Warner will cooperate in good faith to explore alternative structures that would permit the transactions contemplated by the merger agreement to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as discussed below in the section entitled “The Merger Agreement—Alternative Structure” beginning on page [●] of this proxy statement/prospectus. However, the failure of the parties to the merger agreement to agree to an alternative structure will not cause any condition to the closing of the transaction set forth in the merger agreement not to be satisfied or otherwise cause any breach of the merger agreement. In addition, in the event the transaction will reasonably be likely to fail to qualify for the Intended Tax Treatment, the parties may agree not to consummate the subsequent merger. The initial merger would still be completed if the subsequent merger is not consummated. In that event, holders of Time Warner common stock would still receive the merger consideration and Time Warner would still become a wholly owned subsidiary of AT&T.

If the transaction fails to qualify for the Intended Tax Treatment, a holder of Time Warner common stock generally would recognize gain or loss in an amount equal to the difference between (1) the fair market value of the shares of AT&T common stock and the amount of cash received in the transaction by the holder (including cash received in lieu of a fractional share of AT&T common stock) and (2) the holder’s basis in the Time Warner common stock surrendered.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, please see the section entitled “Material United States Federal Income Tax Consequences” beginning on page [●] of this proxy statement/prospectus.

In addition, for a description of the actions required in connection with the tax treatment of the transaction, please see the section entitled “The Merger Agreement—Alternative Structure” beginning on page [●] of this proxy statement/prospectus.

The tax consequences of the transaction to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the transaction.

Q:	What are the conditions to completion of the transaction?

A:	In addition to the adoption of the merger agreement by Time Warner stockholders as described above, completion of the transaction is subject to the satisfaction or, to the extent permitted by applicable law, waiver of a number of other conditions, including the receipt of required regulatory approvals, the accuracy of AT&T’s and Time Warner’s respective representations and warranties under the merger agreement (subject to certain materiality exceptions) and AT&T’s and Time Warner’s performance of their respective obligations under the merger agreement. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the transaction, see the section entitled “The Merger Agreement—Conditions to Completion of the Transaction” beginning on page [●] of this proxy statement/prospectus.

Q:	What happens if the transaction is not completed?

A:	If the merger agreement is not adopted by Time Warner stockholders or if the initial merger is not completed for any other reason, Time Warner stockholders will not receive any consideration for their shares of Time Warner common stock. Instead, Time Warner will remain an independent public company, Time Warner common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and Time Warner will continue to file periodic reports with the SEC. Under specified circumstances, Time Warner may be required to pay AT&T a termination fee of $1,725,000,000, or AT&T may be required to pay Time Warner a payment of $500,000,000. See the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination Fee & AT&T Payment” beginning on page [●] of this proxy statement/prospectus.

Q:	What happens if the subsequent merger is not completed?

A:	In the event the transaction will reasonably be likely to fail to qualify for the Intended Tax Treatment, the parties may agree, in their respective reasonable business discretion, not to consummate the subsequent merger. AT&T is also not required to cause the subsequent merger to occur if it would, among other things, constitute or result in a breach or violation of, a default or termination or modification under, any agreement, instrument or indenture with respect to indebtedness for borrowed money to which Time Warner or any of its subsidiaries is a party.

If the parties agree not to consummate the subsequent merger, the initial merger will still be completed, the Time Warner stockholders will still receive the merger consideration and Time Warner will still become a wholly owned subsidiary of AT&T. However, the transaction likely would not qualify for the Intended Tax Treatment, in which case a holder of Time Warner common stock generally would recognize gain or loss equal to the difference between (i) the fair market value of the shares of AT&T common stock and the amount of cash received in the transaction by the holder, including cash received in lieu of fractional shares of AT&T common stock, and (ii) the holder’s basis in the Time Warner common stock surrendered in connection with the transaction. See the section entitled “The Merger Agreement—Alternative Structure” beginning on page [●] of this proxy statement/prospectus.

Q:	Who can vote at the special meeting?

A:	All holders of record of Time Warner common stock as of the close of business on [●], 201[●], the record date for the special meeting, which we refer to as the record date, are entitled to receive notice of, and to vote at, the special meeting. Each holder of Time Warner common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Time Warner common stock that such holder owned of record as of the record date.

Q:	When and where is the special meeting?

A:	The special meeting will be held on [●], 2017, at [●] Eastern time, at [●]. To gain admittance to the special meeting, please detach and retain the admission ticket attached to your proxy or voting instruction card. If your shares of Time Warner common stock are held through a bank, brokerage firm or other nominee, please visit the website listed in the instructions provided by your bank, brokerage firm or other nominee and follow the instructions to print an admission pass, or bring evidence that you own Time Warner common stock to the special meeting and we will provide you an admission ticket. If you received your special meeting materials electronically and wish to attend the meeting, please follow the instructions provided for attendance. If you are attending the special meeting in person, you will be required to present valid, government-issued photo identification, such as a driver’s license or passport, and an admission ticket to be admitted to the special meeting. For additional information about the special meeting, see the section entitled “Information About the Special Meeting” beginning on page [●] of this proxy statement/prospectus.

Q:	How will I receive the merger consideration to which I am entitled?

A:	If you hold physical share certificates of Time Warner common stock, you will be sent a letter of transmittal promptly after the first effective time describing how you may exchange your shares of Time Warner common stock for the merger consideration, and the exchange agent will forward to you the AT&T common stock (or applicable evidence of ownership) and cash to which you are entitled after receiving the proper documentation from you. If you hold your shares of Time Warner common stock in uncertificated book-entry form, you are not required to take any specific actions to exchange your shares of Time Warner common stock, and after the completion of the transaction, such shares will be automatically exchanged for the merger consideration. For more information on the documentation you are required to deliver to the exchange agent, see the section entitled “The Merger Agreement—Exchange and Payment Procedures” beginning on page [●] of this proxy statement/prospectus.

Q:	Will my shares of AT&T common stock acquired in the initial merger receive a dividend?

A:	After the closing of the initial merger, as a holder of AT&T common stock you will receive the same dividends on shares of AT&T common stock that all other holders of shares of AT&T common stock will receive with any dividend record date that occurs after the first effective time.

Prior to the closing of the initial merger, Time Warner will coordinate with AT&T regarding the declaration and payment of dividends on Time Warner common stock so that you will not receive dividends on shares of both Time Warner common stock and AT&T common stock received in the transaction, or fail to receive any dividend on shares of Time Warner common stock and AT&T common stock received in the initial merger, in each case, in respect of the same calendar quarter.

Former Time Warner stockholders who hold Time Warner share certificates will not be entitled to be paid dividends otherwise payable on the shares of AT&T common stock into which their shares of Time Warner common stock are exchangeable until they surrender their Time Warner share certificates according to the instructions provided to them. Dividends will be accrued for these stockholders and they will receive the accrued dividends when they surrender their Time Warner share certificates. AT&T most recently paid a quarterly dividend on November 1, 2016, in an amount equal to $0.48 per share of AT&T common stock, and announced on October 22, 2016 that it would be increasing its dividend to $0.49 per share beginning in the first quarter of 2017.

All future AT&T dividends will remain subject to approval by the board of directors of AT&T, which we refer to as the AT&T board.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to consider and vote on (i) a proposal to adopt the merger agreement, (ii) a proposal to approve, by non-binding, advisory vote, the transaction-related executive compensation and (iii) adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, the transaction-related executive compensation?

A:	Under SEC rules, Time Warner is required to seek a non-binding, advisory vote with respect to the transaction-related executive compensation.

Q:	What will happen if Time Warner stockholders do not approve this transaction-related executive compensation?

A:	Approval of the transaction-related executive compensation is not a condition to completion of the transaction. The vote is an advisory vote and will not be binding on Time Warner, the initial surviving company, the final surviving entity or AT&T. If the transaction is completed, the transaction-related executive compensation may be paid to Time Warner’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if Time Warner stockholders do not approve, by non-binding, advisory vote, the transaction-related executive compensation.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares of Time Warner common stock are registered directly in your name with the transfer agent of Time Warner, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to Time Warner or to a third party to vote at the special meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:	If my shares of Time Warner common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:

Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Time Warner common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of Time Warner common stock. In accordance with the rules of the NYSE, banks, brokerage firms and other nominees who hold shares of Time Warner common stock in street name for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters, such as the adoption of the merger agreement, the proposal to approve, by non-binding, advisory vote, the transaction-related executive compensation, and adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote such shares.

The effect of not instructing your bank, broker or other nominee how you wish your shares to be voted will be the same as a vote “AGAINST” the adoption of the merger agreement, and will not have an effect on either the proposal to approve, by non-binding, advisory vote, the transaction-related executive compensation or on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	How many votes do I have?

A:	Each Time Warner stockholder is entitled to one vote for each share of Time Warner common stock held of record as of the record date. As of the close of business on the record date, there were [●] outstanding shares of Time Warner common stock.

Q:	What constitutes a quorum for the special meeting?

A:	The presence, in person or represented by proxy, of a majority of the votes entitled to be cast by the holders of Time Warner common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are considered for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. The Time Warner bylaws and the Delaware General Corporation Law, which we refer to as the DGCL, provide that if a quorum shall fail to attend any meeting, the Chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting from time to time, without notice other than by announcement at the meeting, to another date, place, if any, and time until a quorum shall be present, unless the adjournment is for more than 30 days or, after adjournment, a new record date is fixed for the adjourned meeting.

Q:	How do I vote?

A:	Stockholder of Record. If you are a stockholder of record, you may have your shares of Time Warner common stock voted on the matters to be presented at the special meeting in any of the following ways:

•	by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by [●], 2017. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee.

Time Warner Savings Plan. If you are a participant in the Time Warner Savings Plan, which we refer to as the 401(k) savings plan, and you hold an interest in the Time Warner Stock Fund, you are a “named fiduciary” for voting purposes under the Employee Retirement Income Security Act of 1974, which we refer to as ERISA. As a named fiduciary, you direct the trustee of the 401(k) savings plan on how to vote the shares allocated to your account as well as a portion of the shares for which timely instructions are not received. If you do not provide instructions on how to vote your shares held in the Time Warner Stock Fund, those shares may be voted by the trustee in the same proportion as the shares for which the trustee receives instructions from all other participants, except that any interests you hold attributable to accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan and the WCI Employee Stock Ownership Plan will not be voted. For stock held through the Time Warner Stock Fund, whether you submit voting instructions for your stock by telephone, through the mail or by Internet, your directions must be received by no later than [●], 201[●]. Please note that while you may attend the special meeting, you may not vote stock held through the Time Warner Stock Fund at the meeting.

Q:	How can I change or revoke my vote?

A:	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by signing and returning a new proxy card with a later date, by attending the special meeting and voting in person or by giving written notice of revocation to Time Warner prior to the time the special meeting begins. Written notice of revocation should be mailed to: Time Warner Inc., Attention: Corporate Secretary, One Time Warner Center, New York, New York 10019-8016.

Q:	If a stockholder gives a proxy, how are the shares of Time Warner common stock voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Time Warner common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Time Warner common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the proposal to approve, by non-binding, advisory vote, the transaction-related executive compensation, and “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Q:	What should I do if I receive more than one set of voting materials?

A:	If you hold shares of Time Warner common stock in “street name” and also directly as a record holder or otherwise or if you hold shares of Time Warner common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the special meeting. Please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on your proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Time Warner common stock are voted. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:	What happens if I sell my shares of Time Warner common stock before the special meeting?

A:	The record date is earlier than both the date of the special meeting and the first effective time. If you transfer your shares of Time Warner common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares at the first effective time.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Time Warner has engaged [●], which we refer to as [●], to assist in the solicitation of proxies for the special meeting. Time Warner estimates that it will pay [●] a fee of approximately $[●]. Time Warner has agreed to reimburse [●] for certain out-of-pocket fees and expenses and also will indemnify [●] against certain losses, claims, damages, liabilities or expenses. Time Warner also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Time Warner common stock. Time Warner’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What do I need to do now?

A:	Even if you plan to attend the special meeting in person, after carefully reading and considering the information contained in this proxy statement/prospectus, please vote promptly to ensure that your shares are represented at the special meeting.

If you hold your shares of Time Warner common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of Time Warner common stock voted at the special meeting in one of three ways:

•	by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by [●], 201[●]. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there.

If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting you must obtain a legal proxy from the bank, brokerage firm or other nominee that holds your shares of Time Warner common stock.

Q:	If I hold physical share certificates representing my shares of Time Warner common stock, should I send in my share certificates now?

A:	No, please do NOT return your share certificate(s) with your proxy. If the merger agreement is adopted by Time Warner stockholders and the initial merger is completed, and you hold physical share certificates, you will be sent a letter of transmittal promptly after the first effective time describing how you may exchange your shares of Time Warner common stock for the merger consideration.

Q:	Where can I find the voting results of the special meeting?

A:	The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, Time Warner intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of Time Warner common stock?

A:

Yes. Time Warner stockholders are entitled to appraisal rights under Section 262 of the DGCL provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the section entitled “Appraisal Rights of Time Warner Stockholders” beginning on page [●] of this proxy statement/prospectus. In addition, a copy of Section 262 of the DGCL is attached as Annex E to this proxy statement/prospectus. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to, exercise appraisal rights.

Q:	Are there any risks that I should consider in deciding whether to vote for the adoption of the merger agreement?

A:	Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page [●] of this proxy statement/prospectus. You also should read and carefully consider the risk factors of AT&T and Time Warner contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	Do AT&T shareholders have to vote on anything in connection with the transaction?

A:	No, AT&T shareholders do not have to vote in connection with the transaction (including the initial merger); accordingly, AT&T shareholders will not vote on approval of the merger agreement or the other proposals contained in this proxy statement/prospectus.

Q:	Who can help answer any other questions I have?

A:	If you have additional questions about the transaction, need assistance in submitting your proxy or voting your shares of Time Warner common stock, or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact [●], Time Warner’s proxy solicitor, by calling toll-free at [●].

SUMMARY

The following summary highlights selected information in this proxy statement/prospectus and may not contain all the information that may be important to you as a Time Warner stockholder. Accordingly, we encourage you to read carefully this entire proxy statement/prospectus, its annexes and the documents referred to in this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

Parties to the Transaction (Page [●])

Time Warner Inc.

One Time Warner Center

New York, New York 10019

(212) 484-8000

Time Warner, a Delaware corporation, is one of the world’s leading providers of media and entertainment services. Through its three reportable segments, Turner, Home Box Office and Warner Bros., Time Warner provides digital and premium pay television and streaming services and produces television programs, feature films and videogames. Time Warner’s home page on the Internet is www.timewarner.com. The information provided on Time Warner’s website is not part of this proxy statement and is not incorporated herein by reference.

Time Warner’s common stock is listed on the NYSE under the symbol “TWX.”

AT&T Inc.

One AT&T Plaza

208 South Akard Street

Dallas, Texas 75202

(210) 821-4105

AT&T is a holding company incorporated under the laws of the State of Delaware in 1983. AT&T’s home page on the Internet is www.att.com. AT&T is a leading provider of communications and digital entertainment services in both the United States and the world. The information provided on AT&T’s website is not part of this proxy statement and is not incorporated herein by reference.

AT&T’s common stock is listed on the NYSE under the symbol “T.”

West Merger Sub, Inc.

c/o AT&T Inc.

One AT&T Plaza

208 South Akard Street

Dallas, Texas 75202

(210) 821-4105

Corporate Merger Sub, a Delaware corporation and a wholly owned subsidiary of AT&T, was formed solely for the purpose of facilitating the initial merger. Corporate Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the initial merger, Corporate Merger Sub will be merged with and into Time Warner, with Time Warner surviving the initial merger as a wholly owned subsidiary of AT&T.

West Merger Sub II, LLC

c/o AT&T Inc.

One AT&T Plaza

208 South Akard Street

Dallas, Texas 75202

(210) 821-4105

LLC Merger Sub, a Delaware limited liability company and a wholly owned subsidiary of AT&T, was formed solely for the purpose of facilitating the subsequent merger. LLC Merger Sub acceded to the merger agreement on October 28, 2016. LLC Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the subsequent merger, LLC Merger Sub will be merged with and into Time Warner, with LLC Merger Sub surviving the subsequent merger as a wholly owned subsidiary of AT&T.

The Transaction and the Merger Agreement

The terms and conditions of the transaction are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the transaction.

The merger agreement provides for two mergers, which will occur in immediate succession and which we refer to collectively as the mergers. First, Corporate Merger Sub will merge with and into Time Warner, which we refer to as the initial merger. Time Warner will survive the initial merger as a wholly owned subsidiary of AT&T. The parties intend that, immediately thereafter, Time Warner will merge with and into LLC Merger Sub, which we refer to as the subsequent merger. LLC Merger Sub will survive the subsequent merger as a wholly owned subsidiary of AT&T. Under certain circumstances the subsequent merger may not occur. See the section entitled “The Merger Agreement—Alternative Structure” beginning on page [●] of this proxy statement/prospectus. We refer to the mergers collectively, and the alternative structure of the initial merger occurring without the consummation of the subsequent merger, as the transaction.

Following the effective time of the initial merger, which we refer to as the first effective time, Time Warner common stock will be delisted from the NYSE, deregistered under the Exchange Act and cease to be publicly traded.

Merger Consideration (Page [●])

Upon completion of the initial merger, each issued and outstanding share of Time Warner common stock other than shares owned by AT&T or Time Warner and not held on behalf of third parties, or by stockholders that have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, will be converted into the right to receive (i) an amount equal to $53.75 in cash plus (ii) a number of shares of AT&T common stock equal to the exchange ratio, which we refer to together as the merger consideration. The exchange ratio depends on the average of the volume weighted averages of the trading prices of AT&T common stock on the NYSE on each of the 15 consecutive NYSE trading days ending on and including the trading day that is three trading days prior to the first effective time, which we refer to as the average stock price. If the average stock price is between (or equal to) $37.411 and $41.349 per share, the exchange ratio will be the quotient obtained by dividing $53.75 by the average stock price. If the average stock price is greater than $41.349, the exchange ratio will be 1.300. If the average stock price is less than $37.411, the exchange ratio will be 1.437.

Financing of the Transaction (Page [●])

AT&T’s obligation to complete the transaction is not contingent on the receipt by AT&T of any financing. AT&T estimates that it will need approximately $42.9 billion in order to pay Time Warner stockholders the cash amounts due to them as merger consideration under the merger agreement and to pay related fees and expenses in connection with the transaction. AT&T anticipates that the funds needed to pay the foregoing amounts will be derived from (i) cash on hand, (ii) borrowings under its existing and new credit facilities, (iii) the proceeds from the sale of debt securities or (iv) any combination of the foregoing.

In connection with entry into the merger agreement, on October 22, 2016, AT&T entered into a $40 billion term loan credit agreement, which we refer to as the bridge credit agreement, with JPMorgan Chase Bank, N.A., as agent, and JPMorgan Chase Bank, N.A. and Bank of America, N.A., as lenders. On November 15, 2016, AT&T entered into a $10 billion term loan credit agreement, which we refer to as the new term loan credit agreement and, together with the bridge credit agreement, the credit agreements. The entry into the new term loan credit agreement resulted in the reduction of the aggregate commitments under the bridge credit agreement from $40 billion to $30 billion. In the event advances are made under the bridge credit agreement or the new term loan credit agreement, those advances would be used solely to finance a portion of the cash consideration to be paid in the initial merger, refinance the debt of Time Warner and its subsidiaries, and pay related fees and expenses.

The obligations of the lenders under each of the credit agreements to provide advances will terminate on the earliest of (i) October 23, 2017 or, if the termination date (as defined below) of the merger agreement is extended, the date that is one day following such extended termination date (but in no event later than April 23, 2018), (ii) the consummation of the transaction without the borrowing of advances under such credit agreement and (iii) the termination of the merger agreement.

Recommendation of the Time Warner Board; Time Warner’s Reasons for the Transaction (Page [●])

At a meeting held on October 22, 2016, the Time Warner board unanimously (i) determined that the initial merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Time Warner and its stockholders, (ii) approved and declared advisable the merger agreement, the initial merger and the other transactions contemplated by the merger agreement and (iii) directed that the merger agreement be submitted to Time Warner’s stockholders and recommended the adoption of the merger agreement by Time Warner’s stockholders. In doing so, the Time Warner board considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of each of Time Warner and AT&T and certain anticipated effects of the transaction on the combined company. In making its determination, the Time Warner board considered a number of factors, which are described in greater detail in the section entitled “The Transaction—Recommendation of the Time Warner Board; Time Warner’s Reasons for the Transaction” beginning on page [●] of this proxy statement/prospectus.

Opinions of Time Warner’s Financial Advisors (Page [●])

Opinion of Allen & Company LLC

Time Warner has engaged Allen & Company LLC, which we refer to as Allen & Company, as a financial advisor in connection with the transaction. On October 22, 2016, at a meeting of the Time Warner board held to evaluate the transaction, Allen & Company rendered an oral opinion, which was confirmed by delivery of a written opinion dated October 22, 2016, to the Time Warner board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be paid to holders of Time Warner common stock pursuant to the merger agreement. The full text of Allen & Company’s written opinion, dated October 22, 2016, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex B. The description of Allen & Company’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion was intended for the benefit and use of the Time Warner board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the transaction. Allen & Company’s opinion did not constitute a recommendation as to the course of action that the Time Warner board or Time Warner should pursue in connection with the transaction, or otherwise address the merits of the underlying decision by Time Warner to engage in the transaction, including in comparison to other strategies or transactions that might be available to Time Warner or in which Time Warner might engage or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the transaction or otherwise.

Opinion of Citigroup Global Markets Inc.

Time Warner also has engaged Citigroup Global Markets Inc., which we refer to as Citi, as a financial advisor in connection with the transaction. On October 22, 2016, at a meeting of the Time Warner board held to evaluate the transaction, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated October 22, 2016, to the Time Warner board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Time Warner common stock pursuant to the merger agreement. The full text of Citi’s written opinion, dated October 22, 2016, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The description of Citi’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Time Warner board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the transaction. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Time Warner to effect or enter into the transaction, the relative merits of the transaction as compared to any alternative business strategies that might exist for Time Warner or the effect of any other transaction in which Time Warner might engage or consider. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the transaction or otherwise.

Opinion of Morgan Stanley & Co. LLC

Time Warner also has engaged Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley and, together with Allen & Company and Citi, collectively, the Time Warner financial advisors, as a financial advisor in connection with the transaction. As part of that engagement, on October 22, 2016, at a meeting of the Time Warner board held to evaluate the transaction, Morgan Stanley rendered an oral opinion, confirmed by delivery of a written opinion dated October 22, 2016, to the Time Warner board to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley as set forth in its opinion, the merger consideration to be received by the holders of shares of Time Warner common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. The full text of Morgan Stanley’s written opinion, dated October 22, 2016, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley in connection with its opinion, is attached as Annex D to, and is incorporated by reference into, this proxy statement/prospectus. The description of Morgan Stanley’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion. Morgan Stanley’s opinion was for the information of the Time Warner board and was limited to and addressed only the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration and did not address any other terms, aspects or implications of the transaction. Morgan Stanley’s opinion did not address Time Warner’s underlying business decision to proceed with or effect the transaction, or the relative merits of the transaction as compared to any other alternative transactions or other alternatives, whether or not such alternatives could be achieved or were available. Morgan Stanley expressed no opinion or recommendation as to how the stockholders of Time Warner should vote at the stockholders’ meeting to be held in connection with the transaction or otherwise.

Information About the Special Meeting (Page [●])

Time, Place and Purpose of the Special Meeting (Page [●])

The special meeting to consider and vote on the adoption of the merger agreement, which we refer to as the special meeting, will be held on [●], 2017, at [●] Eastern time, at [●].

At the special meeting, Time Warner stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement, (ii) a proposal to approve, by non-binding, advisory vote, certain compensation that may be paid or become payable to Time Warner’s named executive officers in connection with the transaction and the agreements and understandings pursuant to which such compensation may be paid or become payable, which we refer to as the transaction-related executive compensation and (iii) one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date and Quorum (Page [●])

You are entitled to receive notice of, and to vote at, the special meeting if you are a stockholder of record of shares of Time Warner common stock as of the close of business on [●], 201[●], the record date. On the record date, there were [●] shares of Time Warner common stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the special meeting for each share of Time Warner common stock that you owned on the record date.

The presence, in person or represented by proxy, of a majority of the votes entitled to be cast by holders of Time Warner common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are considered for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting.

Additionally, the Time Warner bylaws and the DGCL provide that if a quorum shall fail to attend any meeting, the Chairman of the meeting may adjourn the meeting from time to time, without notice other than by announcement at the meeting, to another date, place, if any, and time until a quorum shall be present.

Vote Required (Page [●])

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Time Warner common stock entitled to vote thereon. Votes to abstain will not be counted as votes cast in favor of the adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting or if you vote to abstain, each will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The proposal to approve, by non-binding, advisory vote, the transaction-related executive compensation requires the affirmative vote of a majority of votes cast thereon. For purposes of the proposal, if your shares of Time Warner common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal or if you fail to submit a proxy or to vote in person at the special meeting, as applicable, the shares of Time Warner common stock held by you or your bank, brokerage firm or other nominee will not be counted in respect of, and will not have an effect on, the proposal to approve, by non-binding, advisory vote, the transaction-related executive compensation.

If the Chairman of the special meeting does not adjourn the special meeting, an adjournment of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, requires the affirmative vote of the holders of a majority of the shares of Time Warner common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. If your shares of Time Warner common stock are present at the special meeting but are not voted on this proposal, or if you vote to abstain on this proposal, this will have the effect of a vote “AGAINST” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you fail to submit a proxy or to attend the special meeting or if your shares of Time Warner common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Time Warner common stock, your shares of Time Warner common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you are a participant in the Time Warner Savings Plan and hold an interest in the Time Warner Inc. Stock Fund under the plan, and you either sign and return your voting instruction card without indicating your instructions for voting your interest or do not return your voting instruction card, Fidelity Management Trust Company, as trustee, will vote your interest in the Time Warner Inc. Stock Fund in the same proportion as other participants’ interests for which Fidelity receives voting instructions, except that any interests you hold attributable to accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan or the WCI Employee Stock Ownership Plan will not be voted.

As of the record date, the directors and executive officers of Time Warner beneficially owned and were entitled to vote, in the aggregate, [●] shares of Time Warner common stock, representing approximately [●]% of the outstanding shares of Time Warner common stock as of the close of business on the record date. The directors and executive officers of Time Warner have informed Time Warner that they currently intend to vote all such shares of Time Warner common stock “FOR” the adoption of the merger agreement, “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and “FOR” the approval, by non-binding, advisory vote, of the transaction-related executive compensation. As of November 8, 2016, AT&T directors and executive officers beneficially owned approximately 1,070 shares of Time Warner common stock, representing less than 0.01% of the shares of Time Warner common stock then outstanding and entitled to vote.

Proxies and Revocations (Page [●])

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope or may vote in person by appearing at the special meeting. If your shares of Time Warner common stock are held in “street name”

through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Time Warner common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of Time Warner common stock will not be voted on the adoption of the merger agreement, which will have the same effect as a vote “AGAINST” the adoption of the merger agreement, and your shares of Time Warner common stock will not be voted on and will not have an effect on the proposal to approve, by non-binding, advisory vote, the transaction-related executive compensation or on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by signing and returning a new proxy card with a later date, by attending the special meeting and voting in person, or by giving written notice of revocation to Time Warner prior to the time the special meeting begins. Written notice of revocation should be mailed to: Time Warner Inc., Attention: Corporate Secretary, One Time Warner Center, New York, New York 10019-8016.

Interests of Time Warner’s Directors and Executive Officers in the Transaction (Page [●])

The directors and executive officers of Time Warner have certain interests in the transaction that may be different from or in addition to those of Time Warner stockholders generally. These interests include the treatment in the transaction of Time Warner equity compensation awards, severance protections under the applicable executive officer’s employment agreement, retention awards, and certain other rights held by Time Warner’s directors and executive officers, and the indemnification of former Time Warner directors and officers by AT&T. The Time Warner board was aware of and considered these interests, among other matters, in reaching its decisions to (i) approve the transaction, (ii) approve and declare advisable the merger agreement, and (iii) resolve to recommend the adoption of the merger agreement by Time Warner stockholders. See the sections entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Time Warner’s Named Executive Officers” beginning on page [●] of this proxy statement/prospectus and “Interests of Time Warner’s Directors and Executive Officers in the Transaction” beginning on page [●] of this proxy statement/prospectus for a more detailed description of these interests.

Regulatory Approvals (Page [●])

Completion of the transaction is conditioned on (i) the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which we refer to as the HSR Act; (ii) receipt of any consents from the Federal Communications Commission, which we refer to as the FCC, if required in connection with the consummation of the transaction, which we refer to as the FCC consent and (iii) receipt of consents from certain state public utility commissions, which we refer to as the PUC consents, and consents from foreign regulators in Brazil, Canada, China, the European Union and Mexico, which we refer to as the foreign regulator consents. It is also a condition to AT&T’s obligation to consummate the transaction that all governmental consents described in the foregoing sentence and all other governmental consents required under applicable law in connection with the consummation of the transaction not have imposed any regulatory conditions that, individually or in the aggregate, would be reasonably likely to have a regulatory material adverse effect (as defined below).

Time Warner and AT&T have agreed to cooperate with each other and use, and cause their respective subsidiaries to use, their respective reasonable best efforts to obtain all regulatory approvals required to complete the transaction. In furtherance of the foregoing, AT&T and Time Warner have agreed, as promptly as reasonably practicable, to:

•	prepare and file all documentation to effect all necessary notices, reports and other filings; and

•	obtain all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the transaction.

However, AT&T’s and Time Warner’s respective obligations to use reasonable best efforts to obtain all regulatory approvals required to complete the transaction do not require AT&T and its subsidiaries, including Time Warner and its subsidiaries, to take or refrain from taking, or agree to take or refrain from taking, any action or actions that, individually or in the aggregate, would:

•	be reasonably likely to have a material adverse effect on the financial condition, properties, assets, business or results of operations of the businesses included in AT&T’s “Entertainment Group Segment Results” as of the date of the merger agreement, together with the businesses of Time Warner and its subsidiaries, which we refer to collectively as the combined entertainment group, treating for this purpose the effects of all regulatory actions wherever imposed (whether on AT&T, its subsidiaries, Time Warner and/or its subsidiaries) as if they affected a company the size of, and having the financial and operating metrics of, the combined entertainment group;

•	result in a material increase in the aggregate capital expenditures of AT&T and its subsidiaries from the closing date of the transaction through 2021 relative to the aggregate corresponding amounts in AT&T’s consolidated 2017-2021 capital budget as provided to Time Warner prior to the date of the merger agreement; or

•	require AT&T or its subsidiaries to divest, dispose of or hold separate any businesses or assets of AT&T or its subsidiaries (not including any businesses or assets of Time Warner or its subsidiaries) that are more than de minimis.

We refer to the occurrence of any of the matters specified in any of the above bullets as a regulatory material adverse effect.

Time Warner and AT&T filed their notification and report forms under the HSR Act on November 4, 2016.

Appraisal Rights of Time Warner Stockholders (Page [●])

Time Warner stockholders have appraisal rights under the DGCL in connection with the initial merger. Time Warner stockholders who do not vote in favor of the adoption of the merger agreement and who otherwise comply with the applicable provisions of Section 262 of the DGCL will be entitled to exercise appraisal rights thereunder, subject to certain limitations in the DGCL. Any shares of Time Warner common stock held by a Time Warner stockholder on the date of making an appraisal demand, who continues to own shares through the effective date of the initial merger, who has not voted in favor of the adoption of the merger agreement and who has demanded appraisal for such shares in accordance with the DGCL will not be converted into a right to receive the merger consideration, unless such Time Warner stockholder fails to perfect, withdraws or otherwise loses such stockholder’s appraisal rights under the DGCL. If, after the consummation of the initial merger, such holder of Time Warner common stock fails to perfect, withdraws or otherwise loses his, her or its appraisal rights, each such share will be treated as if it had been converted as of the consummation of the initial merger into a right to receive the merger consideration. The relevant provisions of the DGCL are included as Annex E to this proxy statement/prospectus.

You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising your appraisal rights, Time Warner stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in the loss of appraisal rights. See the section entitled “Appraisal Rights of Time Warner Stockholders” beginning on page [●] of this proxy statement/prospectus for additional information and the text of Section 262 of the DGCL reproduced in its entirety as Annex E to this proxy statement/prospectus.

Conditions to Completion of the Transaction (Page [●])

Each party’s obligation to consummate the transaction is subject to the satisfaction or waiver, to the extent applicable, at or prior to the closing of the transaction of the following conditions:

•	the adoption of the merger agreement by the holders of shares of Time Warner common stock constituting at least a majority of the outstanding shares entitled to vote thereon, which we refer to as the Time Warner stockholder approval;

•	the shares of AT&T common stock to be issued in the initial merger must have been approved for listing on the NYSE upon official notice of issuance;

•	any applicable waiting period under the HSR Act must have expired or been terminated;

•	receipt of the FCC consent (if required), the PUC consents and the foreign regulator consents;

•	no domestic, foreign or transnational governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transaction; and

•	the effectiveness of, and absence of an initiated or threatened stop order with respect to, the registration statement on Form S-4 filed by AT&T in respect of the shares of AT&T common stock to be issued in the initial merger, of which this proxy statement/prospectus forms a part.

The obligations of AT&T and Merger Subs to effect the transaction also are subject to the satisfaction or waiver by AT&T and Merger Subs, at or prior to the closing of the transaction, of the following conditions:

•	the accuracy of the representations and warranties of Time Warner in the manner described in the merger agreement;

•	the performance, in all material respects, by Time Warner of its obligations under the merger agreement at or prior to the closing of the transaction; and

•	none of the required governmental consents or any other governmental consents required under applicable law in connection with the consummation of the transaction will have imposed any regulatory actions that, individually or in the aggregate, would be reasonably likely to have a regulatory material adverse effect.

Time Warner’s obligation to effect the transaction is also subject to the satisfaction or waiver by Time Warner at or prior to the closing of the transaction of the following additional conditions:

•	the accuracy of the representations and warranties of AT&T to the extent required under the merger agreement; and

•	the performance, in all material respects, by each of AT&T and Merger Subs of its obligations under the merger agreement at or prior to the closing of the transaction.

For a more complete summary of the conditions that must be satisfied or waived prior to the closing of the transaction, see the section entitled “The Merger Agreement—Conditions to Completion of the Transaction” beginning on page [●] of this proxy statement/prospectus.

No Solicitation or Negotiation of Acquisition Proposals (Page [●])

The merger agreement provides that neither Time Warner nor any of its subsidiaries nor any of their respective officers, directors and employees will, and Time Warner will instruct and use its reasonable best efforts to cause its and its subsidiaries’ representatives, not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal (as defined below);

•	engage or otherwise participate in any discussions or negotiations relating to any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•	provide any information or data to any person in connection with any acquisition proposal or any proposal, inquiry or offer that would reasonably be expected to lead to an acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

The merger agreement provides that an acquisition proposal means (i) any proposal or offer from any person or group of persons with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving Time Warner or any of its subsidiaries which is structured to permit such person or group of persons (or their stockholders) to acquire, directly or indirectly, beneficial ownership of 15% or more of Time Warner’s consolidated total assets or any class of Time Warner’s equity interests and (ii) any acquisition by any person or group of persons (or their stockholders) resulting in, or proposal or offer, which, if consummated would result in, any person or group of persons (or their stockholders) obtaining control over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of Time Warner, or 15% or more of the consolidated total assets (including equity securities of its subsidiaries) of Time Warner, in each case other than the transactions contemplated by the merger agreement.

Fiduciary Exception (Page [●])

Prior to the time, but not after, the Time Warner stockholder approval is obtained, Time Warner may do any of the following in response to an unsolicited bona fide written acquisition proposal made after the date of the merger agreement:

•	contact the person who made such acquisition proposal and its representatives solely to clarify the terms and conditions thereof; and

•	if the Time Warner board has determined in good faith that (A) based on the information available and after consultation with outside legal counsel, the unsolicited proposal either constitutes a superior proposal (as defined below) or could be reasonably likely to result in a superior proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law:

•

provide access to information regarding Time Warner or any of its subsidiaries in response to a request to the person who made such acquisition proposal and such person’s representatives, provided that such information has previously been, or is substantially concurrently, made available to AT&T and that, prior to furnishing any such non-public information, Time Warner receives from the person making such acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement between Time Warner and AT&T (it being understood that such confidentiality agreement need not contain a “standstill” or similar obligations to the extent that AT&T is, concurrently with the entry by Time Warner or its subsidiaries into such confidentiality agreement, released from any standstill or similar obligations in its confidentiality agreement with Time Warner), provided, further, that if the person making such acquisition proposal is a competitor of Time Warner and its subsidiaries, Time Warner will not provide information that in the good faith determination of Time Warner constitutes commercially sensitive non-public information to such person in connection with such permitted actions other than in accordance with a clean room or other similar procedures designated to limit any potential adverse effect on Time Warner from sharing such information; and

•	engage or participate in any discussions or negotiations with any such person and its representatives regarding such acquisition proposal.

The merger agreement provides that a superior proposal means an unsolicited bona fide acquisition proposal made after the date of the merger agreement that would result in a person or group (or their stockholders) becoming, directly or indirectly, the beneficial owner of, all or substantially all of Time Warner’s consolidated total assets or more than 50% of the total voting power of the equity securities of Time Warner or the successor person of Time Warner, that the Time Warner board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person or group of persons making the proposal, and, if consummated, would result in a transaction more favorable to Time Warner’s stockholders from a financial point of view than the transaction contemplated by the merger agreement (after taking into account any revisions to the terms of the transaction and the time likely to be required to consummate the acquisition proposal).

No Change in Recommendation or Alternative Acquisition Agreement (Page [●])

Subject to certain exceptions described in the section entitled “The Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement—Fiduciary Exception” beginning on page [●] of this proxy statement/prospectus, the Time Warner board and each committee of the Time Warner board may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to AT&T, its recommendation to Time Warner stockholders that they vote in favor of the adoption of the merger agreement, which we refer to as the Time Warner recommendation (it being understood that if any acquisition proposal structured as a tender or exchange offer is commenced, the Time Warner board failing to recommend against acceptance of such tender or exchange offer by Time Warner’s stockholders within 10 business days after commencement thereof pursuant to Rule 14d-2 of the Exchange Act will be considered a modification adverse to AT&T);

•	approve or recommend, or publicly declare advisable or publicly propose to enter into an alternative acquisition agreement relating to any acquisition proposal; or

•	cause or permit Time Warner to enter into an alternative acquisition agreement.

Fiduciary Exception (Page [●])

However, at any time before the Time Warner stockholder approval is obtained, the Time Warner board may:

•	make a change in recommendation in connection with an acquisition proposal if:

•	the acquisition proposal did not result from or in connection with a material breach of the merger agreement and the acquisition proposal is not withdrawn; and

•	the Time Warner board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that (A) such acquisition proposal constitutes a superior proposal and (B) the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•	make a change in recommendation other than in connection with an acquisition proposal if (i) a development or change in circumstances occurs or arises after the date of the merger agreement that was not known by nor was reasonably foreseeable to the Time Warner board as of the date of the merger agreement and (ii) the Time Warner board determines in good faith and after consultation with outside counsel and a financial advisor of nationally recognized reputation that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; and/or

•	terminate the merger agreement and concurrently cause Time Warner to enter into an alternative acquisition agreement providing for a superior proposal, which superior proposal did not result from or in connection with a material breach of the merger agreement, which termination we refer to as a superior proposal termination event.

The Time Warner board is in no event permitted to take, or agree or resolve to take, any such action other than in compliance with this provision of the merger agreement. Additionally, the Time Warner board may not make a change in recommendation and/or effect a superior proposal termination until after at least five business days following AT&T’s receipt of written notice from Time Warner advising that the Time Warner board intends to take such action and the basis for doing so (which notice will include a copy of any such superior proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such superior proposal and the material terms of the superior proposal or, in the case of notice given other than in connection with a superior proposal, a reasonably detailed description of the development or change in connection with which the Time Warner board has given such notice). After providing such notice and prior to effecting such change in recommendation and/or a superior proposal termination event:

•	Time Warner must, during such five business day period negotiate in good faith with AT&T and its representatives, to the extent AT&T wishes to negotiate, with respect to any revisions to the terms of the transaction contemplated by the merger agreement proposed by AT&T; and

•	in determining whether it may still under the terms of the merger agreement make a change in recommendation and/or effect a superior proposal termination, the Time Warner board must take into account any changes to the terms of the merger agreement proposed by AT&T and any other information provided by AT&T in response to such notice during such five business day period.

Any amendment to the financial terms or conditions or other material terms of any acquisition proposal will be deemed to be a new acquisition proposal except that the five business day notice period for such new acquisition proposal will be three business days. Subject to its right to change its recommendation described above, the Time Warner board is required to include its recommendation in this proxy statement/prospectus and recommend at the special meeting that Time Warner’s stockholders adopt the merger agreement, and use its reasonable best efforts to obtain and solicit such adoption.

Termination of the Merger Agreement (Page [●])

The merger agreement may be terminated and the transaction may be abandoned at any time prior to the first effective time:

•	by mutual written consent of AT&T and Time Warner, by action of their respective boards of directors;

•	by either AT&T or Time Warner if, provided in each case that the party terminating the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that has proximately contributed to the failure of the transaction to be consummated:

•	whether before or after the Time Warner stockholder approval is obtained, the transaction has not been consummated by October 22, 2017, which we refer to as the termination date, which may be extended one or more times by AT&T or Time Warner to a date not later than April 22, 2018 if on such termination date any required governmental consents have not been obtained, which we refer to as an outside date termination event;

•	the Time Warner stockholder approval is not obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a stockholder vote is taken on the adoption of the merger agreement, which we refer to as a stockholder approval termination event; or

•	whether before or after the Time Warner stockholder approval is obtained, any law or order permanently restrains, enjoins or otherwise prohibits consummation of the transaction, and such law or order has become final and non-appealable, which we refer to as a final law or order termination event;

•	by Time Warner if:

•	whether before or after the Time Warner stockholder approval is obtained, AT&T breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become untrue after the date of the merger agreement, such that the related conditions to the obligation of Time Warner to close the transaction would not be satisfied and such breach is not curable or, if curable, is not cured by the 30th day following notice to AT&T from Time Warner of such breach or failure, provided that Time Warner is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•	before the Time Warner stockholder approval is obtained, Time Warner effects a superior proposal termination, after having complied with the procedures described under the section entitled “The Merger Agreement—No Change in Recommendation or Alternative Acquisition Agreement” beginning on page [●] of this proxy statement/prospectus, provided that prior to or concurrently with such termination Time Warner pays AT&T a termination fee equal to $1,725,000,000, which we refer to as the termination fee;

•	by AT&T if:

•	the Time Warner board effects a change in recommendation, which we refer to as an adverse recommendation change termination event; or

•	Time Warner breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become untrue after the date of the merger agreement, such that the related conditions to the obligation of AT&T and Merger Subs to close the transaction would not be satisfied and such breach is not curable or, if curable, is not cured by the 30th day following notice to Time Warner from AT&T of such breach or failure, provided that AT&T is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement, which we collectively refer to as a Time Warner breach termination event.

Termination Fee & AT&T Payment (Page [●])

Time Warner will pay AT&T the termination fee if:

•	AT&T terminates the merger agreement pursuant to an adverse recommendation change termination event;

•	Time Warner terminates the merger agreement pursuant to a stockholder approval termination event at a time when AT&T had the right to terminate pursuant to an adverse recommendation change termination event;

•	Time Warner terminates the merger agreement pursuant to a superior proposal termination event; or

•	a tail termination fee event occurs.

A tail termination fee event occurs if:

•	AT&T or Time Warner terminates the merger agreement pursuant to an outside date termination event at a time when the conditions to closing relating to governmental consents, laws and orders and governmental approval have been satisfied, and between the date of the merger agreement and such termination, any person publicly made an acquisition proposal to Time Warner or any of its subsidiaries;

•	AT&T or Time Warner terminates the merger agreement pursuant to a stockholder approval termination event, and between the date of the merger agreement and such termination, any person publicly made an acquisition proposal to Time Warner or any of its subsidiaries; or

•	AT&T terminates the merger agreement pursuant to a Time Warner breach termination event, and between the date of the merger agreement and such termination, any person made an acquisition proposal to Time Warner publicly or privately; and

•	in each of the above three circumstances, within 12 months after the date of such termination, Time Warner consummates or enters into an agreement contemplating an acquisition proposal.

In defining “acquisition proposal” for purposes of the tail termination fee event, all references to “15% or more” in the definition of acquisition proposal (found on page [●] of this proxy statement/prospectus) are replaced with references to “50% or more”.

AT&T will pay Time Warner an amount equal to $500,000,000, which we refer to as the AT&T payment, if:

•	AT&T or Time Warner terminates the merger agreement pursuant to a final law or order termination event as a result of any applicable antitrust law, communications law, utilities law or foreign regulatory law or an order imposed by a governmental entity with jurisdiction over enforcement of any applicable antitrust law, communications law, utilities law or foreign regulatory law with respect to such laws; or

•	AT&T or Time Warner terminates the merger agreement pursuant to an outside date termination event at a time when one or more of the conditions to closing relating to governmental consents or governmental approvals or laws and orders (to the extent such failure of conditions relating to laws and orders relates to certain applicable antitrust laws, communications laws, utilities laws or foreign regulatory laws) have not been satisfied; and

•	In each of the above two circumstances, both of the following requirements are satisfied:

•	all other conditions to the obligation of AT&T to effect the transaction have been satisfied or waived; and

•	Time Warner is not in breach in any material respect of its obligations under the merger agreement in any manner that would have proximately contributed to the events giving rise to the right of AT&T or Time Warner to terminate the merger agreement.

In the event that a payment of a termination fee or the AT&T payment is paid in the above circumstances, the recipient may refund such payment to the payer upon giving written notice within five business days after the receipt of such payment with the refund of the AT&T payment being paid within five business days of delivery of the written notice, and, in that event, the original recipient of the AT&T payment who makes such refund will be entitled to all remedies available under the merger agreement.

AT&T and Time Warner have agreed that payment of the termination fee or the AT&T payment, if such payment is actually paid and the recipient of such payment fails to exercise its right to refund such payment as described in the preceding paragraph, subject to certain exceptions under the merger agreement, the payer of the termination fee or the AT&T payment will have no further liabilities to the recipient of such payment, and such payer will have no further liabilities to the recipient under the merger agreement.

Under no circumstances will the termination fee or the AT&T payment be payable more than once.

Accounting Treatment (Page [●])

AT&T prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which we refer to as GAAP. The transaction will be accounted for using the acquisition method of accounting. AT&T will be treated as the acquiror for accounting purposes.

Material United States Federal Income Tax Consequences (Page [●])

It is intended that, for United States federal income tax purposes, the initial merger, together with the subsequent merger, will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, which we refer to as the Intended Tax Treatment. As described below, if the transaction qualifies for the Intended Tax Treatment, a holder of Time Warner common stock generally will recognize any taxable gain with respect to such stock up to the amount of cash received pursuant to the transaction, but will not recognize any taxable gain in excess of the amount of cash received.

However, the completion of the transaction is not conditioned on the transaction qualifying for the Intended Tax Treatment or upon the receipt of an opinion from counsel to that effect, and whether or not the transaction will qualify for the Intended Tax Treatment depends on facts that will not be known until the transaction is completed. Accordingly, no assurance can be given that the transaction will qualify for the Intended Tax Treatment. In addition, neither AT&T nor Time Warner intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the transaction. Accordingly, even if AT&T and Time Warner conclude that the transaction qualifies for the Intended Tax Treatment, no assurance can be given that the Internal Revenue Service will not challenge that conclusion or that a court would not sustain such a challenge.

Assuming the transaction qualifies for the Intended Tax Treatment, subject to the limitations and qualifications described in the section entitled “Material United States Federal Income Tax Consequences” beginning on page [●] of this proxy statement/prospectus, a holder of Time Warner common stock whose shares of Time Warner common stock are exchanged in the initial merger for shares of AT&T common stock and cash generally will recognize a capital gain (but not loss) realized on the exchange in an amount not exceeding the amount of cash received by the holder (except with respect to any cash received in lieu of a fractional share of AT&T common stock, as discussed in the section entitled “Material United States Federal Income Tax Consequences—Cash Received Instead of a Fractional Share of AT&T Common Stock” beginning on page [●] of this proxy statement/prospectus).

If the transaction fails to qualify for the Intended Tax Treatment, a holder of Time Warner common stock generally would recognize gain or loss in an amount equal to the difference between (1) the fair market value of the shares of AT&T common stock and the amount of cash received in the transaction by the holder (including cash received in lieu of a fractional share of AT&T common stock) and (2) the holder’s basis in the Time Warner common stock surrendered.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, please see the section entitled “Material United States Federal Income Tax Consequences” beginning on page [●] of this proxy statement/prospectus.

The tax consequences of the transaction to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the transaction.

Comparison of Stockholders’ Rights (Page [●])

The rights of Time Warner stockholders are governed by its restated certificate of incorporation, as amended through May 24, 2011, which we refer to as the Time Warner charter, and bylaws as amended through October 22, 2016, which we refer to as the Time Warner bylaws, and by the DGCL. Your rights as a stockholder of AT&T will be governed by AT&T’s restated certificate of incorporation, as amended through December 13, 2013, and bylaws, as amended through December 18, 2015, which we refer to as the AT&T charter and the AT&T bylaws, respectively, and by the DGCL. Your rights under the AT&T charter and the AT&T bylaws will differ in some respects from your rights under the Time Warner charter and the Time Warner bylaws. For more detailed information regarding a comparison of your rights as a stockholder of Time Warner and AT&T, see the section entitled “Comparison of Stockholders’ Rights” beginning on page [●] of this proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TIME WARNER

The following table presents selected historical consolidated financial data for Time Warner as of and for the fiscal years ended December 31, 2015, 2014, 2013, 2012 and 2011, as of September 30, 2016 and for the nine months ended September 30, 2016 and September 30, 2015. The statement of operations information for each of the three years in the period ended December 31, 2015 and the balance sheet information as of December 31, 2015 and 2014 have been obtained from Time Warner’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which is incorporated by reference into this proxy statement/prospectus. The statements of operations data for the years ended December 31, 2012 and 2011 and the balance sheet data as of December 31, 2013, 2012 and 2011 have been derived from Time Warner’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference, and have been recast as described in and set forth in Time Warner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The financial data as of September 30, 2016 and for the nine months ended September 30, 2016 and September 30, 2015 have been obtained from Time Warner’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which is incorporated by reference into this proxy statement/prospectus.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Time Warner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Time Warner’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, including “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

(Dollar amounts in millions, except per share data)	Nine Months Ended September 30,		Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Selected Statement of Operations Information:
Total revenues	$21,427	$21,039	$28,118	$27,359	$26,461	$25,325	$25,364
Operating income	5,856	5,479	6,865	5,975	6,268	5,498	5,242
Net income	3,632	2,975	3,832	3,827	3,691	2,922	2,882
Amounts attributable to Time Warner Inc. shareholders:
Income from continuing operations	$3,598	$2,939	$3,796	$3,894	$3,354	$2,666	$2,521
Discontinued operations, net of tax	35	37	37	(67)	337	259	365

Net income	$3,633	$2,976	$3,833	$3,827	$3,691	$2,925	$2,886

Per share information attributable to Time Warner Inc. common shareholders:
Basic income per common share from continuing operations	$4.58	$3.57	$4.64	$4.49	$3.63	$2.77	$2.40
Discontinued operations	0.04	0.05	0.05	(0.07)	0.36	0.28	0.34

Basic net income per common share	$4.62	$3.62	$4.69	$4.42	$3.99	$3.05	$2.74
Diluted income per common share from continuing operations	$4.53	$3.52	$4.58	$4.41	$3.56	$2.73	$2.37
Discontinued operations	0.04	0.04	0.04	(0.07)	0.36	0.27	0.34

Diluted net income per common share	$4.57	$3.56	$4.62	$4.34	$3.92	$3.00	$2.71
Average common shares (in millions):
Basic	783.8	820.4	814.9	863.3	920.0	954.4	1,046.2
Diluted	795.1	835.5	829.5	882.6	942.6	976.3	1,064.5

(Dollar amounts in millions)	As of September 30,	As of December 31,
	2016	2015	2014	2013	2012	2011
Selected Balance Sheet Information:
Cash and equivalents	$2,308	$2,155	$2,618	$1,816	$2,760	$3,381
Total assets	65,764	63,848	63,146	67,890	67,984	67,698
Debt due within one year	52	198	1,118	66	749	23
Long-term debt	24,419	23,594	21,263	19,952	18,975	19,354
Time Warner Inc. shareholders’ equity	24,278	23,619	24,476	29,904	29,796	29,957

	Nine Months Ended September 30,	Years Ended December 31,
	2016	2015	2014	2013	2012	2011
Cash dividends:
Cash dividends declared per share of common stock	$1.2075	$1.40	$1.27	$1.15	$1.04	$0.94

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF AT&T

The following table presents selected historical consolidated financial data for AT&T as of and for the fiscal years ended December 31, 2015, 2014, 2013, 2012 and 2011, as of September 30, 2016 and for the nine months ended September 30, 2016 and September 30, 2015. The statement of operations data for each of the three years in the period ended December 31, 2015 and the balance sheet data as of December 31, 2015 and 2014 have been obtained from AT&T’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which are incorporated by reference into this proxy statement/prospectus. The statements of operations data for the years ended December 31, 2012 and 2011 and the balance sheet data as of December 31, 2013, 2012 and 2011 have been derived from AT&T’s audited consolidated financial statements for such years, which have not been incorporated into this document by reference, and have been adjusted as described in AT&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The financial data as of September 30, 2016 and for the nine months ended September 30, 2016 and September 30, 2015, have been obtained from AT&T’s unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, which is incorporated by reference into this proxy statement/prospectus.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in AT&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and AT&T’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein. See the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

(Dollar amounts in millions, except per share data)	Nine Months Ended September 30,		Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Operating revenues	$121,945	$104,682	$146,801	$132,447	$128,752	$127,434	$126,723
Operating expenses	101,846	87,429	122,016	120,235	98,000	114,380	117,223
Operating income	20,099	17,253	24,785	12,212	30,752	13,054	9,500
Interest expense	(3,689)	(2,977)	4,120	3,613	3,940	3,444	3,535
Equity in net income of affiliates	57	48	79	175	642	752	784
Other income (expense)—net	154	61	(52)	1,581	596	134	249
Income tax expense	5,803	4,784	7,005	3,619	9,328	2,922	2,639
Income from continuing operations	10,818	9,601	13,687	6,736	18,722	7,574	4,359
Less: Net Income attributable to Noncontrolling Interest	(279)	(262)	(342)	(294)	(304)	(275)	(240)

Income from continuing operations attributable to Registrant	$10,539	$9,339	$13,345	$6,442	$18,418	$7,299	$4,119

Basic earnings per share attributable to Registrant	$1.70	$1.71	$2.37	$1.24	$3.42	$1.26	$0.69
Diluted earnings per share attributable to Registrant	$1.70	$1.71	$2.37	$1.24	$3.42	$1.26	$0.69

	As of September 30,	As of December 31,
(Dollar amounts in millions)	2016	2015	2014	2013	2012	2011
Total assets	$402,975	$402,672	$296,834	$281,423	$275,834	$273,467
Long-term debt	$117,239	$118,515	$75,778	$69,091	$66,152	$61,091
Dividends declared per common share	$1.44	$1.89	$1.85	$1.81	$1.77	$1.73

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The selected unaudited pro forma condensed combined financial statements presented below are derived from the historical consolidated financial statements of AT&T, DIRECTV and Time Warner. The selected unaudited pro forma condensed combined financial statements do not give effect to (a) the acquisition of Quickplay Media, Inc., which was acquired by AT&T during 2016, nor do they reflect (b) the consolidation of the ROOT SPORTSTM Southwest joint venture between AT&T and DIRECTV, or (c) the acquisitions of GSF Telecom Holdings, S.A.P.I. de C.V. (marketed as Iusacell) and Nextel Mexico, which were acquired by AT&T during 2015. The selected unaudited pro forma condensed combined financial statements are prepared as a business combination reflecting AT&T’s acquisitions of DIRECTV and Time Warner as if those acquisitions had been completed on January 1, 2015 for statement of income purposes and as if AT&T’s acquisition of Time Warner acquisition had been completed on September 30, 2016 for balance sheet purposes.

The selected unaudited pro forma condensed combined financial statements, which are preliminary in nature, have been derived from, and should be read in conjunction with, the more detailed unaudited pro forma combined financial information and the accompanying notes appearing in the section entitled “Unaudited Pro Forma Condensed Combined Financial Data” beginning on page [●] of this proxy statement/prospectus. The selected unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of AT&T would have been had the DIRECTV and Time Warner acquisitions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

Unaudited Pro Forma Condensed Combined Statements of Income	Nine Months Ended September 30, 2016	Year Ended December 31, 2015
(Dollar amounts in millions, except per share data)
Total operating revenues	$141,281	$191,134
Operating Income	23,386	28,489
Income from continuing operations	12,181	13,835
Income from continuing operations attributable to Registrant	$11,903	$13,491
Basic earnings per share attributable to Registrant	$1.64	$1.86
Diluted earnings per share attributable to Registrant	$1.63	$1.85

Unaudited Pro Forma Condensed Combined Balance Sheet	As of September 30, 2016
(Dollar amounts in millions)
Total assets	$548,216
Long-term debt	$188,173
Shares of AT&T common stock outstanding (in millions)	7,249

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following selected unaudited pro forma per share information for the year ended December 31, 2015 and the nine months ended September 30, 2016 reflects the transaction as if it had occurred on January 1, 2015. The book value per share amounts in the table below reflect the transaction as if it had occurred on September 30, 2016 or December 31, 2015, as applicable. The information in the table is based on, and should be read together with, and the information is qualified in its entirety by (i) the historical financial information that AT&T and Time Warner have presented in their respective filings with the SEC and (ii) the financial information contained in the “Unaudited Pro Forma Condensed Combined Financial Data” and the notes thereto included elsewhere in this proxy statement/prospectus. See the sections entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus and “Unaudited Pro Forma Condensed Combined Financial Data” beginning on page [●] of this proxy statement/prospectus.

The unaudited pro forma combined per share data is presented for illustrative purposes only and is not necessarily indicative of actual or future financial position or results of operations that would have been realized if the transaction had been completed as of the dates indicated or will be realized upon the completion of the transaction.

	Historical				Unaudited Pro Forma Combined		Equivalent Basis Unaudited Pro Forma Combined(1)
	AT&T		Time Warner
Basic Income per Share from Continuing Operations
Nine Months Ended September 30, 2016	$1.70		$4.58		$1.64		$2.35
Year Ended December 31, 2015	$2.37	(2)	$4.64		$1.86		$2.67
Diluted Income per Share from Continuing Operations
Nine Months Ended September 30, 2016	$1.70		$4.53		$1.63		$2.34
Year Ended December 31, 2015	$2.37	(2)	$4.58		$1.85		$2.66
Cash Dividends Per Share
Nine Months Ended September 30, 2016	$1.44		$1.2075		$1.44	(3)	$2.07
Year Ended December 31, 2015	$1.89		$1.4000		$1.89	(3)	$2.72
Book Value Per Share
At September 30, 2016	$20.29	(4)	$31.45	(5)	$22.78	(6)	$32.73	(6)
At December 31, 2015	$20.12	(4)	$29.71	(5)	$22.80	(6)	$32.76	(6)

(1)	The per share amounts are calculated by multiplying the unaudited pro forma combined per share amounts by an exchange ratio of 1.437 shares of AT&T common stock for each share of Time Warner common stock. The actual exchange ratio at the closing of the transaction will be determined based on the average stock price. If the average stock price is between (or equal to) $37.411 and $41.349 per share, the exchange ratio will be the quotient of $53.75 divided by the average stock price. If the average stock price is greater than $41.349, the exchange ratio will be 1.300. If the average stock price is less than $37.411, the exchange ratio will be 1.437. Based on the closing stock price of AT&T common stock on the NYSE on November 11, 2016 of $36.51, and assuming that price was the average stock price, the applicable exchange ratio would be 1.437.
(2)	Basic Earnings per Share and Diluted Earnings per Share for AT&T for the year ended December 31, 2015 only reflect the results of DIRECTV from the acquisition date, July 24, 2015.
(3)	Amounts are the same as historical cash dividends per share since AT&T is not expected to change its dividend policy as a result of the transaction.
(4)

Book value per share represents the total stockholders’ equity as of December 31, 2015 or September 30, 2016 divided by the number of shares outstanding as of December 31, 2015 (treasury netted) and September 30, 2016, respectively.

(5)	Book value per share represents the total stockholders’ equity as of December 31, 2015 or September 30, 2016, divided by the number of shares outstanding as of December 31, 2015 or September 30, 2016, respectively.
(6)	Book value per share represents AT&T’s total stockholders’ equity as of December 31, 2015 or September 30, 2016, plus the estimated value of the stock issued ($41,710 or $40,503), based on the closing price of $36.51 of AT&T common stock on November 11, 2016 and Time Warner’s outstanding shares as of December 31, 2015 or September 30, 2016, respectively, divided by the pro forma shares outstanding at the applicable date.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Comparative Per Share Market Price Information

Time Warner common stock trades on the NYSE under the symbol “TWX” and AT&T common stock trades on the NYSE under the symbol “T.” The following table presents the closing prices of Time Warner common stock and AT&T common stock on October 19, 2016, the last trading day prior to the publication of press reports regarding a potential transaction, October 21, 2016, the last trading day before the public announcement of the merger agreement, and [●], 201[●], the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also shows the estimated equivalent per share value of the merger consideration for each share of Time Warner common stock on the relevant date.

Date	Time Warner Closing Price		AT&T Closing Price		Exchange Ratio	Estimated Equivalent Per Share Value(1)
October 19, 2016		$79.24		$39.38	1.365		$107.50
October 21, 2016		$89.48		$37.49	1.434		$107.50
[●], 201[●]	$	[●]	$	[●]	[●]	$	[●]

(1)	The implied value of the merger consideration represents the sum of $53.75, the cash portion of the merger consideration, plus the stock portion of the merger consideration, based on the closing prices of AT&T common stock of $39.38 on October 19, 2016, $37.49 on October 21, 2016 and $[●] on [●], 201[●], respectively, and, in each case, the applicable exchange ratio, assuming that such closing price was equal to the average stock price. The actual exchange ratio at the closing of the transaction will be determined based on the average stock price and there can be no assurance that the average stock price will be greater or less than, or equal to, $39.38, $37.49 or [●]. If the average stock price is between (or equal to) $37.411 and $41.349 per share, the exchange ratio will be the quotient of $53.75 divided by the average stock price. If the average stock price is greater than $41.349, the exchange ratio will be 1.300. If the average stock price is less than $37.411, the exchange ratio will be 1.437. The average stock price from October 3, 2016 through October 21, 2016 was $39.21. The average stock price from [●], 2016 through [●], 201[●] assuming [●], 201[●] was the closing date, was $[●].

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Time Warner stockholders in determining whether to adopt the merger agreement. Time Warner stockholders are urged to obtain current market quotations for AT&T common stock and Time Warner common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to adopt the merger agreement. See the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

Comparative Stock Prices and Dividends

The following tables present, for the periods indicated, the intra-day high and low sales prices per share for Time Warner and AT&T common stock and the cash dividends declared per share of Time Warner and AT&T common stock. This information should be read together with the consolidated financial statements and related notes of Time Warner and AT&T that are incorporated by reference in this document and with the unaudited pro forma combined financial data included under “Unaudited Pro Forma Condensed Combined Financial Data” beginning on page [●] of this proxy statement/prospectus.

	Time Warner common stock
	High	Low	Cash Dividends Declared
Calendar Year 2014
First quarter	$69.56	$60.72	$0.3175
Second quarter	71.62	62.44	0.3175
Third quarter	88.13	68.80	0.3175
Fourth quarter	87.44	67.78	0.3175
Calendar Year 2015
First quarter	$88.25	$76.94	$0.3500
Second quarter	88.82	82.17	0.3500
Third quarter	91.34	65.25	0.3500
Fourth quarter	78.31	62.94	0.3500
Calendar Year 2016
First quarter	$73.64	$55.53	$0.4025
Second quarter	77.40	68.97	0.4025
Third quarter	81.33	72.88	0.4025
Fourth quarter (through November 17, 2016)	94.44	78.32	0.4025

	AT&T common stock
	High	Low	Cash Dividends Declared
Calendar Year 2014
First quarter	$35.50	$31.74	$0.46
Second quarter	36.86	34.32	0.46
Third quarter	37.48	34.17	0.46
Fourth quarter	36.16	32.07	0.47
Calendar Year 2015
First quarter	$35.07	$32.41	$0.47
Second quarter	36.45	32.37	0.47
Third quarter	35.93	30.97	0.47
Fourth quarter	34.99	32.17	0.48
Calendar Year 2016
First quarter	$39.72	$33.41	$0.48
Second quarter	43.42	37.73	0.48
Third quarter	43.89	39.55	0.48
Fourth quarter (through November 17, 2016)	41.04	36.10	0.49

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the documents to which Time Warner and AT&T refer you to in this registration statement, of which this proxy statement/prospectus forms a part, including financial estimates and statements as to the expected timing, completion and effects of the transaction between AT&T and Time Warner constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the rules, regulations and releases of the Securities and Exchange Commission. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the transaction, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are based on the current beliefs and expectations of the management of Time Warner and AT&T and are subject to significant risks and uncertainties outside of our control.

Statements included in or incorporated by reference into this registration statement, of which this proxy statement/prospectus forms a part, that are not historical facts, including statements about the beliefs and expectations of the managements of Time Warner and AT&T, are forward-looking statements. Words such as “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. While Time Warner and AT&T believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the control of AT&T and Time Warner. By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on future circumstances that may or may not occur. Actual results may differ materially from the current expectations of Time Warner and AT&T depending on a number of factors affecting their businesses and risks associated with the successful execution of the transaction and the integration and performance of their businesses following the transaction. These factors include, but are not limited to, risks and uncertainties detailed in AT&T’s periodic public filings with the SEC, including those discussed under the sections entitled “Risk Factors” in AT&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and AT&T’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 and in Time Warner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Time Warner’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, factors contained or incorporated by reference into such documents and in subsequent filings by AT&T and Time Warner with the SEC, and the following factors:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the risk that Time Warner stockholders may not adopt the merger agreement;

•	the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated;

•	risks that any of the closing conditions to the transaction may not be satisfied in a timely manner;

•	risks related to disruption of management time from ongoing business operations due to the transaction;

•	failure to realize the benefits expected from the transaction;

•	risks related to any legal proceedings that have been or may be instituted against AT&T, Time Warner and/or others relating to the transaction;

•	the risk that the subsequent merger is not consummated or that the transaction does not qualify for the Intended Tax Treatment;

•	the effect of the announcement of the transaction on the ability of Time Warner and AT&T to retain customers and retain and hire key personnel;

•	the effect of the announcement of the transaction on the ability of Time Warner and AT&T to maintain relationships with their suppliers; and

•	the effect of the announcement of the transaction on Time Warner’s and AT&T’s operating results and businesses generally.

Consequently, all of the forward-looking statements Time Warner or AT&T make in this document are qualified by the information contained or incorporated by reference into this proxy statement/prospectus, including, but not limited to (i) the information contained under this heading and (ii) the information discussed under the sections entitled “Risk Factors” in AT&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and AT&T’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016 and in Time Warner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Time Warner’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016. See the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

Except as otherwise required by law, neither AT&T nor Time Warner is under any obligation, and each expressly disclaim any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Persons reading this announcement are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this proxy statement/prospectus, Time Warner stockholders should carefully consider the following risk factors in determining whether to vote for the adoption of the merger agreement. You should also read and consider the risk factors associated with each of the businesses of Time Warner and AT&T because these risk factors may affect the business operations and financial results of the combined company. These risk factors may be found under Part II, Item 1A, “Risk Factors” in AT&T’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, filed on November 3, 2016, Part I, Item 1A, “Risk Factors” in AT&T’s Annual Report on Form 10-K for the fiscal year ended 2015, filed on February 18, 2016, Part II, Item 1A, “Risk Factors” in Time Warner’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, filed on November 2, 2016 and Part I, Item 1A, “Risk Factors”, Time Warner’s Annual Report on Form 10-K for the fiscal year ended 2015, filed on February 25, 2016, each of which is on file with the SEC and both of which are incorporated by reference into this proxy statement/prospectus.

RISK FACTORS RELATING TO THE TRANSACTION

The value of the stock portion of the merger consideration is subject to changes based on fluctuations in the value of AT&T common stock, and Time Warner stockholders may receive stock consideration with a value that, at the time received, is less than $53.75 per share of Time Warner common stock.

The market value of AT&T common stock will fluctuate during the period before the date of the special meeting of Time Warner stockholders to vote on the adoption of the merger agreement, during the 15 trading day period that the exchange ratio will be based on, and the time between the last day of the 15 trading day period and the time Time Warner stockholders receive merger consideration in the form of AT&T common stock, as well as thereafter. The closing price of one share of AT&T common stock on [●], 201[●] was $[●] and, assuming that price was the average stock price, this implied a total consideration per share of $[●] on such date.

Upon completion of the initial merger, each issued and outstanding share of Time Warner common stock will be converted into the right to receive the merger consideration. The number of shares of AT&T common stock included in the merger consideration depends on the average stock price. If the average stock price is between (or equal to) $37.411 and $41.349 per share, the exchange ratio will be the quotient obtained by dividing $53.75 by the average stock price. If the average stock price is greater than $41.349, the exchange ratio will be 1.300. If the average stock price is less than $37.411, the exchange ratio will be 1.437. Accordingly, the actual number of shares and the value of AT&T common stock delivered to Time Warner stockholders will depend on the average stock price, and the value of the shares of AT&T common stock delivered for each such share of Time Warner common stock may be greater than or less than, or equal to, $53.75.

It is impossible to accurately predict the market price of AT&T common stock at the first effective time or during the period over which the average stock price is calculated and therefore impossible to accurately predict the number or value of the shares of AT&T common stock that Time Warner stockholders will be delivered in the transaction.

The market price of AT&T common stock after completion of the transaction will continue to fluctuate, and may be affected by factors different from those affecting shares of Time Warner common stock currently.

Upon completion of the initial merger, holders of Time Warner common stock will become holders of shares of AT&T common stock. The market price of AT&T common stock may fluctuate significantly following consummation of the transaction and holders of Time Warner common stock could lose the value of their investment in AT&T common stock. The issuance of shares of AT&T common stock in the initial merger could on its own have the effect of depressing the market price for AT&T common stock. In addition, many Time Warner stockholders may decide not to hold the shares of AT&T common stock they receive as a result of the initial merger. Other Time Warner stockholders, such as funds with limitations on their permitted holdings of stock in individual issuers, may be required to sell the shares of AT&T common stock they receive as a result of the initial merger. Such sales of AT&T common stock may take place shortly following the completion of the transaction and could have the effect of depressing the market price for AT&T common stock.

Moreover, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the AT&T common stock, regardless of AT&T’s actual operating performance.

The businesses of AT&T differ from those of Time Warner in important respects, and, accordingly, the results of operations of AT&T after the transaction, as well as the market price of AT&T common stock, may be affected by factors different from those currently affecting the results of operations of Time Warner. Following the closing of the transaction, Time Warner will be part of a larger company with other lines of business, so decisions affecting Time Warner may be made in respect of the larger combined business as a whole rather than the Time Warner business individually. For further information on the businesses of AT&T and Time Warner and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

AT&T and Time Warner may have difficulty attracting, motivating and retaining executives and other key employees in light of the transaction.

AT&T’s success after the transaction will depend in part on the ability of AT&T to retain key employees of Time Warner. Competition for qualified personnel can be intense. Current and prospective employees of Time Warner may experience uncertainty about the effect of the transaction, which may impair AT&T’s and Time Warner’s ability to attract, retain and motivate key management, sales, marketing, technical and other personnel prior to and following the transaction. Employee retention may be particularly challenging during the pendency of the transaction, as employees of Time Warner may experience uncertainty about their future roles with the combined company.

In addition, certain key employees of Time Warner are entitled to receive severance payments and benefits on a constructive termination of employment, including as a result of certain changes in such key employees’ duties, authority, reporting relationship, compensation or primary office location. Such circumstances could occur in connection with the transaction, including as a result of changes in roles and responsibilities. See the section entitled “Interests of Time Warner’s Directors and Executive Officers in the Transaction” beginning on page [●] of this proxy statement/prospectus for a further discussion.

If key employees of Time Warner depart, the integration of the companies may be more difficult and/or the combined company’s business following the transaction may be harmed. Furthermore, AT&T may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of Time Warner, and AT&T’s ability to realize the anticipated benefits of the transaction may be adversely affected. Accordingly, no assurance can be given that AT&T will be able to attract or retain key employees of Time Warner to the same extent that Time Warner has been able to attract or retain employees in the past.

Completion of the transaction is subject to conditions and if these conditions are not satisfied or waived, the transaction will not be completed.

The obligations of AT&T and Time Warner to complete the transaction are subject to satisfaction or waiver of a number of conditions. The obligations of AT&T and Time Warner are each subject to, among other conditions: (i) adoption of the merger agreement by Time Warner stockholders, (ii) approval for the listing on the

NYSE of the shares of AT&T common stock to be issued in the initial merger, upon official notice of issuance, (iii) expiration or termination of any applicable waiting period (or extension thereof) under the HSR Act, (iv) if required in connection with the consummation of the transaction, receipt of any necessary consents from the FCC, (v) receipt of consents from specified foreign regulators and state public utility commissions (or expiration or earlier termination of the applicable waiting period), (vi) absence of any applicable law or order that prohibits completion of the transaction, (vii) accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain materiality qualifications, and (viii) performance in all material respects by the other party of the material obligations required to be performed by it at or prior to completion of the transaction. In addition, AT&T’s obligation to complete the transaction is further subject to the governmental consents described in clauses (iii)-(v) above and any other governmental consent required under applicable law in connection with consummation of the transaction having been received without the imposition of any regulatory conditions that, individually or in the aggregate, would be reasonably likely to have a regulatory material adverse effect (see the section entitled “The Transaction—Regulatory Approvals” beginning on page [●] of this proxy statement/prospectus for a definition of regulatory material adverse effect).

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the transaction, see the section entitled “The Merger Agreement—Conditions to Completion of the Transaction” beginning on page [●] of this proxy statement/prospectus. The satisfaction of the required conditions could delay the completion of the transaction for a significant period of time or prevent it from occurring. Any delay in completing the transaction could cause AT&T not to realize some or all of the benefits that AT&T expects to achieve if the transaction is successfully completed within its expected timeframe. Further, there can be no assurance that the conditions to the closing of the transaction will be satisfied or waived or that the transaction will be completed. See the risk factor entitled “—Failure to complete the transaction could negatively impact the stock price and the future business and financial results of AT&T and Time Warner,” below.

In order to complete the transaction, AT&T and Time Warner must obtain certain governmental approvals, and if such approvals are not granted or are granted with conditions, completion of the transaction may be jeopardized or the anticipated benefits of the transaction could be reduced.

Although AT&T and Time Warner have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings and obtain the required governmental approvals or expiration or earlier termination of relevant waiting periods, as the case may be, there can be no assurance that the relevant waiting periods will expire or be terminated early or that the relevant approvals will be obtained. In addition, the governmental authorities that provide these approvals have broad discretion in administering the governing regulations. As a condition to approving the transaction or related transactions, these governmental authorities may impose conditions, terms, obligations or restrictions or require divestitures or place restrictions on the conduct of AT&T’s business after completion of the transaction. Under the terms of the merger agreement, AT&T and its subsidiaries are required to take any and all actions necessary to obtain the consents, registrations, approvals, permits, waiting period expirations or authorizations imposed by governmental authorities required to consummate the transaction (including accepting any conditions imposed by governmental authorities that would have a serious and significant adverse impact on the current or future business or operations of AT&T and its subsidiaries, including Time Warner and its subsidiaries), except those actions which would result in a regulatory material adverse effect, as described in the section entitled “The Transaction— Regulatory Approvals” beginning on page [●] of this proxy statement/prospectus. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the transaction or imposing additional material costs on or materially limiting the revenues of the combined company following the transaction, or otherwise adversely affecting, including to a material extent, AT&T’s businesses and results of operations after completion of the transaction. In addition, we can provide no assurance that these conditions, terms, obligations or restrictions will not result in the abandonment of the transaction. See the sections entitled “The Merger Agreement—Conditions to Completion of the Transaction” and “The Transaction—Regulatory Approvals” beginning on pages [●] and [●], respectively, of this proxy statement/prospectus.

AT&T’s and Time Warner’s business relationships may be subject to disruption due to uncertainty associated with the transaction.

Parties with which AT&T or Time Warner do business may experience uncertainty associated with the transaction, including with respect to current or future business relationships with AT&T, Time Warner or the combined company. AT&T’s and Time Warner’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than AT&T, Time Warner or the combined company. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of the combined company, including an adverse effect on AT&T’s ability to realize the anticipated benefits of the transaction. In addition, the risk, and adverse effect, of such disruptions could be exacerbated by a delay in completion of the transaction or termination of the merger agreement.

Time Warner’s directors and executive officers have interests in the transaction that may be different from your interests as a stockholder of Time Warner.

When considering the recommendation of the Time Warner board that Time Warner stockholders adopt the merger agreement, Time Warner stockholders should be aware that directors and executive officers of Time Warner have certain interests in the transaction that may be different from or in addition to the interests of Time Warner stockholders generally. These interests include the treatment in the transaction of Time Warner equity compensation awards, the employment agreements, retention awards, and certain other rights held by Time Warner’s directors and executive officers, and the indemnification of former Time Warner directors and executive officers by AT&T. See the sections entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Time Warner’s Named Executive Officers” beginning on page [●] of this proxy statement/prospectus and “Interests of Time Warner’s Directors and Executive Officers in the Transaction” beginning on page [●] of this proxy statement/prospectus for a more detailed description of these interests. The Time Warner board was aware of these interests and considered them, among other things, in evaluating and approving the merger agreement and the transaction and in recommending that the Time Warner stockholders adopt the merger agreement.

The merger agreement contains provisions that could discourage a potential competing acquiror of Time Warner.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict Time Warner’s ability to solicit, initiate, or knowingly encourage and facilitate competing third-party proposals for the acquisition of its stock or assets. In addition, before the Time Warner board withdraws, qualifies or modifies its recommendation of the transaction with AT&T or terminates the merger agreement to enter into a third-party acquisition proposal, AT&T generally has an opportunity to offer to modify the terms of the transaction. In some circumstances, upon termination of the merger agreement, Time Warner will be required to pay a termination fee of $1.725 billion.

These provisions could discourage a potential third-party acquiror that might have an interest in acquiring all or a significant portion of Time Warner from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the transaction, or might otherwise result in a potential third-party acquiror proposing to pay a lower price to Time Warner stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

If the merger agreement is terminated and Time Warner decides to seek another business combination, it may not be able to negotiate or consummate a transaction with another party on terms comparable to, or better than, the terms of the merger agreement.

The completion of the transaction is not conditioned on the receipt of an opinion of counsel to the effect that the transaction will qualify for the Intended Tax Treatment, and neither AT&T nor Time Warner intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the transaction.

It is intended that, for United States federal income tax purposes, the initial merger, together with the subsequent merger, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, which we refer to as the Intended Tax Treatment. However, the completion of the transaction is not conditioned on the transaction qualifying for the Intended Tax Treatment or on the receipt of an opinion of counsel to that effect, and whether or not the transaction will qualify for the Intended Tax Treatment depends on facts that will not be known until the transaction is completed. Accordingly, no assurance can be given that the transaction will qualify for the Intended Tax Treatment. In addition, neither AT&T nor Time Warner intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the transaction. Accordingly, even if AT&T and Time Warner conclude that the transaction qualifies for the Intended Tax Treatment, no assurance can be given that the Internal Revenue Service will not challenge that conclusion or that a court would not sustain such a challenge. You should read the section entitled “Material United States Federal Income Tax Consequences” and consult your own tax advisors regarding the United States federal income tax consequences of the transaction to you in your particular circumstances.

Failure to complete the transaction could negatively impact the stock price and the future business and financial results of AT&T and Time Warner.

If the transaction is not completed for any reason, including as a result of Time Warner stockholders failing to adopt the merger agreement, the ongoing businesses of AT&T and Time Warner may be adversely affected and, without realizing any of the benefits of having completed the transaction, AT&T and Time Warner would be subject to a number of risks, including the following:

•	AT&T and Time Warner may experience negative reactions from the financial markets, including negative impacts on their respective stock prices and debt instruments;

•	AT&T and Time Warner may experience negative reactions from their respective customers, regulators and employees;

•	AT&T and Time Warner will be required to pay certain costs relating to the transaction, whether or not the transaction is completed;

•	the merger agreement places certain restrictions on the conduct of Time Warner’s and AT&T’s businesses prior to completion of the transaction. Such restrictions, the waiver of which is subject to the consent of the other party (not to be unreasonably withheld, conditioned or delayed), may prevent Time Warner and AT&T from making certain acquisitions or taking certain other specified actions during the pendency of the transaction (see the sections entitled “The Merger Agreement—Conduct of Business of AT&T Prior to Completion of the Transaction” and “The Merger Agreement—Conduct of Businesses of Time Warner and its Subsidiaries Prior to Completion of the Transaction” beginning on page [●] and page [●], respectively, of this proxy statement/prospectus for a description of the restrictive covenants applicable to Time Warner and AT&T); and

•	matters relating to the transaction (including integration planning) will require substantial commitments of time and resources by AT&T and Time Warner management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either AT&T or Time Warner as an independent company.

In addition to the above risks, Time Warner may be required, under certain circumstances, to pay AT&T the termination fee, which may materially adversely affect Time Warner’s financial results. Further, AT&T and Time Warner could be subject to litigation related to any failure to complete the transaction or related to any proceeding commenced against AT&T or Time Warner to enforce performance of their respective obligations under the merger agreement. If the transaction is not completed, these risks may materialize and may adversely affect AT&T’s and Time Warner’s businesses, financial condition, financial results and stock prices.

Although AT&T expects that the transaction will result in synergies and other benefits to AT&T, AT&T may not realize those benefits because of difficulties related to integration, the realization of synergies, and other challenges.

AT&T and Time Warner have operated and, until completion of the transaction, will continue to operate, independently, and there can be no assurances that their businesses can be combined in a manner that allows for the achievement of substantial benefits. It is possible that there could be loss of key AT&T or Time Warner employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses or unexpected issues, higher than expected costs and an overall post-completion process that takes longer than originally anticipated. (See the risk factors entitled “—AT&T and Time Warner may have difficulty attracting, motivating and retaining executives and other key employees in light of the transaction” and “—AT&T’s and Time Warner’s business relationships may be subject to disruption due to uncertainty associated with the transaction” above.) Specifically, the following issues, among others, must be addressed in combining the operations of Time Warner and AT&T in order to realize the anticipated benefits of the transaction so the combined company performs as the parties hope:

•	combining the companies’ corporate functions;

•	combining the businesses of AT&T and Time Warner in a manner that permits AT&T to achieve the synergies anticipated to result from the transaction, the failure of which would result in the anticipated benefits of the transaction not being realized in the time frame currently anticipated or at all;

•	maintaining existing agreements with customers, distributors, providers, talent and vendors and avoiding delays in entering into new agreements with prospective customers, distributors, providers, talent and vendors;

•	determining whether and how to address possible differences in corporate cultures and management philosophies;

•	operating in industry sectors in which AT&T may have little or no experience;

•	integrating the companies’ administrative and information technology infrastructure;

•	developing products and technology that allow value to be unlocked in the future; and

•	effecting potential actions that may be required in connection with obtaining regulatory approvals.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the transaction and integration planning of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.

The shares of AT&T common stock to be received by Time Warner stockholders as a result of the transaction will have rights different from the shares of Time Warner common stock.

Upon completion of the transaction, Time Warner stockholders will no longer be stockholders of Time Warner, but will instead become AT&T stockholders, and their rights as stockholders will be governed by the terms of the AT&T charter and the AT&T bylaws. The terms of the AT&T charter and the AT&T bylaws are in some respects different from the terms of the Time Warner charter and the Time Warner bylaws, which currently govern the rights of Time Warner stockholders. See the section entitled “Comparison of Stockholders’ Rights” beginning on page [●] of this proxy statement/prospectus for a discussion of the difference in rights associated with AT&T common stock.

After the transaction, Time Warner stockholders will have a significantly lower ownership and voting interest in AT&T than they currently have in Time Warner and will exercise less influence over management.

Based on the number of shares of Time Warner common stock outstanding as of November 11, 2016, and the number of shares of AT&T common stock outstanding as of November 11, 2016, it is expected that, immediately after completion of the transaction, former Time Warner stockholders will own between 14.0% and 15.3% of the outstanding shares of AT&T common stock. Consequently, former Time Warner stockholders will have less influence over the management and policies of AT&T than they currently have over the management and policies of Time Warner.

Time Warner guarantees the outstanding senior indebtedness of Central European Media Enterprises Ltd. The consummation of the transaction may cause this indebtedness to accelerate.

Time Warner holds 47.6% of the voting power in Central European Media Enterprises Ltd. (“CME”) and an economic interest of approximately 75.9% in CME. In addition, Time Warner guarantees all of CME’s outstanding senior indebtedness, which has an outstanding principal amount of $1.06 billion as of June 30, 2016. Pursuant to the terms of such indebtedness, a change of control of Time Warner may provide the administrative agent and/or lenders with respect to such indebtedness the right to declare such indebtedness to be due. If CME’s outstanding indebtedness is accelerated, Time Warner will be obligated under the terms of its guarantees to pay the full amount of such accelerated indebtedness subject to reimbursement from CME over time.

The transaction may not be accretive, and may be dilutive, to AT&T’s earnings per share, which may negatively affect the market price of AT&T common stock.

AT&T currently expects the transaction to be accretive to its adjusted earnings per share within 12 months after the completion of the transaction. This expectation, however, is based on preliminary estimates that may materially change. In addition, AT&T could fail to realize all the benefits anticipated in the transaction or experience delays or inefficiencies in realizing such benefits. Such factors could, combined with the issuance of shares of AT&T common stock in the initial merger, result in the transaction being dilutive to AT&T earnings per share, which could negatively affect the market price of shares of AT&T common stock.

The unaudited pro forma condensed combined financial data included in this proxy statement/prospectus are presented for illustrative purposes only and the actual financial condition and results of operations of AT&T following the transaction may differ materially.

The unaudited pro forma condensed combined financial data contained in this proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of AT&T’s financial condition or results of operations following the transaction for several reasons. The actual financial condition and results of operations of AT&T following the transaction may not be consistent with, or evident from, these unaudited pro forma condensed combined financial data. In addition, the assumptions used in preparing the unaudited pro forma financial information may not prove to be accurate, and other factors may affect AT&T’s financial condition or results of operations following the transaction. Any potential decline in AT&T’s financial condition or results of operations may cause significant variations in the stock price of AT&T. For more information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Data” beginning on page [●] of this proxy statement/prospectus.

RISK FACTORS RELATING TO AT&T FOLLOWING THE TRANSACTION

Consummation of the transaction will increase AT&T’s exposure to the risks of operating internationally.

AT&T’s consumer services and products are currently offered primarily within the United States, Mexico and Latin America. AT&T also currently offers its services to businesses and other providers of telecommunications services worldwide. The combination with Time Warner will increase the importance of international operations to AT&T’s future operations, growth and prospects. Through its three reportable segments, Turner, Home Box Office and Warner Bros., Time Warner produces, distributes and provides television networks, streaming services, premium pay television, feature films and videogames to consumers domestically and internationally.

Some of the risks inherent in conducting business internationally include:

•	issues related to integrating and managing international operations and investments;

•	difficulties and costs associated with complying with a wide variety of complex laws, treaties and regulations;

•	unexpected changes in political or regulatory environments;

•	potentially adverse tax developments;

•	lack of sufficient protection for intellectual property in some countries;

•	territorial restrictions on content licensing;

•	currency exchange restrictions, export controls and currency devaluation risks in some foreign countries;

•	the existence in some countries of statutory stockholder minority rights and restrictions on foreign direct ownership;

•	the existence of quotas and other content-related limitations or restrictions (e.g., government censorship);

•	restrictions on television advertising, marketing and network packaging;

•	issues related to occupational safety and adherence to local labor laws and regulations;

•	political and economic instability;

•	the absence of good diplomatic relations between the U.S. and certain countries;

•	difficulties in obtaining approval for significant transactions; and

•	the potential for government appropriation of the combined company’s assets.

One or more of these factors could harm the combined company’s international operations or investments and its overall operating results.

Any one or more of the above factors could adversely affect AT&T’s international operations. Moreover, in order to compete effectively in certain foreign jurisdictions, it is frequently necessary or required to establish joint ventures, strategic alliances or marketing arrangements with local operators, partners or agents. Reliance on local operators, partners or agents could expose AT&T to the risk of being unable to control the scope or quality of its overseas services or products, or being held liable under the Foreign Corrupt Practices Act of 1977, which we refer to as the FCPA, for actions taken by its strategic or local partners or agents even though these partners or agents may not themselves be subject to the FCPA. Any determination that the combined company has violated the FCPA could have a material adverse effect on its business, results of operations or prospects.

Adverse changes in global financial markets could limit AT&T’s ability and its larger customers’ ability to access capital or increase the cost of capital needed to fund business operations.

While the global financial markets were generally stable during 2016, a continuing uncertainty surrounding global growth rates and other geopolitical factors has resulted in increasing volatility in the credit, currency, equity and fixed income markets. Volatility in some areas, such as in emerging markets, may affect companies’ access to the credit markets, leading to higher borrowing costs for companies or, in some cases, the inability of these companies to fund their ongoing operations. In addition, AT&T contracts with large financial institutions to support its treasury operations, including contracts to hedge its exposure on interest rates and foreign exchange and the funding of credit lines and other short-term debt obligations, including commercial paper. These financial institutions also face stricter capital-related and other regulations in the United States and Europe, as well as ongoing legal and financial issues concerning their loan portfolios, which may hamper their ability to provide credit or raise the cost of providing such credit. A company’s cost of borrowing is also affected by evaluations given by various credit rating agencies and these agencies have been applying tighter credit standards when evaluating a company’s debt levels and future growth prospects. While AT&T has been successful in continuing to access the credit and fixed income markets when needed, adverse changes in the financial markets could render it either unable to access these markets or able to access these markets only at higher interest costs and with restrictive financial or other conditions, which may severely affect AT&T’s business operations.

AT&T has limited experience in the media and entertainment industry, which may hinder AT&T’s ability to achieve the combined company’s objectives.

AT&T has limited experience operating a media and entertainment business, and will rely in large part on the existing management of Time Warner to continue to manage the Time Warner business. However, there is no assurance that AT&T will be able to retain the services of such management. If AT&T fails to retain the existing management of Time Warner, AT&T’s ability to realize the anticipated benefits of the transaction may be adversely affected.

The indebtedness of AT&T and its subsidiaries following completion of the transaction will be substantially greater than AT&T’s indebtedness on a stand-alone basis. This increased level of indebtedness could adversely affect AT&T, including by decreasing AT&T’s business flexibility.

The consolidated indebtedness of AT&T as of September 30, 2016 was approximately $125 billion. AT&T’s pro forma consolidated indebtedness as of September 30, 2016, after giving effect to the transaction, including the financing under the credit agreements, as discussed in the section entitled “The Transaction—Financing of the Transaction”, would be approximately $190 billion. AT&T would have substantially increased indebtedness following completion of the transaction in comparison to that of AT&T on a recent historical basis, which could have the effect of, among other things, reducing AT&T’s flexibility to respond to changing business and economic conditions. In addition, the amount of cash required to pay interest on AT&T’s increased indebtedness levels and increased aggregate dividends will increase following completion of the transaction, and thus the demands on AT&T’s cash resources will be greater than the amount of cash flows required to service the indebtedness of AT&T and pay dividends prior to the transaction. The increased levels of indebtedness and dividends following completion of the transaction could also reduce funds available for AT&T’s investments in product development as well as capital expenditures, share repurchases and other activities and may create competitive disadvantages for AT&T relative to other companies with lower debt levels. AT&T’s funds on hand will be further constrained by issuing shares of AT&T common stock, because of AT&T’s annual dividend payments per share of AT&T common stock, which, as of the date of this proxy statement/prospectus, equal $1.93 per share of AT&T common stock.

In addition, AT&T’s credit ratings impact the cost and availability of future borrowings and, accordingly, AT&T’s cost of capital. Following the announcement of the transaction, Standard & Poor’s Rating Services, Moody’s Investor Service, Inc. and Fitch Ratings, Inc. each put AT&T’s credit ratings on review/watch for a potential downgrade. Any negative review/watch or downgrade to AT&T’s credit ratings could increase AT&T’s cost of capital. AT&T’s ratings reflect each rating organization’s opinion of AT&T’s financial strength, operating performance and ability to meet AT&T’s debt obligations. Each of the ratings organizations reviews AT&T’s ratings periodically, and there can be no assurance that AT&T’s current ratings will be maintained in the future.

Moreover, AT&T intends to pursue financing that would replace the financing available under the bridge credit agreement. There is no guarantee that replacement financing will be available to AT&T on acceptable terms or at all. AT&T’s ability to obtain permanent financing to replace the commitments under the bridge credit agreement will be subject to various factors, including AT&T’s credit ratings.

In connection with executing AT&T’s business strategies following the transaction, AT&T expects to continue to evaluate the possibility of acquiring additional assets and making further strategic investments, and AT&T may elect to finance these endeavors by incurring additional indebtedness. Moreover, to respond to competitive challenges, AT&T may be required to raise substantial additional capital to finance new product or service offerings. AT&T’s ability to arrange additional financing will depend on, among other factors, AT&T’s and, following the transaction, the combined company’s financial position and performance, as well as prevailing market conditions and other factors beyond AT&T’s control. AT&T cannot assure you that it will be able to obtain additional financing on terms acceptable to AT&T or at all. If AT&T is able to obtain additional financing, AT&T’s credit ratings could be further adversely affected, which could further raise AT&T’s borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness.

AT&T cannot assure you that it will be able to continue paying dividends at the current rate.

AT&T plans to continue its current dividend practices following the transaction. However, based on the number of issued and outstanding shares of Time Warner common stock as of November 11, 2016, AT&T would issue between approximately 1,003 million and 1,108 million shares of AT&T common stock in connection with the initial merger. Continuing AT&T’s current dividend practices following the transaction will require additional cash to pay such dividends, which it may not have. For this and other reasons generally affecting the ability to pay dividends, you should be aware that AT&T stockholders may not receive the same dividends following the transaction.

Stockholders also should be aware that they have no contractual or other legal right to dividends that have not been declared.

Changes to federal, state and foreign government regulations and decisions in regulatory proceedings could further increase AT&T’s operating costs and/or alter customer perceptions of AT&T’s operations, which could materially adversely affect AT&T.

AT&T’s subsidiaries providing wired services are subject to significant federal and state regulation while many of AT&T’s competitors are not. In addition, AT&T’s subsidiaries and affiliates operating outside the United States are also subject to the jurisdiction of national and supranational regulatory authorities in the market where service is provided. AT&T’s wireless and satellite video subsidiaries are regulated to varying degrees by the FCC and some state and local agencies. Adverse regulations and rulings by the FCC relating to broadband and satellite video issues could impede AT&T’s ability to manage our networks and recover costs and lessen incentives to invest in AT&T’s networks. The development of new technologies, such as IP-based services, also has created or potentially could create conflicting regulation between the FCC and various state and local authorities, which may involve lengthy litigation to resolve and may result in outcomes unfavorable to AT&T. In addition, increased public focus on a variety of issues related to AT&T’s operations, such as privacy issues, government requests or orders for customer data, and potential global climate changes, have led to proposals at state, federal and foreign government levels to change or increase regulation on our operations. Should customers decide that AT&T’s competitors operate in a more customer-friendly environment, AT&T could be materially adversely affected.

Continuing growth in AT&T’s wireless services will depend on continuing access to adequate spectrum, deployment of new technology and offering attractive services to customers.

The wireless industry is undergoing rapid and significant technological changes and a dramatic increase in usage, in particular demand for and usage of data, video and other non-voice services. AT&T must continually invest in its wireless network in order to continually improve its wireless service to meet this increasing demand and remain competitive. Improvements in AT&T’s service depend on many factors, including continued access to and deployment of adequate spectrum. AT&T must maintain and expand its network capacity and coverage as well as the associated wireline network needed to transport voice and data between cell sites. To this end, it has participated in spectrum auctions, at increasing financial cost, and continues to deploy technology advancements in order to further improve network quality and the efficient use of its spectrum.

Network service enhancements and product launches may not occur as scheduled or at the cost expected due to many factors, including delays in determining equipment and handset operating standards, supplier delays, increases in network equipment and handset component costs, regulatory permitting delays for tower sites or enhancements or labor-related delays. Deployment of new technology also may adversely affect the performance of the network for existing services. If the FCC does not fairly allocate sufficient spectrum to allow the wireless industry in general, and AT&T in particular, to increase its capacity or if AT&T cannot acquire needed spectrum or deploy the services customers desire on a timely basis without burdensome conditions or at adequate cost while maintaining network quality levels, then its ability to attract and retain customers, and therefore maintain and improve our operating margins, could be materially adversely affected.

OTHER RISKS

Additional Risks Relating to AT&T and Time Warner.

AT&T and Time Warner are, and following completion of the transaction AT&T will continue to be, subject to the risks described in (i) Part I, Item 1A in AT&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and (ii) Part I, Item 1A in Time Warner’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015. See the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

INFORMATION ABOUT THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement/prospectus is being furnished to Time Warner stockholders as part of the solicitation of proxies by the Time Warner board for use at the special meeting to be held on [●], 2017, at [●] Eastern time, at [●], or at any postponement or adjournment thereof.

At the special meeting, Time Warner stockholders will be asked to consider and vote on (i) a proposal to adopt the merger agreement, (ii) a proposal to approve, by non-binding, advisory vote, the transaction-related executive compensation and (iii) one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

Time Warner stockholders must adopt the merger agreement in order for the transaction to occur. If Time Warner stockholders fail to adopt the merger agreement, the transaction will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety.

Record Date and Quorum

Time Warner has set the close of business on [●], 201[●] as the record date for the special meeting, and only holders of record of Time Warner common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you are a stockholder of record of shares of Time Warner common stock as of the close of business on the record date. On the record date, there were [●] shares of Time Warner common stock outstanding and entitled to vote. You will have one vote on all matters properly coming before the special meeting for each share of Time Warner common stock that you owned on the record date.

The presence, in person or represented by proxy, of a majority of the votes entitled to be cast by holders of Time Warner common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are considered for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting.

Additionally, the Time Warner bylaws and the DGCL provide that if a quorum shall fail to attend any meeting, the Chairman of the meeting may adjourn the meeting from time to time, without notice other than by announcement at the meeting, to another date, place, if any, and time until a quorum shall be present.

Attendance

Only Time Warner stockholders of record as of the close of business on the record date, their duly authorized proxy holders, beneficial owners with proof of ownership and guests of Time Warner may attend the special meeting. To gain admittance to the special meeting, please detach and retain the admittance ticket attached to your proxy card. If your shares of Time Warner common stock are held through a bank, brokerage firm or other nominee, please visit the website listed in the instructions provided by your bank, brokerage firm or other nominee and follow the instructions to print an admission pass, or bring proof of your beneficial ownership of such shares to the special meeting. Acceptable proof could include an account statement showing that you owned shares of Time Warner common stock on the record date. If you received your special meeting materials electronically, please follow the instructions provided for attendance. If you are the representative of a corporate or institutional stockholder, you must present proof that you are the representative of such stockholder. Any person attending the special meeting in person will be required to present valid, government-issued photo identification, such as a driver’s license or passport, and an admission ticket to be admitted to the special meeting. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting. In addition, packages and bags may be inspected and other measures may be employed to enhance the security of persons attending the special meeting. These procedures may require additional time, so please plan your arrival time accordingly. To avoid disruption, admission may be limited once the special meeting begins.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Time Warner common stock entitled to vote thereon. For the adoption of the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Votes to abstain will not be counted as votes cast in favor of the adoption of the merger agreement, but will count for the purpose of determining whether a quorum is present. If you fail to submit a valid proxy or to vote in person at the special meeting or if you vote to abstain, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

If your shares of Time Warner common stock are registered directly in your name with the transfer agent of Time Warner, Computershare Trust Company, N.A., you are considered, with respect to those shares of Time Warner common stock, the stockholder of record. If you are a stockholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by Time Warner.

If your shares of Time Warner common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of Time Warner common stock held in “street name”. In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Time Warner common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the adoption of the merger agreement, the proposal to approve, by non-binding, advisory vote, the transaction-related executive compensation, and adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. As a result, absent specific instructions from the beneficial owner of such shares of Time Warner common stock, banks, brokerage firms and other nominees are not empowered to vote those shares of Time Warner common stock on non-routine matters.

The proposal to approve, by non-binding, advisory vote, the transaction-related executive compensation requires the affirmative vote of a majority of votes cast thereon. For purposes of the proposal, if your shares of Time Warner common stock are present at the special meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, or if you fail to submit a proxy or to vote in person at the special meeting, as applicable, the shares of Time Warner common stock held by you or your bank, brokerage firm or other nominee will not be counted in respect of, and will not have an effect on, the proposal to approve, by non-binding, advisory vote, the transaction-related executive compensation.

If the Chairman of the special meeting does not adjourn the special meeting, an adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of Time Warner common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. For purposes of the vote on adjournments of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, if your shares of Time Warner common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, this will have the effect of a vote “AGAINST” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you fail to submit a proxy or to attend the special meeting or if your shares of Time Warner common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Time Warner common stock, your shares of Time Warner common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

If you are a participant in the Time Warner Savings Plan and hold an interest in the Time Warner Inc. Stock Fund under the plan, and you either sign and return your voting instruction card without indicating your instructions for voting your interest or do not return your voting instruction card, Fidelity Management Trust Company, as trustee, will vote your interest in the Time Warner Inc. Stock Fund in the same proportion as other participants’ interests for which Fidelity receives voting instructions, except that any interests you hold attributable to accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan or the WCI Employee Stock Ownership Plan will not be voted.

As of the record date, the directors and executive officers of Time Warner beneficially owned and were entitled to vote, in the aggregate, [●] shares of Time Warner common stock, representing approximately [●]% of the outstanding shares of Time Warner common stock as of the close of business on the record date. The directors and executive officers of Time Warner have informed Time Warner that they currently intend to vote all such shares of Time Warner common stock “FOR” the adoption of the merger agreement, “FOR” the approval, by non-binding, advisory vote, of the transaction-related executive compensation and “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. As of November 8, 2016, AT&T directors and executive officers beneficially owned approximately 1,070 shares of Time Warner common stock, representing less than 0.01% of the shares of Time Warner common stock then outstanding and entitled to vote.

Proxies and Revocations

If you are a stockholder of record, you may have your shares of Time Warner common stock voted on matters presented at the special meeting in any of the following ways:

•	by telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by [●], 201[●]. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or

•	in person—you may attend the special meeting and cast your vote there.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Time Warner common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with the Corporate Secretary of Time Warner by the time the special meeting begins. Please do not send in your share certificates with your proxy card. When the initial merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your share certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Time Warner common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Time Warner common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Time Warner common stock should be voted on a matter, the shares of Time Warner common stock represented by your properly signed proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the non-binding, advisory vote on the transaction-related executive compensation and “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by signing and returning a new proxy card with a later date, by attending the special meeting and voting in person, or by giving written notice of revocation to Time Warner prior to the time the special meeting begins. Written notice of revocation should be mailed to: Time Warner Inc., Attention: Corporate Secretary, One Time Warner Center, New York, New York 10019-8016.

If you have any questions or need assistance voting your shares, please contact [●], Time Warner’s proxy solicitor, by calling toll-free at [●].

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF TIME WARNER COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE PRE-ADDRESSED POSTAGE-PAID ENVELOPE, OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY TELEPHONE OR INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned on one or more occasions for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting. However, the merger agreement provides that Time Warner may not adjourn the special meeting for more than an aggregate of 15 days for the purpose of soliciting additional proxies or obtaining a quorum. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow Time Warner stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Time Warner may also postpone or adjourn the special meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Time Warner has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Time Warner prior to the special meeting.

An adjournment generally may be made with the affirmative vote of the holders of a majority of the shares of Time Warner common stock present in person or represented by proxy and entitled to vote thereon.

Anticipated Date of Completion of the Transaction

Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions to Completion of the Transaction” beginning on page [●] of this proxy statement/prospectus, including the adoption of the merger agreement by Time Warner stockholders at the special meeting, Time Warner and AT&T expect that the transaction will be completed by the end of 2017. However, it is possible that factors outside the control of both companies could result in the transaction being completed at a different time or not at all.

Solicitation of Proxies; Payment of Solicitation Expenses

Time Warner has engaged [●] to assist in the solicitation of proxies for the special meeting. Time Warner estimates that it will pay [●] a fee of approximately $[●]. Time Warner has agreed to reimburse [●] for certain out-of-pocket fees and expenses and also will indemnify [●] against certain losses, claims, damages, liabilities or expenses. Time Warner also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Time Warner common stock. Time Warner’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have additional questions about the transaction, need assistance in submitting your proxy or voting your shares of Time Warner common stock or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact [●], Time Warner’s proxy solicitor, by calling toll-free at [●].

THE PARTIES TO THE TRANSACTION

Time Warner Inc.

One Time Warner Center

New York, New York 10019

(212) 484-8000

Time Warner, a Delaware corporation, is one of the world’s leading providers of media and entertainment services. Time Warner’s home page on the Internet is www.timewarner.com. Through its three reportable segments, Turner, Home Box Office and Warner Bros., Time Warner provides digital and premium pay television and streaming services and produces television programs, feature films and videogames.

Time Warner common stock is listed on the NYSE under the symbol “TWX.”

For more information about Time Warner, please visit the Internet website of Time Warner at www.timewarner.com. The Internet website address of Time Warner is provided as an inactive textual reference only. The information contained on Time Warner’s Internet website is not incorporated into, and does not form a part of, this proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about Time Warner is included in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

AT&T Inc.

One AT&T Plaza

208 South Akard Street

Dallas, Texas 75202

(210) 821-4105

AT&T is a holding company incorporated under the laws of the State of Delaware in 1983. AT&T’s home page on the Internet is www.att.com. AT&T is a leading provider of communications and digital entertainment services in the United States and the world. The information provided on AT&T’s website is not part of this proxy statement and is not incorporated herein by reference.

AT&T common stock is listed on the NYSE under the symbol “T.”

For more information about AT&T, please visit AT&T’s Internet website at www.att.com. AT&T’s Internet website address is provided as an inactive textual reference only. The information contained on AT&T’s Internet website is not incorporated into, and does not form a part of, this proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about AT&T is included in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

West Merger Sub, Inc.

c/o AT&T Inc.

One AT&T Plaza

208 South Akard Street

Dallas, Texas 75202

(210) 821-4105

Corporate Merger Sub, a Delaware corporation, was formed solely for the purpose of facilitating the initial merger. Corporate Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the initial merger, Corporate Merger Sub will be merged with and into Time Warner, with Time Warner surviving the initial merger as a wholly owned subsidiary of AT&T.

West Merger Sub II, LLC

c/o AT&T Inc.

One AT&T Plaza

208 South Akard Street

Dallas, Texas 75202

(210) 821-4105

LLC Merger Sub, a Delaware limited liability company, was formed solely for the purpose of facilitating the subsequent merger. LLC Merger Sub acceded to the merger agreement on October 28, 2016. LLC Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement. By operation of the subsequent merger, Time Warner will be merged with and into LLC Merger Sub, with LLC Merger Sub surviving the subsequent merger as a wholly owned subsidiary of AT&T.

THE TRANSACTION

This section describes the transaction. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all the information about the transaction that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you any factual information about Time Warner or AT&T. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Time Warner and AT&T make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

Merger Consideration

Upon completion of the initial merger, each issued and outstanding share of Time Warner common stock, other than shares owned by AT&T or Time Warner, in each case not held on behalf of third parties, or by stockholders that have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, will be converted into the right to receive the merger consideration of (i) $53.75 in cash plus (ii) a number of shares of AT&T common stock equal to the exchange ratio. If the average stock price is between (or equal to) $37.411 and $41.349 per share, the exchange ratio will be the quotient of $53.75 divided by the average stock price. If the average stock price is greater than $41.349, the exchange ratio will be 1.300. If the average stock price is less than $37.411, the exchange ratio will be 1.437. Accordingly, the actual number of shares and the value of AT&T common stock delivered to Time Warner stockholders will depend on the average stock price and the value of the number of shares of AT&T common stock at the effective time of the initial merger. The value of the AT&T common stock delivered for each such share of Time Warner common stock may be greater than or less than, or equal to, $53.75. AT&T common stock is traded on the NYSE under the trading symbol “T.”

In the event that Time Warner changes the number of shares of Time Warner common stock or securities convertible or exchangeable into or exercisable for any such shares of Time Warner common stock, or AT&T changes the number of shares of AT&T common stock, in each case issued and outstanding prior to the first effective time as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision or other similar transaction, the merger consideration will be equitably adjusted to eliminate the effects of such event on the merger consideration.

Background of the Transaction

The Time Warner board and management regularly consider strategic options for Time Warner’s businesses, including acquisitions, dispositions and other strategic transactions. Since 2008, Time Warner has executed spin-offs of Time Warner Cable (in March 2009), AOL (in December 2009) and Time Inc. (in June 2014), positioning it as a video-centric entertainment company. In the summer of 2014, Twenty-First Century Fox made an unsolicited proposal to acquire Time Warner for a mix of $32.42 in cash and 1.531 shares of Twenty-First Century Fox Class A non-voting common stock. The Time Warner board determined the proposal was not in the best interests of Time Warner and its stockholders, and Twenty-First Century Fox subsequently withdrew it.

On August 25, 2016, Jeffrey Bewkes, Chairman and Chief Executive Officer of Time Warner, and Randall Stephenson, Chairman and Chief Executive Officer of AT&T, met at Time Warner’s offices in New York. During the meeting, Mr. Stephenson expressed an interest in exploring a potential combination of Time Warner and AT&T, indicating that he believed AT&T could offer a price in the range of $100 per share of Time Warner common stock. Mr. Bewkes and Mr. Stephenson discussed their respective businesses and the potential benefits of a combination, and Mr. Bewkes noted that while he believed the Time Warner board would require a meaningfully higher price to pursue such a transaction, he would discuss the matter with the Time Warner board.

Later that day, Time Warner contacted a representative of Cravath, Swaine & Moore LLP, which we refer to as Cravath, legal counsel for Time Warner, regarding the approach from AT&T.

On August 26, 2016, Mr. Bewkes contacted Stephen Bollenbach, then Time Warner’s Lead Independent Director, to inform him of AT&T’s approach and discuss appropriate next steps, including entering into a confidentiality agreement with AT&T and convening a meeting of the Time Warner board to discuss how to respond to AT&T’s expression of interest.

Also on August 26, 2016, AT&T sent a draft confidentiality agreement to Time Warner, which was negotiated over the next several days by representatives of Sullivan & Cromwell LLP, which we refer to as S&C, legal counsel for AT&T, and representatives of Cravath. On August 29, 2016, Time Warner and AT&T executed a confidentiality agreement.

On August 30, 2016, representatives of Time Warner met with representatives of AT&T in Washington, D.C. They discussed certain publicly available business information about both companies and the potential benefits of a combination.

On September 2, 2016, representatives of S&C provided a due diligence request list to representatives of Cravath. Later that day, Mr. Stephenson and Mr. Bewkes spoke and Mr. Stephenson reiterated that, after consulting again with the AT&T board, he continued to believe that AT&T could pay a price in the range of $100 per share to acquire Time Warner. Mr. Stephenson noted that AT&T was ready to begin its due diligence review and engage in discussions with Time Warner regarding a potential transaction. Mr. Bewkes reiterated his perspective on price and noted that the Time Warner board would need to meet to discuss the approach from AT&T and whether to authorize further engagement and the sharing of confidential information. Following discussion, Time Warner contacted a representative of Allen & Company regarding Time Warner’s discussions with AT&T.

On September 7, 2016, the Time Warner board held a conference call, with representatives of Time Warner’s management, Allen & Company and Cravath participating, to discuss AT&T’s approach. A representative of Cravath reviewed the directors’ fiduciary duties and other legal matters, and Time Warner’s management provided an overview of AT&T, including certain financial metrics. Following discussion, the Time Warner board authorized engagement with AT&T, including mutual due diligence, to enable AT&T to improve its initial proposed value and come forward with a more definitive proposal.

On September 8, 2016, Mr. Bewkes informed Mr. Stephenson of the decision of the Time Warner board.

Between September 9, 2016 and September 22, 2016, representatives of Time Warner and AT&T and their respective legal and financial advisors engaged in further telephonic discussions, as well as an in-person meeting on September 9, 2016 in Nashville, TN, and a second in-person meeting on September 20, 2016 in Nashville, TN. The meeting on September 20, 2016 included a discussion of Time Warner’s and AT&T’s respective long-range plans.

On September 22, 2016, the Time Warner board held a telephonic meeting, with representatives of Time Warner’s management, Allen & Company and Cravath participating, to receive an update on the status of discussions with AT&T.

On September 28, 2016, Mr. Bewkes and Mr. Stephenson met at Cravath’s offices in New York. During the meeting, Mr. Stephenson proposed that AT&T acquire Time Warner for $103 per share, consisting of 45% cash and 55% AT&T common stock, subject to a 5% symmetrical collar on the stock component of the consideration. Mr. Bewkes indicated that in his view, considering Time Warner’s prospects on a stand-alone basis, the Time Warner board would require a purchase price well above Mr. Stephenson’s proposal in order to pursue a potential combination with AT&T. Mr. Bewkes further indicated that the Time Warner board would be focused on deal certainty and AT&T’s commitment to obtain necessary regulatory approvals. After further discussing, among other things, the strategic rationale for the transaction, Mr. Stephenson stated that AT&T could increase its proposal to $105 per share, subject to a 4% symmetrical collar on the stock component of the consideration, but that there would be no basis for further discussion if Time Warner’s price expectation was in the teens. Mr. Bewkes stated that while he believed the Time Warner board would require a meaningfully higher value than that proposed by AT&T, he would discuss the matter with them.

On October 6, 2016, the Time Warner board held an in-person meeting at Cravath’s offices in New York, with representatives of Time Warner’s management, Allen & Company and Cravath participating, to consider AT&T’s revised proposal. At the meeting, representatives of Cravath reviewed with the Time Warner board the directors’ fiduciary duties and other legal matters, including the regulatory approval process for a transaction with AT&T. Representatives of Time Warner’s management discussed with the Time Warner board Time Warner’s 2016 year-to-date operating and financial performance and the long-range plan approved by the Time Warner board in January 2016. Allen & Company discussed with the Time Warner board preliminary financial perspectives regarding Time Warner, AT&T and AT&T’s revised proposal, including certain considerations regarding AT&T common stock. The Time Warner board discussed, among other things, other potential acquirors of Time Warner, the likelihood that any of them would provide a transaction superior to that being proposed by AT&T and how best to determine whether such a superior transaction could be obtained, as well as the latitude the Time Warner board would have under a merger agreement with AT&T to consider competing proposals following execution of an agreement with AT&T.

Following discussion, the Time Warner board authorized Time Warner’s management to continue discussions with AT&T with a view to improving the price offered, changing the consideration mix to 50% cash and 50% AT&T common stock, improving the collar protection and securing commitments regarding obtaining regulatory approval as well as a payment to Time Warner in the event regulatory approvals could not be obtained notwithstanding AT&T’s compliance with its commitments.

On October 7, 2016, Mr. Bewkes and Mr. Stephenson continued their discussion of price and other deal terms. Mr. Bewkes proposed a price of $110 per share consisting of 50% cash and 50% AT&T common stock, subject to a 5% symmetrical collar on the stock component of the consideration. Mr. Stephenson noted that AT&T already had improved the offer price significantly and for AT&T to consider any further increase, AT&T would need to conduct additional due diligence.

On October 11, 2016, representatives of Time Warner and AT&T, including Messrs. Bewkes and Stephenson, met in Dallas, TX, to, among other things, provide additional information with respect to Time Warner’s businesses. Following the meeting, Mr. Bewkes and Mr. Stephenson continued their discussion of price and other deal terms, culminating in Mr. Bewkes and Mr. Stephenson agreeing to continue to work towards a transaction based on a purchase price of $107.50 per share, consisting of 50% cash and 50% AT&T common stock, with a 5% symmetrical collar on the stock component of the consideration, a regulatory commitment with respect to completing the transaction with details to be refined further among the legal teams and a $500 million payment in the event regulatory approvals could not be obtained. Mr. Bewkes and Mr. Stephenson also discussed the termination fee that would be payable in the event the Time Warner board were to pursue an alternative proposal that was superior to the transaction with AT&T.

On October 13, 2016, and October 17, 2016, Mr. Bewkes updated the members of the Time Warner board as to his discussions with Mr. Stephenson.

In the evening of October 13, 2016, representatives of S&C sent a draft merger agreement to representatives of Cravath. Between October 13, 2016 and the execution of the merger agreement on October 22, 2016, representatives of Time Warner, AT&T, Cravath and S&C had multiple meetings and telephone conferences to negotiate the terms of the merger agreement, including with respect to the representations and warranties, interim operating covenants of the parties, the regulatory commitments of AT&T, closing conditions, fiduciary and termination provisions, the reference price of AT&T common stock for the collar and the structure of the transaction, and exchanged numerous drafts of the merger agreement reflecting such discussions.

Also between October 13, 2016 and October 15, 2016, Time Warner contacted each of Citi and Morgan Stanley to engage them to act as financial advisors, together with Allen & Company, to Time Warner in connection with the potential transaction with AT&T.

On October 21, 2016, representatives of AT&T and Time Warner agreed to the reference price for AT&T common stock to be used to calculate the exchange ratio for the stock component of the merger consideration. The representatives of AT&T and Time Warner also reconfirmed the timing of their respective board meetings and that all terms, including the exchange ratio, were subject to review and approval by their respective boards of directors.

On October 22, 2016, the Time Warner board held an in-person meeting at Cravath’s offices in New York, with representatives of Time Warner’s management, Allen & Company, Citi, Morgan Stanley and Cravath participating. Representatives of Cravath reviewed the directors’ fiduciary duties and other legal matters in connection with the Time Warner board’s consideration of the transaction, including the proposed terms of the merger agreement that had been negotiated between the parties. The Time Warner board also discussed, with input from Time Warner’s financial advisors, other potential acquirors of Time Warner and the likelihood that any of them could consummate a transaction superior to the transaction with AT&T. After discussion, Allen & Company, Citi and Morgan Stanley reviewed and discussed with the Time Warner board their financial analyses of the merger consideration and each separately rendered an oral opinion, confirmed by delivery of a written opinion dated October 22, 2016, to the Time Warner board to the effect that, as of such date and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in such opinion, the merger consideration provided for pursuant to the merger agreement was fair, from a financial point of view, to holders of Time Warner common stock.

The Time Warner board also considered, among other things, the terms of the merger agreement that would allow Time Warner to entertain certain third-party proposals following the execution and announcement of the merger agreement, including the termination fee that would be payable in the event the Time Warner board were to pursue an alternative proposal that was superior to the transaction with AT&T, as well as AT&T’s commitments with respect to obtaining regulatory approval.

After discussion, the Time Warner board, by unanimous vote, (i) declared that it is fair to and in the best interests of Time Warner and its stockholders that Time Warner enter into the merger agreement and consummate the initial merger and the other transactions contemplated by the merger agreement, (ii) approved and declared advisable the merger agreement, the initial merger and the other transactions contemplated by the merger agreement and (iii) directed that the merger agreement be submitted to Time Warner stockholders and recommended the adoption of the merger agreement by Time Warner stockholders. The Time Warner board also adopted an amendment to Time Warner’s bylaws to provide that courts in the state of Delaware be the exclusive forum for certain intra-company disputes.

Following the meeting, Time Warner and AT&T executed the merger agreement. In the evening of October 22, 2016, Time Warner and AT&T issued a joint press release announcing the transaction and the execution of the merger agreement.

Recommendation of the Time Warner Board; Time Warner’s Reasons for the Transaction

At a meeting held on October 22, 2016, the Time Warner board unanimously (i) determined that the initial merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Time Warner and its stockholders, (ii) approved and declared advisable the merger agreement, the initial merger and the other transactions contemplated by the merger agreement and (iii) directed that the merger agreement be submitted to Time Warner’s stockholders and recommended the adoption of the merger agreement by Time Warner’s stockholders. In doing so, the Time Warner board considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of each of Time Warner and AT&T and certain anticipated effects of the transaction on the combined company.

In making its determination, the Time Warner board considered a number of factors, including the following (not necessarily in order of relative importance):

•	the Time Warner board’s belief that the transaction would create a leading integrated media and telecommunications company and that the combination would be consistent with Time Warner’s strategy of ensuring that its content—networks, television and film programming and brands—is available to consumers on a wide range of distribution platforms;

•	the Time Warner board’s belief that the transaction was more beneficial than Time Warner’s prior majority ownership in Time Warner Cable given AT&T’s national subscriber base compared to Time Warner Cable’s more limited regional subscriber base and the increase in consumption of video programming on mobile devices;

•	the Time Warner board’s view that a combination with AT&T would accelerate Time Warner’s efforts to spur innovation in the media industry and improve the consumer experience in pay television bundles by creating compelling consumer offerings;

•	the Time Warner board’s view that a combination with AT&T would accelerate and reduce the risk in Time Warner’s strategy to distribute content through other online and mobile services, including those offered directly to consumers, and develop more targeted advertising offerings;

•	the Time Warner board’s assessment of the complementary strengths of Time Warner and AT&T and the potential strategic and financial benefits, including synergies, to be realized from the combination of the two companies;

•	the potential strategic alternatives available to Time Warner, including the possibility of remaining a stand-alone entity, and the Time Warner board’s long-term assessment of the industries in which Time Warner operates;

•	the Time Warner board’s understanding of the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of each of Time Warner (including each of its operating segments individually and as a whole) and AT&T;

•	the recent and historical trading prices of Time Warner common stock, as compared to the merger consideration, including the fact that the $107.50 per share implied merger consideration represented:

•	an approximately 36% premium to Time Warner’s common stock closing price of $79.24 on October 19, 2016, the last trading day before the news media began publishing speculation about a potential transaction between Time Warner and AT&T; and

•	an approximately 20% premium to Time Warner’s common stock closing price of $89.48 on October 21, 2016, the last trading day before public announcement of the merger agreement;

•	the benefits that Time Warner was able to obtain as a result of negotiations with AT&T, including an increase in the price per share from the time of initial discussions with AT&T to the final price of $107.50 per share, and the Time Warner board’s belief that this was the highest price per share that AT&T was willing to pay;

•	the separate opinions of Allen & Company, Citi and Morgan Stanley, each dated October 22, 2016, to the Time Warner board as to the fairness, from a financial point of view and as of the date of the opinions, to holders of Time Warner common stock of the merger consideration provided for pursuant to the merger agreement, which opinions were based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken as set forth in such opinions and as more fully described in the section entitled “The Transaction—Opinions of Time Warner’s Financial Advisors” beginning on page [●] of this proxy statement/prospectus;

•	the fact that the cash component of the merger consideration to be paid to Time Warner’s stockholders would provide immediate liquidity and certainty of value;

•	the fact that the stock component of the merger consideration to be paid to Time Warner’s stockholders would provide Time Warner’s stockholders the opportunity to participate in the future earnings and growth potential of the combined company and potential future appreciation in the value of AT&T’s common stock following the consummation of the transaction;

•	the fact that the stock component of the merger consideration is subject to a 5% collar mechanism which helps protect the value of the merger consideration during the pendency of the transaction;

•	the fact that the stock component of the transaction is intended to be completed as a tax-free reorganization for the purposes of U.S. federal income tax;

•	the result of Time Warner’s due diligence investigation of AT&T and the reputation, business practices and experience of AT&T and its management;

•	the likelihood that the transaction would be consummated and anticipated timing of closing based on, among other things:

•	the absence of a financing condition in the merger agreement;

•	the scope of the conditions to closing;

•	the level of the commitment by AT&T to obtain applicable regulatory approvals, and the assessment of the Time Warner board, after considering the advice of counsel, regarding the likelihood of obtaining all required regulatory approvals; and

•	that Time Warner is entitled to specific enforcement of AT&T’s obligations under the merger agreement;

•	other terms of the merger agreement, including, among other things:

•	Time Warner’s ability, at any time prior to obtaining the Time Warner stockholder approval and under certain circumstances, to consider and respond to an unsolicited alternative acquisition proposal, to furnish non-public information to the person making such a proposal and to engage in discussions or negotiations with the person making such a proposal;

•	the Time Warner board’s ability, under certain circumstances, to withhold, withdraw, qualify or modify the Time Warner board’s recommendation to Time Warner’s stockholders that they vote in favor of the adoption of the merger agreement or to approve, recommend or otherwise declare advisable an alternative acquisition proposal;

•	Time Warner’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an alternative acquisition agreement providing for a superior proposal, provided that Time Warner concurrently with such termination pays to AT&T a termination fee of $1.725 billion;

•	the availability of appraisal rights under the DGCL to Time Warner’s stockholders who comply with the required procedures under Section 262 of the DGCL, which allows such stockholders to seek appraisal of the fair value of their shares of Time Warner common stock as determined by the Delaware Court of Chancery; and

•	the risk that pursuing other potential alternatives, including continuing to operate on a standalone basis, could have resulted in the loss of an opportunity to consummate a transaction with AT&T.

The Time Warner board also considered a number of uncertainties and risks in its deliberations concerning the transaction, including the following (not necessarily in order of relative importance):

•	the fact that because 50% of the merger consideration is payable in shares of AT&T common stock, Time Warner’s stockholders will be adversely affected by any decrease in the trading price of AT&T common stock below the 5% floating exchange ratio collar prior to the completion of the transaction, and may receive less value for their shares upon completion of the transaction;

•	the fact that because 50% of the merger consideration is payable in cash and there is a 5% floating exchange ratio collar prior to the completion of the transaction, Time Warner’s stockholders will not share in the entire amount of any increase in the trading price of AT&T common stock (nor in any dividends declared or paid by AT&T) prior to the completion of the transaction;

•	the potential length and uncertainty of the regulatory approval process and, consequently, the period during which Time Warner will be subject to the operating restrictions in the merger agreement, which among other things prohibit Time Warner from continuing its share repurchase program or increasing its regular quarterly cash dividend and could delay or prevent Time Warner from undertaking certain business opportunities that Time Warner would otherwise undertake absent the pending consummation of the transaction;

•	the limitations on AT&T’s commitments to take certain actions and agree to certain conditions in order to obtain required regulatory approvals and the risk that the required regulatory approvals for the consummation of the transaction may not be obtained and the transaction may not be consummated;

•	the risk that governmental entities may impose conditions on the combined company that may adversely affect the ability of the combined company to realize the expected benefits of the transaction;

•	the risk that the expected synergies may not be realized or may not be captured to the extent and within the time expected;

•	the provisions of the merger agreement that restrict Time Warner’s ability to solicit or participate in discussions or negotiations regarding alternative acquisition proposals, subject to certain exceptions, and that require Time Warner to give AT&T the opportunity to propose revisions to the terms of the transactions contemplated by the merger agreement prior to Time Warner being able to terminate the merger agreement to accept a superior proposal;

•	the fact that in certain circumstances, including if Time Warner terminates the merger agreement to accept a superior proposal or if AT&T terminates the merger agreement as a result of the Time Warner board changing its recommendation in favor of the transaction, Time Warner would be required to pay AT&T a termination fee of $1.725 billion, as more fully described in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination Fee & AT&T Payment” beginning on page [●] of this proxy statement/prospectus;

•	the significant costs incurred by Time Warner in connection with entering into the merger agreement and the substantial time and effort of Time Warner’s management required to complete the transaction, which may disrupt Time Warner’s business operations;

•	the possibility that the $500 million payment that AT&T would be required to pay Time Warner under certain circumstances would be insufficient to compensate Time Warner for its time and expenses in connection with the transaction;

•	the fact that Time Warner negotiated solely with AT&T rather than conducting a public or private “auction” or sales process of Time Warner;

•	the risks and challenges inherent in the combination of two businesses of the size, scope and complexity of Time Warner and AT&T, including the potential for unforeseen difficulties in integrating operations and systems and difficulties integrating employees;

•	the potential effect on Time Warner’s business and relations with customers, distributors and other stakeholders as a result of the announcement of the transaction and the uncertainty regarding whether or not the transaction will be completed;

•	the fact that, despite the efforts of AT&T and Time Warner, and even if the transaction is approved by Time Warner stockholders, the transaction may not be completed or may be delayed; and

•	various other risks associated with the transaction and the business of Time Warner, AT&T and the combined company described in the section entitled “Risk Factors” beginning on page [●] of this proxy statement/prospectus.

The Time Warner board determined that, overall, these potential risks and uncertainties were outweighed by the benefits that the Time Warner board expects to achieve for its stockholders as a result of the transaction. The Time Warner board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The foregoing discussion of the information and factors that the Time Warner board considered is not intended to be exhaustive, but is meant to include the material factors supporting the transaction that the Time Warner board considered. In view of the complexity and wide variety of factors that the Time Warner board considered, the Time Warner board did not find it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors considered. In addition, individual members of the Time Warner board may have given different weights to different factors.

The foregoing description of Time Warner’s consideration of the factors supporting the transaction is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this proxy statement/prospectus.

ACCORDINGLY, THE TIME WARNER BOARD UNANIMOUSLY RECOMMENDS THAT TIME WARNER STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT, “FOR” THE NON-BINDING, ADVISORY VOTE ON CERTAIN COMPENSATION ARRANGEMENTS AND “FOR” ADJOURNMENTS OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT.

Opinions of Time Warner’s Financial Advisors

Opinion of Allen & Company LLC

Time Warner has engaged Allen & Company as a financial advisor in connection with the transaction. In connection with this engagement, Time Warner requested that Allen & Company render an opinion to the Time Warner board regarding the fairness, from a financial point of view, to holders of Time Warner common stock of the merger consideration provided for pursuant to the merger agreement. On October 22, 2016, at a meeting of the Time Warner board held to evaluate the transaction, Allen & Company rendered an oral opinion, which was confirmed by delivery of a written opinion dated October 22, 2016, to the Time Warner board to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the merger consideration to be paid to holders of Time Warner common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Allen & Company’s written opinion, dated October 22, 2016, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached to this proxy statement/prospectus as Annex B. The description of Allen & Company’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Allen & Company’s opinion. Allen & Company’s opinion was intended for the benefit and use of the Time Warner board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the transaction. Allen & Company’s opinion did not constitute a recommendation as to the course of action that the Time Warner board or Time Warner should pursue in connection with the transaction, or otherwise address the merits of the underlying decision by Time Warner to engage in the transaction, including in comparison to other strategies or transactions that might be available to Time Warner or in which Time Warner might engage or consider. Allen & Company’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the transaction or otherwise.

Allen & Company’s opinion reflected and gave effect to Allen & Company’s general familiarity with Time Warner and AT&T as well as information that it received during the course of its assignment, including information provided by the managements of Time Warner and AT&T in the course of discussions relating to the transaction as more fully described below. In arriving at its opinion, Allen & Company neither conducted a physical inspection of the properties or facilities of Time Warner, AT&T or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Time Warner, AT&T or any other entity, or conducted any analysis concerning the solvency of Time Warner, AT&T or any other entity.

In arriving at its opinion, Allen & Company, among other things:

•	reviewed the financial terms and conditions of the initial merger as reflected in a draft, dated October 22, 2016, of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to Time Warner and AT&T, including public filings of Time Warner and AT&T and historical market prices for Time Warner common stock and AT&T common stock;

•	reviewed certain financial forecasts, estimates and other financial and operating data of Time Warner provided to or discussed with Allen & Company by the management of Time Warner, including certain internal financial forecasts, estimates and other financial and operating data of Time Warner prepared by the management of Time Warner for calendar years 2016 through 2019 as reflected in such management’s long-range plan for Time Warner (as updated, in the case of calendar year 2016, for Time Warner’s recent financial results) and as extrapolated by such management for calendar years 2020 through 2025, which we refer to collectively as the Time Warner management forecasts;

•	reviewed certain financial forecasts, estimates and other financial and operating data of AT&T provided to or discussed with Allen & Company by the management of AT&T as reviewed and approved by the management of Time Warner, including certain internal financial forecasts, estimates and other financial and operating data of AT&T prepared by the management of AT&T for calendar years 2016 through 2021, which we refer to collectively as the AT&T management forecasts;

•	held discussions with the managements of Time Warner and AT&T relating to the past and current operations and financial condition and prospects of Time Warner and AT&T;

•	reviewed the strategic rationale for, and certain potential pro forma financial effects of, the transaction, including certain information relating to potential strategic implications and other benefits anticipated by the managements of Time Warner and AT&T to result from the transaction;

•	reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that Allen & Company deemed generally relevant in evaluating Time Warner and AT&T;

•	reviewed certain publicly available financial information relating to selected transactions that Allen & Company deemed generally relevant in evaluating the initial merger; and

•	conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for purposes of its opinion.

In rendering its opinion, Allen & Company relied on and assumed, with Time Warner’s consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to Allen & Company from public sources, provided to or discussed with Allen & Company by Time Warner, AT&T or their respective representatives or otherwise reviewed by Allen & Company. With respect to the Time Warner management forecasts, the AT&T management forecasts and the information relating to potential strategic implications and other benefits anticipated by the managements of Time Warner and AT&T to result from the transaction that Allen & Company was directed to utilize for purposes of its analyses, Allen & Company was advised and Allen & Company assumed, with Time Warner’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Time Warner and AT&T, as the case may be, as to the future financial and operating performance of Time Warner and AT&T, such potential strategic implications and other benefits (including the amount, timing and achievability thereof), the potential pro forma financial effects of the transaction and the other matters covered thereby. Allen & Company further assumed, with Time Warner’s consent, that the financial results reflected in the Time Warner management forecasts, the AT&T management forecasts and the other information and data utilized in Allen & Company’s analyses would be realized in the amounts and at the times projected. Allen & Company assumed no responsibility for and expressed no view or opinion as to any financial forecasts, estimates or other information or data, including the Time Warner management forecasts, the AT&T management forecasts, and estimates as to potential strategic implications and other benefits or the assumptions on which they were based. Allen & Company relied, at Time Warner’s direction, on the assessments of the managements of Time Warner and AT&T as to, among other things, (i) matters relating to the separation of Time Warner Cable Inc., AOL Inc. and Time Inc. from Time Warner consummated in March 2009, December 2009 and June 2014, respectively, and any related tax indemnities and other arrangements, (ii) the potential impact on Time Warner and AT&T of certain market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the industries in which Time Warner and AT&T operate, (iii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, content providers, distributors, customers and other commercial relationships of Time Warner and AT&T and (iv) the ability to integrate the businesses of Time Warner and AT&T. Allen & Company assumed, with Time Warner’s consent, that there would be no developments with respect to any such matters or alternative transaction structures that would have an adverse effect on Time Warner, AT&T or the mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Allen & Company’s analyses or opinion.

Further, Allen & Company’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Allen & Company as of, the date of its opinion. It should be understood that subsequent developments may affect the conclusion expressed in Allen & Company’s opinion and that Allen & Company assumed no responsibility for advising any person of any change in any matter affecting its opinion or for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. As the Time Warner board was aware, the credit, financial and stock markets, and the industries in which Time Warner and AT&T operate, have experienced volatility and Allen & Company expressed no opinion or view as to any potential effects of such volatility on Time Warner, AT&T or the transaction (including the contemplated benefits thereof).

In connection with its engagement, Allen & Company was not requested to, and it did not, undertake a third-party solicitation process on Time Warner’s behalf with respect to the acquisition of all or a part of Time Warner. Allen & Company did not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or consideration payable to any officers, directors or employees of any party to the transaction, or any class of such persons or any other party, relative to the merger consideration or otherwise. Allen & Company did not express any opinion as to the actual value of AT&T common stock when issued in the initial merger or the prices at which AT&T common stock, Time Warner common stock or any other securities may trade or otherwise be transferable at any time.

In addition, Allen & Company did not express any opinion as to any tax or other consequences that might result from the transaction, nor did its opinion address any legal, regulatory, tax or accounting matters, as to which Allen & Company understood that Time Warner obtained such advice as it deemed necessary from qualified professionals. Allen & Company assumed, with Time Warner’s consent, that the transaction would be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the transaction, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, would be imposed or occur that would have an adverse effect on Time Warner, AT&T or the transaction (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion. Allen & Company also assumed, with Time Warner’s consent, that the transaction would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Allen & Company further assumed, with Time Warner’s consent, that the final executed merger agreement would not differ from the draft reviewed by Allen & Company in any respect meaningful to its analyses or opinion.

Allen & Company’s opinion was limited to the fairness, from a financial point of view and as of the date of the opinion, to holders of Time Warner common stock of the merger consideration (to the extent expressly specified in the opinion). Allen & Company’s opinion did not address any other terms, aspects or implications of the transaction, including, without limitation, the form or structure of the merger consideration, the form or structure of the mergers (including any alternative transaction structures) or any terms, aspects or implications of any agreement, arrangement or understanding entered into in connection with or contemplated by the transaction or otherwise.

Miscellaneous

Time Warner selected Allen & Company as its financial advisor in connection with the transaction based on, among other things, Allen & Company’s reputation, experience and familiarity with Time Warner and its business. Allen & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. In the ordinary course, Allen & Company as a broker-dealer and market maker and certain of its affiliates may have long or short positions, either on a discretionary or non-discretionary basis, for their own account or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of Time Warner, AT&T and/or their respective affiliates. The issuance of Allen & Company’s opinion was approved by Allen & Company’s fairness opinion committee.

For Allen & Company’s financial advisory services, Time Warner has agreed to pay Allen & Company an aggregate cash fee of $50 million, of which $5 million was payable upon delivery of Allen & Company’s opinion and $45 million is payable contingent on consummation of the initial merger. Time Warner also agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

As the Time Warner board was aware, Allen & Company in the past has provided and in the future may provide investment banking services to Time Warner and/or certain of its affiliates unrelated to the transaction, for which services Allen & Company has received and/or may receive compensation, including during the two-year period prior to the date of its opinion, having acted as financial advisor to Time Warner in connection with certain merger and acquisition transactions and other corporate matters, for which services Allen & Company received during such two-year period aggregate fees of approximately $9 million from Time Warner. Although Allen & Company did not during the two-year period prior to the date of its opinion provide investment banking services to AT&T, Allen & Company may provide such services in the future for which services Allen & Company would expect to receive compensation.

Opinion of Citigroup Global Markets Inc.

Time Warner also has engaged Citi as a financial advisor in connection with the transaction. In connection with this engagement, Time Warner requested that Citi evaluate the fairness, from a financial point of view, to holders of Time Warner common stock of the merger consideration provided for pursuant to the merger agreement. On October 22, 2016, at a meeting of the Time Warner board held to evaluate the transaction, Citi rendered an oral opinion, confirmed by delivery of a written opinion dated October 22, 2016, to the Time Warner board to the effect that, as of that date and based on and subject to various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in its opinion, the merger consideration to be received by holders of Time Warner common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Citi’s written opinion, dated October 22, 2016, which describes the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Time Warner board (in its capacity as such) in connection with its evaluation of the merger consideration from a financial point of view and did not address any other terms, aspects or implications of the transaction. Citi expressed no view as to, and its opinion did not address, the underlying business decision of Time Warner to effect or enter into the transaction, the relative merits of the transaction as compared to any alternative business strategies that might exist for Time Warner or the effect of any other transaction in which Time Warner might engage or consider. Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how any stockholder should vote or act on any matters relating to the transaction or otherwise.

In arriving at its opinion, Citi:

•	reviewed a draft, dated October 22, 2016, of the merger agreement;

•	held discussions with certain senior officers, directors and other representatives of Time Warner and certain senior officers and other representatives of AT&T concerning the businesses, operations and prospects of Time Warner and AT&T;

•	reviewed certain publicly available and other business and financial information relating to Time Warner provided to or discussed with Citi by the management of Time Warner, including the Time Warner management forecasts;

•	reviewed certain publicly available and other business and financial information relating to AT&T provided to or discussed with Citi by the management of AT&T as reviewed and approved by the management of Time Warner, including the AT&T management forecasts;

•	reviewed the financial terms of the initial merger as set forth in the merger agreement in relation to, among other things, current and historical market prices of Time Warner common stock and AT&T common stock, the financial condition and historical and projected earnings and other operating data of Time Warner and AT&T, and the capitalization of Time Warner and AT&T;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Time Warner and AT&T and Citi considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the initial merger;

•	evaluated certain potential pro forma financial effects of the transaction on AT&T utilizing the Time Warner management forecasts, the AT&T management forecasts and certain information and data relating to potential strategic implications and other benefits anticipated by the managements of Time Warner and AT&T to result from the transaction; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, on the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and on the assurances of the managements and other representatives of Time

Warner and AT&T that they were not aware of any relevant information that had been omitted or that remained undisclosed to Citi. With respect to the Time Warner management forecasts, the AT&T management forecasts and the information and data relating to potential strategic implications and other benefits anticipated by the managements of Time Warner and AT&T to result from the transaction that Citi was directed to utilize for purposes of its analyses, Citi was advised and Citi assumed, with Time Warner’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Time Warner and AT&T, as the case may be, as to the future financial performance of Time Warner and AT&T, such potential strategic implications and other benefits (including the amount, timing and achievability thereof), the potential pro forma financial effects of the transaction and the other matters covered thereby. Citi further assumed, with Time Warner’s consent, that the financial results reflected in the Time Warner management forecasts, the AT&T management forecasts and the other information and data utilized in its analyses would be realized in the amounts and at the times projected. Citi relied, at Time Warner’s direction, on the assessments of the managements of Time Warner and AT&T as to, among other things, (i) matters relating to the separation of Time Warner Cable Inc., AOL Inc. and Time Inc. from Time Warner consummated in March 2009, December 2009 and June 2014, respectively, and any related tax indemnities and other arrangements, (ii) the potential impact on Time Warner and AT&T of certain market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the industries in which Time Warner and AT&T operate, (iii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, content providers, distributors, customers and other commercial relationships of Time Warner and AT&T and (iv) the ability to integrate the businesses of Time Warner and AT&T. Citi assumed, with Time Warner’s consent, that there would be no developments with respect to any such matters or alternative transaction structures that would have an adverse effect on Time Warner, AT&T or the mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion.

Citi did not make, and was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Time Warner, AT&T or any other entity and nor did Citi make any physical inspection of the properties or assets of Time Warner, AT&T or any other entity. Citi assumed, with Time Warner’s consent, that the transaction would be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the transaction, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, would be imposed or occur that would have an adverse effect on Time Warner, AT&T or the transaction (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion. Representatives of Time Warner advised Citi, and Citi also assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi further assumed, with Time Warner’s consent, that the transaction would qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Citi did not express any view or opinion as to the actual value of AT&T common stock when issued in the initial merger or the prices at which AT&T common stock, Time Warner common stock or any other securities may trade or otherwise be transferable at any time. Citi did not express any opinion with respect to accounting, tax, regulatory, legal or similar matters and Citi relied, with Time Warner’s consent, on the assessments of representatives of Time Warner and AT&T as to such matters.

Citi’s opinion addressed only the fairness, from a financial point of view and as of its date, of the merger consideration (to the extent expressly specified therein) and did not address any other terms, aspects or implications of the transaction, including, without limitation, the form or structure of the merger consideration, the form or structure of the mergers (including any alternative transaction structures) or any terms, aspects or implications of any agreement, arrangement or understanding to be entered into in connection with or contemplated by the transaction or otherwise. In connection with its engagement, Citi was not requested to, and Citi did not, undertake a third-party solicitation process on Time Warner’s behalf with respect to the acquisition of all or a part of Time Warner. Citi expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the transaction, or any class of such persons, relative to the merger consideration or otherwise. Citi’s opinion was necessarily based on information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect Citi’s opinion, Citi has no obligation to update, revise or reaffirm its opinion. As the Time Warner board was aware, the credit, financial and stock markets, and the industries in which Time Warner and AT&T operate, have experienced volatility and Citi expressed no opinion or view as to any potential effects of such volatility on Time Warner, AT&T or the transaction (including the contemplated benefits thereof). The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

Miscellaneous

In connection with Citi’s services as Time Warner’s financial advisor, Time Warner has agreed to pay Citi an aggregate fee of $50 million, of which $5 million was payable upon delivery of its opinion and $45 million is payable contingent on consummation of the initial merger. In addition, Time Warner has agreed to reimburse Citi’s expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including liabilities under federal securities laws, arising out of Citi’s engagement.

As the Time Warner board was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Time Warner and/or certain of its affiliates unrelated to the transaction, for which services Citi and such affiliates have received and expect to receive compensation, including, during the two-year period prior to the date of Citi’s opinion, having acted or acting as (i) financial advisor to Time Warner in connection with certain corporate matters, (ii) joint bookrunning manager and underwriter for certain note and debenture offerings of Time Warner and (iii) administrative agent, joint lead arranger and joint bookrunner for, and a lender under, certain credit facilities of Time Warner and certain of its affiliates, for which services described in clauses (i) through (iii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $4.5 million from Time Warner and its affiliates. As the Time Warner board also was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to AT&T and/or certain of its affiliates, for which services Citi and such affiliates have received and expect to receive compensation, including, during the two-year period prior to the date of its opinion, having acted or acting as (i) financial advisor to AT&T in connection with certain disposition transactions, (ii) joint bookrunning manager and underwriter for certain note offerings of AT&T and (iii) administrative agent, joint lead arranger and joint bookrunner for, and a lender under, certain credit facilities of AT&T, for which services described in clauses (i) through (iii) above Citi and its affiliates received during such two-year period aggregate fees of approximately $14.5 million from AT&T. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Time Warner, AT&T and their respective affiliates for their own account or for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Time Warner, AT&T and their respective affiliates.

Time Warner selected Citi as its financial advisor in connection with the transaction based on, among other things, Citi’s reputation, experience and familiarity with Time Warner, AT&T and their respective businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of Morgan Stanley & Co. LLC

Time Warner also has engaged Morgan Stanley as a financial advisor in connection with the transaction. As part of that engagement, Time Warner requested that Morgan Stanley evaluate the fairness, from a financial point of view, to the holders of shares of Time Warner common stock of the merger consideration provided for pursuant to the merger agreement. On October 22, 2016, at a meeting of the Time Warner board held to evaluate the transaction, Morgan Stanley rendered an oral opinion, confirmed by delivery of a written opinion dated October 22, 2016, to the Time Warner board to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley as set forth in its opinion, the merger consideration to be received by the holders of shares of Time Warner common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Morgan Stanley’s written opinion, dated October 22, 2016, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley in connection with its opinion, is attached as Annex D to, and is incorporated by reference into, this proxy statement/prospectus. The description of Morgan Stanley’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion. Morgan Stanley’s opinion was for the information of the Time Warner board and was limited to and addressed only the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration and did not address any other terms, aspects or implications of the transaction. Morgan Stanley’s opinion did not address Time Warner’s underlying business decision to proceed with or effect the transaction, or the relative merits of the transaction as compared to any alternative transactions or other alternatives, whether or not such alternatives could be achieved or were available. Morgan Stanley expressed no opinion or recommendation as to how the stockholders of Time Warner should vote at the stockholders’ meeting to be held in connection with the transaction or otherwise.

For purposes of its opinion, Morgan Stanley:

•	reviewed certain publicly available financial statements and other business and financial information of Time Warner and AT&T, respectively;

•	reviewed certain financial forecasts, estimates and other financial and operating data relating to Time Warner supplied or otherwise made available to or discussed with Morgan Stanley by the management of Time Warner, including the Time Warner management forecasts;

•	reviewed certain financial forecasts, estimates and other financial and operating data relating to AT&T supplied or otherwise made available to or discussed with Morgan Stanley by the management of AT&T as reviewed and approved by the management of Time Warner, including the AT&T management forecasts;

•	reviewed information relating to certain strategic and other benefits anticipated to result from the transaction, as provided by the managements of Time Warner and AT&T;

•	discussed the past and current operations and financial condition and the prospects of Time Warner with senior executives of Time Warner;

•	discussed the past and current operations and financial condition and the prospects of AT&T with senior executives of AT&T;

•	reviewed the potential pro forma financial impact of the transaction on AT&T’s earnings per share and cash flow utilizing the Time Warner management forecasts and the AT&T management forecasts;

•	reviewed the reported prices for Time Warner common stock and AT&T common stock;

•	compared the financial performance of Time Warner and AT&T and the prices of Time Warner common stock and AT&T common stock with that of certain other publicly-traded companies comparable with Time Warner and AT&T, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	discussed the strategic rationale for the transaction with senior executives of Time Warner and AT&T and participated with respect to certain discussions and negotiations among representatives of Time Warner and AT&T and their financial and legal advisors;

•	reviewed a draft, dated October 22, 2016, of the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied on, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to or discussed with Morgan Stanley by Time Warner and AT&T, and formed a substantial basis for its opinion. With respect to the Time Warner management forecasts, the AT&T management forecasts and the information relating to certain strategic and other benefits anticipated to result from the transaction that Morgan Stanley was directed to utilize for purposes of its analyses, Morgan Stanley was advised and Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Time Warner and AT&T, as the case may be, of the future financial performance of Time Warner and AT&T, such strategic and other benefits (including the amount, timing and achievability thereof), the potential pro forma financial impact of the transaction and the other matters covered thereby. Morgan Stanley further assumed that the financial results reflected in the Time Warner management forecasts, the AT&T management forecasts and the other information and data utilized in its analyses would be realized in the amounts and at the times forecasted. Morgan Stanley relied, at Time Warner’s direction, on the assessments of the managements of Time Warner and AT&T as to, among other things, (i) matters relating to the separation of Time Warner Cable Inc., AOL Inc. and Time Inc. from Time Warner consummated in March 2009, December 2009 and June 2014, respectively, and any related tax indemnities and other arrangements, (ii) the potential impact on Time Warner and AT&T of certain market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the industries in which Time Warner and AT&T operate, (iii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, content providers, distributors, customers and other commercial relationships of Time Warner and AT&T and (iv) the ability to integrate the businesses of Time Warner and AT&T. Morgan Stanley assumed, with Time Warner’s consent, that there would be no developments with respect to any such matters or alternative transaction structures that would have an adverse effect on Time Warner, AT&T or the mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Morgan Stanley’s analyses or opinion.

In addition, Morgan Stanley assumed that the transaction would be consummated in accordance with the terms set forth in the merger agreement and in compliance with all applicable laws, documents and other requirements without any waiver, amendment or delay of any terms or conditions, including, among other things, that the transaction would be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the transaction, no delays, limitations, conditions or restrictions, including any divestiture or other requirements or remedies, would be imposed that would have an adverse effect on Time Warner, AT&T or the transaction (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Morgan Stanley’s analyses or opinion. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and has relied on, without independent verification, the assessments of AT&T, Time Warner and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters.

Morgan Stanley’s opinion was limited to and addressed only the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration (to the extent expressly specified in the opinion). Morgan Stanley was not asked to, nor did its opinion address, any other terms, aspects or implications of the transaction, including, without limitation, the form or structure of the merger consideration, the form or structure of the mergers (including any alternative transaction structures) or any terms, aspects or implications of any agreement, arrangement or understanding entered into in connection with or contemplated by the transaction or otherwise. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Time Warner’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of shares of Time Warner common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Time Warner, AT&T or any other entity, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of its opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. As the Time Warner board was aware, the credit, financial and stock markets, and the industries in which Time Warner and AT&T operate, have experienced volatility and Morgan Stanley expressed no opinion or view as to any potential effects of such volatility on Time Warner, AT&T or the transaction (including the contemplated benefits thereof). In arriving at its opinion, Morgan Stanley was not authorized to, and it did not, solicit interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving Time Warner. Morgan Stanley’s opinion did not in any manner address the actual value of AT&T common stock when issued in the initial merger or the prices at which AT&T common stock, Time Warner common stock or any other securities would trade or otherwise be transferable following consummation of the transaction or at any time. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Miscellaneous

Time Warner has agreed to pay Morgan Stanley for its financial advisory services in connection with the transaction an aggregate fee of $40 million, of which $5 million was payable upon delivery of its opinion and $35 million is payable contingent on the closing of the initial merger. Time Warner also has agreed to reimburse Morgan Stanley for its expenses incurred in performing its services, including fees, disbursements and other charges of counsel, and to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

As the Time Warner board was aware, in the two years prior to the date of its opinion, Morgan Stanley and its affiliates have acted or are acting as (i) financial advisor to Time Warner in connection with certain merger and acquisition transactions and other corporate matters, (ii) joint bookrunning manager and underwriter for certain note and debenture offerings of Time Warner and (iii) a lender under certain credit facilities of Time Warner and certain of its affiliates, for which services described in clauses (i) through (iii) above Morgan Stanley and its affiliates received during such two-year period aggregate fees of approximately $2.5 million from Time Warner. As the Time Warner board also was aware, in the two years prior to the date of its opinion, Morgan Stanley and its affiliates have acted or are acting as (i) joint bookrunning manager and/or underwriter for certain note offerings of AT&T and (ii) joint lead arranger, joint bookrunner and a documentation agent for, and a lender under, certain credit facilities of AT&T, for which services described in clauses (i) and (ii) above Morgan Stanley and its affiliates received during such two-year period aggregate fees of approximately $23 million from AT&T. Morgan Stanley and its affiliates may also seek to provide financial advisory and financing services to Time Warner, AT&T and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Time Warner selected Morgan Stanley as its financial advisor in connection with the transaction based on Morgan Stanley’s reputation, experience and familiarity with Time Warner, AT&T and their respective businesses. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading and prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Time Warner, AT&T or any other company, or any currency or commodity, that may be involved in the transaction, or any related derivative instrument.

Financial Analyses

In connection with the rendering of their respective opinions to the Time Warner board, Allen & Company, Citi and Morgan Stanley performed a variety of financial and comparative analyses which are summarized below. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Allen & Company, Citi and Morgan Stanley arrived at their respective opinions based on the results of all analyses undertaken and assessed as a whole, and they did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, the Time Warner financial advisors believe that the financial analyses and this summary must be considered as a whole.

In performing the financial analyses, the Time Warner financial advisors considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of their respective opinions, many of which are beyond Time Warner’s and AT&T’s control. The assumptions and estimates contained in the financial analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, financial analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty.

The Time Warner financial advisors were not requested to, and they did not, determine or recommend the specific consideration payable in the initial merger or that any given consideration constituted the only appropriate consideration in the initial merger. The type and amount of consideration payable in the initial merger were determined through negotiations between Time Warner and AT&T, and the decision to effect the transaction was solely that of the Time Warner board. The Time Warner financial advisors’ financial analyses and respective opinions were only one of many factors considered by the Time Warner board in its evaluation of the transaction and should not be viewed as determinative of the views of the Time Warner board or management with respect to the transaction or the merger consideration.

The following is a summary of the material financial analyses presented to the Time Warner board in connection with the Time Warner financial advisors’ respective opinions, each dated October 22, 2016. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinions of, the Time Warner financial advisors, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by the Time Warner financial advisors. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. Future results may differ from those described and such differences may be material. Implied per share equity value reference ranges reflected in the summaries of the financial analyses and historical trading price and stock price target ranges described below were rounded to the nearest whole dollar.

Time Warner Financial Analyses

Selected Public Companies Analysis. The Time Warner financial advisors reviewed publicly available financial and stock market information of Time Warner and the following eight selected companies that the Time Warner financial advisors considered generally relevant as publicly traded companies with operations in the media and entertainment industry, consisting of the following four publicly traded diversified entertainment companies, which we refer to as the Time Warner selected diversified entertainment companies, and the following four publicly traded cable network/studio companies, which we refer to as the Time Warner selected cable network/studio companies and, together with the Time Warner selected diversified entertainment companies, collectively, the Time Warner selected companies:

Time Warner Selected Diversified Entertainment Companies	Time Warner Selected Cable Network/Studio Companies
• CBS Corporation • The Walt Disney Company • Twenty-First Century Fox, Inc. • Viacom Inc.	• AMC Networks Inc. • Discovery Communications, Inc. • Lions Gate Entertainment Corp. • Scripps Networks Interactive, Inc.

The Time Warner financial advisors reviewed, among other information, enterprise values, calculated as fully diluted equity values based on closing stock prices on October 19, 2016 (the last trading day prior to published reports regarding a potential acquisition of Time Warner by AT&T), plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents and unconsolidated assets (as applicable), as a multiple of next 12 months (as of September 30, 2016) estimated operating income before depreciation and amortization, which we refer to as OIBDA. The Time Warner financial advisors also reviewed closing stock prices on October 19, 2016, as a multiple, to the extent publicly available, of next 12 months (as of September 30, 2016) estimated earnings per share, which we refer to as EPS. Financial data of the Time Warner selected companies were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information (pro forma, as applicable, for certain recent investments and acquisitions, dividends paid and/or debt raised). Financial data of Time Warner was based on the Time Warner management forecasts.

The overall low to high next 12 months (as of September 30, 2016) estimated OIBDA multiples observed for the Time Warner selected companies were 7.2x to 9.7x, with overall low to high next 12 months (as of September 30, 2016) estimated OIBDA multiples observed for the Time Warner selected diversified entertainment companies of 7.6x to 9.5x and overall low to high next 12 months (as of September 30, 2016) estimated OIBDA multiples observed for the Time Warner selected cable network/studio companies of 7.2x to 9.7x. The overall low to high next 12 months (as of September 30, 2016) estimated EPS multiples observed for the Time Warner selected companies were 8.3x to 15.2x, with overall low to high next 12 months (as of September 30, 2016) estimated EPS multiples observed for the Time Warner selected diversified entertainment companies of 8.8x to 15.2x and overall low to high next 12 months (as of September 30, 2016) estimated EPS multiples observed for the Time Warner selected cable network/studio companies of 8.3x to 11.7x.

The Time Warner financial advisors then applied selected ranges of next 12 months (as of September 30, 2016) estimated OIBDA and EPS multiples of 8.5x to 9.5x and 12.0x to 15.0x, respectively, derived from the Time Warner selected companies to the next 12 months (as of September 30, 2016) estimated adjusted OIBDA and adjusted EPS of Time Warner. This analysis indicated the following approximate implied per share equity value reference ranges for Time Warner, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges Based On:		Merger Consideration
Next 12 Months Adjusted OIBDA	Next 12 Months Adjusted EPS
$69 - $80	$69 - $86	$107.50

No company or business used in this analysis is identical to Time Warner and, accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial characteristics and other factors that could affect the public trading or other values of the companies or businesses to which Time Warner was compared.

Selected Precedent Transactions Analysis. Using publicly available information, the Time Warner financial advisors reviewed financial data relating to the following nine selected transactions that the Time Warner financial advisors considered generally relevant as transactions announced since October 22, 2006 with transaction values in excess of $950 million involving U.S. target companies with operations in the media and entertainment industry, which we refer to collectively as the selected transactions:

Announcement Date	Acquiror	Target
June 2016	Lions Gate Entertainment Corp.	Starz
April 2016	Comcast Corporation	Dreamworks Animation SKG, Inc.
November 2012	News Corporation	Yankees Entertainment and Sports Network
October 2012	The Walt Disney Company	Lucasfilm Ltd.
December 2009	Comcast Corporation/General Electric Company (joint venture)	NBC Universal, Inc.
November 2009	Scripps Networks Interactive, Inc.	Travel Channel
August 2009	The Walt Disney Company	Marvel Entertainment, Inc.
July 2008	NBC Universal, Inc./Bain Capital, LLC/The Blackstone Group L.P.	The Weather Channel
March 2007	Cox Communications, Inc.	Travel Channel

The Time Warner financial advisors reviewed, among other information, transaction values of the selected transactions, calculated as the enterprise values implied for the target companies based on the consideration paid in the relevant transactions or purchase prices paid for the fully diluted equity values of the target companies, based on closing stock prices as of the dates prior to the announcement dates of the relevant transactions, plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents and unconsolidated assets (as applicable), as a multiple, to the extent publicly available, of the applicable target company’s or business’ latest 12 months estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA (a metric functionally equivalent to OIBDA), or, in the case of the Lucasfilm Ltd. transaction, earnings before interest and taxes, which we refer to as EBIT, as of the applicable announcement date. Financial data of the selected transactions were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information. Financial data of Time Warner was based on the Time Warner management forecasts.

The overall low to high latest 12 months estimated EBITDA (or, estimated EBIT, as the case may be) multiples observed for the selected transactions were 10.9x to 32.3x (with a median of 12.6x). The Time Warner financial advisors then applied a selected range of latest 12 months estimated EBITDA multiples of 11.0x to 14.0x derived from the selected transactions to the latest 12 months (as of September 30, 2016) estimated adjusted OIBDA of Time Warner. This analysis indicated the following approximate implied per share equity value reference range for Time Warner, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range	Merger Consideration
$87 -$117	$107.50

No company, business or transaction used in this analysis is identical to Time Warner or the initial merger and, accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics that could affect the acquisition or other values of the companies, businesses or transactions to which Time Warner and the initial merger were compared.

Discounted Cash Flow Analyses. The Time Warner financial advisors performed separate discounted cash flow analyses of Time Warner by calculating the estimated present value (as of September 30, 2016) of the unlevered, after-tax free cash flows that Time Warner was forecasted to generate during the last three months of the fiscal year ending December 31, 2016 through the full fiscal year ending December 31, 2025 based on the Time Warner management forecasts. For purposes of these analyses, stock-based compensation was treated as a cash expense.

Allen & Company calculated implied terminal values for Time Warner by applying to Time Warner’s unlevered, after-tax free cash flows for the fiscal year ending December 31, 2025 (normalized by the management of Time Warner in the terminal year for depreciation, amortization, capital expenditures and tax rate) a selected range of perpetuity growth rates of 1.75% to 2.25%. The present values (as of September 30, 2016) of the cash flows and terminal values were then calculated using a selected range of discount rates of 7.0% to 8.0%. This analysis indicated an approximate implied per share equity value reference range for Time Warner of $98 to $130, as compared to the merger consideration of $107.50.

Citi calculated implied terminal values for Time Warner by applying to Time Warner’s unlevered, after-tax free cash flows for the fiscal year ending December 31, 2025 (normalized by the management of Time Warner in the terminal year for depreciation, amortization, capital expenditures and tax rate) a selected range of perpetuity growth rates of 1.25% to 1.75%. The present values (as of September 30, 2016) of the cash flows and terminal values were then calculated using a selected range of discount rates of 6.5% to 7.7%. This analysis indicated an approximate implied per share equity value reference range for Time Warner of $98 to $135, as compared to the merger consideration of $107.50.

Morgan Stanley calculated implied terminal values for Time Warner by applying to Time Warner’s next 12 months (as of December 31, 2025) estimated adjusted OIBDA (extrapolated based on the Time Warner management forecasts) a selected range of next 12 months OIBDA multiples of 8.0x to 9.5x. The present values (as of September 30, 2016) of the cash flows and terminal values were then calculated using a selected range of discount rates of 6.0% to 7.5%. This analysis indicated an approximate implied per share equity value reference range for Time Warner of $101 to $130, as compared to the merger consideration of $107.50.

AT&T Financial Analyses

Selected Public Companies Analysis. The Time Warner financial advisors reviewed publicly available financial and stock market information of AT&T and the following seven selected companies that the Time Warner financial advisors considered generally relevant as publicly traded companies with operations in the telecommunications industry, consisting of the following four publicly traded telecommunications companies, which we refer to as the AT&T selected telecommunications companies, and the following three publicly traded cable/satellite companies, which we refer to as the AT&T selected cable/satellite companies and, together with the AT&T selected telecommunications companies, collectively, the AT&T selected companies:

AT&T Selected Telecommunications Companies	AT&T Selected Cable/Satellite Companies
• CenturyLink, Inc. • Sprint Corporation • T-Mobile US, Inc. • Verizon Communications Inc.	• Charter Communications, Inc. • Comcast Corporation • DISH Network Corporation

The Time Warner financial advisors reviewed, among other information, enterprise values, calculated as fully diluted equity values based on closing stock prices on October 19, 2016, plus total debt, preferred equity, non-controlling interests, after-tax unfunded pension and other post-employment benefit liabilities and expected near-term network asset expenditures (as applicable) and less cash and cash equivalents, unconsolidated assets and non-operating network assets (as applicable), as a multiple of next 12 months (as of September 30, 2016) estimated OIBDA (adding back pension and other post-employment benefit expense other than service costs). The Time Warner financial advisors also reviewed closing stock prices on October 19, 2016, as a multiple, to the extent meaningful, of next 12 months (as of September 30, 2016) estimated EPS. Financial data of the AT&T selected companies were based on public filings, publicly available Wall Street research analysts’ estimates and other publicly available information (pro forma, as applicable, for certain recent acquisitions, dividends paid and/or debt raised). Financial data of AT&T was based on publicly available Wall Street research analysts’ estimates and the AT&T management forecasts.

The overall low to high next 12 months (as of September 30, 2016) estimated OIBDA multiples observed for the AT&T selected companies were 5.2x to 9.4x, with overall low to high next 12 months (as of September 30, 2016) estimated OIBDA multiples observed for the AT&T selected telecommunications companies of 6.2x to 8.9x and overall low to high next 12 months (as of September 30, 2016) estimated OIBDA multiples observed for the AT&T selected cable/satellite companies of 5.2x to 9.4x. The overall low to high next 12 months (as of September 30, 2016) estimated EPS multiples observed for the AT&T selected companies were 11.7x to 27.0x, with overall low to high next 12 months (as of September 30, 2016) estimated EPS multiples observed for the AT&T selected telecommunications companies of 11.7x to 27.0x and, given the absence of meaningful data for Charter Communications, Inc. and DISH Network Corporation, a next 12 months (as of September 30, 2016) estimated EPS multiple observed for Comcast Corporation of 17.3x. The Time Warner financial advisors noted that the next 12 months (as of September 30, 2016) estimated OIBDA and EPS multiples observed for AT&T were 7.5x and 13.2x, respectively, based on publicly available Wall Street research analysts’ estimates.

The Time Warner financial advisors then applied selected ranges of next 12 months (as of September 30, 2016) estimated OIBDA and EPS multiples of 7.0x to 8.0x and 12.0x to 14.0x, respectively, derived from the AT&T selected companies to the next 12 months (as of September 30, 2016) estimated OIBDA (adding back pension and other post-employment benefit expense other than service costs) and adjusted EPS of AT&T based on the AT&T management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for AT&T, as compared to the unaffected closing price of AT&T common stock on October 19, 2016 of $39.38 per share:

Implied Per Share Equity Value Reference Ranges Based On:		AT&T Unaffected Closing Stock Price
Next 12 Months Pension-Adjusted OIBDA	Next 12 Months Adjusted EPS
$35 - $44	$36 - $42	$39.38

No company or business used in this analysis is identical to AT&T and, accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial characteristics and other factors that could affect the public trading or other values of the companies or businesses to which AT&T was compared.

Discounted Cash Flow Analyses. The Time Warner financial advisors performed separate discounted cash flow analyses of AT&T by calculating the estimated present value (as of September 30, 2016) of the unlevered, after-tax free cash flows that AT&T was forecasted to generate during the last three months of the fiscal year ending December 31, 2016 through the full fiscal year ending December 31, 2021 based on the AT&T management forecasts. For purposes of these analyses, stock-based compensation was treated as a cash expense.

Allen & Company calculated implied terminal values for AT&T by applying to AT&T’s unlevered, after-tax free cash flows for the fiscal year ending December 31, 2021 (normalized per the management of Time Warner in the terminal year for depreciation, amortization, capital expenditures, pension funding and tax rates and after taking into account network capital expenditures) a selected range of perpetuity growth rates of 0.5% to 1.0%. The present values (as of September 30, 2016) of the cash flows and terminal values were then calculated using a selected range of discount rates of 5.5% to 6.5%. This analysis indicated an approximate implied per share equity value reference range for AT&T of $37 to $56, as compared to the unaffected closing price of AT&T common stock on October 19, 2016 of $39.38 per share.

Citi calculated implied terminal values for AT&T by applying to AT&T’s unlevered, after-tax free cash flows for the fiscal year ending December 31, 2021 (normalized per the management of Time Warner in the terminal year for depreciation, amortization, capital expenditures, pension funding and tax rates and after taking into account network capital expenditures) a selected range of perpetuity growth rates of 0% to 0.5%. The present values (as of September 30, 2016) of the cash flows and terminal values were then calculated using a selected range of discount rates of 4.9% to 5.6%. This analysis indicated an approximate implied per share equity value reference range for AT&T of $43 to $59, as compared to the unaffected closing price of AT&T common stock on October 19, 2016 of $39.38 per share.

Morgan Stanley calculated implied terminal values for AT&T by applying to AT&T’s next 12 months (as of December 31, 2021) estimated OIBDA (extrapolated based on the AT&T management forecasts and adding back pension and other post-employment benefit expense other than service costs) a selected range of next 12 months OIBDA multiples of 6.5x to 7.5x. The present values (as of September 30, 2016) of the cash flows and terminal values were then calculated using a selected range of discount rates of 5.00% to 6.25%. This analysis indicated an approximate implied per share equity value reference range for AT&T of $41 to $53, as compared to the unaffected closing price of AT&T common stock on October 19, 2016 of $39.38 per share.

Certain Informational Factors

The Time Warner financial advisors observed certain factors that were not considered part of their financial analyses for their respective opinions but were referenced for informational purposes, including the following:

•	historical trading prices of Time Warner common stock during the 52-week period ended October 19, 2016, which indicated low to high intraday prices for Time Warner common stock during such period of approximately $56 to $81 per share, as compared to the merger consideration of $107.50;

•	historical trading prices of AT&T common stock during the 52-week period ended October 19, 2016, which indicated low to high intraday prices for AT&T common stock during such period of approximately $32 to $44 per share, as compared to the unaffected closing price of AT&T common stock on October 19, 2016 of $39.38 per share;

•	undiscounted forward stock price targets for Time Warner common stock and AT&T common stock as reflected in selected publicly available Wall Street research analysts’ reports and other publicly available information as of October 19, 2016, which indicated an overall low to high range of stock price targets for Time Warner common stock of approximately $74 to $106 per share (with a mean of $88 per share and a median of $90 per share), as compared to the merger consideration of $107.50, and an overall low to high range of stock price targets for AT&T common stock of approximately $35 to $51 per share (with a mean of $44 per share and a median of $45 per share), as compared to the unaffected closing price of AT&T common stock on October 19, 2016 of $39.38 per share; and

•	the illustrative pro forma financial impact of the transaction on the pro forma combined company’s estimated free cash flow per share and estimated adjusted EPS for the fiscal years ending December 31, 2018 and December 31, 2019 based on the Time Warner management forecasts and the AT&T management forecasts, among other things, assuming Time Warner’s share repurchase program is suspended as of December 31, 2016, after taking into account potential illustrative net synergies anticipated by the management of Time Warner to result from the transaction (assuming for illustrative purposes, at the direction of the management of Time Warner, that no such synergies would be realized in fiscal year 2018) and, as applicable, amortization of related financing fees and before taking into account purchase price accounting adjustments and certain AT&T restructuring expenses, which indicated that the transaction could be dilutive to the pro forma combined company’s estimated free cash flow per share for the fiscal year ending December 31, 2018 and accretive to the pro forma combined company’s estimated free cash flow per share for the fiscal year ending December 31, 2019 and estimated adjusted EPS for the fiscal years ending December 31, 2018 and December 31, 2019. Actual results achieved by the combined company may vary from forecasted results and variations may be material.

Certain Time Warner Forecasts

Other than annual financial guidance provided to investors, which covers Adjusted Diluted Income per Common Share from Continuing Operations, and which may be updated from time to time, Time Warner does not as a matter of course make public forecasts or projections as to future revenues, operating income or other results. The prospective financial information set forth below, which we refer to in this section as the Time Warner management forecasts, was prepared by the management of Time Warner. The forecasts of Revenue and Adjusted OIBDA set forth below were presented to the Time Warner board in January 2016 as part of the normal annual business plan review, and were updated in October 2016 as part of the normal business plan review based on more current information to reflect Time Warner’s recent financial results. The forecast of Unlevered Free Cash Flow set forth below was calculated by Time Warner’s management based on the information presented to the Time Warner board in January 2016 and was also presented to the Time Warner board in October 2016.

The Time Warner management forecasts were not prepared with a view toward public disclosure or with a view toward complying with U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. Neither Time Warner’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of Time Warner’s independent registered public accounting firm incorporated by reference into this proxy statement/prospectus relate to Time Warner’s historical financial information, and no such report (or report of any other independent accounting firm incorporated by reference herein) extends to Time Warner’s forecasts or should be read to do so.

The Time Warner management forecasts were provided on a confidential basis to AT&T’s management and financial advisors in the due diligence process and to Time Warner’s financial advisors. In connection with the transaction, the Time Warner board and Time Warner’s management authorized Allen & Company, Citi and Morgan Stanley to use and rely on such Time Warner management forecasts in connection with their financial analyses and respective opinions as described in the section entitled “Opinions of Time Warner’s Financial Advisors” beginning on page [●] of this proxy statement/prospectus. The inclusion of the Time Warner management forecasts in this proxy statement/prospectus should not be regarded as an indication that any of Time Warner, AT&T or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or material information, and, in fact, both Time Warner and AT&T view the prospective financial information as non-material because of the inherent risks and uncertainties associated with such forecasts. The Time Warner management forecasts included in this proxy statement/prospectus are presented solely to give Time Warner stockholders access to the information that was made available to AT&T and its advisors and to the Time Warner board and Time Warner’s financial advisors.

The Time Warner management forecasts are subjective in many respects and thus subject to interpretation. While presented with numerical specificity, the Time Warner management forecasts reflect numerous estimates and assumptions made by Time Warner’s management at the time the forecasts were prepared that are difficult to predict and that are beyond Time Warner’s control and are subject to change. The assumptions and estimates underlying the Time Warner management forecasts are inherently uncertain and, though considered reasonable by the management of Time Warner as of the date of their preparation, are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the Time Warner management forecasts, including, among others, the following: risks and uncertainties relating to Time Warner’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general global business and economic conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this proxy statement/prospectus, “Risk Factors” beginning on page [●] of this proxy statement/prospectus, and Part I, Item IA in Time Warner’s Annual Report

on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this document. Some or all of the estimates and assumptions underlying the Time Warner management forecasts may have changed since the date the Time Warner management forecasts were prepared.

Accordingly, there can be no assurance that the prospective results are necessarily predictive of the future performance of Time Warner or that actual results will not differ materially from those presented in the Time Warner management forecasts. Additionally, the Time Warner management forecasts cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the inclusion of the Time Warner management forecasts in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

The Time Warner management forecasts were developed for Time Warner on a stand-alone basis without giving effect to the transaction or entry into the merger agreement, including any changes to Time Warner’s strategy or operations that may be implemented after the consummation of the transaction or any costs incurred in connection with the transaction. Furthermore, the Time Warner management forecasts do not take into account the effect of any failure of the transaction to be completed and should not be viewed as relevant or continuing in that context.

Certain of the Time Warner management forecasts set forth below may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as used in the Time Warner management forecasts may not be comparable to similarly titled measures used by other companies.

Time Warner does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations. Accordingly, Time Warner does not intend to update or otherwise revise the Time Warner management forecasts to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Time Warner does not intend to update or revise the Time Warner management forecasts to reflect changes in general economic or industry conditions.

The Time Warner management forecasts are not included in this proxy statement/prospectus in order to induce any stockholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the transaction or otherwise. For the reasons described above, readers of this proxy statement/prospectus are cautioned not to place undue, if any, reliance on the Time Warner management forecasts. Time Warner has not made any representation in the merger agreement concerning the Time Warner management forecasts.

The following table presents the Time Warner management forecasts referred to above:

	Fiscal Year Ending December 31,
($ in millions)	2016E	2017E	2018E	2019E
Revenue	$29,356	$31,103	$32,844	$34,529
Adjusted OIBDA(1)	$8,231	$8,922	$9,559	$10,465
Unlevered Free Cash Flow(2)	$4,817	$4,624	$4,970	$5,918

(1)	Adjusted OIBDA represents operating income before depreciation and amortization, adjusted to exclude: the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets (other than deferred gains on sale-leasebacks); gains and losses recognized in connection with pension and other postretirement benefit plan curtailments or settlements; external costs related to mergers, acquisitions or dispositions (including restructuring and severance costs associated with dispositions), as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations.

(2)	Unlevered Free Cash Flow is calculated as Adjusted OIBDA less unlevered cash taxes, capital expenditures, changes in net working capital and other cash items.

Certain AT&T Forecasts

Other than annual financial guidance provided to investors, which may be updated from time to time, AT&T does not as a matter of course make public forecasts or projections as to future revenues, operating income or other results. However, the prospective financial information set forth below, which we refer to in this section as the AT&T forecasts, were prepared by the management of AT&T and provided to Time Warner and its financial advisors in connection with their evaluations of the transaction.

The AT&T forecasts were not prepared with a view toward public disclosure or with a view toward complying with U.S. GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of prospective financial information. Neither AT&T’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The reports of AT&T’s independent registered public accounting firm incorporated by reference into this proxy statement/prospectus relate to AT&T’s historical financial information, and no such report (or report of any other independent accounting firm incorporated by reference herein) extends to AT&T’s forecasts or should be read to do so.

The AT&T management forecasts were provided on a confidential basis to Time Warner’s management and financial advisors in the due diligence process. The inclusion of the AT&T forecasts in this proxy statement/prospectus should not be regarded as an indication that any of Time Warner, AT&T or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results or material information, and, in fact, both Time Warner and AT&T view the prospective financial information as non-material because of the inherent risks and uncertainties associated with such forecasts. The AT&T forecasts included in this proxy statement/prospectus are presented solely to give Time Warner stockholders access to the information that was made available to the Time Warner board and Time Warner’s financial advisors.

The AT&T forecasts are subjective in many respects and thus subject to interpretation. While presented with numerical specificity, the AT&T forecasts reflect numerous estimates and assumptions made by AT&T’s management at the time the forecasts were prepared that are difficult to predict and that are beyond AT&T’s control and are subject to change. The assumptions and estimates underlying the AT&T forecasts are inherently uncertain and, though considered reasonable by the management of AT&T as of the date of their preparation, are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the AT&T forecasts, including, among others, the following: risks and uncertainties relating to AT&T’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory environment, general global business and economic conditions and other matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [●] of this proxy statement/prospectus, “Risk Factors” beginning on page [●] of this proxy statement/prospectus, and Part I, Item IA in AT&T’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this document. Some or all of the estimates and assumptions underlying the AT&T forecasts may have changed since the date the AT&T forecasts were prepared.

Accordingly, there can be no assurance that the prospective results are necessarily predictive of the future performance of AT&T or that actual results will not differ materially from those presented in the AT&T forecasts. Additionally, the AT&T forecasts cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the inclusion of the AT&T forecasts in this proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

The AT&T forecasts were developed through AT&T’s customary strategic planning and budgeting process utilizing reasonable available estimates and judgments at the time of their preparation. The AT&T forecasts were developed on a stand-alone basis without giving effect to the transaction, and therefore the AT&T forecasts do not give effect to the transaction or any changes to AT&T’s operations or strategy that may be implemented after the consummation of the transaction, including potential synergies to be realized as a result of the transaction, or to any costs incurred in connection with the transaction. Furthermore, the AT&T forecasts do not take into account the effect of any failure of the transaction to be completed and should not be viewed as relevant or continuing in that context.

Certain of the AT&T forecasts set forth below may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as used in the AT&T forecasts may not be comparable to similarly titled measures used by other companies.

AT&T does not intend to update or otherwise revise the AT&T forecasts to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events or changes in general economic or industry conditions even in the event that any or all of the underlying assumptions may have changed.

The AT&T forecasts are not included in this proxy statement/prospectus in order to induce any stockholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the transaction or otherwise. For the reasons described above, readers of this proxy statement/prospectus are cautioned not to place undue, if any, reliance on the AT&T forecasts. AT&T has not made any representation in the merger agreement concerning the AT&T forecasts.

	Fiscal Year Ending December 31,
($ in millions, except per share data)	2017E	2018E	2019E
Total Revenue	$166,852	$170,252	$173,995
Total EBITDA(1)	$55,522	$57,962	$59,849
Adjusted EPS(2)	$3.00	$3.15	$3.34

(1)	EBITDA is defined for purposes of the AT&T forecasts as operating income before depreciation and amortization.
(2)	Adjusted EPS is calculated for purposes of the AT&T forecasts by excluding from operating revenues, operating expenses and income tax expense certain significant items that are non-operational or non-recurring in nature, including dispositions and merger integration and transaction costs.

AT&T’s Reasons for the Transaction

At its meeting held on October 22, 2016, after due consideration and consultation with AT&T’s management and advisors, the AT&T board unanimously authorized and approved the merger agreement, the initial merger and the other transactions contemplated thereby and authorized the issuance of AT&T common stock pursuant to the merger agreement. In doing so, the AT&T board considered the business, assets, and liabilities, results of operations, financial performance, strategic direction and prospects of Time Warner and AT&T. In making its determination, the AT&T board considered a number of factors, including the following:

•	the ability to combine Time Warner’s premium content with AT&T’s distribution platforms and customer relationships;

•	the expectation that the transaction will advance its direct-to-consumer efforts and its ability to develop innovative new offerings;

•	the expectation that Time Warner will provide AT&T with certain diversification benefits, including the low level of capital expenditures as a percentage of revenues required by Time Warner’s business and the fact that Time Warner’s business is lightly regulated, in each case, as compared to AT&T’s existing business; and

•	the expectation that the transaction will be accretive to its adjusted earnings per share and accretive to its free cash flow per share within 12 months after the completion of the transaction.

The foregoing discussion of the information and factors that the AT&T board considered is not intended to be exhaustive, but is meant to include the material factors supporting the transaction that the AT&T board considered. In view of the complexity and wide variety of factors that the AT&T board considered, the AT&T board did not find it practical to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors considered. In addition, individual members of the AT&T board may have given different weights to different factors.

The foregoing description of AT&T’s consideration of the factors supporting the transaction is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page [●] of this proxy statement/prospectus.

Financing of the Transaction

AT&T’s obligation to complete the transaction is not contingent on the receipt by AT&T of any financing. AT&T estimates that it will need approximately $42.9 billion in order to pay Time Warner stockholders the cash amounts due to them as merger consideration under the merger agreement and to pay related fees and expenses in connection with the transaction. AT&T anticipates that the funds needed to pay the foregoing amounts will be derived from (i) cash on hand, (ii) borrowings under its existing and new credit facilities, (iii) the proceeds from the sale of debt securities or (iv) any combination of the foregoing.

In connection with entry into the merger agreement, on October 22, 2016, AT&T entered into a $40 billion term loan credit agreement, which we refer to as the bridge credit agreement, with JPMorgan Chase Bank, N.A., as agent, and JPMorgan Chase Bank, N.A. and Bank of America, N.A., as lenders, for the purposes of financing a portion of the cash consideration to be paid in the initial merger, refinancing of debt of Time Warner and its subsidiaries and payment of related fees and expenses. On November 15, 2016, AT&T entered into a $10 billion term loan credit agreement, which we refer to as the new term loan credit agreement and, together with the bridge credit agreement, the credit agreements. The entry into the new term loan credit agreement resulted in the reduction of the aggregate commitments under the bridge credit agreement from $40 billion to $30 billion.

The obligations of the lenders under each of the credit agreements to provide advances will terminate on the earliest of (i) October 23, 2017 or, if the termination date of the merger agreement is extended, the date that is one day following such extended termination date (but in no event later than April 23, 2018), (ii) the consummation of the transaction without the borrowing of advances under such credit agreement and (iii) the termination of the merger agreement.

The funding of each of the credit agreements is subject to terms and conditions precedent for such borrowing as set forth in such credit agreement including, among others:

•	the initial merger occurring substantially concurrently with the making of the advances in accordance with the terms of the merger agreement;

•	the absence of a material adverse effect of Time Warner;

•	delivery of certain historical and pro forma financial information of AT&T and Time Warner;

•	the absence of breaches of certain representations and warranties under such credit agreement and the merger agreement, including no payment or bankruptcy default under such credit agreement;

•	certain customary documentation requirements; and

•	payment of fees and expenses due under such credit agreement.

To the extent drawn, advances under each of the credit agreements will bear interest, at AT&T’s option, either:

•	at a variable annual rate equal to: (1) the highest of (a) the prime rate of JPMorgan Chase Bank, N.A., (b) 0.5% per annum above the federal funds rate, and (c) the London interbank offered rate, which we refer to as LIBOR, applicable to dollars for a period of one month plus 1.00%, plus (2) an applicable margin, as set forth in such credit agreement; or

•	at a rate equal to: (i) LIBOR (adjusted upwards to reflect any bank reserve costs) for a period of one, two, three or six months, as applicable, plus (ii) an applicable margin, as set forth in such credit agreement.

Repayment of all advances made under the bridge credit agreement must be made no later than 364 days after the date on which the advances are made. Repayment of all advances with respect to the “Tranche A Facility” under the new term loan credit agreement must be made no later than two years and six months after the date on which such advances are made. Amounts borrowed under the “Tranche B Facility” under the new term loan credit agreement will be subject to amortization commencing two years and nine months after the date on which such advances are made, with 25 percent of the aggregate principal amount thereof being payable prior to the date that is four years and six months after the date on which such advances are made, and all remaining principal amount due and payable on the date that is four years and six months after the date on which such advances are made.

Each of the credit agreements contains certain representations and warranties and covenants, including a limitations on liens covenant and, beginning in the first full fiscal quarter ending after the closing date, a financial ratio covenant that AT&T will maintain, as of the last day of each fiscal quarter, a ratio of not more than 3.5 to 1 of net debt to earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA.

This proxy statement/prospectus includes important information about the bridge credit agreement, a copy of which is attached as Exhibit 10.1 to this proxy statement/prospectus, and the new term loan credit agreement, a copy of which is attached as Exhibit 10.2 to this proxy statement/prospectus. Time Warner stockholders should read this information carefully and in its entirety.

Closing and Effective Time

Unless the parties otherwise mutually agree, the closing of the transaction will occur as soon as reasonably practicable, and in no event later than the third business day after the day on which the last of the conditions to the closing of the transaction is satisfied or waived (other than those conditions that by their nature must be satisfied or waived at the closing of the transaction, but subject to the fulfillment or waiver of such conditions). Subject to the satisfaction or waiver of the conditions to the closing of the transaction described in the section entitled “The Merger Agreement—Conditions to Completion of the Transaction” beginning on page [●] of this proxy statement/prospectus, including the adoption of the merger agreement by Time Warner stockholders at the special meeting, it is anticipated that the transaction will be completed before year-end 2017. It is possible that factors outside the control of both companies could result in the transaction being completed at a different time, or not at all.

The first effective time will occur as soon as practicable after the closing of the initial merger when the certificate of merger with respect to the initial merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties may mutually agree and specify in such certificate of merger. Immediately following the first effective time, LLC Merger Sub will file a certificate of merger with respect to the subsequent merger. The second effective time will occur as soon as practicable after the certificate of merger with respect to the subsequent merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties may mutually agree and specify in such certificate of merger. In certain circumstances, the parties may agree, in their respective reasonable business discretion, not to consummate the subsequent merger. However, the transaction will still be completed if the parties agree not to consummate the subsequent merger.

Regulatory Approvals

Completion of the transaction is conditioned on (i) the expiration of the applicable waiting period under the HSR Act, (ii) receipt of any consents from the FCC, if required in connection with the consummation of the transaction and (iii) receipt of the PUC consents and the foreign regulator consents.

In addition to the foreign regulator consents, Time Warner will provide AT&T with all information requested by AT&T that is reasonably necessary to identify any consents required under any other foreign or transnational laws regarding the provision of broadcasting or audio-video media services applicable to the consummation of the transaction or the issuance of shares of AT&T common stock pursuant to the initial merger, which we refer to as additional consents. AT&T and Time Warner will use their reasonable best efforts to identify any additional consents within 30 days following Time Warner’s delivery of the requested information to AT&T. The completion of the transaction may also be conditioned on receipt of certain of these additional consents.

It is also a condition to AT&T’s obligation to consummate the transaction that all governmental consents described in the foregoing paragraphs and all other governmental consents required under applicable law in connection with the consummation of the transaction not have imposed any regulatory conditions that, individually or in the aggregate, would be reasonably likely to have a regulatory material adverse effect (as defined below).

Under the HSR Act, certain transactions, including the transaction, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the Department of Justice, which we refer to as the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the termination of that waiting period. If the DOJ issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

Time Warner and AT&T filed their notification and report forms under the HSR Act on November 4, 2016.

Time Warner and AT&T have agreed to cooperate with each other and use, and cause their respective subsidiaries to use, their respective reasonable best efforts to obtain all regulatory approvals required to complete the transaction. In furtherance of the foregoing, AT&T and Time Warner have agreed, as promptly as reasonably practicable, to:

•	prepare and file all documentation to effect all necessary notices, reports and other filings; and

•	obtain all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the transaction.

In furtherance of the foregoing, Time Warner and AT&T have agreed that “reasonable best efforts” includes taking any and all actions necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any governmental entity required to consummate the transaction prior to the termination date, including agreeing to regulatory conditions that would have a serious and significant adverse impact on the current or future business or operations of AT&T and its subsidiaries, including Time Warner and its subsidiaries, which we refer to as regulatory actions.

Notwithstanding the foregoing, AT&T’s and Time Warner’s respective obligations to use reasonable best efforts to obtain all regulatory approvals required to complete the transaction do not require AT&T and its subsidiaries (including Time Warner and its subsidiaries) to take or refrain from taking, or agree to take or refrain from taking, any action or actions that, individually or in the aggregate, would:

•	be reasonably likely to have a material adverse effect on the financial condition, properties, assets, business or results of operations of the businesses included in AT&T’s “Entertainment Group Segment Results” as of the date of the merger agreement, together with the businesses of Time Warner and its subsidiaries, which we refer to collectively as the combined entertainment group, treating for this purpose the effects of all regulatory actions wherever imposed (whether on AT&T, its subsidiaries, Time Warner and/or its subsidiaries) as if they affected a company the size of, and having the financial and operating metrics of, the combined entertainment group;

•	result in a material increase in the aggregate capital expenditures of AT&T and its subsidiaries from the closing date of the transaction through 2021 relative to the aggregate corresponding amounts in AT&T’s consolidated 2017-2021 capital budget as provided to Time Warner prior to the date of the merger agreement; or

•	require AT&T or its subsidiaries to divest, dispose of or hold separate any businesses or assets of AT&T or its subsidiaries (not including any businesses or assets of Time Warner or its subsidiaries) that are more than de minimis.

We refer to the occurrence of any of the matters specified in any of the bullets above as a regulatory material adverse effect.

Time Warner and its subsidiaries may not agree to any regulatory actions without the prior written consent of AT&T (which, subject to certain exceptions, may be granted or withheld in AT&T’s sole discretion).

Subject to applicable laws relating to the exchange of information, AT&T and Time Warner will have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to AT&T or Time Warner, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the transaction and the other transactions contemplated by the merger agreement. To the extent permitted by applicable law, each party must provide the other with copies of all material written correspondence between it (or its advisors) and any governmental entity relating to the transaction and the other transactions contemplated by the merger agreement and, to the extent reasonably practicable, all telephone calls and meetings with a governmental entity regarding the transactions contemplated by the merger agreement must include representatives of AT&T and Time Warner.

In addition, AT&T and Time Warner will coordinate with respect to antitrust laws and communications laws and with respect to the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any governmental entity required to consummate the transaction. To the extent permitted by applicable law, each of AT&T and Time Warner has agreed to:

•	notify the other, as far in advance as practicable, of any filing or material or substantive communication or inquiry it or any of its subsidiaries intends to make with any governmental entity relating to regulatory approvals required to complete the transaction;

•	prior to submitting any such filing or making any such communication or inquiry, provide the other party and its counsel a reasonable opportunity to review, and consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry;

•	promptly following the submission of such filing or making such communication or inquiry, provide the other party a copy of any such filing or, if in written form, communication or inquiry; and

•	consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any governmental entity relating to the transaction.

In exercising the foregoing rights, Time Warner and AT&T each must act reasonably and as promptly as reasonably practicable.

Accounting Treatment

AT&T prepares its financial statements in accordance with GAAP. The transaction will be accounted for using the acquisition method of accounting. AT&T will be treated as the acquiror for accounting purposes.

NYSE Market Listing

The shares of AT&T common stock to be issued in the initial merger will be listed for trading on the NYSE.

Delisting and Deregistration of Time Warner Common Stock

If the initial merger is completed, Time Warner common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Time Warner will no longer be required to file periodic reports with the SEC.

Prior to the closing of the transaction, Time Warner has agreed to cooperate with AT&T to take all actions reasonably necessary, proper or advisable on its part under applicable laws and rules and regulations of the NYSE to enable such delisting and deregistration.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about Time Warner or AT&T. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Time Warner and AT&T make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

Explanatory Note Regarding Representations, Warranties and Covenants in the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about Time Warner and AT&T contained in this proxy statement/prospectus or in the public reports of Time Warner and AT&T filed with the SEC may supplement, update or modify the factual disclosures about Time Warner and AT&T contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Time Warner, AT&T, Corporate Merger Sub and LLC Merger Sub, which we refer to together as the Merger Subs, were qualified and subject to important limitations agreed to by Time Warner, AT&T and Merger Subs in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the transaction if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the disclosure schedules that Time Warner and AT&T each delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement.

Effects of the Mergers; Organizational Documents; Officers

The merger agreement provides for two mergers, which would occur in immediate succession. First, Corporate Merger Sub will merge with and into Time Warner. Time Warner will survive the initial merger as a wholly owned subsidiary of AT&T, which we refer to as the initial surviving company. We refer to the effective time of the initial merger as the first effective time.

The merger agreement provides that immediately following the first effective time, Time Warner will merge with and into LLC Merger Sub. LLC Merger Sub will survive the subsequent merger as a wholly owned subsidiary of AT&T, which we refer to as the final surviving entity. We refer to the effective time of the subsequent merger as the second effective time. However, under certain circumstances the subsequent merger may not occur. See the section entitled “The Merger Agreement—Alternative Structure” beginning on page [●] of this proxy statement/prospectus. We refer to the initial merger and the subsequent merger collectively as the mergers.

At the first effective time, each share of common stock, par value $0.01 per share, of Time Warner issued and outstanding immediately prior to the first effective time (other than shares owned by AT&T or Time Warner in each case not held on behalf of third parties and shares that are owned by stockholders, whom we refer to as dissenting stockholders, who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL, all of which such shares we refer to as excluded shares) will be converted into the right to receive the merger consideration. The merger consideration will consist of (i) $53.75 in cash, plus (ii) a number of validly issued, fully paid and non-assessable shares of common stock of AT&T equal to the exchange ratio. The exchange ratio is established in accordance with the merger agreement and depends on the average of the volume weighted averages of the trading price of AT&T common stock on the NYSE on each of the 15 consecutive NYSE trading days ending on and including the trading day that is three trading days prior to the date of the initial merger, which we refer to as the average stock price. If the average stock price is between (or equal to) $37.411 and $41.349 per share, the exchange ratio will be the quotient obtained by dividing $53.75 by the average stock price. If the average stock price is greater than $41.349, the exchange ratio will be 1.300. If the average stock price is less than $37.411, the exchange ratio will be 1.437.

At the first effective time, all shares of Time Warner common stock (other than excluded shares) will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any shares of Time Warner common stock (other than excluded shares) and each book-entry account formerly representing any uncertificated share of Time Warner common stock (other than excluded shares) will thereafter represent only the right to receive the merger consideration and the right, if any, to receive cash in lieu of fractional shares into which such shares have been converted and any distribution or dividend issued or payable after the first effective time.

At the first effective time, except for the rights available to dissenting stockholders described in the section entitled “The Merger Agreement—Appraisal Rights” and the section entitled “Appraisal Rights of Time Warner Stockholders” beginning on pages [●] and [●] of this proxy statement/prospectus, respectively, each excluded share will cease to be outstanding, will be cancelled without payment of any consideration in return and will cease to exist.

The Certificate of Incorporation; the Bylaws

At the first effective time, the certificate of incorporation of the initial surviving company will be amended and restated so as to read in its entirety as the certificate of incorporation of Corporate Merger Sub in effect immediately prior to the first effective time, except that references to the name of Corporate Merger Sub will be replaced by the name of the initial surviving company and references to the incorporator will be removed, until thereafter amended as provided therein or by applicable law.

Also at the first effective time, the bylaws of the initial surviving company will be amended and restated so as to read in their entirety as the bylaws of Corporate Merger Sub in effect immediately prior to the first effective time, except that references to the name of Corporate Merger Sub will be replaced by the name of the initial surviving company, until thereafter amended as provided therein or by applicable law.

Directors

The parties will take all actions necessary so that the directors of Corporate Merger Sub immediately prior to the first effective time will, from and after the first effective time, be the directors of the initial surviving company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the initial surviving company’s certificate of incorporation and bylaws.

Officers

The parties will take all actions necessary so that the officers of Time Warner immediately prior to the first effective time will, from and after the first effective time, be the officers of the initial surviving company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the initial surviving company’s certificate of incorporation and bylaws.

Treatment of Time Warner Equity Compensation Awards in the Transaction

Treatment of Stock Options

At the first effective time, each outstanding Time Warner option, whether vested or unvested, will be converted into an AT&T option covering a number of shares of AT&T common stock (rounded down to the nearest whole number) equal to the product of (i) the number of shares of Time Warner common stock subject to such option immediately prior to the first effective time and (ii) the option exchange ratio (defined below), at an exercise price per share (rounded up to the nearest whole cent) equal to the result obtained by dividing (A) the exercise price per share of such option immediately prior to the first effective time by (B) the option exchange ratio. After the first effective time, each option will have the same general terms and conditions as were applicable to such option immediately prior to the first effective time, except that each option granted to a non-employee director of Time Warner will vest and become immediately exercisable at the first effective time.

Under the merger agreement, the option exchange ratio means a fraction, the numerator of which is the sum of $53.75 plus an amount equal to the product of the exchange ratio and the average stock price, and the denominator of which is the average stock price.

Treatment of Restricted Stock Units

At the first effective time, each director restricted stock unit award will be cancelled in exchange for the merger consideration for each share underlying such director restricted stock unit award, plus any retained distributions, in each case, without interest and less applicable tax withholdings.

At the first effective time, each outstanding restricted stock unit award, other than a director restricted stock unit award or a performance stock unit award, whether vested or unvested, will be converted into (i) the right to receive a cash amount equal to $53.75 multiplied by the number of shares underlying such restricted stock unit award, plus any retained distributions, in each case, without interest, and (ii) an AT&T restricted stock unit award covering a number of shares of AT&T common stock equal to the number of shares of Time Warner common stock underlying such restricted stock unit award multiplied by the exchange ratio. Any fractional AT&T restricted stock units will be converted into a cash payment based on the average stock price, and the payment will be treated as a retained distribution. After the first effective time, the cash consideration, the AT&T restricted stock units and the retained distributions will continue to be governed by the same general terms and conditions as were applicable to such restricted stock unit award immediately prior to the first effective time.

Treatment of Performance Stock Units

At the first effective time, each outstanding performance stock unit award, whether vested or unvested, will be cancelled in exchange for the merger consideration, which will be paid promptly following the first effective time, for each share underlying such performance stock unit award immediately prior to the first effective time, plus any retained distributions, in each case, without interest and less applicable tax withholdings. The number of shares of Time Warner common stock subject to the performance stock unit award will be determined by the Compensation and Human Development Committee of the Time Warner board, in accordance with the terms of the applicable award and subject to review by AT&T.

Exchange and Payment Procedures

At the first effective time, AT&T will deposit with the exchange agent a number of shares of AT&T common stock and an amount of cash comprising approximately the aggregate merger consideration to which Time Warner stockholders will become entitled. After the first effective time, on the appropriate payment date, if applicable, AT&T will deposit with the exchange agent the amount of any dividends or other distributions payable on shares of AT&T common stock issued pursuant to the initial merger with a record and payment date after the first effective time and prior to the surrender of such shares and cash in lieu of fractional shares payable.

Promptly (and in any event within four business days) after the first effective time, AT&T will cause the exchange agent to mail a letter of transmittal to each holder of record of a certificate representing shares of Time Warner common stock converted pursuant to the merger agreement. The letter of transmittal will advise the holder of the effectiveness of the initial merger and the conversion of the holder’s Time Warner common stock into the right to receive the merger consideration and specify that delivery will be effected, and risk of loss and title to the shares of Time Warner common stock will pass, only upon proper delivery of such certificate (or affidavit of loss in lieu of the certificate) to the exchange agent and will provide instructions for use in effecting the surrender of share certificates in exchange for payment of the merger consideration.

Upon the delivery of a certificate (or affidavit of loss) to the exchange agent, the holder of such certificate will receive the number of whole shares of AT&T common stock and the amount of cash that such holder is entitled to receive in respect of each such uncertificated share, including any cash in lieu of fractional shares and any dividends and other distributions in respect of the AT&T common stock to be issued or paid (after giving effect to any required tax withholdings). Surrendered share certificates will be cancelled and no interest will be paid or accrue on any cash.

Holders of shares of Time Warner common stock that are not registered in Time Warner’s transfer record will not be entitled to receive the merger consideration unless and until the certificate formerly representing such shares is presented to the exchange agent, along with documents evidencing such transfer and the payment of applicable stock transfer taxes.

If any shares of AT&T common stock are issued to a name not matching that of its certificate, the holder requesting such exchange must pay any required stock transfer or other taxes, or must establish to AT&T or the exchange agent that such taxes have been paid or are not applicable.

For holders of uncertificated shares of Time Warner common stock, promptly after the first effective time, AT&T will cause the exchange agent to (i) mail to each holder of uncertificated shares of Time Warner common stock (other than excluded shares) materials advising such holder of the effectiveness of the initial merger and the conversion of its shares into the right to receive the merger consideration and (ii) issue, to each holder of uncertificated shares the number of whole shares of AT&T common stock and the amount of cash that such holder is entitled to receive in respect of such uncertificated shares, including any cash in lieu of fractional shares and any dividends and other distributions in respect of the AT&T common stock to be issued or paid (after giving effect to any required tax withholdings).

Distributions with Respect to Unexchanged Shares; Voting

All shares of AT&T common stock issued pursuant to the initial merger will be deemed issued and outstanding as of the first effective time. Whenever a divided or other distribution is declared by AT&T in respect of AT&T common stock and the record date of such dividend or distribution is after the first effective time, that declaration will include dividends or other distributions in respect of all shares of AT&T common stock issuable in the initial merger. Until holders of certificates previously representing Time Warner shares have surrendered their share certificates to the exchange agent for exchange, those holders will not receive dividends or distributions on the shares of AT&T common stock into which those shares have been converted with a record date after the first effective time. Subject to applicable law, when holders surrender their share certificates, they will receive, without interest, (i) the amount of dividends or other distributions with a record date after the first effective time theretofore payable with respect to such whole shares of AT&T common stock and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of AT&T common stock with a record date after the first effective time with a payment date subsequent to such surrender.

Registered holders of unsurrendered certificates representing shares of Time Warner common stock will be entitled to vote after the first effective time at any meeting of AT&T stockholders with a record date at or after the first effective time the number of whole shares of AT&T common stock represented by such certificates, regardless of whether such holders have exchanged their certificates.

No Transfers Following the First Effective Time

After the first effective time, the stock transfer books of Time Warner will be closed and there will be no further registration of transfers of the shares of the common stock of Time Warner that were outstanding immediately prior to the first effective time.

Fractional Shares

No fractional shares of AT&T common stock will be issued, and any holder of shares of Time Warner common stock, Time Warner director restricted stock units and Time Warner performance stock units who would have been entitled to receive a fractional share of AT&T common stock but for this provision will instead be entitled to receive a cash payment in lieu thereof. The value of such cash payment will be calculated by the exchange agent and will represent the holder’s proportionate interest in a share of AT&T common stock based on the average stock price.

Termination of Exchange Fund

Any certificates representing shares of AT&T common stock and any funds that had been made available to the exchange agent for the payment of the merger consideration (including dividends and other distributions paid by AT&T after the first effective time) and have not been disbursed to holders of shares of Time Warner common stock for 180 days after the first effective time will be delivered to AT&T. Thereafter, former holders of shares of Time Warner common stock (other than excluded shares) will be entitled to look only to AT&T with respect to the payment of any merger consideration (or dividends or distributions with respect thereto, as contemplated by the merger agreement), without any interest thereon. None of the initial surviving company, final surviving entity, AT&T, the exchange agent or any other person will be liable to any former holder of Time Warner shares for any amount properly delivered to a public official pursuant to any abandoned property, escheat or similar law. To the fullest extent permitted by law, immediately prior to the date any merger consideration would escheat to or become the property of governmental entity, such merger consideration will become the property of the final surviving entity.

Lost, Stolen or Destroyed Share Certificates

If a share certificate has been lost, stolen or destroyed, then, before a Time Warner stockholder will be entitled to receive the merger consideration (or dividends or distribution with respect thereto), the holder will need to deliver an affidavit of that fact and, if required by AT&T, a bond (in such amount as is customary and on such terms as may be required by AT&T) as indemnity against any claim that may be made against AT&T, the exchange agent or the final surviving entity on account of the alleged loss, theft or destruction of such share certificate.

Withholding Rights

AT&T and the Merger Subs will each be entitled to deduct and withhold any applicable taxes from the consideration otherwise payable to Time Warner stockholders and pay over such withheld amounts to the appropriate governmental entity. Any amount so withheld will be treated for all purposes of the merger agreement as having been paid to the holder of the Time Warner shares in respect of which the deduction and withholding was made.

Appraisal Rights

No dissenting stockholders will be entitled to receive shares of AT&T common stock or the cash portion of the merger consideration, or any dividends or other distributions on shares of AT&T common stock issued as merger consideration, unless and until the holder has failed to perfect or has effectively withdrawn or lost the holder’s right to seek appraisal in connection with the initial merger under the DGCL. Dissenting stockholders who properly demand and perfect their appraisal rights and do not withdraw or otherwise lose these rights will be entitled to receive only the payment provided by Section 262 of the DGCL with respect to their shares of Time Warner common stock. Once a holder of Time Warner common stock has failed to properly perfect or has effectively withdrawn or lost the right to appraisal under the DGCL or if a court of competent jurisdiction has finally determined that the dissenting stockholder is not entitled to relief under Section 262 of the DGCL with respect to any shares of Time Warner common stock, these shares will be converted, as of the first effective time, into the right to receive the merger consideration without interest and less any required tax withholding. Time Warner must give AT&T (i) prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments received by Time Warner relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. Time Warner may not, except with the prior written consent of AT&T, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Adjustments to Prevent Dilution

In the event that, prior to the first effective time, either Time Warner or AT&T changes the number of shares of Time Warner common stock or AT&T common stock, as the case may be, issued and outstanding, or if Time Warner changes the number of securities convertible or exchangeable into or exercisable for any shares of Time Warner common stock, as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the merger consideration will be equitably adjusted to eliminate the effects of such event on the merger consideration.

Representations and Warranties

The merger agreement contains customary and, in certain cases, substantially reciprocal representations and warranties by Time Warner and AT&T that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, in any form, statement, certification, report or other document filed with or furnished to the SEC from January 1, 2016 and prior to October 22, 2016 or in the disclosure schedules delivered by Time Warner and AT&T to each other in connection with the merger agreement, excluding, in each case, any disclosures, other than statements of historical fact, set forth in any risk factor section or in any such forms, statements, certifications, reports and documents that are cautionary, predictive or forward looking in nature.

These representations and warranties relate to, among other things:

•	organization, good standing and qualification to do business;

•	capital structure;

•	the absence of preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Time Warner, AT&T or any of their respective subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of Time Warner, AT&T or any of their respective subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire from Time Warner, AT&T or any of their respective subsidiaries, any equity securities of Time Warner, AT&T or any of their respective subsidiaries, and no securities or obligations of Time Warner, AT&T or any of their respective subsidiaries evidencing such rights are authorized, issued or outstanding;

•	the absence of outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Time Warner or AT&T on any matter;

•	corporate authority and approval relating to the execution, delivery and performance of the merger agreement;

•	governmental filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods, or authorizations necessary to complete the transaction;

•	the absence of a breach or violation of, or a default under, governing documents;

•	the absence of a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a lien on any of the assets of AT&T, Time Warner or any of their respective subsidiaries pursuant to any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation, which we refer to in this section collectively as contracts, binding on AT&T, Time Warner or any of their respective subsidiaries, or under any law or order of or license granted by a governmental entity to which AT&T, Time Warner or any of their respective subsidiaries is subject;

•	the absence of any change in the rights or obligations under contracts to which AT&T, Time Warner or any of their respective subsidiaries is a party;

•	filings with the SEC;

•	compliance with listing and corporate governance rules and regulations;

•	compliance with disclosure controls and procedures required under the Exchange Act;

•	the accuracy of consolidated financial statements;

•	the absence of a “material adverse effect” since December 31, 2015, and, since June 30, 2016, the conduct by Time Warner and AT&T of their respective businesses in the ordinary course consistent with past practice in all material respects and the absence of certain other changes or events;

•	the absence of civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings, pending or, to the knowledge of AT&T or Time Warner, threatened against AT&T, Time Warner or any of their respective subsidiaries;

•	the absence of certain undisclosed liabilities;

•	the absence of certain judgments, orders, writs, injunctions, decrees, awards, stipulations or settlements to which either AT&T, Time Warner or any of their respective subsidiaries is a party;

•	compliance with applicable laws;

•	takeover statutes;

•	tax matters, including representations that neither AT&T nor Time Warner has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent or impede the transaction from qualifying for the Intended Tax Treatment; and

•	broker’s and finder’s fees.

The merger agreement also contains additional representations and warranties by Time Warner relating to the following:

•	Time Warner’s ownership interest in each of its subsidiaries and the ownership interest of Time Warner and its subsidiaries in the capital stock or equity interests of certain other persons;

•	the receipt by the Time Warner board of the opinions of Time Warner’s financial advisors;

•	employee benefits;

•	labor matters;

•	material contracts;

•	environmental matters;

•	intellectual property matters;

•	content distribution;

•	the number of U.S. domestic households reached by certain networks of Time Warner; and

•	insurance policies.

The merger agreement also contains additional representations and warranties by AT&T relating to the following:

•	required contributions to the AT&T pension plans and the financial condition of such plans; and

•	available funds at the first effective time for payment of the merger consideration.

Some of the representations and warranties contained in the merger agreement are qualified by a “material adverse effect” standard (that is, they will not be deemed untrue or incorrect unless their failure to be true or correct, individually or in the aggregate has had or would reasonably be likely to have a material adverse effect on either Time Warner or AT&T).

A material adverse effect with respect to Time Warner, AT&T or Merger Subs, as applicable, means (A) an effect that would prevent, materially delay or materially impair the ability of Time Warner, AT&T or Merger Subs to consummate the transaction or (B) a material adverse effect on the financial condition, properties, assets, business or results of operations of Time Warner and its subsidiaries, taken as a whole, or AT&T and its subsidiaries, taken as a whole, but excluding any such effect resulting from or arising in connection with the following, which we refer to as the material adverse effect exceptions:

•	changes in, or events generally affecting, the financial, securities or capital markets, although a material adverse effect will exist only to the extent such effect has a disproportionate adverse effect on Time Warner and its subsidiaries, taken as a whole, or AT&T and its subsidiaries, taken as a whole, as applicable, relative to other participants in the industries Time Warner and its subsidiaries, or AT&T and its subsidiaries, as applicable operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a material adverse effect has occurred;

•	general economic or political conditions in the United States or any foreign jurisdiction in which Time Warner, AT&T or any of their respective subsidiaries, as applicable, operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation, although a material adverse effect will exist only to the extent such effect has a disproportionate adverse effect on Time Warner and its subsidiaries, taken as a whole, or AT&T and its subsidiaries, taken as a whole, as applicable, relative to other participants in the industries Time Warner and its subsidiaries, or AT&T and its subsidiaries, as applicable operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a material adverse effect has occurred;

•	changes in, or events generally affecting, the industries in which Time Warner, AT&T or any of their respective affiliates, as applicable, operate, although a material adverse effect will exist only to the extent such effect has a disproportionate adverse effect on Time Warner and its subsidiaries, taken as a whole, or AT&T and its subsidiaries, taken as a whole, as applicable, relative to other participants in the industries Time Warner and its subsidiaries, or AT&T and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a material adverse effect has occurred;

•	any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), although a material adverse effect will exist only to the extent such effect has a disproportionate adverse effect on Time Warner and its subsidiaries, taken as a whole, or AT&T and its subsidiaries, taken as a whole, as applicable, relative to other participants in the industries Time Warner and its subsidiaries, or AT&T and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a material adverse effect has occurred;

•	any failure by Time Warner or any of its subsidiaries, or AT&T or any of its subsidiaries, as applicable, to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, although this exception will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not falling within any of the other material adverse effect exceptions) has resulted in, or contributed to, a material adverse effect;

•	a decline in the price, or change in the trading volumes, of the shares of Time Warner common stock or of AT&T common stock, as applicable, on the NYSE, although this exception will not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not falling within any of the other material adverse effect exceptions) has resulted in, or contributed to, a material adverse effect;

•	any changes in law, although a material adverse effect will exist only to the extent such effect has a disproportionate adverse effect on Time Warner and its subsidiaries, taken as a whole, or AT&T and its subsidiaries, taken as a whole, as applicable, relative to other participants in the industries Time Warner and its subsidiaries, or AT&T and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a material adverse effect has occurred;

•	any changes in U.S. GAAP (or authoritative interpretation of U.S. GAAP), although a material adverse effect will exist only to the extent such effect has a disproportionate adverse effect on Time Warner and its subsidiaries, taken as a whole, or AT&T and its subsidiaries, taken as a whole, as applicable, relative to other participants in the industries Time Warner and its subsidiaries, or AT&T and its subsidiaries, as applicable, operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments will be taken into account in determining whether a material adverse effect has occurred;

•	the taking of any specific action expressly required by the merger agreement or taken with the written consent, in the case of Time Warner, of AT&T, and in the case of AT&T, of Time Warner, to the extent the effects thereof are reasonably explained in writing by the party requesting such consent prior to the time of such consent or the failure to take any specific action expressly prohibited by the merger agreement and as for which a party declined to provide consent; or

•	the announcement or pendency (but not the consummation) of the merger agreement and the transaction, including the associated impacts on the relationships with customers, suppliers, distributors, partners or employees, although this exception shall not apply with respect to material adverse effect qualifiers applied to certain specified representations and warranties.

Conduct of Businesses of Time Warner and its Subsidiaries Prior to Completion of the Transaction

Time Warner has agreed that, subject to certain exceptions or unless AT&T approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), between the date of the merger agreement and the first effective time, Time Warner will use its reasonable best efforts to conduct its business and the business of its subsidiaries in the ordinary course of business consistent with past practice, and each of Time Warner and its subsidiaries will, subject to certain restrictions, use reasonable best efforts to preserve its business organization intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, distributors, licensors, creditors, lessors, employees and business associates and others having material business dealings with Time Warner (including material content providers, studios, authors, producers, directors, actors, performers, guilds, announcers and advertisers) and keep available the services of the present employees and agents of Time Warner and its subsidiaries.

Time Warner also has agreed that, subject to certain exceptions or unless AT&T approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), between the date of the merger agreement and the first effective time, it will not, nor permit any of its subsidiaries to, except as required by law, as expressly provided for in the merger agreement or as otherwise agreed between the parties and, in some cases, transactions solely among Time Warner and its wholly owned subsidiaries or solely involving wholly owned subsidiaries of Time Warner:

•	amend its governing documents; split, combine, subdivide or reclassify its outstanding shares of capital stock; declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for normal quarterly cash dividends on Time Warner’s common stock); enter into any agreement with respect to the voting of its capital stock; or purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•	merge or consolidate with any other person or restructure, reorganize or completely or partially liquidate;

•	knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the transaction from qualifying for the Intended Tax Treatment;

•	increase or change the compensation or benefits payable to any employee of Time Warner or any of its subsidiaries other than in the ordinary course of business, subject to certain restrictions on granting equity-based awards or transaction or retention bonuses, increasing the compensation or benefits payable to certain senior members of Time Warner’s management team, increasing severance benefits and changing pension or welfare benefit plans in a manner that materially increases costs;

•	incur any indebtedness, or issue any warrants or other rights to acquire any indebtedness;

•	make or commit to any capital expenditures other than in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (if covered by insurance or the portion of which is not covered by insurance is less than $100,000,000) or in the ordinary course of business consistent with past practice and in the aggregate not in excess of 120% of the amounts reflected in Time Warner’s capital expenditure budget for 2016, 2017 and 2018;

•	transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a lien on or otherwise dispose of any intellectual property;

•	issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares;

•	transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a lien on or otherwise dispose of any properties or assets, but not including intellectual property, with a fair market value in excess of $50,000,000 individually if the transaction is not in the ordinary course or $100,000,000 individually in any event;

•	other than capital expenditures made in accordance with the above and other than with respect to film and television programming or video game production, spend or commit to spend amounts in excess of $25,000,000 if the transaction is not in the ordinary course of business and $200,000,000 in any event or more than $500,000,000 in the aggregate in any year, in each case to acquire any business, whether by merger, consolidation, purchase of property or assets, licenses or otherwise, provided that neither Time Warner nor any of its subsidiaries will make any acquisition that would, or would reasonably be likely to, prevent, materially delay or materially impair the consummation of the transaction;

•	other than capital expenditures made in accordance with the above, spend or commit to spend on purchases and licensing of film and television programming from third parties or video game production in excess of $500,000,000 if the transaction is not in the ordinary course and $1,000,000,000 in any event;

•	make any material change with respect to its financial accounting policies or procedures, except as required by changes in GAAP (or any interpretation of GAAP) or by applicable law;

•	make any tax election that is material to Time Warner and its subsidiaries, taken as a whole, or take any position that is material to Time Warner and its subsidiaries, taken as a whole, on any tax return filed on or after the date of the merger agreement, that is inconsistent with elections made or positions taken in preparing or filing similar tax returns in prior periods, except in each case as the result of, or in response to, any change in United States federal tax laws or regulations or associated administrative guidance; make any change to any method of tax accounting that is material to Time Warner and its subsidiaries, taken as a whole; amend any federal income tax return with respect to an amount of taxes that is material to Time Warner and its subsidiaries, taken as a whole; or settle or resolve any tax controversy that is material to Time Warner and its subsidiaries, taken as a whole;

•	enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of the merger agreement, or start to conduct a line of business in any geographic area where it is not conducted as of the date of the merger agreement, other than reasonable extensions to geographic areas where such business line is conducted as of the date of the merger agreement (provided that such entry or expansion would not require the receipt or transfer of any license issued by the FCC, a non-U.S. governmental entity regulating the provision of broadcasting or audio-video media services or by any other governmental entity to provide and/or own, operate or install broadcasting and/or audio-video media services, which we refer to as communications licenses, if issued or granted prior to the date of the merger agreement and would not reasonably be likely to prevent, materially delay or materially impair the ability of Time Warner, AT&T or Merger Subs to complete the transaction on a timely basis);

•	except as currently conducted, engage in the conduct of any business in any state which would require the receipt or transfer of a communications license or license that would constitute a communications license if issued or granted prior to the date of the merger agreement or in any foreign country that would require the receipt or transfers of a material license;

•	other than with respect to film and television programming, make any loans, advances or capital contributions to, or investments in, any person in excess of $25,000,000 if the transaction is not in the ordinary course and $200,000,000 in any event;

•	other than for certain specified exceptions, amend or modify in any material respect, or terminate or fail to renew (where the determination is unilateral by Time Warner or its subsidiary) any material contract (other than amendments or modifications that are substantially consistent with past practice or that are not adverse to Time Warner and its subsidiaries in any material respect with respect to the contract, and terminations upon the expiration of the contract) or waive, release or assign any material rights, claims or benefits under any material contract or enter into any contract that would have been a material contract had it been entered into prior to the date of the merger agreement unless it is on terms substantially consistent with, or on terms more favorable to it (and to AT&T and its subsidiaries following the completion of the transaction) than, either a contract it is replacing or a form of such material contract made available to AT&T prior to the date of the merger agreement;

•	settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a governmental entity, except such actions are permitted if the amount of the settlement is $25,000,000 or less individually or $75,000,000 or less in the aggregate and such settlement does not involve any injunctive or equitable relief that are not de minimis or impose restrictions on the business activities of Time Warner and its subsidiaries or AT&T and its subsidiaries that are not de minimis, or if the settlement relates to taxes;

•	enter into any collective bargaining agreement, other than renewals of any collective bargaining agreements in the ordinary course of business;

•	enter into any contract obligating or purporting to obligate any existing or future non-controlled affiliate of Time Warner (including any parent entity) to grant licenses to any intellectual property; or

•	agree, resolve, or commit to do any of the foregoing actions.

Regardless of the above requirements, Time Warner and its subsidiaries must consult with AT&T reasonably in advance of taking any action in the ordinary course of business consistent with past practice prior to entering into any such transaction involving capital expenditure transactions involving payments in excess of $500,000,000, or transactions involving the acquisition of businesses (other than with respect to film and television programming or video game production) involving spending or committing to spend more than $25,000,000. Additionally, Time Warner agreed that it and its subsidiaries will not, without the prior written consent of AT&T, exercise any buy-sell rights with respect to any joint venture or partnership that has a fair market value in excess of $25,000,000, and Time Warner and its subsidiaries will consult in good faith the AT&T prior to taking any material action in response to the exercise of any buy-sell rights with respect to any joint venture or partnership with a fair market value in excess of $25,000,000.

In addition, if the chief financial officer of Time Warner concludes at any time that there is a reasonable likelihood that the adjusted operating income or earnings per share of Time Warner and its subsidiaries, on a consolidated basis, for the then-current fiscal quarter or fiscal year will adversely deviate by five percent or more from the budget for such item for such period, the chief financial officer of Time Warner will promptly advise the chief financial officer of AT&T of such deviation and the basis for such deviation, and notify the chief financial officer of AT&T regarding actions proposed to be taken with respect to such deviation.

Conduct of Business of AT&T Prior to Completion of the Transaction

AT&T has agreed that, subject to certain exceptions or unless required by law, as expressly provided for in the merger agreement or as Time Warner approves in writing (such approval not to be unreasonably withheld, conditioned or delayed), between the date of the merger agreement and the completion of the transaction:

•	AT&T will not amend its governing documents in any manner that would prohibit or hinder, impede or delay in any material respect the transaction, although it may amend its certificate of incorporation to increase the authorized number of shares of any class or series of the capital stock or to create a new series of capital stock;

•	AT&T will not declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than certain normal quarterly cash dividends on its common stock and dividends and distributions with a record date after the first effective time;

•	AT&T will not, and will not permit any of its subsidiaries to, acquire another business or merge or consolidate with any other person or restructure, reorganize or completely or partially liquidate, in each case, to the extent that such action would, or would reasonably be likely to, prevent, materially delay or materially impair the consummation of the transaction;

•	AT&T and Merger Subs will not knowingly take or omit to take any action that would impair the enforceability of the bridge credit agreement entered simultaneously with the merger agreement, reduce the aggregate amount of the debt financing under such credit agreement (except as required under such credit agreement or concurrently with the entry into alternative arrangements in equal amounts and on other terms that, with respect to conditionality, are not less favorable in any material respect to AT&T or Merger Subs than the terms and conditions of such credit agreement) or adversely modify the terms and conditions of the bridge credit agreement in a manner that would reasonably be likely to prevent or materially impede or delay the funding of the debt financing under the bridge credit agreement;

•	AT&T will not knowingly take or omit to take any action if such action or failure to act would reasonably be likely to prevent or impede the mergers from qualifying for the Intended Tax Treatment; and

•	AT&T will not agree, resolve or commit to do any of the foregoing.

No Solicitation or Negotiation of Acquisition Proposals

The merger agreement provides that neither Time Warner nor any of its subsidiaries nor any of their respective officers, directors and employees will, and Time Warner will instruct and use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal;

•	engage or otherwise participate in any discussions or negotiations relating to any acquisition proposal or to any proposal or offer that would reasonably be expected to lead to an acquisition proposal;

•	provide any information or data to any person in connection with any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

The merger agreement provides that an acquisition proposal means (i) any proposal or offer from any person or group of persons with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving Time Warner or any of its subsidiaries which is structured to permit such person or group of persons (or their stockholders) to acquire, directly or indirectly, beneficial ownership of 15% or more of Time Warner’s consolidated total assets or any class of Time Warner’s equity interests and (ii) any acquisition by any person or group of persons (or their stockholders) resulting in, or proposal or offer, which if consummated would result in, any person or group of persons (or their stockholders) obtaining control over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of Time Warner, or 15% or more of the consolidated total assets (including equity securities of its subsidiaries) of Time Warner, in each case other than the transactions contemplated by the merger agreement.

Existing Discussions or Negotiations

The merger agreement provides that Time Warner will, and will cause its subsidiaries to, use its reasonable best efforts to cause its representatives to immediately cease and cause to be terminated any discussions and negotiations with any person conducted prior to the date of the merger agreement with respect to any acquisition proposal, or proposal that would reasonably be expected to lead to an acquisition proposal. Time Warner also agreed to promptly inform the persons referred to in the preceding sentence of its obligations, and Time Warner will promptly request from each person that has executed a confidentiality agreement in connection with its consideration of making an acquisition proposal to return or destroy all confidential information concerning Time Warner and any of its subsidiaries and promptly terminate all physical and electronic data access previously granted to such person.

Fiduciary Exception

Prior to the time, but not after, the Time Warner stockholder approval is obtained, Time Warner may do any of the following in response to an unsolicited bona fide written acquisition proposal made after the date of the merger agreement:

•	contact the person who made such acquisition proposal and its representatives solely to clarify the terms and conditions thereof; and

•	if the Time Warner board has determined in good faith that (A) based on the information available and after consultation with outside legal counsel, the unsolicited proposal either constitutes a superior proposal (as defined below) or could be reasonably likely to result in a superior proposal and (B) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law:

•	provide access to information regarding Time Warner or any of its subsidiaries in response to a request to the person who made such acquisition proposal and such person’s representatives, provided that such information has previously been, or is substantially concurrently, made available to AT&T and that, prior to furnishing any such non-public information, Time Warner receives from the person making such acquisition proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the confidentiality agreement between Time Warner and AT&T (it being understood that such confidentiality agreement need not contain a “standstill” or similar obligations to the extent that AT&T is, concurrently with the entry by Time Warner or its subsidiaries into such confidentiality agreement, released from any standstill or similar obligations in its confidentiality agreement with Time Warner), provided, further, that if the person making such acquisition proposal is a competitor of Time Warner and its subsidiaries, Time Warner will not provide information that in the good faith determination of Time Warner constitutes commercially sensitive non-public information to such person in connection with such permitted actions other than in accordance with a clean room or other similar procedures designated to limit any potential adverse effect on Time Warner from sharing such information; and

•	engage or participate in any discussions or negotiations with any such person and its representatives regarding such acquisition proposal.

The merger agreement provides that a superior proposal means an unsolicited bona fide acquisition proposal made after the date of the merger agreement that would result in a person or group (or their stockholders) becoming, directly or indirectly, the beneficial owner of, all or substantially all of Time Warner’s consolidated total assets or more than 50% of the total voting power of the equity securities of Time Warner or the successor person of Time Warner, that the Time Warner board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person or group of persons making the proposal, and, if consummated, would result in a transaction more favorable to Time Warner’s stockholders from a financial point of view than the transaction contemplated by the merger agreement (after taking into account any revisions to the terms of the transaction and the time likely to be required to consummate the acquisition proposal).

Notice

Time Warner will promptly notify AT&T if any inquiries, proposals or offers with respect to an acquisition proposal are received by, any non-public information is requested in connection with any acquisition proposal from, or any discussions or negotiations with respect to an acquisition proposal are sought to be initiated or continued with, it, its subsidiaries or any of their respective representatives. In any such notice, Time Warner will indicate the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and should continue to keep AT&T informed, on a reasonably current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including any change in Time Warner’s intentions as previously notified.

No Change in Recommendation or Alternative Acquisition Agreement

Subject to certain exceptions described below, the Time Warner board and each committee of the Time Warner board may not:

•	withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to AT&T, its recommendation to Time Warner stockholders that they vote in favor of the adoption of the merger agreement, which we refer to as the Time Warner recommendation (it being understood that if any acquisition proposal structured as a tender or exchange offer is commenced, the Time Warner board failing to recommend against acceptance of such tender or exchange offer by Time Warner’s stockholders within 10 business days after commencement thereof pursuant to Rule 14d-2 of the Exchange Act will be considered a modification adverse to AT&T);

•	approve or recommend, or publicly declare advisable or publicly propose to enter into, an alternative acquisition agreement relating to any acquisition proposal; or

•	cause or permit Time Warner to enter into an alternative acquisition agreement.

Fiduciary Exception

However, at any time before the Time Warner stockholder approval is obtained, the Time Warner board may:

•	make a change in recommendation in connection with an acquisition proposal if:

•	the acquisition proposal did not result from or in connection with a material breach of the merger agreement and the acquisition proposal is not withdrawn; and

•	the Time Warner board determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that (A) such acquisition proposal constitutes a superior proposal and (B) the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•	make a change in recommendation other than in connection with an acquisition proposal if (i) a development or change in circumstances occurs or arises after the date of the merger agreement that was not known by nor was reasonably foreseeable to the Time Warner board as of the date of the merger agreement and (ii) the Time Warner board determines in good faith and after consultation with outside counsel and a financial advisor of nationally recognized reputation that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; and/or

•	terminate the merger agreement and concurrently cause Time Warner to enter into an alternative acquisition agreement providing for a superior proposal, which superior proposal did not result from or in connection with a material breach of the merger agreement, which termination we refer to as a superior proposal termination event.

However, the Time Warner board is in no event permitted to take or agree or resolve to take, any such action other than in compliance with this provision of the merger agreement. Additionally, the Time Warner board may not make a change in recommendation and/or effect a superior proposal termination until after at least five business days following AT&T’s receipt of written notice from Time Warner advising that the Time Warner board intends to take such action and the basis for doing so (which notice will include a copy of any such superior proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such superior proposal and the material terms of the superior proposal or, in the case of notice given other than in connection with a superior proposal, a reasonably detailed description of the development or change in connection with which the Time Warner board has given such notice). After providing such notice and prior to effecting such change in recommendation and/or superior proposal termination event:

•	Time Warner must, during such five business day period, negotiate in good faith with AT&T and its representatives, to the extent AT&T wishes to negotiate, with respect to any revisions to the terms of the transaction contemplated by the merger agreement proposed by AT&T; and

•	in determining whether it may still under the terms of the merger agreement make a change in recommendation and/or effect a superior proposal termination, the Time Warner board must take into account any changes to the terms of the merger agreement proposed by AT&T and any other information provided by AT&T in response to such notice during such five business day period.

Any amendment to the financial terms or conditions or other material terms of any acquisition proposal will be deemed to be a new acquisition proposal except that the five business day notice period for such new acquisition proposal will be three business days. Subject to its right to change its recommendation described above, the Time Warner board is required to include its recommendation in this proxy statement/prospectus and recommend at the special meeting that Time Warner’s stockholders adopt the merger agreement, and use its reasonable best efforts to obtain and solicit such adoption.

Limits on Release of Standstill and Confidentiality

From the date of the merger agreement until the first effective time, Time Warner may not terminate, amend, modify or waive any provision of any standstill or similar obligation to which Time Warner or any of its subsidiaries is a party and must enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. However, Time Warner will be permitted to fail to enforce any provision of any “standstill” or similar obligation of any person if the Time Warner board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action is necessary in order for the directors to comply with their fiduciary duties under applicable law, as long as Time Warner promptly advises AT&T that it is taking such action and the identity of the party or parties with respect to which it is taking such action. In addition, Time Warner may permit a person to orally request the waiver of a standstill or similar obligation to the extent necessary to comply with fiduciary duties under applicable law.

Certain Permitted Disclosure

Nothing in the merger agreement will prevent Time Warner from complying with its disclosure obligations under applicable U.S. federal or state law with regard to an acquisition proposal, provided that this right will not be deemed to permit Time Warner or its board of directors to effect a change in recommendation except in accordance with the requirements of the merger agreement.

Stockholders Meeting

Time Warner is required to use its reasonable best efforts to convene and hold a special meeting of Time Warner stockholders to consider and vote on the adoption of the merger agreement not more than 45 days after the registration statement on Form S-4 filed by AT&T, of which this proxy statement/prospectus forms a part, is declared effective by the SEC. Time Warner may postpone or adjourn such meeting if, on a date preceding the date on which the special meeting is scheduled, Time Warner reasonably believes that it will not receive proxies representing a majority of the shares of Time Warner’s common stock entitled to vote on the adoption of the merger agreement, or it will not have enough shares represented to constitute a quorum at the special meeting. Time Warner may postpone or adjourn the special meeting one or more times up to an aggregate postponement and/or adjournment of 15 calendar days. In addition, Time Warner may postpone or adjourn the Time Warner stockholder meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Time Warner has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Time Warner prior to the Time Warner stockholder meeting. The Time Warner board is required to include the Time Warner recommendation in the proxy statement/prospectus and recommend at the special meeting that Time Warner’s stockholders adopt the merger agreement, and use its reasonable best efforts to obtain and solicit such adoption, subject to the fiduciary exceptions in the merger agreement.

Regulatory Approvals

Time Warner and AT&T have agreed to cooperate with each other and use, and cause their respective subsidiaries to use, their respective reasonable best efforts to obtain all regulatory approvals required to complete the transaction. In furtherance of the foregoing, AT&T and Time Warner have agreed, as promptly as reasonably practicable, to:

•	prepare and file all documentation to effect all necessary notices, reports and other filings; and

•	to obtain all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the transaction.

For a more complete discussion of the regulatory approvals required to complete the transaction and the terms of the merger agreement related to regulatory approvals, see the section entitled “The Transaction—Regulatory Approvals” beginning on page [●] of this proxy statement/prospectus.

Access to Information

Subject to certain exceptions and limitations, and upon reasonable prior notice, Time Warner will afford AT&T reasonable access to all of its and its subsidiaries’ employees, properties, assets, books, records and contracts as may reasonably be requested. AT&T will also furnish certain information to Time Warner as may be reasonably requested.

Post-Closing Employee Matters

Through December 31 of the calendar year following the calendar year in which the first effective time occurs, a period we refer to as the continuation period, each Time Warner employee who continues to remain employed by Time Warner or one of its subsidiaries, whom we refer to as a continuing employee, will be provided (i) a base salary or base wage that is no less favorable than the base salary or base wage provided to such continuing employee immediately prior to the first effective time and (ii) target annual cash bonus opportunities and target long-term incentive compensation opportunities that are no less favorable in the aggregate than those opportunities provided to such continuing employee immediately prior to the first effective time. Also during the continuation period, the continuing employees will be provided pension and welfare benefits that are substantially comparable in the aggregate to those provided by Time Warner and its subsidiaries to such employees immediately prior to the first effective time. In addition, until the second anniversary of the first effective time, each continuing employee will be provided severance benefits that are no less favorable than the severance benefits provided to such continuing employee immediately prior to the first effective time.

AT&T will provide that no pre-existing conditions, exclusions or waiting periods will apply to a Time Warner employee under the benefit plans provided for such employee, except to the extent such condition or exclusion was applicable to such employee prior to the first effective time. With respect to the plan year during which the first effective time occurs, AT&T will provide each Time Warner employee credit for deductibles and out-of-pocket requirements paid prior to the first effective time in satisfying any applicable deductible or out-of-pocket requirements under any AT&T plan in which such employee is eligible to participate following the first effective time. From and after the first effective time, AT&T will provide credit to Time Warner employees for their service recognized by Time Warner and its subsidiaries as of the first effective time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off and severance benefits to the same extent and for the same purposes as such service was credited under the Time Warner plans, provided that:

•	such service will not be recognized to the extent that such recognition would result in a duplication of benefits for the same period of service, for purposes of any frozen or discontinued AT&T plan or portion of an AT&T plan or for purposes of benefit accrual under any defined benefit pension plan or retiree medical plan; and

•	if “hire date” is used to determine the particular AT&T plan or benefit structure in which a Time Warner employee would participate, if any, then, solely for such purposes, “hire date” will be the first effective time.

With respect to any Time Warner employees who are, or become, subject to a collective bargaining or other agreement with a labor union or like organization, the foregoing will not apply and all compensation and benefits treatment and terms and conditions of employment afforded to such Time Warner employees will be provided in accordance with such agreement.

Expenses

Subject to certain exceptions, all fees, costs and expenses incurred by any party to the merger agreement or on its behalf in connection with the merger agreement and the transaction will be paid by the party incurring such expenses, except expenses incurred in connection with the filing, printing and mailing of the registration statement on Form S-4 filed by AT&T, of which this proxy statement/prospectus is a part, will be shared equally by AT&T and Time Warner.

Indemnification and Insurance

From and after the first effective time, AT&T and the initial surviving company will, and to the extent the subsequent merger is consummated, from and after the second effective time, the final surviving entity will also, indemnify and hold harmless each present and former director and officer of Time Warner determined as of the first effective time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the first effective time), arising out of the fact that such indemnified person is or was a director, officer, employee or agent of Time Warner, or is or was serving at the request of Time Warner as a director, officer, employee or agent of another person prior to the first effective time.

Prior to the first effective time, Time Warner will, and if Time Warner is unable to, AT&T will cause the initial surviving company as of the first effective time, or, if the subsequent merger is consummated, AT&T will cause the final surviving entity as of the second effective time, to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the first effective time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as Time Warner’s existing policies with respect to matters existing or occurring at or prior to the first effective time, subject to certain limitation and premium thresholds.

Dividends

Time Warner agreed that it will coordinate with AT&T regarding the declaration and payment of dividends on Time Warner common stock so that holders of such shares do not receive dividends on shares of Time Warner common stock and AT&T common stock received in the initial merger, or fail to receive any dividend on shares of Time Warner common stock and AT&T common stock received in the initial merger, in each case, in respect of the same calendar quarter.

Alternative Structure

Indebtedness

Time Warner agreed that it will use reasonable best efforts to amend any agreement, instrument or indenture with respect to indebtedness for borrowed money to which it or any of its subsidiaries is a party not later than five business days prior to the date the registration statement on Form S-4 filed by AT&T, of which this proxy statement/prospectus forms a part, is declared effective, if AT&T reasonably determines such amendment is necessary so that the subsequent merger will not constitute or result in a breach or violation of, a default or termination or modification under, payment of additional fees under, the creation or acceleration of any obligations under, the creation of a lien on any assets of Time Warner or any of its subsidiaries pursuant to, or a change in rights or obligations under, such agreement, instrument or indenture, which condition we refer to as an indenture impact. In taking any such action, Time Warner will not without the prior written consent of AT&T (i) make any consent payments (other than those that are de minimis) to any third party in connection with taking such actions or (ii) agree to amend any of the terms of such agreement, instrument or indenture except to amend the provision giving rise to the indenture impact. On November 17, 2016, Time Warner entered into an eleventh supplemental indenture to amend an indenture, dated as of January 15, 1993, to clarify that Time Warner is permitted to merge with and into a limited liability company so long as the successor limited liability company expressly assumes Time Warner’s obligations as a guarantor under the indenture.

Failure to Qualify for Intended Tax Treatment

In the event that either the mergers would reasonably be likely to fail to qualify for the Intended Tax Treatment or the subsequent merger would have an indenture impact, AT&T and Time Warner will:

•	cooperate in good faith to explore alternative structures that would permit the transactions contemplated by the merger agreement to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

•	if each party to the merger agreement in the exercise of its reasonable business discretion agrees to pursue such an alternative structure, the parties will enter into an appropriate amendment to the merger agreement to reflect such alternative structure and provide for such other changes necessitated by such a decision.

However, the failure of the parties to the merger agreement to agree to an alternative structure will not cause any condition to the closing of the transaction set forth in the merger agreement not to be satisfied or otherwise cause any breach of the merger agreement. Additionally, any actions taken as a result of the failure to qualify for the Intended Tax Treatment as permitted by the merger agreement will neither, without the consent of Time Warner and AT&T, alter or change the amount, nature or mix of the merger consideration, nor impose any economic or other costs on AT&T or Time Warner that are more than immaterial. Any such actions taken will be capable of consummation without delay in relation to structures currently contemplated by the merger agreement.

Finally, in no event, will AT&T be required to cause the subsequent merger to occur or to effect any alternative structure if either would result in an indenture impact.

Necessity of Subsequent Merger

In the event the transaction would reasonably be likely to fail to qualify for the Intended Tax Treatment, the parties may agree, in their respective reasonable business discretion, not to consummate the subsequent merger.

Alternative Structure Not a Closing Condition

Neither the identification nor the implementation of an alternative structure will be a condition to completing the transaction.

Conditions to Completion of the Transaction

The respective obligations of each of Time Warner, AT&T and Merger Subs to complete the transaction are subject to the satisfaction or waiver, at or prior to the closing of the transaction of certain conditions, including:

•	the Time Warner stockholder approval must have been obtained;

•	the shares of AT&T common stock to be issued in the initial merger must have been approved for listing on the NYSE upon official notice of issuance;

•	any applicable waiting period under the HSR Act must have expired or been terminated, if required in connection with the consummation of the transaction, any FCC consents must have been obtained and the PUC consents and the foreign regulator consents must have been obtained, the foregoing which we refer to collectively as the required governmental consents;

•	no domestic, foreign or transnational governmental entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the transaction; and

•	the registration statement on Form S-4 filed by AT&T in respect of the shares of AT&T common stock to be issued in the initial merger, of which this proxy statement/prospectus forms a part, must have become effective under the Securities Act and must not be the subject of any stop order or any proceedings initiated or threatened for that purpose by the SEC.

The obligations of AT&T and Merger Subs to effect the transaction also are subject to the satisfaction or waiver by AT&T and Merger Subs at or prior to the closing of the transaction of certain conditions, including the following:

•	certain of the representations and warranties of Time Warner with respect to its capital structure must, both on the date of the merger agreement and at the closing of the transaction (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be true and correct as of such earlier date), be true and correct, except for any failures to be so true and correct that are de minimis;

•	the representation and warranty of Time Warner that there has been no Time Warner material adverse effect since December 31, 2015 must, both on the date of the merger agreement and at the closing of the transaction, be true and correct in all respects;

•	certain representations and warranties of Time Warner with respect to corporate authority and approval of the transaction and financial advisor opinions and takeover statues must, both on the date of the merger agreement and at the closing of the transaction (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be true and correct as of such earlier date), be true and correct in all material respects;

•	generally, the other representations and warranties of Time Warner in the merger agreement (without giving effect to any references to any Time Warner material adverse effect or other qualifications based upon the concept of materiality or similar phrases contained therein) must be true and correct, both on the date of the merger agreement and at the closing of the transaction (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be true and correct as of such earlier date), unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not be reasonably be likely to have a Time Warner material adverse effect;

•	the performance, in all material respects, by Time Warner of its obligations under the merger agreement at or prior to the closing of the transaction; and

•	none of the required governmental consents or any other governmental consents required under applicable law in connection with the consummation of the transaction will have imposed any regulatory actions that, individually or in the aggregate, would be reasonably likely to have a regulatory material adverse effect.

Time Warner’s obligation to effect the transaction is also subject to the satisfaction or waiver by Time Warner at or prior to the closing of the transaction of the following additional conditions:

•	the representations and warranties of AT&T with respect to its capital structure must, both on the date of the merger agreement and at the closing of the transaction (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be true and correct as of such earlier date), be true and correct in all material respects;

•	the representation and warranty of AT&T that there has been no AT&T material adverse effect since December 31, 2015 must, both on the date of the merger agreement and at the closing of the transaction, be true and correct in all respects;

•	certain representations and warranties of AT&T with respect to corporate authority and approval of the transaction must, both on the date of the merger agreement and at the closing of the transaction (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be true and correct as of such earlier date), be true and correct in all material respects;

•	the other representations and warranties of AT&T and Merger Subs in the merger agreement (without giving effect to any references to any “material adverse effect,” as that term is used in the merger agreement, with respect to AT&T, which we refer to as an AT&T material adverse effect, or other qualifications based on the concept of materiality or similar phrases contained therein) must be true and correct, both on the date of the merger agreement and at the closing of the transaction, in all material respects (unless such representation or warranty speaks as of a particular date, in which case such representation or warranty must be true and correct as of such earlier date), unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had and would not be reasonably be likely to have an AT&T material adverse effect; and

•	each of AT&T and Merger Subs each must have performed in all material respects its respective obligations under the merger agreement at or prior to the closing of the transaction.

Termination of the Merger Agreement

Termination

The merger agreement may be terminated and the transaction may be abandoned at any time prior to the first effective time:

•	by mutual written consent of AT&T and Time Warner, by action of their respective boards of directors;

•	by either AT&T or Time Warner if, provided in each case that the party terminating the transaction agreement has not breached in any material respect its obligations under the merger agreement in any manner that has proximately contributed to the failure of the initial merger to be consummated:

•	whether before or after the Time Warner stockholder approval is obtained, the initial merger has not been consummated by October 22, 2017, which we refer to as the termination date, which may be extended one or more times by AT&T or Time Warner to a date not later than April 22, 2018 if on such termination date any required governmental consents have not been obtained, which we refer to as an outside date termination event;

•	the Time Warner stockholder approval is not obtained at a meeting duly convened therefor or at any adjournment or postponement thereof at which a stockholder vote is taken on the adoption of the merger agreement, which we refer to as a stockholder approval termination event; or

•	whether before or after the Time Warner stockholder approval is obtained, any law or order permanently restrains, enjoins or otherwise prohibits consummation of the transaction, and such law or order has become final and non-appealable, which we refer to as a final law or order termination event;

•	by Time Warner if:

•

whether before or after the Time Warner stockholder approval is obtained, AT&T breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become untrue after the date of the merger agreement, such that the related conditions to the obligation of Time Warner to close the transaction would not be satisfied and such breach is not curable or, if curable, is not cured by the 30th day following notice to AT&T from Time Warner of such breach or failure, provided that Time Warner is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement; or

•	before the Time Warner stockholder approval is obtained, Time Warner effects a superior proposal termination, provided that prior to or concurrently with such termination Time Warner pays AT&T the termination fee;

•	by AT&T if:

•	the Time Warner board effects a change in recommendation, which we refer to as an adverse recommendation change termination event; or

•	Time Warner breaches any of its representations, warranties, covenants or agreements in the merger agreement, or any of its representations or warranties shall have become untrue after the date of the merger agreement, such that the related conditions to the obligation of AT&T and Merger Subs to close the transaction would not be satisfied and such breach is not curable or, if curable, is not cured by the 30th day following notice to Time Warner from AT&T of such breach or failure, provided that AT&T is not then in material breach of any of its representations, warranties, covenants or agreements under the merger agreement, which we collectively refer to as a Time Warner breach termination event.

Termination Fee & AT&T Payment

Time Warner will pay AT&T the termination fee of $1,725,000,000, if:

•	AT&T terminates the merger agreement pursuant to an adverse recommendation change termination event;

•	Time Warner terminates the merger agreement pursuant to a stockholder approval termination event at a time when AT&T had the right to terminate pursuant to an adverse recommendation change termination event;

•	Time Warner terminates the merger agreement pursuant to a superior proposal termination event; or

•	a tail termination fee event occurs.

A tail termination fee event occurs if:

•	AT&T or Time Warner terminates the merger agreement pursuant to an outside date termination event at a time when the conditions to closing relating to governmental consents, laws and orders and governmental approval have been satisfied, and between the date of the merger agreement and such termination, any person publicly made an acquisition proposal to Time Warner or any of its subsidiaries;

•	AT&T or Time Warner terminates the merger agreement pursuant to a stockholder approval termination event, and between the date of the merger agreement and such termination, any person publicly made an acquisition proposal to Time Warner or any of its subsidiaries; or

•	AT&T terminates the merger agreement pursuant to a Time Warner breach termination event, and between the date of the merger agreement and such termination, any person made an acquisition proposal to Time Warner publicly or privately; and

•	in each of the above three circumstances, within 12 months after the date of such termination, Time Warner consummates or enters into an agreement contemplating an acquisition proposal.

In defining “acquisition proposal” for purposes of the tail termination fee event, all references to “15% or more” in the definition of acquisition proposal (found on page [●] of this proxy statement/prospectus) are replaced with references to “50% or more”.

AT&T will pay Time Warner an amount equal to $500,000,000, which we refer to as the AT&T payment, if:

•	AT&T or Time Warner terminates the merger agreement pursuant to a final law or order termination event as a result of any applicable antitrust law, communications law, utilities law or foreign regulatory law or an order imposed by a governmental entity with jurisdiction over enforcement of any applicable antitrust law, communications law, utilities law or foreign regulatory law with respect to such laws; or

•	AT&T or Time Warner terminates the merger agreement pursuant to an outside date termination event at a time when one or more of the conditions to closing relating to governmental consents or governmental approvals or laws and orders (to the extent such failure of conditions relating to laws and orders relates to certain applicable antitrust laws, communications laws utilities laws or foreign regulatory laws) have not been satisfied; and

•	In each of the above two circumstances, both of the following requirements are satisfied:

•	all other conditions to the obligation of AT&T to effect the transaction have been satisfied or waived; and

•	Time Warner is not in breach in any material respect of its obligations under the merger agreement in any manner that would have proximately contributed to the events giving rise to the right of AT&T or Time Warner to terminate the merger agreement.

In the event that a payment of a termination fee or the AT&T payment is paid in the above circumstances, the recipient may refund such payment to the payer upon giving written notice within five business days after the receipt of such payment with the refund of the AT&T payment being paid within five business days of delivery of the written notice, and, in that event, the original recipient of the AT&T payment who makes such refund will be entitled to all remedies available under the merger agreement.

AT&T and Time Warner have agreed that payment of the termination fee or the AT&T payment, if such payment is actually paid and the recipient of such payment fails to exercise its right to refund such payment as described in the preceding paragraph, subject to certain exceptions under the merger agreement, the payer of the termination fee or the AT&T payment will have no further liabilities to the recipient of such payment, and such payer will have no further liabilities to the recipient under the merger agreement.

Under no circumstances will the termination fee or the AT&T payment be payable more than once.

Amendment and Modification

The merger agreement may be amended, modified or supplemented by written agreement of the parties by action taken or authorized by their respective boards of directors at any time prior to the closing of the transaction subject to applicable law, except that no amendments or modification is possible with respect to certain provisions to which financing sources are expressly made third-party beneficiaries.

Remedies

The parties will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement (and each party waived any requirement for the security or posting of any bond in connection with such remedy). This right is in addition to any other remedy to which the parties are entitled at law or in equity, including monetary damages. The parties further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to applicable law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Time Warner or AT&T otherwise have an adequate remedy at law.

NON-BINDING, ADVISORY VOTE ON TRANSACTION-RELATED COMPENSATION FOR

TIME WARNER’S NAMED EXECUTIVE OFFICERS

Golden Parachute Compensation

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding certain compensation that may be paid or become payable to Time Warner’s named executive officers, assuming that their employment is terminated under certain circumstances, in connection with the transaction and the agreements and understandings pursuant to which such compensation may be paid or become payable, which we refer to as the transaction-related executive compensation. These potential payments consist of:

•	Severance payments and benefits that each named executive officer would be entitled to receive in connection with a covered termination (as defined below) pursuant to the terms of his employment agreement. These payments are not enhanced by the transaction, and would be payable to a named executive officer in the event of any covered termination, regardless of whether the first effective time has occurred.

•	Payments in connection with Time Warner equity-based compensation awards, the treatment of which is described in more detail in the section entitled “The Merger Agreement—Treatment of Time Warner Equity Compensation Awards in the Transaction” beginning on page [●] of this proxy statement/prospectus and, with respect to the Special Retention RSUs, as defined below, in the section entitled “Interests of Time Warner’s Directors and Executive Officers in the Transaction” beginning on page [●] of this proxy statement/prospectus.

•	Special cash and equity-based retention awards that each named executive officer, other than Mr. Bewkes, is entitled to receive in connection with a broad-based retention program that was approved by the Compensation and Human Development Committee of the Time Warner board, which we refer to as the Compensation Committee, in order to promote the retention and continued focus of certain key employees, including the named executive officers, during the pendency of the transaction and following the closing of the transaction.

•	The cash retention awards are generally payable 50% on the first effective time and 50% on the six-month anniversary of the first effective time, generally subject to continued employment through the applicable date.

•	The equity-based retention awards consist of a grant of special retention restricted stock units, which we refer to as the Special Retention RSUs, which were generally granted to Time Warner employees who receive long-term incentive compensation awards. Each award of Special Retention RSUs was granted with a grant date value generally equal to two times the target value of the recipient’s annual long-term incentive compensation and with special vesting conditions to enhance their retention value, including the suspension of retirement vesting until after the first effective time. For employees who receive the Special Retention RSUs, including the named executive officers, Time Warner has no plan to grant those individuals long-term incentive awards in 2017 or 2018.

Although Mr. Bewkes did not participate in the broad-based retention program outlined above, under the terms of the merger agreement it is anticipated that the Compensation Committee will award him a grant of Special Retention RSUs on February 15, 2017, subject to the same terms and conditions as apply to the other Special Retention RSUs, and with a grant date value equal to two times the target value of his annual long-term incentive compensation provided for in his employment agreement, consistent with the approach used to determine the value of Special Retention RSUs granted to other employees. However, because the amounts in the table below do not include awards that have not been granted as of the date of this proxy statement/prospectus, this value is not included.

Further details on these potential payments and benefits, including applicable vesting terms and conditions, are provided in the footnotes to the table below and in the section entitled “Interests of Time Warner’s Directors and Executive Officers in the Transaction” beginning on page [●] of this proxy statement/prospectus.

For purposes of quantifying these potential payments and benefits for the table below, the following assumptions were used:

•	the first effective time is October 22, 2017, which is the termination date of the merger agreement (absent any extension), and which, solely for purposes of this transaction-related executive compensation disclosure, is the assumed date of the closing of the initial merger;

•	immediately following the first effective time, the employment of each named executive officer of Time Warner is terminated without cause, or each named executive officer resigns due to a “material breach” of his employment agreement or for “good reason” under his equity award agreements, to the extent applicable (we refer to such a termination or resignation as a covered termination); and

•	the value of a share of Time Warner common stock is $87.67, which is equal to the five-day average closing price of a share of Time Warner common stock following the announcement of the transaction, which we refer to as the five-day average value.

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this proxy statement/prospectus and before the first effective time. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table.

For purposes of this discussion, “single-trigger” refers to benefits that arise as a result of the closing of the initial merger and “double-trigger” refers to benefits that require two conditions, which are the closing of the initial merger, as well as either a covered termination following the first effective time or continued employment through a specified date following the first effective time, as applicable.

Golden Parachute Compensation(1)
Name(2)	Cash ($)(3)	Equity ($)(4)	Perquisites / Benefits ($)(5)	Total ($)(6)
Mr. Bewkes	44,522,603	23,383,255	1,213,332	69,119,189
Chairman of the Time Warner Board and Chief Executive Officer
Mr. Averill	16,103,716	19,714,866	103,101	35,921,683
Executive Vice President and Chief Financial Officer
Mr. Cappuccio	17,337,459	10,351,372	108,901	27,797,732
Executive Vice President and General Counsel
Mr. Ginsberg	9,582,243	4,725,046	102,259	14,409,549
Executive Vice President, Corporate Marketing & Communications
Mr. Olafsson	7,944,114	4,365,966	102,259	12,412,339
Executive Vice President, International & Corporate Strategy

(1)	A significant portion of the total amounts in the table above reflects amounts that are payable upon any covered termination without regard to the transaction. The following table reflects the only portion of the amounts included in the table above that are payable in connection with the transaction.

	Amounts Payable in Connection with the Transaction
Name	Cash ($)	Equity ($)	Total ($)
Mr. Bewkes	—	—	—
Mr. Averill	1,750,000	4,649,315	6,339,315
Mr. Cappuccio	1,575,000	3,436,489	5,011,489
Mr. Ginsberg	900,000	2,146,615	3,046,615
Mr. Olafsson	693,750	1,414,994	2,108,744

(2)	In accordance with SEC rules, Time Warner’s named executive officers for purposes of this proxy statement/prospectus consist of Time Warner’s chief executive officer, chief financial officer and each other executive officer who was a named executive officer for purposes of Time Warner’s proxy statement for its 2016 Annual Meeting of Shareholders (i.e., the three other most highly compensated executive officers, based on 2015 compensation levels, who served in such capacities on December 31, 2015).

(3)	The cash amounts reflect (i) for named executive officers other than Mr. Bewkes, a cash retention award payable pursuant to the terms of a retention letter agreement entered into between Time Warner and the applicable named executive officer on October 22, 2016 and (ii) for all named executive officers, cash severance payments pursuant to his employment agreement with Time Warner, which consist of:

a.	two times the named executive officer’s annual base salary in effect immediately prior to the termination of employment (without regard to any reduction that would constitute a material breach);

b.	two times the named executive officer’s “average annual bonus,” which is generally equal to the average of the two highest annual bonuses paid to the named executive officer for the three calendar years prior to the termination of employment; and

c.	a pro rated annual bonus for the year of termination of employment based on the average annual bonus.

Such amounts are payable as follows: (w) 50% of the cash retention awards will be payable in a lump sum within 30 days following the first effective time, and, therefore, such amounts are single-trigger payments, (x) the remaining 50% of the cash retention awards will be payable on the earlier of the six-month anniversary of the first effective time and a covered termination, and, therefore, such amounts are double-trigger payments, (y) all cash severance payments to Mr. Bewkes will be payable in a lump sum on the 70th day following his covered termination and (z) all cash severance payments to the other named executive officers will be payable at the same time that such payments would have been made had the named executive officer remained a Time Warner employee during the two-year period following a covered termination. The cash severance payments are considered double-trigger payments because they will only be paid in connection with a covered termination. In addition, the cash severance amounts received are not enhanced by the transaction and are payable on a covered termination regardless of whether the first effective time has occurred. An executive’s right to receive any amounts described above that are payable in connection with a covered termination is conditioned on the executive’s execution of a general release of claims. Furthermore, each named executive officer’s employment agreement with Time Warner provides that following a termination of employment, including a covered termination, he will be bound by certain restrictive covenants, including restrictions on competing with Time Warner.

Details of the cash amounts are shown in the following supplementary table. In determining the value of the average annual bonus for purposes of this proxy statement/prospectus, the actual bonuses paid to the applicable named executive officer in respect of 2013, 2014 and 2015 were used because the bonuses amounts in respect of 2016 have not yet been determined. All of the amounts shown below are double-trigger payments, except for 50% of the retention award amounts, which are single-trigger payments. Amounts included in the table below in respect of pro rated bonuses reflect the amount of time the named executive officer has been employed with Time Warner in the calendar year in which a covered termination occurs, and therefore the amount is based on when the first effective time is assumed to occur. If the first effective time were assumed to occur on December 31 of a calendar year, no value would be included.

	Cash Payable Upon Any Covered Termination Regardless of the Transaction			Cash Payable in Connection with the Transaction
Name	Salary Continuation ($)	Bonus Continuation ($)	Pro Rated Bonus ($)	Retention Award ($)	Total ($)
Mr. Bewkes	4,000,000	28,860,000	11,662,603	—	44,522,603
Mr. Averill	2,800,000	8,228,500	3,325,216	1,750,000	16,103,716
Mr. Cappuccio	2,800,000	9,231,800	3,730,659	1,575,000	17,337,459
Mr. Ginsberg	1,800,000	4,901,500	1,980,743	900,000	9,582,243
Mr. Olafsson	1,850,000	3,846,113	1,554,251	693,750	7,944,114

(4)	The equity amounts reflect payments in respect of (i) performance stock units awarded in 2015 and 2016, (ii) unvested options and restricted stock units awarded in the ordinary course in 2014, 2015 and 2016 and (iii) the Special Retention RSUs awarded to each named executive officer other than Mr. Bewkes. The table does not reflect a value for the Special Retention RSU award that is anticipated to be granted to Mr. Bewkes on February 15, 2017, because that award is not outstanding as of the date of this proxy statement/prospectus. It is anticipated that the grant date value of Mr. Bewkes’s Special Retention RSUs would equal two times the $16 million target value of his annual long-term incentive compensation provided for in his employment agreement. In each case, these amounts exclude any awards that are expected to vest in the ordinary course prior to October 22, 2017 or which the applicable named executive officer would be entitled to receive in connection with his being eligible for “retirement” (which is defined as having attained age 55 and at least 10 years of service) prior to October 22, 2017. Each of Messrs. Bewkes, Cappuccio and Olafsson is currently retirement eligible or will be eligible for retirement prior to October 22, 2017.

The equity amounts will vest and become payable as follows: (a) the performance stock units will vest and become payable on the first effective time, and are therefore single-trigger payments, however, the performance stock units would also become payable following any covered termination, based on actual company performance, and (b) all options and restricted stock units, including the Special Retention RSUs, will vest and become payable on the earlier of (x) the original vesting date and (y) a covered termination, which makes them double-trigger payments; in addition, all such awards, other than certain non-qualified options with special vesting terms granted in 2015, which we refer to as special incentive options, to each of Messrs. Ginsberg and Olafsson and the Special Retention RSUs, will also vest on the first anniversary of the first effective time, if earlier. The consideration received at the time the applicable award vests is described in the section entitled “The Merger Agreement—Treatment of Time Warner Equity Compensation Awards in the Transaction” beginning on page [●] of this proxy statement/prospectus.

Details of the equity amounts are shown in the following supplementary table. For purposes of valuing the equity awards: (A) the relevant price per share of Time Warner common stock is the five-day average value; (B) options are valued at the excess of the five-day average value over the applicable per share exercise price; (C) performance stock units awarded in 2015 are assumed to vest at 165.84% of target level, determined by assuming a cumulative adjusted earnings per share performance metric based on actual performance for 2015 and budgeted performance for 2016 and 2017 and a total stockholder return modifier of 104.3%, which was determined by using the five-day average value for both Time Warner common stock and the average value of the S&P 500 over the same five-day period as the final stock prices in the performance period, and using the initial stock prices as provided in the terms of the applicable performance stock unit award agreement; and (D) performance stock units awarded in 2016 are assumed to vest at target-level performance because the first year of the performance period has not elapsed as of the date of this proxy statement/prospectus.

The amounts reflected in the table below under the heading “Equity Payable Upon Any Covered Termination Regardless of the Transaction” would be payable to the applicable named executive officer in connection with any covered termination that occurred, i.e., such amounts are not increased or otherwise affected by the transaction, although payments in respect of performance stock units would be based on actual performance through the end of the relevant performance period. The amounts reflected in the table below under the heading “Equity Payable in Connection with the Transaction” are amounts that are payable in connection with a covered termination that occurs upon or after the first effective time. Such amounts would also become payable in the ordinary course based on continued employment until the relevant vesting date.

	Equity Payable Upon Any Covered Termination Regardless of the Transaction			Equity Payable in Connection with the Transaction
Name	Performance Stock Units ($)	Options ($)	Restricted Stock Units ($)	Options ($)	Restricted Stock Units ($)	Total ($)
Mr. Bewkes	23,383,255	—	—	—	—	23,383,255
Mr. Averill	4,705,950	2,739,412	7,620,189	—	4,649,315	19,714,866
Mr. Cappuccio	3,478,395	—	3,436,489	—	3,436,489	10,351,372
Mr. Ginsberg	920,798	528,488	1,129,146	140,594	2,006,021	4,725,046
Mr. Olafsson	1,432,265	103,713	1,414,994	—	1,414,994	4,365,966

(5)	The perquisites and benefits amounts shown are double-trigger benefits and based on rates as in effect on December 31, 2015. Mr. Bewkes’ amount reflects the sum of (i) $978,374, representing the estimated present value of the cost to Time Warner for maintaining his split-dollar life insurance policy for the estimated duration of his life, (ii) $125,000 for the cost of providing comparable office space and secretarial support for one year after termination (based on the maximum allowance for this benefit), (iii) $60,000 for the reimbursement of financial services for a two-year period and (iv) $33,844, equal to the premiums that Mr. Bewkes would pay for group universal life insurance coverage (with a value equal to twice his salary, minus $50,000) for a two-year period. For each named executive officer other than Mr. Bewkes, the amounts reflect (a) reimbursement of up to $30,000 per year of financial services and (b) cash payments equal to two times the premiums that the named executive officer would pay for $3 million in group universal life insurance coverage, in each case, for a two-year period. In addition, for each named executive officer, the amounts also reflect the cost to Time Warner of continued participation in group benefit plans (i.e., medical and dental insurance coverage, $50,000 of basic life insurance coverage and accidental death and dismemberment insurance coverage) for a two-year period. These benefits are considered double-trigger payments because they will only be paid in connection with a covered termination, and they are not enhanced by the transaction and are payable on a covered termination regardless of whether the first effective time has occurred.

(6)	No named executive officer is entitled to a gross-up or other make whole payment in connection with any golden parachute excise taxes imposed by Section 4999 of the Internal Revenue Code on the payments and benefits that he may receive in connection with the transaction, including the payments and benefits reflected above. Instead, the named executive officers will be subject to a “best net” approach, under which they will receive either (i) the full amount of such payments and benefits or (ii) the greatest amount of such payments and benefits that will not subject the named executive officer to any additional tax under Section 4999 of the Internal Revenue Code, whichever would result in the greatest after-tax amount. However, at this time the potential impact of Section 280G of the Internal Revenue Code and the excise taxes imposed by Section 4999 of the Internal Revenue Code on the payments and benefits described above cannot be determined since the taxable income for the named executive officers for 2016 is not yet known, and therefore the base amount for the named executive officers for purposes of Section 280G of the Internal Revenue Code cannot be determined. Therefore, the amounts in this column do not reflect the potential impact of Section 280G of the Internal Revenue Code.

Vote Required and Board of Directors Recommendation

The Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that Time Warner seek a non-binding, advisory vote from Time Warner stockholders to approve the transaction-related executive compensation, as disclosed in the section entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Time Warner’s Named Executive Officers” beginning on page [●] of this proxy statement/prospectus. The approval, by non-binding, advisory vote, of the transaction-related executive compensation requires the affirmative vote of a majority of votes cast thereon. Votes to abstain are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved. Accordingly, Time Warner is asking Time Warner stockholders to vote in favor of the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Time Warner’s named executive officers in connection with the transaction and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Non-Binding, Advisory Vote on Transaction-Related Compensation for Time Warner’s Named Executive Officers” are hereby APPROVED.”

The Time Warner board recommends that Time Warner stockholders approve, by non-binding, advisory vote, the transaction-related executive compensation described in this proxy statement/prospectus by voting “FOR” the above proposal.

Approval of this proposal is not a condition to completion of the transaction, and the vote with respect to this proposal is advisory only and will not be binding on Time Warner, the initial surviving company, the final surviving entity or AT&T. If the transaction is completed, the transaction-related executive compensation may be paid to Time Warner’s named executive officers to the extent payable in accordance with the terms of the compensation arrangements even if Time Warner stockholders fail to approve, by non-binding, advisory vote, the transaction-related executive compensation.

ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES

Time Warner stockholders are being asked to grant authority to proxy holders to vote in favor of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement or if a quorum is not present at the special meeting. In accordance with the merger agreement, if this proposal is approved, the special meeting could be successively adjourned to any date that is not more than an aggregate of 15 days from the special meeting. In accordance with the Time Warner bylaws, a vote on adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement may be taken in the absence of a quorum. Time Warner does not intend to call a vote on adjournments of the special meeting to solicit additional proxies if the adoption of the merger agreement is approved at the special meeting.

If the special meeting is adjourned to solicit additional proxies, Time Warner stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If the Chairman of the special meeting does not do so, approval of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Time Warner common stock present in person or represented by proxy at the special meeting and entitled to vote at the special meeting, whether or not a quorum is present. Accordingly, if your shares of Time Warner common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, this will have the effect of a vote “AGAINST” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If you fail to submit a proxy or to attend the special meeting or if your shares of Time Warner common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Time Warner common stock, your shares of Time Warner common stock will not be voted, but this will not have an effect on the vote to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

The Time Warner board unanimously recommends that you vote “FOR” adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

INTERESTS OF TIME WARNER’S DIRECTORS AND EXECUTIVE OFFICERS IN THE TRANSACTION

In considering the recommendation of the Time Warner board that Time Warner stockholders vote to adopt the merger agreement, Time Warner stockholders should be aware that the directors and executive officers of Time Warner have certain interests in the transaction that may be different from, or in addition to, the interests of Time Warner stockholders generally. The Time Warner board was aware of these interests and considered them, among other things, in evaluating the merger agreement and the transaction and in recommending that the Time Warner stockholders adopt the merger agreement.

Equity Compensation Awards

Grant of Special Retention RSUs

As described above in the section entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Time Warner’s Named Executive Officers,” the Compensation and Human Development Committee of the Time Warner board, which we refer to as the Compensation Committee, approved a broad-based retention program that provided, in part, that each Time Warner employee who receives long-term incentive compensation awards, other than Mr. Bewkes, but including the other executive officers, would receive a grant of Special Retention RSUs with a grant date value generally equal to two times the target value of his or her annual long-term incentive compensation. For executive officers who receive the Special Retention RSUs, Time Warner has no plan to grant those individuals long-term incentive awards in 2017 or 2018. In accordance with the terms of the applicable award agreements, half of the Special Retention RSUs will vest 25% per year on each of the first four anniversaries of February 15, 2017, and the remaining half will vest 25% per year on each of the first four anniversaries of February 15, 2018 (we refer to February 15, 2017 and February 15, 2018, as applicable, as the vesting commencement dates).

The Special Retention RSUs contain special vesting terms in order to enhance their retentive impact. Pursuant to the applicable award agreements, vesting as a result of retirement is not permitted unless the employee retires following the first effective time. In addition, unlike other outstanding RSUs held by employees, the Special Retention RSUs do not accelerate on the first anniversary of the first effective time, and the awards will only vest on the scheduled vesting date, on a covered termination following the earlier of the vesting commencement date and the initial effective time or due to retirement (if the holder is eligible) following the initial effective time. Any outstanding Special Retention RSUs will also immediately vest on the death or disability of the holder of the award.

As noted above, Mr. Bewkes has not received Special Retention RSUs; however, Time Warner anticipates that the Compensation Committee will grant him an award of Special Retention RSUs on February 15, 2017 with a grant date value equal to two times the $16 million target value of his annual long-term incentive compensation provided for in his employment agreement, consistent with the approach used to determine the value of Special Retention RSU awards granted to other employees. If such a grant is made, the vesting terms would be the same as those described above for the Special Retention RSUs that have already been granted.

Treatment of Equity Compensation Awards in Connection with the Transaction

Each Time Warner equity compensation award, including the Special Retention RSUs, regardless of whether held by a non-employee director or employee, will be treated in connection with the transaction as described in the section entitled “The Merger Agreement—Treatment of Time Warner Equity Compensation Awards in the Transaction” beginning on page [●] of this proxy statement/prospectus.

Treatment of Equity Compensation Awards Following the Transaction

Following the initial effective time, each Time Warner equity compensation award that remains unvested, including each such award held by the an executive officer, will generally be treated as described above in the section entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Time Warner’s Named Executive Officers”. Specifically, the Time Warner equity compensation awards held by the Time Warner executive officers will vest on the earlier of (i) the original vesting date and (ii) a covered termination (provided, in the case of the special incentive options, that the covered termination occurs within 24 months of the first effective time), except that all such equity compensation awards other than the Special Retention RSUs and the special incentive options granted to each of Messrs. Ginsberg and Olafsson and Mses. Magee and Melton will vest on the first anniversary of the first effective time, if earlier.

Quantification of Equity Compensation Awards

See the section entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Time Warner’s Named Executive Officers” beginning on page [●] of this proxy statement/prospectus for information regarding unvested equity compensation awards for the named executive officers in accordance with Item 402(t) of the SEC’s Regulation S-K. Based on the assumptions described in such section, including the assumption that the first effective time occurs on October 22, 2017, that all executive officers experience a covered termination at such time and that the price per share of Time Warner common stock is equal to $87.67, which is the five-day average value, the aggregate value of the unvested equity awards expected to be held by Time Warner’s two executive officers who are not named executive officers as of the first effective time is $7,055,243. This amount excludes any awards that are expected to vest in the ordinary course prior to October 22, 2017 or which the applicable named executive officer would be entitled to receive in connection with her being eligible for “retirement” (which is defined as having attained age 55 and at least 10 years of service) prior to October 22, 2017, and does not reflect compensation actions that may occur before the first effective time. The aggregate value of the unvested equity awards expected to be held by Time Warner’s nine current non-employee directors at the first effective time is $1,305,000, assuming that each non-employee director will receive a grant of equity awards immediately following Time Warner’s 2017 annual meeting of stockholders with a grant date fair value equal to $145,000 and that such grant date value will also be the value of such awards at the first effective time. Two former non-employee directors of Time Warner, who served as non-employee directors since the beginning of the last fiscal year, do not hold any unvested equity awards currently and are not expected to at the first effective time.

For more information on equity holdings of Time Warner directors and executive officers, see the table entitled “Security Ownership of Directors and Named Executive Officers” on page [●] of this proxy statement/prospectus.

Employment Agreements

Each executive officer is party to an employment agreement with Time Warner that provides for certain severance payments and benefits on any covered termination, regardless of whether the first effective time has occurred. These severance payments and benefits are not enhanced as a result of the transaction. The payments and benefits that the named executive officers may receive on a covered termination, including the potential value of such payments and benefits, are described above in the section entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Time Warner’s Named Executive Officers” beginning on page [●] of this proxy statement/prospectus, and do not reflect compensation actions that may occur before the first effective time. The payments and benefits that the two executive officers who are not named executive officers may receive on a covered termination are, other than with respect to the amounts payable, substantially the same as those provided to Messrs. Averill, Cappuccio, Olafsson and Ginsberg, both in terms of the type of payments and benefits that may be provided and any applicable terms and conditions, including payment timing. The aggregate value of such severance payments and benefits, based on the assumptions used for valuing such payments and benefits to the named executive officers, including the assumption that a covered termination occurs immediately following the first effective time, would be $12,964,363.

As in the case of the named executive officers, each of the employment agreements of Time Warner’s other executive officers provides for a “best net” approach in the event the executive officer could be subject to excise taxes under Section 4999 of the Internal Revenue Code. For purposes of quantifying the values of the interests presented in this section, it is assumed that either the excise taxes under Section 4999 of the Internal Revenue Code are not applicable to the executive officers or that they would be better off receiving the full amount of the payments and benefits described in this section and paying the excise tax.

Retention Bonuses

Beginning on October 22, 2016, in connection with entering into the merger agreement, Time Warner granted retention bonuses to certain of its key employees, including the executive officers other than Mr. Bewkes. Fifty percent of each retention bonus will be paid as soon as practicable following the closing of the initial merger, and the remaining 50% will be payable on the six-month anniversary of the closing of the initial merger, subject in each case to continued employment through the applicable date. On a covered termination, all unpaid portions of the bonus will be paid to such employee in a lump sum as soon as practicable but no later than 70 days after the date of such termination, provided that the employee executes, and does not revoke, a release of claims. See the section entitled “Non-Binding, Advisory Vote on Transaction-Related Compensation for Time Warner’s Named Executive Officers” beginning on page [●] of this proxy statement/prospectus, for the value of the retention bonuses held by Time Warner’s named executive officers. Time Warner’s two other executive officers hold retention bonuses with an aggregate value of $1,237,500.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that each present and former director and officer of Time Warner will have rights to indemnification and expense advancement arising out of matters existing or occurring at or prior to the initial merger, from AT&T, the initial surviving company and the final surviving entity, on the same terms and conditions as such director or officer was indemnified by Time Warner immediately prior to the initial merger. In addition, prior to the first effective time, Time Warner will, and if Time Warner is unable to, AT&T will cause the initial surviving company as of the first effective time, or, if the subsequent merger is consummated, AT&T will cause the final surviving entity as of the second effective time, to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the first effective time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as Time Warner’s existing policies with respect to matters existing or occurring at or prior to the first effective time, subject to certain limitation and premium thresholds. For additional information see the section entitled “The Merger Agreement—Indemnification and Insurance” beginning on page [●] of this proxy statement/prospectus.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The Unaudited Pro Forma Condensed Combined Financial Statements, which we refer to as the Pro Forma Financial Statements, presented below are derived from the historical consolidated financial statements of AT&T, DIRECTV and Time Warner. The Pro Forma Financial Statements do not give effect to (a) the acquisition of Quickplay Media, Inc., which was acquired by AT&T during 2016, nor do they reflect (b) the consolidation of the ROOT SPORTSTM Southwest joint venture between AT&T and DIRECTV, or (c) the acquisitions of GSF Telecom Holdings, S.A.P.I. de C.V. (marketed as Iusacell) and Nextel Mexico, which were acquired by AT&T during 2015. The Pro Forma Financial Statements are prepared as a business combination reflecting AT&T’s acquisitions of DIRECTV and Time Warner as if those acquisitions had been completed on January 1, 2015 for statement of income purposes and as if AT&T’s acquisition of Time Warner acquisition had been completed on September 30, 2016, for balance sheet purposes.

The Pro Forma Financial Statements are developed from (a) the unaudited consolidated financial statements of AT&T contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, (b) the unaudited consolidated financial statements of Time Warner contained in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016, (c) the audited consolidated financial statements of AT&T contained in its Annual Report on Form 10-K for the year ended December 31, 2015, (d) the audited consolidated financial statements of Time Warner contained in its Annual Report on Form 10-K for the year ended December 31, 2015, (e) the unaudited consolidated financial statements of DIRECTV contained in its Quarterly Report on Form 10-Q/A for the quarterly period ended June 30, 2015, and (f) the accounting records of DIRECTV for the period from June 30, 2015, through July 24, 2015, adjusted to reclassify certain DIRECTV amounts to conform to the AT&T presentation.

As of the date of this proxy statement/prospectus, AT&T has not completed the detailed valuation studies necessary to arrive at the final estimates of the fair market value of the Time Warner assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary to conform Time Warner to AT&T’s accounting policies. As indicated in Note 2 to the Pro Forma Financial Statements, AT&T has made certain adjustments to the historical book values of the assets and liabilities of Time Warner to reflect preliminary estimates of the fair values necessary to prepare the Pro Forma Financial Statements, with the excess of the purchase price over the adjusted historical net assets of Time Warner recorded as goodwill. Actual results may differ from these Pro Forma Financial Statements once AT&T has determined the final purchase price for Time Warner and has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting policy changes for Time Warner. There can be no assurance that such finalization will not result in material changes. AT&T has completed the valuations of assets acquired and liabilities assumed in the acquisition of DIRECTV.

The Pro Forma Financial Statements have been prepared to reflect adjustments to AT&T’s historical consolidated financial information that are (i) directly attributable to the acquisitions of DIRECTV and Time Warner, (ii) factually supportable and (iii) expected to have a continuing impact on AT&T’s results.

The Pro Forma Financial Statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of AT&T would have been had the DIRECTV and Time Warner acquisitions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.

The Pro Forma Financial Statements do not include the realization of cost savings from operating efficiencies, revenue synergies or other integration costs expected to result from the DIRECTV and Time Warner acquisitions, except for any of the following already reflected in the historical financial statements of AT&T after the acquisition of DIRECTV.

The Pro Forma Financial Statements and accompanying notes should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of AT&T, DIRECTV and Time Warner.

AT&T INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2016

($ in millions)

	Historical		Pro Forma
	AT&T	Time Warner	Adjustments		Combined
ASSETS
Current Assets
Cash and cash equivalents	$5,895	$2,308	$—	(a)	$8,203
Accounts receivable—net	16,855	8,031	(468)	(b2)	24,418
Other current assets	14,624	2,925			17,549

Total current assets	37,374	13,264	(468)		50,170

Noncurrent inventories and theatrical film and television production costs	—	8,196	(2,246)	(b6)	5,950
Property, Plant and Equipment—Net	123,922	2,482	1,749	(b7)	128,153
Goodwill	105,271	27,694	(27,694)	(b3)	162,236
			56,965	(b)
Licenses	94,241	—			94,241
Customer Lists and Relationships—Net	15,227	—	75	(b5b)	15,302
Distribution Networks—Net	—	—	21,250	(b5a)	21,250
Other Intangibles—Net	8,734	7,814	(7,814)	(b3)	44,934
			18,000	(b4)
			12,350	(b5a)
			5,850	(b5b)
Other Assets	18,206	6,314	(68)	(b6)	25,980
			1,528	(b8)

Total Assets	$402,975	$65,764	$79,477		$548,216

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Debt maturing within one year	$7,982	$52	$—		$8,034
Other current liabilities	39,120	7,487	(468)	(b2)	46,139

Total current liabilities	47,102	7,539	(468)		54,173

Long-Term Debt	117,239	24,419	41,459	(a)	188,173
			5,056	(b9)
Other noncurrent liabilities	114,031	9,527	(151)	(b8)	140,799
			17,392	(b10)

Total noncurrent liabilities	231,270	33,946	63,756		328,972

Stockholders’ Equity
Common shares issued	6,495	17	1,108	(b1)	7,603
			(17)	(b12)
Capital in excess of par value	89,536	147,032	39,359	(b1)	128,895
			(147,032)	(b12)
Retained earnings (deficit)	35,319	(73,748)	73,748	(b12)	35,319
Treasury shares (at cost)	(12,589)	(47,409)	47,409	(b12)	(12,589)
Accumulated other comprehensive income	4,850	(1,614)	1,614	(b12)	4,850
Noncontrolling interest	992	1	1	(b11)	993
			(1)	(b12)

Total stockholders’ equity	124,603	24,279	16,189		165,071

Total Liabilities and Stockholders’ Equity	$402,975	$65,764	$79,477		$548,216

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

AT&T INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016

($ in millions, except per share data)

	Historical		Pro Forma
	AT&T	Time Warner	Adjustments		Combined
Total Operating Revenues	$121,945	$21,427	$(2,091)	(c1)	$141,281

Operating Expenses
Cost of services and sales
Equipment	13,090	—			13,090
Broadcast, programming and operations	14,239	—	(2,018)	(c1)	20,458
			8,237	(c2a)
Other cost of services (exclusive of depreciation and amortization shown separately below)	28,436	11,718	(5)	(c1)	31,729
			(8,237)	(c2a)
			(183)	(c2b)
Selling, general and administrative	26,363	3,710	(68)	(c1)	29,829
			(176)	(c2b)
Depreciation and amortization	19,718	143	(143)	(b3)	22,789
			2,031	(b5a)
			600	(b5b)
			359	(c2b)
			81	(b7)

Total Operating Expenses	101,846	15,571	478		117,895

Operating Income	20,099	5,856	(2,569)		23,386

Interest expense	3,689	874	171	(c2c)	5,768
			(365)	(c3)
			1,399	(c4)
Other income (expense)—net	211	(198)	171	(c2c)	184

Income from Continuing Operations Before Income Taxes	16,621	4,784	(3,603)		17,802
Income tax expense	5,803	1,187	(1,369)	(g)	5,621

Income from Continuing Operations	10,818	3,597	(2,234)		12,181

Less: Net (income) loss attributable to Noncontrolling Interest	(279)	1			(278)

Income from Continuing Operations Attributable to Registrant	$10,539	$3,598	$(2,234)		$11,903

Basic Earnings Per Share from Income from Continuing Operations Attributable to Registrant	$1.70	$4.58			$1.64	(e)
Diluted Earnings Per Share from Income from Continuing Operations Attributable to Registrant	$1.70	$4.53			$1.63	(e)

Weighted Average Common Shares Outstanding (000,000)
Basic	6,171	784			7,279	(e)
Diluted	6,191	795			7,315	(e)

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

AT&T INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

FOR THE YEAR ENDED DECEMBER 31, 2015

($ in millions, except per share data)

	Historical AT&T	Historical DIRECTV *	Adjustments		Pro Forma AT&T/ DIRECTV		Historical Time Warner	Adjustments		Combined Pro Forma AT&T Inc.
Total Operating Revenues	$146,801	$18,736	$229	(d1)	$165,694		$28,118	$(2,678)	(c1)	$191,134
			(72)	(d3)
Operating Expenses
Cost of services and sales
Equipment	19,268	—			19,268		—			19,268
Broadcast, programming and operations	11,996	—	8,309	(d4)	20,305		—	(2,595)	(c1)	28,765
								11,055	(c2a)
Other cost of services (exclusive of depreciation and amortization shown separately below)	35,782	9,918	(588)	(d2)	37,059		16,154	(6)	(c1)	41,907
			(72)	(d3)				(11,055)	(c2a)
			295	(d4)				(245)	(c2b)
			(8,309)	(d4)
			4	(d8)
			29	(d10)
Selling, general and administrative	32,954	4,298	(295)	(d4)	36,646		4,885	(77)	(c1)	41,207
			(292)	(d5)				(247)	(c2b)
			(19)	(d8)
Asset impairment and currency devaluation charge	—	1,052			1,052		25			1,077
Depreciation and amortization	22,016	1,632	4	(d6)	26,461		189	(189)	(b3)	30,421
			2,836	(d7)				2,708	(b5a)
			(27)	(d7)				652	(b5b)
								492	(c2b)
								108	(b7)

Total Operating Expenses	122,016	16,900	1,875		140,791		21,253	601		162,645

Operating Income	24,785	1,836	(1,718)		24,903		6,865	(3,279)		28,489

Interest expense	4,120	540	(48)	(d9)	4,851		1,163	219	(c2c)	7,655
			(17)	(d10)				72	(c2d)
			256	(d11)				(516)	(c3)
								1,866	(c4)
Other income (expense)—net	27	86	(10)	(d12)	103		(256)	219	(c2c)	138
								72	(c2d)

Income from Continuing Operations Before Income Taxes	20,692	1,382	(1,919)		20,155		5,446	(4,629)		20,972
Income tax expense	7,005	969	(729)	(g)	7,245		1,651	(1,759)	(g)	7,137

Income from Continuing Operations	13,687	413	(1,190)		12,910		3,795	(2,870)		13,835

Less: Net (income) loss attributable to Noncontrolling Interest	(342)	(3)	—		(345)		1			(344)

Income from Continuing Operations Attributable to Registrant	$13,345	$410	$(1,190)		$12,565		$3,796	$(2,870)		$13,491

Basic Earnings Per Share from Continuing Operations Attributable to Registrant	$2.37				$2.04	(f)	$4.64			$1.86	(f)
Diluted Earnings Per Share from Continuing Operations Attributable to Registrant	$2.37				$2.04	(f)	$4.58			$1.85	(f)

Weighted Average Common Shares Outstanding (000,000)
Basic	5,628				6,145	(f)	815			7,253	(f)
Diluted	5,646				6,163	(f)	830			7,293	(f)

*	DIRECTV results prior to July 24, 2015, acquisition (January 1, 2015, through July 24, 2015).

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Combined Financial Statements.

Note 1. Basis of Presentation

On October 22, 2016, AT&T and Time Warner entered into the merger agreement, pursuant to which AT&T would acquire Time Warner. At the closing of the initial merger, each share of Time Warner common stock will be exchanged for (1) $53.75 per share in cash plus (2) a number of shares of AT&T common stock equal to the exchange ratio described below. If the AT&T average stock price is between (or equal to) $37.411 and $41.349 per share, the exchange ratio will be obtained by dividing $53.75 by the average stock price. If the average stock price is greater than $41.349, the exchange ratio will be 1.300. If the average stock price is less than $37.411, the exchange ratio will be 1.437. The closing stock price of AT&T common stock on October 21, 2016, the last trading day prior to the announcement of the merger agreement would have resulted in an exchange ratio of 1.434, or $53.75 per share of Time Warner common stock. Based on AT&T’s share price and the number of shares of Time Warner common stock outstanding at November 11, 2016, the purchase price would be approximately $81,926. After the closing of the transaction, the surviving entity of the mergers described above will be a wholly-owned subsidiary of AT&T.

As of and for the period ended September 30, 2016, the accompanying Pro Forma Financial Statements present the pro forma combined results of operations of the combined company based upon the historical financial statements of AT&T and Time Warner, after giving effect to the acquisition of Time Warner and adjustments described in these footnotes, and is intended to reflect the impact on AT&T of the pending Time Warner acquisition. The Pro Forma Financial Statements do not give effect to the acquisition of Quickplay Media, Inc., which was acquired by AT&T during 2016.

For the year ended December 31, 2015, the accompanying Unaudited Pro Forma Condensed Combined Statement of Income, which we refer to as the 2015 Pro Forma Statement of Income, presents the pro forma combined consolidated results of operations of the combined company based upon the historical financial statements of AT&T, DIRECTV and Time Warner, after giving effect to the acquisitions of DIRECTV and Time Warner and adjustments described in these footnotes, and is intended to reflect the impact on AT&T of both the completed DIRECTV acquisition (for the period prior to acquisition) and the pending Time Warner acquisition. The 2015 Pro Forma Statement of Income does not give effect to (a) the consolidation of the ROOT SPORTSTM Southwest joint venture between AT&T and DIRECTV and (b) AT&T’s acquisitions of GSF Telecom Holdings, S.A.P.I. de C.V. (marketed as Iusacell) and Nextel Mexico, which were also acquired during 2015. The historical financial results of AT&T do not include the results of DIRECTV prior to July 24, 2015, the date on which AT&T completed the acquisition of DIRECTV.

As of the date of this proxy statement/prospectus, AT&T has not performed the detailed valuation studies necessary to arrive at the final estimates of the fair value of the Time Warner assets to be acquired and the liabilities to be assumed and the related allocations of purchase price, nor has it identified the adjustments necessary to conform Time Warner to AT&T’s accounting policies and presentation. As indicated in Note 2 to the Pro Forma Financial Statements, AT&T has made certain adjustments to the historical book values of the assets and liabilities of Time Warner to reflect preliminary estimates of fair value necessary to prepare the Pro Forma Financial Statements, with the excess of the purchase price over the adjusted historical net assets of Time Warner, recorded as goodwill. Actual results may differ from these Pro Forma Financial Statements once AT&T has determined the final purchase price for Time Warner and has completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting policy changes for Time Warner. There can be no assurance that such finalization will not result in material changes. AT&T has completed the valuations of assets acquired and liabilities assumed in the acquisition of DIRECTV.

The accompanying Pro Forma Financial Statements are presented for illustrative purposes only and do not give effect to any cost savings, revenue synergies or costs for the integration of AT&T’s, DIRECTV’s and Time Warner’s operations, except for those already reflected in the historical financial statements of AT&T after the acquisition of DIRECTV. The accompanying Pro Forma Financial Statements have been adjusted to reflect conforming changes in (1) DIRECTV’s accounting for customer set-up and installation costs and (2) to reclassify certain Time Warner and DIRECTV items to conform to the AT&T presentation. The Unaudited Pro Forma Condensed Combined Balance Sheet, which we refer to as the Pro Forma Balance Sheet reflects the acquisition of Time Warner as if it was completed on September 30, 2016. The Unaudited Pro Forma Condensed Combined Statements of Income for the nine months ended September 30, 2016 and the year ended December 31, 2015, which we refer to collectively as the Pro Forma Statements of Income, reflect the Time Warner and DIRECTV acquisitions as if they had been completed on January 1, 2015.

Note 2. Pro Forma Adjustments

(a)	The Pro Forma Balance Sheet has been adjusted to record the issuance of $41,459 of AT&T term loans and cash payments totaling $41,459, or $53.75 per share, to Time Warner stockholders. The Pro Forma Balance Sheet assumes that the term loans would be entered into at, or near the closing of the transaction with maturities of 3 to 30 years, with an average interest rate of 4.5%, including 3 basis points of debt issuance cost.

(b)	This entry reflects the preliminary allocation of the purchase price to identifiable net assets acquired and the excess purchase price to goodwill as follows:

	Cash	Common Stock	Additional Capital	Total
Total consideration: cash and AT&T common stock to Time Warner stockholders	$41,459	$1,108	$39,359	$81,926	(b1)

Book value of net assets acquired
Time Warner’s equity				24,279	(b12)
Elimination of Time Warner goodwill				(27,694)	(b3)
Elimination of Time Warner film library, brands, trade names and other intangibles				(7,814)	(b3)
Elimination of Time Warner noncurrent inventories and theatrical film and television production costs recognized as other intangibles				(2,314)	(b6)

Fair value of Time Warner distribution networks				21,250	(b5)
Fair value of trade names—indefinite lived				18,000	(b4)
Fair value of trade names—amortized				1,000	(b5)
Fair value of film and television library				14,000	(b5)
Fair value of other intangible assets				3,275	(b5)
Preliminary fair value adjustment of Time Warner:
Property, plant and equipment				1,749	(b7)
Investments in equity affiliates				1,679	(b8)
Long-term debt				(5,056)	(b9)
Tax impact of fair value adjustments				(17,392)	(b10)
Fair value of Time Warner noncontrolling interest				(1)	(b11)

Preliminary estimate of fair value of identifiable net assets acquired				24,961

Goodwill				$56,965

(b1)	The purchase price allocation included within these Pro Forma Financial Statements is based upon a purchase price of $81,926 calculated as follows:

Time Warner shares outstanding at November 11, 2016[1]	771,324,843
Exchange ratio	1.437

AT&T shares issued[2]	1,108,393,799

Price per share[3]	$36.51

Aggregate value of AT&T shares issued	$40,467
Cash consideration[4]	$41,459

Aggregate value of AT&T consideration	$81,926

Aggregate value of AT&T shares issued	$40,467
Value attributed to par at $1 par value	$1,108

Balance to capital in excess of par value	$39,359

[1]	Excludes Time Warner equity awards.
[2]	AT&T shares issued does not adjust for fractional shares, which may be settled in cash.
[3]	Price per share is based on the closing price of AT&T common stock on November 11, 2016.
[4]	Time Warner shareholders to receive cash of $53.75 per share.

It is assumed that all AT&T common stock issued will be new issuances. However, AT&T may issue treasury shares for a portion of the required shares of AT&T common stock. The actual number of newly issued shares of AT&T common stock or treasury shares to be delivered in connection with the transaction will be based upon the number of shares of Time Warner common stock issued and outstanding when the transaction closes. If the average stock price is between (or equal to) $37.411 and $41.349 per share, the purchase price would be $82,917 (based on the number of shares of Time Warner common stock outstanding at November 11, 2016). If the average stock price is $1 per share greater than $41.349, the purchase price would be $83,953 and if the average stock price is $1 per share less than $37.411, the purchase price would be $81,816.

(b2)	The Pro Forma Financial Statements reflect a preliminary allocation of the purchase price to identifiable assets and liabilities and unless otherwise noted in notes b4 through b11, fair values are assumed to approximate historical book values as of September 30, 2016. The remaining unallocated purchase price was allocated to goodwill. The final purchase price allocations, which will be based on third-party valuations, may result in different allocations for tangible and intangible assets than presented in these Pro Forma Financial Statements, and those differences could be material.

The Pro Forma Balance Sheet reflects the elimination of payables and receivables between Time Warner and AT&T and the aggregation of the following balance sheet categories: (1) Time Warner’s inventory has been reported as “Other current assets” and (2) investments, including investments in equity affiliates, have been reported as “Other Assets.”

(b3)	The Pro Forma Balance Sheet has been adjusted to reflect the elimination of Time Warner’s historical goodwill and other purchased intangibles, including film libraries, brands, trade names and other intangibles. The Pro Forma Statements of Income have been adjusted to eliminate the associated amortization expense recorded in the historical Time Warner Statements of Income.

(b4)	The Pro Forma Balance Sheet includes $18,000 that was allocated to “Other Intangibles—Net,” representing a preliminary estimate of the fair value of certain indefinite-lived trade names. The valuation of intangible assets is sensitive to input assumptions such as the magnitude and timing of forecasted cash flows, royalty rate, discount rate and revenue growth rate. These intangible assets have indefinite lives and, as such, are not subject to amortization.

(b5)

AT&T has preliminarily identified certain finite-lived intangible assets, and has selected an amortization method that best aligns the pattern of cash flows that support the value of those intangible assets as noted below. The valuation of these intangibles is sensitive to input assumptions such as the magnitude and timing of forecasted cash flows, royalty rate, discount rate, revenue growth rate and useful life assumptions. The sensitivities presented below are for illustrative purposes, and therefore, should not be substituted for the results shown in these pro forma financial statements which reflect amortization based on preliminarily assigned values.

(b5a)	Straight-line method

The Pro Forma Balance Sheet includes $21,250 that was allocated to “Distribution Networks—Net,” representing a preliminary estimate of the fair value of Time Warner’s distribution networks. The asset lives range from 9 to 14 years.

AT&T has preliminarily identified “Other Intangibles—Net” of approximately $12,350. The preliminary value represents Time Warner’s advertising network, certain television content, certain trade names, digital media, production agreements and other rights. The asset lives range from 5 to 20 years.

Amortization of these intangibles is reflected in the Pro Forma Statements of Income using the straight-line method of amortization.

The following table is presented for illustrative purposes and provides the estimated annual impact on pro forma net income for every decremental or incremental $1,000 assigned to these intangibles. Amortization of these assets is calculated utilizing the straight-line method over the lives shown.

Lives in years	Estimated Amortization Expense	Net income impact	Per share impact
2	$500	$310	$0.04
10	100	62	0.01
20	50	31	0.00

(b5b)	Sum-of-the-months digits method

AT&T has preliminarily identified “Other Intangibles—Net,” of approximately $5,850 for film and video game libraries. The asset lives range from 2 to 10 years. Time Warner utilizes the film forecast computation method to amortize film and television production costs. Because this estimate of fair value was performed on a portfolio basis, AT&T used the sum-of-the-months-digits method as the most appropriate method for this aggregated preliminary valuation. AT&T expects to utilize the film forecast computation method when the detailed information becomes available after close.

AT&T has preliminarily identified “Customer Lists and Relationships—Net,” of approximately $75 for customers acquired from Time Warner with asset lives ranging from 1 to 3 years.

Amortization of these intangibles is reflected in the Pro Forma Statements of Income using the sum-of-the-months-digits method of amortization. The sum-of-the-months-digits method is a process of allocation, not of valuation and reflects the expected cash flows that will be generated from the assets during the earlier years of their lives, recording a larger portion of the amortization expense earlier in the life of the assets.

The following table is presented for illustrative purposes and provides the estimated annual impact on pro forma net income for every incremental $1,000 assigned to these intangible assets of Time Warner. Amortization of these assets is utilizing the sum-of-the-months digits method over the lives shown and the first year of amortization is displayed. Expense for each year thereafter will decrease.

Lives in years	Estimated Amortization Expense	Net income impact	Per share impact
2	$740	$459	$0.06
6	304	188	0.03
10	189	117	0.02

(b6)	Time Warner reports the capitalized cost of production of theatrical films and television episodes as “Noncurrent inventories and theatrical film and television production costs,” net of amortization. The Pro Forma Balance Sheet has been adjusted to report the estimated fair value of certain content costs for completed and released programming as “Other Intangibles—Net,” rather than inventories.

(b7)	Property, plant and equipment reflect the value of replacing the assets, which takes into account changes in technology, usage, and relative obsolescence and depreciation of the assets. For land, fair value was based on estimated market prices of comparable assets.

The Pro Forma Balance Sheet has been adjusted to report Time Warner’s property, plant and equipment at estimated fair value. The estimated fair value of $4,231 includes land and other assets with estimated lives ranging from 3 to 35 years. The carrying value of Time Warner’s property, plant and equipment was $2,482 at September 30, 2016, resulting in a total increase of $1,749.

The following table is presented for illustrative purposes and provides the estimated annual impact on pro forma net income for every decremental or incremental $1,000 assigned to property, plant and equipment (excluding land) of Time Warner. Depreciation of these assets is calculated utilizing the straight-line method over estimated lives.

Lives in years	Estimated Depreciation Expense	Net income impact	Per share impact
3	$333	$206	$0.03
10	100	62	0.01
20	50	31	0.00

The Pro Forma Statements of Income have been adjusted to reflect higher depreciation expense due to the adjustment of Time Warner’s property, plant and equipment to fair value.

(b8)	The Pro Forma Balance Sheet has been adjusted to report Time Warner’s investments in equity affiliates at fair value.

(b9)	The Pro Forma Balance Sheet has been adjusted to report Time Warner’s public long-term debt at fair value. The estimated fair value of Time Warner’s public long-term debt was $29,296 calculated using quotes or rates available for debt with similar terms and maturities, based on Time Warner’s debt ratings at September 30, 2016. The carrying value of Time Warner’s public long-term debt is calculated based on the principal amount of the notes, net of premiums and/or unamortized discounts and was $24,240 at September 30, 2016, resulting in a total increase to debt of $5,056. None of this fair value adjustment was attributed to current maturities of long-term debt.

(b10)	The Pro Forma Balance Sheet has been adjusted to reflect adjustments to deferred taxes based on estimated revaluation of Time Warner’s assets and liabilities.

(b11)	The book value of Time Warner’s noncontrolling interest is assumed to approximate fair value in the Pro Forma Balance Sheet.

(b12)	The Pro Forma Balance Sheet has been adjusted to eliminate the historical stockholders’ equity accounts of Time Warner.

(c)	The Pro Forma Statements of Income include the results of Time Warner’s operations and have been adjusted to reflect notes c1 through c4.

(c1)	The Pro Forma Statements of Income have been adjusted to eliminate certain intercompany revenues and expenses between AT&T and Time Warner, consisting primarily of Time Warner’s licensing of content and programming to AT&T.

(c2)	The Pro Forma Statements of Income have been adjusted to align the Time Warner expense categories with the AT&T presentation as follows:

(c2a)	To report content-related expenses in “Broadcast programming and operations” expenses instead of “Costs of revenues” as reported by Time Warner.

(c2b)	To report depreciation in “Depreciation and amortization” instead of “Cost of revenues” and “Selling, general and administrative” as reported by Time Warner.

(c2c)	To report interest income as “Other income (expense)—net” instead of “Interest expense—net” as reported by Time Warner.

(c2d)	To report premiums paid and costs incurred on debt redemption in “Interest expense” instead of “Other loss, net” as reported by Time Warner.

(c3)	The Pro Forma Statements of Income have been adjusted to reflect lower interest expense using the effective interest method due to the adjustment of Time Warner’s public long-term debt to fair value.

(c4)	The Pro Forma Statements of Income have been adjusted to reflect higher interest expense due to the addition of $41,459 of AT&T term loans expected to be used to finance the payment of the cash consideration in the transaction of $53.75 per share of Time Warner common stock (see note a).

(d)	The 2015 Pro Forma Statement of Income includes the results of DIRECTV’s operations and has been adjusted to reflect notes d1 through d12.

(d1)	The 2015 Pro Forma Statement of Income has been adjusted to conform DIRECTV’s practice of recognizing revenue to be received under contractual commitments on a straight line basis over the minimum contract period to AT&T’s method of limiting the revenue recognized to the monthly amounts billed.

(d2)	The 2015 Pro Forma Statement of Income has been adjusted to conform DIRECTV’s method of accounting for customer set-up and installation costs to AT&T’s method of capitalizing these costs and amortizing them over the expected economic life of the customer relationship of approximately four years, subject to an assessment of the recoverability of such costs.

(d3)	The 2015 Pro Forma Statement of Income has been adjusted to eliminate certain intercompany revenues and expenses, consisting primarily of switched access and high-capacity transport services and agency sales arrangements.

(d4)	The 2015 Pro Forma Statement of Income has been adjusted to align the DIRECTV operating expense categories with the AT&T presentation, and provide the combined “Equipment,” “Broadcast programming and operations,” “Other cost of services” and “Selling, general and administrative” expenses.

(d5)	The 2015 Pro Forma Statement of Income has been adjusted to eliminate acquisition costs incurred by DIRECTV and/or AT&T.

(d6)	The 2015 Pro Forma Statement of Income has been adjusted to reflect higher depreciation and amortization expense due to the adjustment of DIRECTV’s property, plant and equipment to fair value.

(d7)	The 2015 Pro Forma Statement of Income has been adjusted to eliminate associated amortization expense recorded in the historical DIRECTV Statement of Income and to reflect the amortization of the amortizable intangible assets identified.

Amortization of customer list intangibles identified by AT&T is reflected in the 2015 Pro Forma Statement of Income using the sum-of-the-months-digits method of amortization, with asset lives ranging from 2 to 11 years. The sum-of-the-months-digits method is a process of allocation, not of valuation, and reflects the expected cash flows that will be generated from the assets during the earlier years of their lives, recording a larger portion of the amortization expense earlier in the life of the assets.

The DIRECTV U.S. trade name has an estimated life of 36 months and is reflected in the 2015 Pro Forma Statement of Income using the straight-line method of amortization. Additionally, DIRECTV’s distribution network and other identified amortizable intangibles are reflected in the 2015 Pro Forma Statement of Income using the straight-line method of amortization, with estimated useful lives ranging from 3 to 7 years.

(d8)	The 2015 Pro Forma Statement of Income has been adjusted to eliminate DIRECTV’s amortization of prior service cost and unrealized losses due to the adjustment of DIRECTV’s pension and postretirement plans to fair value and to conform DIRECTV pension and postretirement benefit assumptions to those used by AT&T. The adjustments are reflected on the 2015 Pro Forma Statement of Income in the cost categories in which the expenses would have been charged, based on the expected allocation to AT&T’s labor force.

(d9)	The 2015 Pro Forma Statement of Income has been adjusted to reflect lower interest expense using the effective interest method due to the adjustment of DIRECTV’s long-term debt to fair value.

(d10)	The 2015 Pro Forma Statement of Income has been adjusted to reflect lower interest expense due to the adjustment of DIRECTV’s capital leases to fair value and to reclassify the service component of the associated leases to costs of services and sales.

(d11)	The 2015 Pro Forma Statement of Income has been adjusted to reflect higher interest expense due to the addition of $14,379 of AT&T debt issued to provide DIRECTV shareholders with cash of $28.50 per share of DIRECTV common stock at the closing of the DIRECTV acquisition.

(d12)	DIRECTV’s investments in equity affiliates has been adjusted to fair value and the 2015 Pro Forma Statement of Income has been adjusted to reflect the impact of the depreciation and amortization of the tangible and intangibles assets recognized in AT&T’s memo accounts for the excess in the fair value of certain equity method investments as compared to AT&T’s proportional share in their equity.

(e)	For the nine months ended September 30, 2016, pro forma combined basic earnings per common share is computed using the average of the daily closing market price and the number shares outstanding per day for the reporting period and is based on the historical AT&T weighted average shares outstanding during the nine months ended September 30, 2016, of 6.171 billion and the assumption that the 1.108 billion shares to be issued by AT&T (see note b1) were outstanding for all of the first nine months of 2016, calculated using income from continuing operations attributable to AT&T.

Pro forma combined weighted average basic shares outstanding for the period ended September 30, 2016 was calculated as follows (shares in millions):

AT&T weighted shares outstanding	6,171
AT&T shares issued for Time Warner acquisition	1,108	(b1)

Pro Forma Combined weighted average basic shares outstanding	7,279

Pro forma combined diluted earnings per common share are based on the historical AT&T weighted average shares with dilution outstanding during the first nine months of 2016 of 6.191 billion and the assumption that 1.124 billion shares and equivalents (1.108 billion shares assumed to be issued by AT&T plus 11 million Time Warner weighted average common stock equivalents converted at the exchange ratio of 1.437) were outstanding for all of first nine months of 2016, calculated using income from continuing operations attributable to AT&T.

Pro forma combined weighted average shares outstanding with dilution for the period ended September 30, 2016 was calculated as follows (shares in millions):

AT&T weighted shares outstanding with dilution	6,191
AT&T shares issued for Time Warner acquisition (771 shares converted at 1.437)	1,108	(b1)
Dilutive impact of Time Warner common stock equivalents outstanding (11 shares converted at 1.437)	16

Pro Forma Combined weighted average shares outstanding with dilution	7,315

(f)	For the year ended December 31, 2015, pro forma combined basic earnings per common share is calculated using the AT&T shares outstanding at December 31, 2015, which assumes the shares of AT&T common stock issued for the DIRECTV acquisition were outstanding for the entire period presented and that the 1.108 billion shares of AT&T common stock assumed to be issued for the Time Warner acquisition were outstanding for all of 2015, calculated using income from continuing operations attributable to AT&T.

Pro forma combined weighted average basic shares outstanding for the year ended December 31, 2015 was calculated as follows (shares in millions):

AT&T shares outstanding	6,145
AT&T shares issued for Time Warner acquisition	1,108	(b1)

Pro Forma Combined weighted average basic shares outstanding	7,253

Pro forma combined diluted earnings per common share is calculated using the shares of AT&T common stock outstanding at December 31, 2015, which assumes the shares of AT&T common stock issued for the DIRECTV acquisition were outstanding for the entire period presented and that the 1.130 billion shares and equivalents (1.108 billion shares assumed to be issued by AT&T plus 15 million Time Warner weighted average common stock equivalents converted at the exchange ratio of 1.437) were outstanding for all of 2015, calculated using income from continuing operations attributable to AT&T.

Pro forma combined weighted average shares outstanding with dilution for the year ended December 31, 2015 was calculated as follows (shares in millions):

AT&T shares outstanding at December 31, 2015	6,145
Dilutive impact of DIRECTV common stock equivalents outstanding	18

Pro Forma Combined weighted average shares outstanding with dilution	6,163
AT&T shares issued for Time Warner acquisition	1,108	(b1)
Dilutive impact of Time Warner common stock equivalents outstanding (15 shares converted at 1.437)	22

Pro Forma Combined weighted average shares outstanding with dilution	7,293

(g)	The Pro Forma Statements of Income have been adjusted to reflect the aggregate pro forma income tax effect of notes (c1) through (c4), notes (d1) through (d12) and the amortization impact of notes (b3) and (b5) through (b7). The aggregate pre-tax effect of these adjustments is reflected as “Income Before Income Taxes” on the Pro Forma Statements of Income, which was taxed at a rate of 38.0%.

Note 3. Federal Income Tax Consequences of the Transaction

The Pro Forma Statements of Income assume that the transaction qualifies as a tax-free reorganization for federal income tax purposes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This section describes the material United States federal income tax consequences of the transaction to U.S. holders of Time Warner common stock who exchange shares of Time Warner common stock for a combination of shares of AT&T common stock and cash pursuant to the initial merger. The following discussion is based on the Internal Revenue Code, existing and proposed regulations thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, a U.S. holder is a beneficial owner of Time Warner common stock who for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more United States persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Time Warner common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Time Warner common stock, you should consult your tax advisor regarding the tax consequences of the transaction.

This discussion addresses only those Time Warner stockholders that hold their Time Warner common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the United States federal income tax consequences that may be relevant to particular Time Warner stockholders in light of their individual circumstances or to Time Warner stockholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities or investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons that hold Time Warner common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons that purchased or sell their shares of Time Warner common stock as part of a wash sale;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons that are not U.S. holders; and

•	stockholders who acquired their shares of Time Warner common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the transaction.

ALL HOLDERS OF TIME WARNER COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTION, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Federal Income Tax Consequences of the Transaction. It is intended that, for United States federal income tax purposes, the initial merger, together with the subsequent merger, will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, which we refer to as the Intended Tax Treatment. However, the completion of the transaction is not conditioned on the transaction qualifying for the Intended Tax Treatment or upon the receipt of an opinion of counsel to that effect, and whether or not the transaction will qualify for the Intended Tax Treatment depends on facts that will not be known until the transaction is completed. Accordingly, no assurance can be given that the transaction will qualify for the Intended Tax Treatment. In addition, neither AT&T nor Time Warner intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the transaction. Accordingly, even if AT&T and Time Warner conclude that the transaction qualifies for the Intended Tax Treatment, no assurance can be given that the Internal Revenue Service will not challenge that conclusion or that a court would not sustain such a challenge.

If any requirement for the transaction to qualify for the Intended Tax Treatment is not satisfied, a U.S. holder of Time Warner common stock generally would recognize gain or loss in an amount equal to the difference between (1) the fair market value of the shares of AT&T common stock and the amount of cash received in the transaction (including cash received in lieu of fractional shares of AT&T common stock) and (2) the holder’s basis in the Time Warner common stock surrendered. Gain or loss must be calculated separately for each block of Time Warner common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of Time Warner common stock exceeds one year at the first effective time of the initial merger. Long-term capital gain of non-corporate U.S. holders (including individuals) currently is eligible for preferential United States federal income tax rates. The deductibility of capital losses is subject to limitations. A U.S. holder’s holding period in shares of AT&T common stock received in the initial merger would begin on the day following the initial merger.

The remainder of this discussion “Federal Income Tax Consequences of the Transaction” and the discussion under “Cash Received Instead of a Fractional Share of AT&T Common Stock” below assumes that the transaction will qualify for the Intended Tax Treatment. The discussion under “Medicare Net Investment Income Tax” and “Information Reporting and Backup Withholding Below” below applies whether or not the transaction qualifies for the Intended Tax Treatment.

Assuming that the transaction qualifies for the Intended Tax Treatment, the United States federal income tax consequences of the transaction to U.S. holders of Time Warner common stock are as follows:

•	a U.S. holder of Time Warner common stock will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the AT&T common stock and cash received by a holder of Time Warner common stock exceeds such holder’s tax basis in the holder’s Time Warner common stock, and (2) the amount of cash received by such holder of Time Warner common stock (in each case excluding any cash received instead of fractional share interests in AT&T common stock, which shall be treated as discussed below);

•

the aggregate tax basis of the AT&T common stock received in the initial merger (including any fractional share interests in AT&T common stock deemed received and exchanged for cash, as discussed below) will be the same as the aggregate tax basis of the Time Warner common stock exchanged for the AT&T common stock, decreased by the amount of cash received in the initial merger (excluding any cash received instead of fractional share interests in AT&T common stock), and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain or dividend income, as discussed below), excluding any gain recognized with respect to fractional share interests in AT&T common stock for which cash is received, as discussed below; and

•	the holding period of AT&T common stock received in exchange for shares of Time Warner common stock (including any fractional share interests in AT&T common stock deemed received and exchanged for cash, as discussed below) will include the holding period of the Time Warner common stock exchanged for the AT&T common stock.

If holders of Time Warner common stock acquired different blocks of Time Warner common stock at different times or at different prices, any gain will be determined separately with respect to each block of Time Warner common stock, and such holders’ basis and holding period in such holders’ shares of AT&T common stock may be determined with reference to each block of Time Warner common stock. Any such holders should consult their tax advisors regarding the manner in which cash and AT&T common stock received in the exchange should be allocated among different blocks of Time Warner common stock and with respect to identifying the bases or holding periods of the particular shares of AT&T common stock received in the initial merger.

Gain that holders of Time Warner common stock recognize in connection with the initial merger generally will constitute capital gain and will constitute long-term capital gain if such holders have held their Time Warner common stock for more than one year as of the date of the initial merger. Long-term capital gain of certain non-corporate holders of Time Warner common stock, including individuals, is generally taxed at preferential rates. In some cases, including if a holder actually or constructively owns AT&T common stock other than AT&T common stock received pursuant to the initial merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends on each holder’s particular circumstances, including the application of constructive ownership rules, holders of Time Warner common stock should consult their tax advisors regarding the application of the foregoing rules to such holders’ particular circumstances.

Cash Received Instead of a Fractional Share of AT&T Common Stock. A holder of Time Warner common stock who receives cash instead of a fractional share of AT&T common stock will generally be treated as having received the fractional share pursuant to the initial merger and then as having sold to AT&T that fractional share of AT&T common stock for cash. As a result, a holder of Time Warner common stock will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to such fractional share of AT&T common stock. Gain or loss recognized with respect to cash received in lieu of a fractional share of AT&T common stock will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the first effective time, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Medicare Net Investment Income Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income (or adjusted gross income, in the case of an estate or trust) for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual’s circumstances). For this purpose, net investment income generally includes dividend income and net gain recognized with respect to a disposition of shares of Time Warner common stock pursuant to the initial merger, unless such dividend income or net gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, please consult your tax advisors regarding the applicability of the Medicare tax with respect to your disposition of shares of Time Warner common stock pursuant to the initial merger.

Information Reporting and Backup Withholding. Payments of cash to a holder of Time Warner common stock may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or furnishes the holder’s taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

The preceding discussion is intended only as a general discussion of material United States federal income tax consequences of the transaction. The preceding discussion is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the transaction, including tax return reporting requirements, the applicability and effect of federal, state, local and other tax laws and the effect of any proposed changes in the tax laws.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the transaction is completed, Time Warner stockholders will receive as part of the merger consideration shares of AT&T common stock. The following is a summary of certain differences between (i) the current rights of Time Warner stockholders under the Time Warner charter and Time Warner bylaws, and (ii) the current rights of AT&T stockholders under the AT&T charter and the AT&T bylaws.

The following summary is not a complete statement of the rights of stockholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to Time Warner’s and AT&T’s governing documents, which we urge you to read carefully and in their entirety. Copies of the respective companies’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus.

Between the date of the merger agreement and the first effective time, AT&T and Time Warner have agreed to restrictions on their ability to make certain types of amendments to their organizational documents that would hinder, impede or delay in any material respect the transaction or the consummation of the other transactions contemplated by the merger agreement.

General

AT&T and Time Warner are each incorporated under the laws of the State of Delaware and, accordingly, the rights of AT&T stockholders and Time Warner stockholders are both governed by the laws of the State of Delaware. As a result of the transaction, Time Warner stockholders who receive shares of AT&T common stock will become AT&T stockholders. Thus, following the transaction, the rights of Time Warner stockholders who become AT&T stockholders in the transaction will continue to be governed by the laws of the State of Delaware, and will also then be governed by the AT&T charter and the AT&T bylaws.

Comparison of Stockholders’ Rights

The following is a comparison of certain rights of Time Warner stockholders to the rights of AT&T stockholders. These differences arise from the governing documents of the two companies, including the Time Warner charter and the Time Warner bylaws and the AT&T charter and the AT&T bylaws. The summary set out below is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of each of the Time Warner charter, the Time Warner bylaws, the AT&T charter and the AT&T bylaws. See the section entitled “Where You Can Find More Information” beginning on page [●] of this proxy statement/prospectus, for information on how to obtain a copy of these documents.

AT&T	Time Warner
Authorized Capital Stock

AT&T is authorized to issue 14,010,000,000 shares, divided into two classes consisting of:

(i)     14,000,000,000 shares of common stock, par value $1.00 per share; and

(ii)    10,000,000 shares of preferred stock, par value $1.00 per share.

The AT&T board is authorized to issue the preferred stock in one or more series.

Time Warner is authorized to issue 9,680,000,000 shares, divided into three classes consisting of:

(i)     8,330,000,000 shares of common stock, par value $0.01 per share;

(ii)    750,000,000 shares of preferred stock, par value $0.10 per share; and

(iii)  600,000,000 shares of series common stock, par value $0.01 per share.

The Time Warner board is authorized to issue the preferred stock and the series common stock in one or more series.

AT&T	Time Warner
Voting Rights
The AT&T bylaws provide that, subject to the AT&T charter, at any meeting of AT&T’s stockholders, each AT&T stockholder represented in person or by proxy at any such meeting and entitled to vote on a matter will have one vote on such matter for every share of common stock that is registered in the AT&T stockholder’s name on the record date for the meeting.	The Time Warner bylaws provide that, subject to the Time Warner charter, each stockholder of Time Warner will be entitled to one vote for each share of common stock that is registered in the stockholder’s name at each meeting of the stockholders.

Quorum
The AT&T bylaws provide that, at any meeting of AT&T’s stockholders, the holders of 40% of all the shares of stock entitled to vote at the meeting, present in person or by proxy, will constitute a quorum.	The Time Warner bylaws provide that, at any meeting of Time Warner stockholders, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally, present in person or by proxy, will constitute a quorum, provided that in the case of any vote to be taken by classes or series, the holders of a majority of the votes entitled to be cast by the stockholders of a particular class or series, present in person or by proxy, will constitute a quorum of such class or series.

Stockholder Rights Plans

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

AT&T currently has no stockholder rights plan. While AT&T has no present intention to adopt a stockholder rights plan, the AT&T board retains the right to adopt a new plan at a future date.

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

Time Warner currently has no stockholder rights plan. While Time Warner has no present intention to adopt a stockholder rights plan, the Time Warner board retains the right to adopt a new plan at a future date.

Rights of Preferred Stock

The AT&T charter provides that the AT&T board may fix for each series of preferred stock the powers, preferences, rights, qualifications, limitations or restrictions of each series, and the variations, if any, as between each series, as shall be stated in the resolution or resolutions adopted by the AT&T board providing for the issuance of such class or series.

No shares of AT&T preferred stock were outstanding as of the date of this proxy statement/prospectus.

The Time Warner charter provides that the Time Warner board may fix for each series of preferred stock the number of shares constituting such series and the designation, voting powers, preferences, rights, qualifications, limitations and restrictions of such series, as shall be stated in the resolution or resolutions adopted by the Time Warner board providing for the issuance of such shares.

No shares of Time Warner preferred stock were outstanding as of the date of this proxy statement/prospectus.

AT&T	Time Warner
Number of Directors

The AT&T bylaws provide that the number of directors on the AT&T board will be set from time to time by a majority vote of the total number of directors then serving in office.

There are currently 13 members of the AT&T board.

The Time Warner bylaws provide that the number of directors constituting the Time Warner board will be set from time to time by the Time Warner board.

There are currently 11 members of the Time Warner board.

Election of Directors

The AT&T bylaws provide that each director is elected by a majority of the votes cast with respect to that director or nominee’s election by stockholders entitled to vote on the election at any annual meeting of stockholders, except as provided below. A majority of votes means that the number of shares voted “for” a matter exceeds the number of votes cast “against” such matter. If the number of persons properly nominated for election as directors as of the date that is 10 days before the record date for determining stockholders entitled to notice of or to vote at such meeting exceeds the number of directors to be elected, then the directors will be elected by a plurality of the votes cast. If a nominee for director is not elected and the nominee is an incumbent director, the director shall promptly tender his or her resignation to the AT&T board, subject to acceptance by the AT&T board. The corporate governance and nominating committee of AT&T will make a recommendation to the AT&T board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The AT&T board will act on the tendered resignation, taking into account the recommendation of the corporate governance and nominating committee, and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results.

The AT&T bylaws provide that directors elected at each annual meeting of stockholders will hold office until the next annual meeting of stockholders and until their respective successors will have been duly elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

The Time Warner bylaws provide that each director will be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders. In an uncontested election of directors, each person receiving a majority of the votes cast will be elected. A majority of votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as a vote cast with respect to that director). An uncontested election means one in which the number of individuals who have been nominated for election is equal to, or less than, the number of directors constituting the whole board of Time Warner. In any contested election of directors, the person receiving a plurality of the votes cast, up to the number of directors to be elected in such election, will be deemed elected. Any incumbent director who fails to receive a majority of the votes cast will submit an offer to resign to the Time Warner board no later than two weeks after the certification of the voting results. A contested election is one in which the number of persons nominated exceeds the number of directors to be elected as of the date that is ten days prior to the date that Time Warner first mails its notice of its meeting for such meeting to its stockholders.

The Time Warner bylaws provide that directors elected at each annual meeting of stockholders will hold office until the next annual meeting of stockholders and until their respective successors will have been duly elected and qualified.

Filling Vacancies on the Board of Directors
The AT&T bylaws provide that vacancies and newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of directors then in office.	The Time Warner charter and bylaws provide that any newly created directorships resulting from an increase in the number of directors will only be filled by a majority of the remaining directors in office, or if not so filled, by the Time Warner stockholders at the next annual meeting or at a special meeting called

AT&T	Time Warner
for such purpose and any vacancies resulting death, resignation, removal or other cause will only be filled by the a majority of the remaining directors in office and not by the stockholders.

Cumulative Voting
The AT&T charter and the AT&T bylaws do not provide for cumulative voting.	The Time Warner charter and the Time Warner bylaws do not provide for cumulative voting.

Removal of Directors
The AT&T charter and the AT&T bylaws do not provide for the removal of directors. Therefore, Section 141(k) of the DGCL applies, and AT&T directors may be removed with or without cause by a majority of stockholders entitled to vote generally in the election of directors.	The Time Warner charter and bylaws do not otherwise provide for the removal of directors. Therefore, Section 141(k) of the DGCL applies, and Time Warner directors may be removed with or without cause by a majority of stockholders entitled to vote generally in the election of directors.

Director Nominations by Stockholders

The AT&T bylaws provide that a stockholder must give advance written notice to AT&T of a director nomination. In order to make such a nomination a stockholder must satisfy certain procedural requirements including, among others, providing timely notice of the nomination as well as the disclosure of certain information about both the nominating stockholder and the nominee.

The AT&T bylaws also provide stockholders with the ability to include their director nominations in AT&T’s proxy statement. The requirements include, among others, a maximum number of nominees that can be included on the proxy statement, the nominating stockholder must satisfy a minimum prior holding period of three years and minimum ownership interest of 3% of the outstanding AT&T common stock and a notice satisfying certain timeliness and substantive criteria.

The Time Warner bylaws provide that a stockholder must give advance written notice to Time Warner of a director nomination. In order to make such a nomination a stockholder must satisfy certain procedural requirements including, among others, providing timely notice of the nomination as well as the disclosure of certain information about both the nominating stockholder and the nominee.

The Time Warner bylaws also provide stockholders with the ability to include their director nominations in Time Warner’s proxy statement. The requirements include, among others, a maximum number of nominees that can be included on the proxy statement, the nominating stockholder must satisfy a minimum prior holding period of three years and minimum ownership interest of 3% of the outstanding Time Warner common stock and a notice satisfying certain timeliness and substantive criteria.

Stockholder Proposals
The AT&T bylaws provide that a stockholder must give advance written notice to AT&T of any proposal of business to be transacted at an annual meeting of the stockholder. In order to make such a proposal a stockholder must satisfy certain procedural requirements including, among others, providing timely notice of the proposal as well as the disclosure of certain information about the nominating stockholder and the proposal.	The Time Warner bylaws provide that a stockholder must give advance written notice to Time Warner of any proposal for business to be transacted at an annual meeting of stockholders. In order to make such a proposal a stockholder must satisfy certain procedural requirements including, among others, providing timely notice of the proposal as well as the disclosure of certain information about the nominating stockholder and the proposal.

AT&T	Time Warner
Stockholder Action by Written Consent
The AT&T charter provides that no action which is required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken by written consent without a meeting, except where such consent is signed by stockholders representing at least two-thirds of the total number of shares of AT&T’s stock then outstanding and entitled to vote thereon.	The Time Warner charter provides that any action required or permitted to be taken by Time Warner stockholders must be effected at a duly called annual or special meeting of stockholders of Time Warner, and no such action may be effected by any consent in writing by such stockholders.

Certificate of Incorporation Amendments
The AT&T charter provides that AT&T reserves the right to amend and repeal any provision contained in the charter in the manner prescribed by Delaware statute, and all rights conferred therein are granted subject to this reservation.	The Time Warner charter provides that Time Warner reserves the right to amend, alter or repeal any provision contained in the Time Warner charter, in the manner now or hereafter prescribed by statute, and all rights conferred therein are granted subject to this reservation.

Bylaw Amendments

The AT&T charter provides that the AT&T board is expressly authorized to adopt, amend or repeal the AT&T bylaws.

The AT&T bylaws provide that the AT&T board or the AT&T stockholders may amend or repeal the AT&T bylaws in accordance with the AT&T charter at any meeting.

The Time Warner charter provides that the Time Warner board is authorized to adopt, repeal, alter or amend the Time Warner bylaws.

The Time Warner bylaws provide that the Time Warner board or the Time Warner stockholders may alter, amend or repeal the Time Warner bylaws or adopt new bylaws.

Special Meetings of Stockholders

The AT&T bylaws provide that a special meeting of stockholders may be called at any time, either by the AT&T board or by the Chairman of the Board, and the Chairman of the Board must call a special meeting at the written request of the holders of not less than 15% of the outstanding shares of AT&T’s common stock then outstanding and entitled to vote at such meeting. This request must specify the time, place and object of the proposed meeting. Only such business as is specified in the notice may be conducted at a special meeting of the stockholders.

The AT&T charter and the AT&T bylaws do not provide a process for the revocation of a special meeting request.

The Time Warner bylaws provide that special meetings of the stockholders for any purpose may be called by the chief executive officer of Time Warner or a majority of the Time Warner board. Only the business specified in Time Warner’s notice of any special meeting of stockholders will come before such meeting. Additionally, a special meeting will be called upon receipt by the secretary of Time Warner of a written request for a special meeting from the record holders of shares representing at least 15% of the combined voting power of Time Warner shares entitled generally to vote in the election of directors, voting as a single class.

Notice of Meetings of Stockholders
The AT&T bylaws provide that a written notice stating the place, date and time of the meeting, and, in the case of special meetings, the purpose(s) for which the meeting is called, will be given to each stockholder of record entitled to vote not less than 10 nor more than 60 days prior to the date of the meeting, unless otherwise required by law.	The Time Warner bylaws provide that written notice stating the place, date and hour, and in the case of special meetings, the purpose or purposes for which the meeting is called, will be given to each stockholder of record entitled to notice thereat not less than 10 nor more than 60 days prior to the date of the meeting.

AT&T	Time Warner
Proxies
The AT&T bylaws provide that a stockholder entitled to vote may vote in person or by proxy.	The Time Warner bylaws provide that a stockholder entitled to vote may vote in person or by proxy.

Limitation of Personal Liability of Directors
The AT&T charter provides that a director of AT&T will not be personally liable to AT&T or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such liability is provided by applicable law (i) for breach of the director’s duty of loyalty, (ii) for acts or omissions that are not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.	The Time Warner charter provides that a director of Time Warner will not be personally liable to Time Warner or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

Indemnification of Directors and Officers
The AT&T bylaws provide that AT&T will indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer or employee of AT&T, or, while such person is or was a director, officer or employee of AT&T, such person is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, but in each case only if and to the extent permitted under applicable state or federal law.	The Time Warner bylaws provide that Time Warner, to the fullest extent permitted or required by the DGCL or other applicable law, will indemnify and hold harmless any person who is or was a director or officer of Time Warner and who is or was involved in any manner in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of Time Warner, or is or was serving at the request of Time Warner as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding; provided, however, that the foregoing will not apply to a director or officer of Time Warner with respect to a proceeding commenced by such director or officer unless the proceeding was commenced after a change in control of Time Warner.

Forum Selection
The AT&T bylaws do not designate an exclusive forum for any actions brought against AT&T.	The Time Warner bylaws provide that, unless Time Warner consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole

AT&T	Time Warner
and exclusive forum for any derivative action, action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or stockholder of Time Warner to Time Warner or its stockholders, action asserting a claim arising pursuant to or seeking to enforce any right, obligation or remedy under the DGCL, action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or action asserting a claim governed by the internal affairs doctrine.

APPRAISAL RIGHTS OF TIME WARNER STOCKHOLDERS

General. If you hold one or more shares of Time Warner common stock, you may be entitled to appraisal rights under Delaware law and have the right to dissent from the initial merger, have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the initial merger) as of completion of the initial merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL, subject to certain limitations under the DGCL. Any such Time Warner stockholder awarded “fair value” for their shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration.

The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement/prospectus as Annex E. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Time Warner common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders as in the case of the adoption of the merger agreement, Time Warner, not less than 20 days prior to the meeting, must notify each stockholder who was a Time Warner stockholder on the record date for notice of such meeting and who is entitled to exercise appraisal rights, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. THIS PROXY STATEMENT/PROSPECTUS CONSTITUTES THE REQUIRED NOTICE, AND THE COPY OF APPLICABLE STATUTORY PROVISIONS IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS ANNEX E. A holder of Time Warner common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex E carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration.

How to Exercise and Perfect Your Appraisal Rights. Time Warner stockholders wishing to exercise the rights to seek an appraisal of their shares must do ALL of the following:

•	you must not vote in favor of the adoption of the merger agreement. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, if you vote by proxy and wish to exercise your appraisal rights you must vote against the adoption of the merger agreement or abstain from voting your shares;

•	you must deliver to Time Warner a written demand for appraisal before the vote on the adoption of the merger agreement at the special meeting and all demands for appraisal must be made by you, or in your name, fully and correctly, as your name appears, with respect to shares evidenced by certificates, on your stock certificate, or, with respect to shares held in “street name” through a bank, brokerage firm or other nominee, on the stock ledger, and such demands must reasonably inform Time Warner of your identity and your intention to demand appraisal of your shares of common stock;

•	you must continuously hold the shares from the date of making the demand through the first effective time. You will lose your appraisal rights if you transfer the shares before the first effective time; and

•

you or the surviving entity (which shall be the final surviving entity if the second merger is consummated or the initial surviving company if the second merger is not consummated) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the first effective time. The surviving entity is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the Time Warner stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of Time Warner common stock within the time prescribed in Section 262 of the DGCL.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the adoption of the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights. Only a holder of record of shares of Time Warner common stock issued and outstanding at the time a demand for appraisal is made and that continue to be issued and outstanding and held of record by such holder immediately prior to the first effective time may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates (or in the stock ledger). The demand for appraisal must reasonably inform Time Warner of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. Beneficial owners who do not also hold their shares of common stock of record may not directly make appraisal demands to Time Warner. The beneficial holder must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock of record. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Time Warner common stock as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares of Time Warner common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Time Warner common stock as to which appraisal is sought. Where no number of shares of Time Warner common stock is expressly mentioned, the demand will be presumed to cover all shares of Time Warner common stock held in the name of the record owner.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

If you own shares of Time Warner common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If you hold shares of Time Warner common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

Time Warner Inc.

One Time Warner Center

New York, New York 10019

Attention: Corporate Secretary

AT&T’s Actions After Completion of the Initial Merger. If the initial merger is completed, the surviving entity will give written notice of the first effective time within 10 days after the first effective time to you if you did not vote in favor of the merger agreement and you made a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the first effective time, if you have not commenced an appraisal proceeding or joined such a proceeding as a named party, you have the right to withdraw the demand and to accept the merger consideration in accordance with the merger agreement for your shares of Time Warner common stock. Within 120 days after the first effective time, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL, or the surviving entity may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving entity in the case of a petition filed by you, demanding a determination of the fair value of the shares of Time Warner common stock held by all dissenting stockholders. The surviving entity is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised, you should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the first effective time, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the surviving entity, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which Time Warner has received demands for appraisal, and the aggregate number of holders of those shares. The surviving entity must mail this statement to you within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the surviving entity the statement described in this paragraph.

If a petition for appraisal is duly filed by you or another record holder of Time Warner common stock who has properly exercised his or her appraisal rights in accordance with the provisions of Section 262 of the DGCL, the surviving entity will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares. Upon the filing of any such petition, the Delaware Court of Chancery may order the Register in Chancery to give notice of the time and place fixed for the hearing on the petition by registered or certified mail to the surviving entity and to the stockholders shown on such duly verified list at the addresses therein stated. Such notice will also be published at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or in another publication determined by the Delaware Court of Chancery. The costs of these notices are borne by the surviving entity. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss any stockholder who fails to comply with this direction from the proceedings. If immediately before a transaction such as the initial merger the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger for such total number of shares exceeds $1 million or (3) the merger was approved pursuant to Section 253 or 267 of the DGCL. The Time Warner common stock is listed on the NYSE and therefore this provision will be applicable in respect thereof.

Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of Time Warner common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of Time Warner common stock at the first effective time held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the initial merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262, interest from the first effective time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the first effective time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving entity may pay to each Time Warner stockholder entitled to appraisal an amount in cash (which will be treated as an advance against the payment due to such Time Warner stockholder), in which case interest shall accrue after such payment only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. We do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Time Warner common stock is less than the merger consideration.

Upon application by the surviving entity or by any holder of Time Warner common stock entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any Time Warner stockholder whose name appears on the verified list and who has submitted such stockholder’s stock certificates, if any, to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights.

If no party files a petition for appraisal within 120 days after the first effective time, then you will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each dissenting stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you may not, after the first effective time, vote the Time Warner shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of Time Warner shares as of a record date prior to the first effective time.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving entity, except that any attempt to withdraw made more than 60 days after the first effective time will require written approval of the surviving entity, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the initial merger within 60 days after the first effective time. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a Time Warner stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

VALIDITY OF COMMON STOCK

The validity of the shares of AT&T common stock offered hereby will be passed upon for AT&T by Wayne A. Wirtz, Esq., Vice President, Associate General Counsel and Assistant Secretary of AT&T. As of the date of this proxy statement/prospectus, Mr. Wirtz owned less than 0.1% of the outstanding AT&T common shares.

EXPERTS

The consolidated financial statements of AT&T incorporated by reference in AT&T’s Annual Report on Form 10-K (including the schedule appearing therein) for the year ended December 31, 2015, and the effectiveness of AT&T’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated by reference or included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Time Warner appearing in Time Warner’s Annual Report (Form 10-K) for the year ended December 31, 2015 (including the supplementary information and financial statement schedule appearing therein), and the effectiveness of Time Warner’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements, and the related financial statement schedule of DIRECTV and subsidiaries, as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014, incorporated in this prospectus by reference from AT&T Inc.’s Current Report on Form 8-K dated February 19, 2016 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

It is expected that Time Warner will hold its 2017 annual meeting of Time Warner stockholders, unless the transaction is completed prior to the expected date of Time Warner’s 2017 annual meeting of Time Warner stockholders.

If a Time Warner stockholder intends to submit a proposal to be included in the proxy statement for Time Warner’s 2017 annual meeting pursuant to SEC Rule 14a-8, Time Warner’s Corporate Secretary must receive such proposal on or before December 30, 2016. Submitting a stockholder proposal does not guarantee that Time Warner will include the proposal in the proxy statement if the proposal does not satisfy the SEC’s rules.

The Time Warner bylaws permit Time Warner stockholders who have held shares representing a minimum of 3% percent of the outstanding Time Warner common stock for at least three years and who meet other specified requirements to nominate, and have included in the Company’s annual meeting proxy materials, up to the greater of two individuals or 20% of the number of directors on the Time Warner board, which are referred to as proxy access nominations. Proxy access nominations for Time Warner’s 2017 annual meeting of stockholders must be received by Time Warner’s Corporate Secretary on or after October 31, 2016 and no later than November 30, 2016.

The Time Warner bylaws also establish an advance notice procedure relating to director nominations and stockholder proposals that are not submitted for inclusion in the proxy statement, but that the stockholder instead wishes to present directly at the annual meeting. To be properly brought before the 2017 annual meeting of Time Warner stockholders, the Time Warner stockholder must give timely written notice of the nomination or proposal to Time Warner’s Corporate Secretary along with the information required by the Time Warner bylaws. To be timely, a stockholder’s notice must be delivered to Time Warner’s Corporate Secretary at the address listed below not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. For the 2017 annual meeting of Time Warner stockholders, such notice must be delivered on or after February 17, 2017 but no later than March 19, 2017. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the Time Warner stockholder must be received by Time Warner’s Corporate Secretary not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the Time Warner stockholder making the nomination or proposal. If a Time Warner stockholder who has notified Time Warner of his or her intention to present a proposal or nominate a director at the 2017 annual meeting does not appear at or send a qualified representative to the meeting to present the proposal or nomination, Time Warner is not required to present the proposal or nomination for a vote at the meeting.

Correspondence to Time Warner’s Corporate Secretary should be mailed to: Time Warner Inc., Attention: Corporate Secretary, One Time Warner Center, New York, NY 10019-8016.

CERTAIN BENEFICIAL OWNERS OF TIME WARNER COMMON STOCK

To Time Warner’s knowledge, the following tables set forth certain information regarding the beneficial ownership of Time Warner common stock as of the close of business on November 11, 2016 (except as noted in the footnotes below) and with respect to:

•	each person known by Time Warner to beneficially own 5% or more of the outstanding shares of Time Warner common stock;

•	each member of the Time Warner board;

•	each named executive officer; and

•	the members of the Time Warner board and Time Warner’s executive officers as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Time Warner, One Time Warner Center, New York, New York 10019.

Time Warner has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Time Warner believes, based on the information furnished to Time Warner, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Time Warner common stock that he, she or it beneficially owns.

Security Ownership of Directors and Named Executive Officers

The following table sets forth information concerning the beneficial ownership of Time Warner common stock as of November 11, 2016 for each current director, each named executive officer and for all current directors and executive officers as a group. None of the foregoing persons beneficially owned any equity securities of the Time Warner’s subsidiaries as of November 11, 2016.

Applicable percentage ownership is based on 771,324,843 shares of Time Warner common stock outstanding and an additional 5,809,241 shares of Time Warner common stock that would be issued upon exercise of outstanding options held by directors or executive officers within 60 days of November 11, 2016.

	Time Warner Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares	Option Shares(2)	RSUs(3)	Percent of Class
Howard M. Averill	35,777	127,612	—	*
James L. Barksdale	67,684	36,335	—	*
William P. Barr(4)	43,403	31,031	—	*
Jeffrey L. Bewkes(5)	386,552	4,430,931	—	*
Paul T. Cappuccio(5)	101,575	347,230	—	*
Robert C. Clark	29,013	28,297	—	*
Mathias Döpfner	17,767	39,069	—	*
Jessica P. Einhorn	22,051	5,358	—	*
Gary L. Ginsberg	22,232	120,509	—	*
Carlos M. Gutierrez(6)	12,485	2,460	—	*
Fred Hassan	45,590	28,297	—	*
Olaf Olafsson	22,817	375,133	—	*
Paul D. Wachter(7)	21,240	24,399	—	*
Deborah C. Wright	22,384	32,316	—	*
All current directors and executive officers (16 persons) as a group(4)-(8)	937,597	5,809,241	—	*

*	Represents beneficial ownership of less than one percent of the outstanding Time Warner common stock as of November 11, 2016.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include, unless otherwise indicated, any shares of Time Warner common stock or other equity securities of Time Warner that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

Under some of Time Warner’s deferred compensation programs, a participant may elect to have the value of the participant’s deferred compensation paid out based on an assumed investment in Time Warner common stock during the deferral period. Participants do not have any right to vote or receive any Time Warner common stock in connection with these assumed investments, which are represented by share equivalents, or “phantom units,” but are ultimately paid in cash. Under Time Warner’s deferred compensation programs, Mr. Bewkes has been credited with 23,211 share equivalents. These share equivalents are not included in the table above.

(2)	Reflects shares of Time Warner common stock underlying stock options awarded by Time Warner that were exercisable within 60 days of November 11, 2016. These shares are not included in the “Number of Shares” column.
(3)	Reflects shares of Time Warner common stock that were issuable within 60 days of November 11, 2016 upon the vesting of RSUs. These shares are not included in the “Number of Shares” column.
(4)	The number of shares includes 3,845 shares of Time Warner common stock held by the Barr Family LLC, of which Mr. Barr is the manager and he and his spouse collectively own a 1% interest and his three adult children collectively own a 99% interest.
(5)	The number of shares includes the following individuals’ interests in shares of Time Warner common stock held by a trust under the Time Warner Savings Plan: Mr. Bewkes (approximately 38,595 shares); and Mr. Cappuccio (approximately 293 shares).
(6)	Includes 4,825 shares of Time Warner common stock held by the Carlos M. Gutierrez Trust, of which Mr. Gutierrez is the sole trustee and beneficiary.
(7)	Includes 11,000 shares of Time Warner common stock held by the Wachter Family Trust, of which Mr. Wachter and his spouse are the trustees and beneficiaries. Mr. Wachter and his spouse share voting and investment power with respect to the shares.
(8)	The number of shares held by all current directors and executive officers as a group includes (i) aggregate interests in approximately 39,267 shares of Time Warner common stock held by a trust under the Time Warner Savings Plan and (ii) an aggregate of approximately 6,448 shares of Time Warner common stock held directly by or in the 401(k) plan of an executive officer’s spouse, for which the executive officer disclaims beneficial ownership.

Security Ownership of Other Beneficial Owners

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	44,921,843	5.8
Massachusetts Financial Services Company(3) 111 Huntington Avenue Boston, MA 02199	44,899,374	5.8
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	44,309,079	5.7

(1)	Calculation based on 771,324,843 outstanding shares of Time Warner common stock as of November 11, 2016.
(2)	Based solely on an amendment to Schedule 13G filed by BlackRock, Inc. with the SEC on January 27, 2016.
(3)	Based solely on a Schedule 13G filed by Massachusetts Financial Services Company with the SEC on February 12, 2016.
(4)	Based solely on a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2016.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokerage firms or other nominees may be participating in the practice of “householding” proxy statements. This means that only one copy of this proxy statement/prospectus may have been sent to multiple Time Warner stockholders sharing the same address. Time Warner will promptly deliver a separate copy of this proxy statement/prospectus to you if you direct your request to Time Warner Inc., Attention: Corporate Secretary, One Time Warner Center, New York, New York 10019-8016, Telephone (212) 484-8000. If you want to receive separate copies of a Time Warner proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, brokerage firm or other nominee, or you may contact Time Warner at the above address and telephone number.

WHERE YOU CAN FIND MORE INFORMATION

Time Warner and AT&T file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents Time Warner and AT&T file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings of Time Warner and AT&T also are available to the public at the SEC website at www.sec.gov. In addition, you may obtain free copies of the documents Time Warner files with the SEC by going to Time Warner’s Internet website at http://ir.timewarner.com/. You may obtain free copies of the documents AT&T files with the SEC, including the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, by going to AT&T’s Internet website at http://www.att.com/gen/landing-pages?pid=5718. The Internet website addresses of Time Warner and AT&T are provided as inactive textual references only. The information provided on the Internet websites of Time Warner and AT&T, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.

Statements contained in this proxy statement/prospectus, or in any document incorporated by reference into this proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows Time Warner and AT&T to “incorporate by reference” into this proxy statement/prospectus documents Time Warner and AT&T file with the SEC including certain information required to be included in the registration statement on Form S-4 filed by AT&T to register the shares of AT&T common stock that will be issued in the initial merger, of which this proxy statement/prospectus forms a part. This means that Time Warner and AT&T can disclose important information to you by referring you to those documents. The information incorporated by reference into this proxy statement/prospectus is considered to be a part of this proxy statement/prospectus, and later information that Time Warner and AT&T file with the SEC will update and supersede that information. Time Warner and AT&T incorporate by reference the documents listed below and any documents subsequently filed by it pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of the special meeting.

Time Warner:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (filed with the SEC on February 25, 2016);

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 (filed with the SEC on May 4, 2016), June 30, 2016 (filed with the SEC on August 3, 2016) and September 30, 2016 (filed with the SEC on November 2, 2016);

•	Current Reports on Form 8-K filed with the SEC on January 7, 2016, February 2, 2016, February 10, 2016, May 4, 2016, May 5, 2016, May 9, 2016, June 23, 2016, August 3, 2016, October 24, 2016 and November 2, 2016;

•	Restated Certificate of Incorporation of Time Warner, filed as Exhibit 3.4 to the Quarterly Report on Form 10-Q of Time Warner dated and filed with the SEC on August 1, 2007, as amended by the Certificate of Amendment to the Restated Certificate of Incorporation of Time Warner Inc., filed as Exhibit 3 to the Current Report on Form 8-K of Time Warner filed with the SEC on June 5, 2008, as further amended by the Certificate of Amendment to the Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Current Report on Form 8-K of Time Warner Inc. filed with the SEC on March 30, 2009 and the Certificate of Amendment to the Restated Certificate of Incorporation of Time Warner Inc., filed as Exhibit 3.1 to the Current Report on Form 8-K of Time Warner filed with the SEC on May 25, 2011;

•	By-laws of Time Warner, as amended through October 22, 2016, filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q of Time Warner dated and filed with the SEC on November 2, 2016; and

•	Definitive Proxy Statement for Time Warner’s 2016 Annual Meeting filed with the SEC on April 29, 2016.

Any person may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Time Warner, without charge, by written or telephonic request directed to Time Warner, Attention: Corporate Secretary, One Time Warner Center, New York, New York 10019-8016, Telephone (212) 484-8000; or [●], Time Warner’s proxy solicitor, by calling toll-free at [●]; or from the SEC through the SEC website at the address provided above.

AT&T:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (filed with the SEC on February 18, 2016);

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2016 (filed with the SEC on May 5, 2016), June 30, 2016 (filed with the SEC on August 4, 2016) and September 30, 2016 (filed with the SEC on November 3, 2016);

•	Current Reports on Form 8-K filed with the SEC on January 22, 2016, January 26, 2016, February 9, 2016, February 19, 2016, March 22, 2016, April 26, 2016, May 2, 2016, May 12, 2016, May 12, 2016, June 2, 2016, June 24, 2016, July 21, 2016, August 5, 2016, August 19, 2016, September 2, 2016, September 8, 2016, October 24, 2016, October 24, 2016 and November 15, 2016;

•	Definitive Proxy Statement for AT&T’s 2016 Annual Meeting filed with the SEC on March 11, 2016;

•	Restated Certificate of Incorporation of AT&T, filed as Exhibit 3.1 to the Current Report on Form 8-K of AT&T dated and filed with the SEC on December 16, 2013;

•	Bylaws of AT&T, filed as Exhibit 3 to the Current Report on Form 8-K of AT&T dated and filed with the SEC on December 18, 2015; and

•	The description of AT&T common stock contained in the prospectus attached as Exhibit 28 to AT&T’s registration statement on Form 10, dated and filed with the SEC on November 15, 1983, including any subsequent amendment or report filed for the purpose of updating such description.

You may request a copy of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning AT&T, without charge, by written or telephonic request directed to AT&T, Attention: Stockholder Services, One AT&T Plaza, 208 South Akard Street, Dallas, Texas 75202, Telephone (210) 821-4105; or from the SEC through the SEC website at the address provided above.

Notwithstanding the foregoing, information furnished by Time Warner or AT&T on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this proxy statement/prospectus.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF TIME WARNER COMMON STOCK AT THE SPECIAL MEETING. TIME WARNER HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED [●], 201[●]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

TIME WARNER INC.

AT&T INC.

and

WEST MERGER SUB, INC.

Dated as of October 22, 2016

Page
ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1	The Mergers	A-1
1.2	Closing	A-2
1.3	Effective Time	A-2

ARTICLE II

ORGANIZATIONAL DOCUMENTS OF THE SURVIVING COMPANIES

2.1	The Certificate of Incorporation and Certificate of Formation	A-2
2.2	The Bylaws and the Limited Liability Company Agreement	A-3

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING COMPANIES

3.1	Directors of Initial Surviving Company	A-3
3.2	Officers of the Initial Surviving Company	A-3
3.3	Officers of the Final Surviving Entity	A-3

ARTICLE IV

EFFECT OF THE MERGER ON SECURITIES; EXCHANGE

4.1	Effect on Capital Stock of Initial Merger	A-4
4.2	Exchange of Certificates	A-5
4.3	Dissenters’ Rights	A-7
4.4	Adjustments to Prevent Dilution	A-8
4.5	Company Stock Based Plans	A-8

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of the Company	A-10
5.2	Representations and Warranties of Parent and Merger Subs	A-28

ARTICLE VI

COVENANTS

6.1	Interim Operations	A-33
6.2	Acquisition Proposals	A-39
6.3	Information Supplied	A-42
6.4	Stockholders Meeting	A-43
6.5	Filings; Other Actions; Notification	A-43
6.6	Access; Consultation	A-45
6.7	Stock Exchange Listing, De-listing and De-registration	A-46
6.8	Publicity	A-47

A-i

A-ii

INDEX OF DEFINED TERMS

Defined Term	Section
Acquisition Proposal	6.2(d)
Additional Consents	6.5(e)
Additional Contract	5.1(k)
Affiliate	5.1(a)
Affiliation Agreements	5.1(k)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)
Anti-Collusion Rules	5.1(v)
Antitrust Laws	6.5(a)(i)
Applicable Date	5.1(e)(i)
Average Parent Stock Price	4.1(a)
Bankruptcy and Equity Exception	5.1(c)
business day	1.2
Bylaws	2.2
CBAs	5.1(i)
Cash Consideration	4.1(a)
Certificate	4.1(a)
Certificate of Incorporation	2.1
Change in Recommendation	6.2(f)
Clean Team Agreement	9.7
Closing	1.2
Closing Date	1.2
CME	5.1(a)
Code	1.1(c)
Combined Entertainment Group	6.5(b)
Combined Entertainment Group Material Effect	6.5(b)
Common Stock	4.1(a)
Communications Act	5.1(d)(i)
Communications Laws	5.1(d)(i)
Communications Licenses	5.1(j)(ii)(A)
Company	Preamble
Company 401(k) Plans	6.9(d)
Company Acquisition Proposal	8.5(b)
Company Balance Sheet	5.1(g)
Company Bylaws	5.1(d)(ii)
Company Charter	5.1(d)(ii)
Company Director Restricted Stock Unit	4.5(b)
Company Disclosure Letter	5.1
Company Employee Restricted Stock Unit	4.5(c)
Company Employees	5.1(h)(i)
Company ERISA Affiliate	5.1(h)(iv)
Company ERISA Plan	5.1(h)(iii)
Company IP	5.1(o)(ii)
Company Material Adverse Effect	5.1(a)
Company Multiemployer Plan	5.1(h)(vi)
Company Non-U.S. Benefit Plan	5.1(h)(i)
Company Option	4.5(a)
Company Pension Plan	5.1(h)(iii)
Company Performance Stock Units	4.5(c)

A-iii

Defined Term	Section
Company Plan	5.1(h)(i)
Company Recommendation	5.1(c)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)
Company Restricted Stock Units	4.5(c)
Company Stock Plans	5.1(b)(i)
Company Stockholders Meeting	6.4(a)
Company Termination Fee	8.5(b)
Company U.S. Benefit Plans	5.1(h)(iii)
Compensation Committee	4.5(d)
Confidentiality Agreement	9.7
Continuation Period	6.9(a)
Continuing Employees	6.9(a)
Contracts	5.1(d)(ii)
Copyrights	5.1(o)(viii)
Corporate Sub	Preamble
Credit Agreement	5.2(l)
D&O Insurance	6.11(b)
Debt Financing	6.15(g)
Debt Offers	6.15(b)
Debt Payoffs	6.15(c)
Deferred Compensation Plans	4.5(f)
DGCL	1.1(a)
Delaware Law	1.1(b)
Director Deferred Compensation Plans	4.5(e)
Dissenting Stockholders	4.1(a)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
Exchange Act	5.1(d)(i)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Exchange Ratio	4.1(a)
Excluded Shares	4.1(a)
Exploit	5.1(o)(viii)
Exploitation	5.1(o)(viii)
Export and Sanctions Regulations	5.1(j)(iv)(A)
FCC	5.1(d)(i)
FCC License	5.1(j)(ii)(A)
FCPA	5.1(j)(iii)(A)
Final Surviving Entity	1.1(b)
Financing Sources	8.5(g)
First Certificate of Merger	1.3
First Effective Time	1.3
Foreign Competition Laws	5.1(d)(i)
Foreign License	5.1(j)(ii)(A)
Foreign Regulators	5.1(d)(i)
Foreign Regulatory Laws	5.1(d)(i)
GAAP	5.1(a)
Government Official	5.1(j)(iii)(A)
Governmental Consents	7.1(c)
Governmental Entity	5.1(d)(i)

A-iv

Defined Term	Section
Governmental Regulatory Entity	8.5(c)
Hazardous Substance	5.1(m)
HSR Act	5.1(b)(iii)
Indebtedness	5.1(e)(v)
Indemnified Parties	6.11(a)
Information Technology	5.1(o)(viii)
Initial Surviving Company	Recitals
Initial Merger	Recitals
Intellectual Property	5.1(o)(viii)
Intended Tax Treatment	1.1(c)
IRS	5.1(h)(i)
Knowledge of Parent	5.2(g)
Knowledge of the Company	5.1(a)
Laws	5.1(j)(i)
Library Pictures	5.1(o)(viii)
Library Tangible Assets	5.1(o)(viii)
Licenses	5.1(j)(i)
Lien	5.1(b)(ii)
LLC Act	Recitals
LLC Operating Agreement	2.2(b)
Material Contracts	5.1(k)
Mergers	Recitals
Merger Consideration	4.1(a)
Merger LLC	Recitals
Merger Subs	Recitals
Multiemployer Plan	5.1(h)(i)
Notional Share	4.5(e)
Notional Unit	4.5(f)
NYSE	4.1(a)
Offer Documents	6.15(b)
Option Exchange Ratio	4.5(a)
Order	5.1(j)(i)
Parent	Preamble
Parent Common Stock	Recitals
Parent Common Stock Unit	5.2(b)(i)
Parent Disclosure Letter	5.2
Parent Material Adverse Effect	5.2(a)
Parent Option	5.2(b)(i)
Parent Pension Plan	5.2(h)
Parent Preferred Stock	5.2(b)(i)
Parent Reimbursement Amount	8.5(c)
Parent Reports	5.2(e)(i)
Parent Stock Plans	5.2(b)(i)
Parent Stock Unit	4.5(c)
Payment	8.5(d)
Payor	8.5(d)
PBGC	5.1(h)(v)
Person	4.2(b)
Personal Data	5.1(o)(viii)
Preferred Stock	5.1(b)(i)
Proceedings	5.1(g)

A-v

Defined Term	Section
Programs	5.1(o)(viii)
Prospectus/Proxy Statement	6.3(a)
PUC	5.1(d)(i)
Recipient	8.5(d)
Refund	8.5(e)
Registered IP	5.1(o)(i)
Regulatory Actions	6.5(b)
Regulatory Material Adverse Effect	6.5(b)
Representatives	6.2(a)
Required Governmental Consents	7.1(c)
S-4 Registration Statement	6.3(a)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	4.5(g)
Second Certificate of Merger	1.3
Second Effective Time	1.3
Securities Act	4.5(g)
Segment	5.1(k)
Senior Executives	5.1(f)
Series Common Stock	5.1(b)(i)
Shares	4.1(a)
Significant Subsidiary	5.1(a)
Stock Consideration	4.1(a)
Stock Fund Interest	4.5(f)
Subsequent Merger	Recitals
Subsidiary	5.1(a)
Superior Proposal	6.2(d)
Superior Proposal Termination	6.2(f)
Takeover Statute	5.1(l)
Tax	5.1(n)(viii)
Tax Return	5.1(n)(viii)
Taxable	5.1(n)(viii)
Taxes	5.1(n)(viii)
Termination Date	8.2
Trade Secrets	5.1(o)(viii)
Trademarks	5.1(o)(viii)
Trading Day	4.1(a)
Uncertificated Shares	4.1(a)
Unproduced Properties	5.1(o)(viii)
Utilities Laws	5.1(d)(i)
Works in Progress	5.1(o)(viii)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated as of October 22, 2016, among Time Warner Inc. a Delaware corporation (the “Company”), AT&T Inc. a Delaware corporation (“Parent”), West Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Corporate Sub”), and, from and after the accession thereof to this Agreement in accordance with Section 6.19, Merger LLC (as defined herein).

RECITALS

WHEREAS, the Board of Directors of the Company, by resolutions duly adopted, has approved the merger of Corporate Sub with and into the Company with the Company as the surviving corporation in the merger (the “Initial Surviving Company”) (such merger, the “Initial Merger”) upon the terms and subject to the conditions set forth in this Agreement and approved and declared advisable this Agreement, and has resolved to recommend to its stockholders the adoption of this Agreement;

WHEREAS, prior to the Initial Merger, Parent will form a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger LLC” and together with Corporate Sub, the “Merger Subs”), and immediately subsequent to the Initial Merger, the Initial Surviving Company in the Initial Merger will merge with and into Merger LLC (the “Subsequent Merger”), in accordance with Section 1.1, on the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, the Board of Directors of Parent, by resolutions duly adopted, has (i) approved this Agreement and the transactions contemplated hereby (which includes the Initial Merger and the Subsequent Merger (collectively, the “Mergers”)) and the issuance of shares of common stock, par value $1.00 per share, of Parent (the “Parent Common Stock”) pursuant to the Initial Merger upon the terms and subject to the conditions set forth in this Agreement and (ii) adopted and approved this Agreement;

WHEREAS, the Board of Directors of Corporate Sub, by resolutions duly adopted, has approved the Initial Merger upon the terms and subject to the conditions set forth in this Agreement, has approved and declared advisable this Agreement, and has resolved to recommend to its stockholder the adoption of this Agreement;

WHEREAS, the sole member of Merger LLC will approve the Subsequent Merger upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company, Parent, Corporate Sub and Merger LLC desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1 The Mergers. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, Corporate Sub shall be merged with and into the Company and the separate corporate existence of Corporate Sub shall thereupon cease. The Company shall be the surviving company in the Initial Merger, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Initial Merger, except as set forth in Article II. The Initial Merger shall have the effects specified in the DGCL.

(b) Immediately following the Initial Merger, upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the Initial Surviving Company shall be merged with and into Merger LLC and the separate corporate existence of the Initial Surviving Company shall thereupon cease. Merger LLC shall be the surviving company in the Subsequent Merger (the “Final Surviving Entity”), and the separate company existence of Merger LLC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Subsequent Merger, except as set forth in Article II. The Subsequent Merger shall have the effects specified in the DGCL and the LLC Act.

(c) For U.S. federal income tax purposes, the parties hereto intend that (i) the Initial Merger and the Subsequent Merger be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, (ii) Parent and the Company each be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) this Agreement will constitute a “plan of reorganization” within the meaning of the Code (clauses (i)-(iii) collectively, the “Intended Tax Treatment”).

1.2 Closing. The closing of the Mergers (the “Closing”) shall take place (a) at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, as soon as reasonably practicable, and in no event later than the third business day, following the day on which the last to be satisfied or waived of each of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall have been satisfied or waived in accordance with this Agreement, or (b) at such other place and time and/or on such other date as the Company and Parent may otherwise agree in writing (the date on which the Closing occurs, the “Closing Date”). For purposes of this Agreement, the term “business day” shall mean any day of the year on which banks are not required or authorized by Law to close in New York City, and on which dealings are carried on in the London interbank market and banks are open for business in London.

1.3 Effective Time. Immediately following the Closing, the Company and Parent will cause a Certificate of Merger with respect to the Initial Merger (the “First Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Initial Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed upon by the parties hereto in writing and set forth in the First Certificate of Merger in accordance with the DGCL (the “First Effective Time”). Immediately following the First Effective Time, subject to the provisions of this Agreement, Merger LLC shall file a certificate of merger with respect to the Subsequent Merger satisfying the applicable requirements of Delaware Law (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware. The Subsequent Merger shall become effective upon the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware immediately after the First Effective Time or at such later time as may be agreed upon by the parties hereto in writing and set forth in the Second Certificate of Merger in accordance with the DGCL and the LLC Act (the “Second Effective Time”).

ARTICLE II

ORGANIZATIONAL DOCUMENTS

OF THE SURVIVING COMPANIES

2.1 The Certificate of Incorporation and Certificate of Formation. (a) At the First Effective Time, the certificate of incorporation of the Initial Surviving Company shall be amended and restated so as to read in its entirety as the certificate of incorporation of Corporate Sub in effect immediately prior to the First Effective Time, except that references to the name of Corporate Sub shall be replaced by the name of the Initial Surviving Company and references to the incorporator shall be removed (the “Certificate of Incorporation”), until thereafter amended as provided therein or by applicable Law (and subject to Section 6.11).

(b) At the Second Effective Time, (i) the certificate of formation of Merger LLC as in effect immediately prior to the Second Effective Time shall continue to be the certificate of formation of the Final Surviving Entity (except that the certificate of formation of Merger LLC shall be amended in connection with the Subsequent Merger so that reference to the name of Merger LLC shall be replaced by the name of the Company (subject to any required modifications to reflect its status as a limited liability company)), until thereafter amended as provided by applicable Law.

2.2 The Bylaws and the Limited Liability Company Agreement. (a) At the First Effective Time, the bylaws of the Initial Surviving Company shall be amended and restated so as to read in their entirety as the bylaws of Corporate Sub in effect immediately prior to the First Effective Time, except that references to the name of Corporate Sub shall be replaced by the name of the Initial Surviving Company (the “Bylaws”), until thereafter amended as provided therein or by applicable Law (and subject to Section 6.11).

(b) At the Second Effective Time, the limited liability company operating agreement of Merger LLC as in effect immediately prior to the Second Effective Time shall continue to be the limited liability company operating agreement of the Final Surviving Entity, until thereafter amended as provided by applicable Law (the “LLC Operating Agreement”) (except that the limited liability company operating agreement of Merger LLC shall be amended in connection with the Subsequent Merger so that reference to the name of Merger LLC shall be replaced by the name of the Company (subject to any required modifications to reflect its status as a limited liability company)), until thereafter amended as provided therein or by applicable Law (and subject to Section 6.11).

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING COMPANIES

3.1 Directors of Initial Surviving Company. The parties hereto shall take all actions necessary so that the directors of Corporate Sub immediately prior to the First Effective Time shall, from and after the First Effective Time, be the directors of the Initial Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

3.2 Officers of the Initial Surviving Company. The parties hereto shall take all actions necessary so that the officers of the Company immediately prior to the First Effective Time shall, from and after the First Effective Time, be the officers of the Initial Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws.

3.3 Officers of the Final Surviving Entity. The parties hereto shall take all actions necessary so that the officers of the Initial Surviving Company immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the officers of the Final Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the limited liability company operating agreement of the Final Surviving Entity and the LLC Act.

ARTICLE IV

EFFECT OF THE MERGER ON SECURITIES;

EXCHANGE

4.1 Effect on Capital Stock of Initial Merger.

(a) At the First Effective Time, by virtue of the Initial Merger and without any action on the part of the holder of any capital stock of the Company, Parent, Corporate Sub or Merger LLC:

(i) Merger Consideration. Each share of Common Stock, par value $0.01 per share, of the Company (the “Common Stock,” and each a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the First Effective Time (other than (i) Shares owned by Parent or the Company, in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each such Share referred to in clauses (i) and (ii) above, an “Excluded Share” and, collectively, “Excluded Shares”)) shall be converted into the right to receive a number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”) plus $53.75 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”). At the First Effective Time, all the Shares (other than the Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and (A) each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) and (B) each book-entry account formerly representing any uncertificated Shares (“Uncertificated Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration and, in each case, the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(c), and each Certificate and Uncertificated Share formerly representing Shares owned by Dissenting Stockholders shall thereafter represent only the right to receive the payment of which reference is made in Section 4.3.

As used in this Agreement, the term “Exchange Ratio” means the following (in each case rounded to three decimal places):

I.	if the Average Parent Stock Price is an amount greater than $41.349, then the Exchange Ratio shall be 1.300;

II.	if the Average Parent Stock Price is an amount greater than or equal to $37.411 but less than or equal to $41.349 then the Exchange Ratio shall be an amount equal to the quotient obtained by dividing (x) $53.75 by (y) the Average Parent Stock Price; or

III.	if the Average Parent Stock Price is an amount less than $37.411, then the Exchange Ratio shall be 1.437.

As used in this Agreement, the term “Average Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the New York Stock Exchange (the “NYSE”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the 15 consecutive Trading Days ending on (and including) the Trading Day that is three Trading Days prior to the date of the First Effective Time.

As used in this Agreement, the term “Trading Day” means a day on which shares of Parent Common Stock are traded on the NYSE.

(ii) Cancellation of Excluded Shares. Subject to Section 4.3, each Excluded Share shall, by virtue of the Initial Merger and without any action on the part of the Company, Parent, Merger Subs or the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

(iii) Corporate Sub. Each share of common stock, par value $0.01 per share, of Corporate Sub issued and outstanding immediately prior to the First Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Initial Surviving Company.

(b) Subsequent Merger. At the Second Effective Time, each Initial Surviving Company share issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist and no consideration shall be paid or payable in respect thereof and each limited liability company interest of Merger LLC shall be unaffected by the Subsequent Merger and shall remain outstanding as a limited liability company interest of the Final Surviving Entity.

4.2 Exchange of Certificates.

(a) Exchange Agent. At the First Effective Time, Parent shall deposit, or cause to be deposited, with an exchange agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld or delayed (the “Exchange Agent”), for the benefit of the holders of Shares, (i) an aggregate number of shares of Parent Common Stock to be issued in uncertificated form or book-entry form and (ii) an aggregate amount of cash, in each case, comprising approximately the amounts required to be delivered pursuant to Section 4.1(a) in respect of Shares. In addition, Parent shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the First Effective Time, any dividends or other distributions payable pursuant to Section 4.2(c) with respect to the Parent Common Stock issued pursuant to the Initial Merger with respect to Shares with a record and payment date after the First Effective Time and prior to the surrender of such Shares and cash in lieu of any fractional shares payable pursuant to Section 4.2(e). All shares of Parent Common Stock and cash, together with the amount of any dividends and distributions deposited with the Exchange Agent pursuant to this Section 4.2(a), shall hereinafter be referred to as the “Exchange Fund”. The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Parent; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate cash portion of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Section 4.2(a) shall be promptly returned to Parent.

(b) Exchange Procedures. Promptly after the First Effective Time (and in any event within four business days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of Certificates (other than Excluded Shares) a letter of transmittal in customary form advising such holder of the effectiveness of the Merger and the conversion of its Shares into the right to receive the Merger Consideration, and specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)) and instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)). Upon the surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)) to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor (i) that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV in uncertificated form (or evidence of shares in book-entry form), and (ii) an amount in immediately available funds (or, if no wire transfer instructions are provided, a check, and in each case, after giving effect to any required Tax withholding provided in Section 4.2(h)) equal to (A) the cash amount that such holder is entitled to receive pursuant to Section 4.1(a) plus (B) any cash in lieu of fractional shares pursuant to Section 4.2(e) plus (C) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 4.2(c), and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the proper number of shares of Parent Common Stock in uncertificated form, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. If any shares (or evidence of shares in book-entry form) of Parent Common Stock are to be issued to a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any stock transfer or other Taxes required by reason of the issuance of shares (or evidence of shares in book-entry form) of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such Taxes have been paid or are not applicable. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c) Distributions with Respect to Unexchanged Shares; Voting. (i) All shares of Parent Common Stock to be issued pursuant to the Initial Merger shall be deemed issued and outstanding as of the First Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the First Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable in the Initial Merger. No dividends or other distributions in respect of the Parent Common Stock issued pursuant to the Initial Merger shall be paid to any holder of any unsurrendered Certificate until such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)) is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(g)), there shall be issued and/or paid to the holder of the whole shares of Parent Common Stock issued in exchange therefor, without interest thereon, (A) at the time of such surrender, the dividends or other distributions with a record date after the First Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the First Effective Time, but with a payment date subsequent to surrender.

(ii) Registered holders of unsurrendered Certificates shall be entitled to vote after the First Effective Time at any meeting of Parent stockholders with a record date at or after the First Effective Time the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

(d) Transfers. From and after the First Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the First Effective Time.

(e) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares, Company Director Restricted Stock Units and Company Performance Stock Units entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Parent Common Stock based on the Average Parent Stock Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the First Effective Time shall be delivered, at Parent’s option, to Parent. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of any shares of Parent Common Stock and payment of cash and any dividends and other distributions in respect of the Parent Common Stock to be issued or paid pursuant to the provisions of this Article IV (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(g)), without any interest thereon. Notwithstanding the foregoing, none of the Initial Surviving Company, Merger LLC, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity, such Merger Consideration shall become the property of the Final Surviving Entity, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Exchange Agent or the Final Surviving Entity with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and the cash and any dividends and other distributions in respect of the Parent Common Stock that would have been issuable or payable pursuant to the provisions of this Article IV (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) had such lost, stolen or destroyed Certificate been surrendered.

(h) Withholding Rights. Each of Parent and the Merger Subs shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Merger Subs or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Merger Subs, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Merger Subs or Parent, as the case may be.

(i) Uncertificated Shares. Promptly after the First Effective Time, Parent shall cause the Exchange Agent to (i) mail to each holder of Uncertificated Shares (other than Excluded Shares) materials advising such holder of the effectiveness of the Initial Merger and the conversion of its Shares into the right to receive the Merger Consideration and (ii) issue in registered form to each holder of Uncertificated Shares that number of whole shares of Parent Common Stock that such holder is entitled to receive in respect of each such Uncertificated Share pursuant to this Article IV, cash that such holder is entitled to receive in respect of its Shares pursuant to Section 4.1(a), cash pursuant to Section 4.2(e) in lieu of fractional shares in respect of each such Uncertificated Share and any dividends and other distributions in respect of the Parent Common Stock to be issued or paid pursuant to the provisions of this Article IV (after giving effect to any required Tax withholdings as provided in Section 4.2(h)), without interest thereon.

4.3 Dissenters’ Rights. No Dissenting Stockholder shall be entitled to receive shares of Parent Common Stock or cash or any dividends or other distributions pursuant to the provisions of this Article IV unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Initial Merger under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent under Section 262 of the DGCL or if a court of competent jurisdiction shall finally determine that the Dissenting Stockholder is not entitled to relief provided by Section 262 of the DGCL with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted, as of the First Effective Time, into the right to receive the Merger Consideration without interest and less any required Tax withholding. The Company shall give Parent (i) prompt written notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for any such Shares, or Parent changes the number of shares of Parent Common Stock, in each case issued and outstanding prior to the First Effective Time as a result of a distribution, reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

4.5 Company Stock Based Plans. (a) At the First Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Company Stock Plans, whether vested or unvested, shall be converted into an option to acquire a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of Shares subject to the Company Option immediately prior to the First Effective Time and (ii) the Option Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the result obtained by dividing (A) the exercise price per Share of such Company Option immediately prior to the First Effective Time by (B) the Option Exchange Ratio; provided that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to the Company Options shall be determined in a manner consistent with the requirements of Section 409A of the Code. The “Option Exchange Ratio” shall mean a fraction (x) the numerator of which is the sum of the Cash Consideration and an amount equal to the product of (I) the Exchange Ratio and (II) the Average Parent Stock Price and (y) the denominator of which is the Average Parent Stock Price. Except as specifically provided above, following the First Effective Time, each Company Option shall continue to be governed by the terms and conditions applicable to such Company Option immediately prior to the First Effective Time, including all vesting conditions that are applicable following a “Change in Control” as defined in the award agreement applicable to the Company Option; provided that each Company Option granted to a non-employee director of the Company shall vest and become exercisable at the First Effective Time.

(b) At the First Effective Time, each outstanding restricted stock unit that was granted to a non-employee director of the Company (a “Company Director Restricted Stock Unit”) under the Company Stock Plans, whether vested or unvested, shall be cancelled and shall only entitle the holder of such Company Director Restricted Stock Unit to receive (without interest), as soon as reasonably practicable after the First Effective Time (but in any event no later than three (3) business days after the Effective Time), (i) the Merger Consideration for each Share subject to such Company Director Restricted Stock Unit immediately prior to the First Effective Time and (ii) a cash payment equal to the amount of any unpaid “Retained Distributions” as defined in the award agreement applicable to the Company Director Restricted Stock Unit.

(c) At the First Effective Time, each outstanding restricted stock unit other than a Company Director Restricted Stock Unit (a “Company Employee Restricted Stock Unit,” and together with the Company Director Restricted Stock Units, the “Company Restricted Stock Units”) under the Company Stock Plans, whether vested or unvested, other than any restricted stock units that were granted pursuant to a “Performance Stock Units Agreement” (the “Company Performance Stock Units”), shall be converted into (i) the right to receive a cash payment equal to (A) (1) the Cash Consideration multiplied by (2) the number of Shares underlying such Company Employee Restricted Stock Unit, which shall be treated as a “Retained Distribution” for purposes of the award agreement applicable to such Company Employee Restricted Stock Unit, plus (B) the amount of any accrued “Retained Distributions” that remain unpaid as of the Effective Time, and (ii) a restricted stock unit on the number of shares of Parent Common Stock (a “Parent Stock Unit”) equal to the Exchange Ratio multiplied by the number of Shares underlying such Company Employee Restricted Stock Unit; provided that, any fractional Parent Stock Unit shall be converted into a cash payment in lieu thereof based on the Average Parent Stock Price, and such payment shall be a “Retained Distribution”. Except as specifically provided above, following the First Effective Time, each Parent Stock Unit and the related “Retained Distributions” (including in respect of the Cash

Consideration) shall continue to be governed by the terms and conditions applicable to the corresponding Company Employee Restricted Stock Unit immediately prior to the First Effective Time, including all vesting conditions that are applicable following a “Change in Control” as defined in the award agreement applicable to the Company Employee Restricted Stock Unit and all dividend equivalent rights.

(d) At the First Effective Time, each outstanding Company Performance Stock Unit under the Company Stock Plans, whether vested or unvested, shall be cancelled and shall only entitle the holder of such Company Performance Stock Unit to receive (without interest), as soon as reasonably practicable after the First Effective Time (but in any event no later than three (3) business days after the First Effective Time), (i) the Merger Consideration for each Share subject to such Company Performance Stock Unit immediately prior to the First Effective Time as determined in accordance with the immediately following sentence, and (ii) a cash payment equal to the amount of any unpaid and related “Retained Distributions” as defined in the award agreement applicable to the Company Performance Stock Unit, in each case less applicable tax withholdings. For purposes of the immediately preceding sentence, the number of Shares subject to such Company Performance Stock Unit and related Retained Distributions shall be determined by the Compensation and Human Development Committee of the Board of Directors of the Company (the “Compensation Committee”), subject to Parent review, prior to the First Effective Time in accordance with Section 6 of the applicable award agreement.

(e) At the First Effective Time, each notional Share (each, a “Notional Share”) subject to the Company’s Non-Employee Directors’ Deferred Compensation Plan or the Deferred Compensation Plan for Directors of the Company (together, the “Director Deferred Compensation Plans”) shall be deemed converted into an amount in cash equal to the numerator of the Option Exchange Ratio, and the resulting amount shall be deemed reinvested in the notional fund under the Director Deferred Compensation Plans that is deemed to credit interest at a specified rate. For the avoidance of doubt, a Notional Share shall not include any interest in the Company Stock Fund under the Company Savings Plan.

(f) With respect to each unit (each, a “Notional Unit”) subject to the Company Deferred Compensation Plan (together with the Director Deferred Compensation Plans, the “Deferred Compensation Plans”) that is deemed to have a value based on an interest in the Company Stock Fund under the Company Savings Plan (each, a “Stock Fund Interest”), at the First Effective Time, such Notional Unit shall be deemed converted into an amount in cash equal to the fair market value of a Stock Fund Interest, which fair market value shall be determined (i) taking into account any cash held or deemed held by the Company Stock Fund as of the Closing Date that is unrelated to the Cash Consideration and (ii) based on the assumption that any Merger Consideration held or deemed held by the Company Stock Fund as of the Closing Date has a value equal to the numerator of the Option Exchange Ratio.

(g) As soon as practicable after the First Effective Time, Parent shall, if registration of the shares of Parent Common Stock issuable under a Company Stock Plan or other Company Plan is required under the Securities Act of 1933, as amended (the “Securities Act”), file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 or Form S-8, as the case may be (or any successor form), or another appropriate form with respect to such Parent Common Stock and shall use commercially reasonable efforts to have such registration statement declared effective as soon as practicable following such filing.

(h) At or prior to the First Effective Time, the Company, the Board of Directors of the Company and the Compensation Committee, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 4.5. Parent shall take all actions as are reasonably necessary for the assumption of the Company Options and Company Employee Restricted Stock Units pursuant to Section 4.5(a) and Section 4.5(c). Without limiting the foregoing, the Company shall take all necessary action to ensure that the Initial Surviving Company will not be bound at the First Effective Time by any options, stock appreciation rights, units or other rights, awards or arrangements under the Company Stock Plans that would entitle any Person after the First Effective Time to beneficially own any Shares or to receive any payments in respect thereof, and all Company Stock Plans conferring any rights to Shares or other capital stock of the Company shall be deemed to be amended to be in conformity with this Section 4.5.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company at the time of entering into this Agreement (the “Company Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in the Company Reports filed on or after January 1, 2016 and prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such Company Reports that are cautionary, predictive or forward looking in nature), the Company hereby represents and warrants to Parent and Merger Subs, as of the date of this Agreement and as of the Closing that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to Parent complete and correct copies of the respective certificates of incorporation and bylaws (or comparable organizational documents) of the Company and each of its Significant Subsidiaries as amended to and as in effect on the date of this Agreement.

As used in this Agreement, (i) the term “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries (it being understood that based solely on the information made available to Parent prior to the date hereof, notwithstanding anything to the contrary contained herein, The CW Network, LLC, Central European Media Enterprises, Ltd. (“CME”) and HBO Latin America Group each shall not be considered a Subsidiary of the Company for purposes of this Agreement), (ii) the term “Significant Subsidiary” means any Subsidiary of the Company that constitutes a “significant subsidiary” of the Company within the meaning of Rule 1-02 of Regulation S-X, (iii) the term “Affiliate” means, when used with respect to any party, any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act, (iv) “Company Material Adverse Effect” means (A) an effect that would prevent, materially delay or materially impair the ability of the Company to consummate the Mergers, or (B) a material adverse effect on the financial condition, properties, assets, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any such effect resulting from or arising in connection with: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which the Company or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which the Company or any of its Subsidiaries operate, (4) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (5) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the Shares, or a change in the trading volume of the Shares, on the NYSE, provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Company Material Adverse Effect, (7) changes in Law, (8) changes in U.S. generally accepted accounting principles (“GAAP”) (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by this Agreement or taken with Parent’s written consent to the extent the effects thereof are reasonably explained in writing by the Company prior to the time of such consent or the failure to take any specific action expressly prohibited by this Agreement and as for which Parent declined to consent or (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of this Agreement and the Mergers, including the impact thereof on the relationships with customers, suppliers, distributors, partners or employees (provided that the exception in this clause (10) shall not apply to references to “Company Material Adverse Effect” in Section 5.1(d) and Section 5.1(o)(ii)); provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred, and (v) the term “Knowledge of the Company” means the actual knowledge of the individuals identified on Section 5.1(a)(v) of the Company Disclosure Letter.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of (A) 8,330,000,000 Shares, (B) 750,000,000 shares of preferred stock, par value $0.10 per share (the “Preferred Stock”) and (C) 600,000,000 shares of Series Common Stock, par value $0.01 per share (the “Series Common Stock”). As of the close of business on September 30, 2016, 772,769,527 shares of Common Stock were issued and outstanding and no other shares of Common Stock or shares of the Preferred Stock or Series Common Stock were issued and outstanding on such date. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. As of September 30, 2016, there were an aggregate of 52,741,311 Shares reserved for, and 33,437,890 Shares subject to, issuance pursuant to the Company Plans identified in Section 5.1(b)(i)(A) of the Company Disclosure Letter as being the only Company Plans pursuant to which Shares may be issued (the “Company Stock Plans”). Except as provided in the preceding sentence and except for Shares that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, the Company has no Shares reserved for, or subject to, issuance. The Company has no shares of Preferred Stock, shares of Series Common Stock or other shares of capital stock reserved for or subject to issuance (it being understood that “other shares of capital stock” shall not include Shares). Section 5.1(b)(i)(B) of the Company Disclosure Letter contains a correct and complete list as of September 30, 2016 of (x) the number of Shares subject to outstanding Company Options under the Company Stock Plans, (y) the number of Shares subject to outstanding Company Restricted Stock Units under the Company Stock Plans and (z) the number of Shares subject to outstanding Company Performance Stock Units (assuming the achievement of performance criteria at maximum levels) under the Company Stock Plans.

(ii) From September 30, 2016 to the execution of this Agreement, the Company has not issued any Shares except pursuant to the exercise of Company Options or the settlement of Company Restricted Stock Units outstanding as of September 30, 2016, in accordance with their terms and, since September 30, 2016, except as permitted by this Agreement for the period following the date of this Agreement, the Company has not issued any Company Options, Company Restricted Stock Units or Company Performance Stock Units. Upon any issuance of any Shares in accordance with the terms of the Company Stock Plans, such Shares will be duly authorized, validly issued and fully paid and nonassessable and free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Lien (other than any Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in the Company’s financial statements). Except as set forth in Section 5.1(b)(i), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries any equity or voting securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(iii) Section 5.1(b)(iii) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary and (B) any other Person in which the Company or any of its Subsidiaries may hold capital stock or other equity interest that has a book value in excess of $10,000,000 (other than securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan). No Subsidiary of the Company owns any Shares. As of the date of this Agreement, the Company does not own, directly or indirectly, any voting interest in any Person that is reasonably likely to require an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), in connection with the Mergers.

(iv) Each Company Option (A) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (C) has a grant date identical to the date on which the Company’s Board of Directors or the Compensation Committee (including through delegation) actually awarded such Company Option or on a date thereafter as specified by the Company’s Board of Directors or the Compensation Committee (including through delegation) in their respective authorization of such Company Options, (D) qualifies in all material respects for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company Reports, respectively, and (E) complies in all material respects with Section 409A of the Code.

(c) Corporate Authority and Approval; Financial Advisor Opinions. The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Initial Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a meeting duly called and held for such purpose (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). As of the date of this Agreement, the Board of Directors of the Company has (i) (A) unanimously determined that the Initial Merger is fair to, and in the best interests of, the Company and its stockholders, (B) approved the Initial Merger and the other transactions contemplated hereby, (C) approved and declared advisable this Agreement, and (D) subject to Section 6.2, resolved to recommend the adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (ii) received the separate opinions of Allen & Company LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, each to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration to be received by holders of Shares pursuant to this Agreement is fair, from a financial point of view, to such holders, and (iii) directed that this Agreement be submitted to the holders of Shares for their adoption. The Board of Directors of the Company has taken all action so that Parent will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case, as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(d) Governmental Filings; No Violations. (i) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) pursuant to Section 1.3, (B) required under the HSR Act or any applicable foreign competition laws (the “Foreign Competition Laws”) in connection with the Mergers, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, (C) to comply with state securities or “blue-sky” Laws, (D) as may be required with or to the Federal Communications Commission (“FCC”) under the Communications Act of 1934, as amended (the “Communications Act”), or applicable rules and regulations promulgated thereunder (together with the Communications Act, the “Communications Laws”), (E) as may be required with or to the local and state public utility commissions or similar local and state regulatory bodies (each, a “PUC”) and other local and state Governmental Entities pursuant to applicable local and state Laws regulating the telecommunications business or services (“Utilities Laws”) and (F) as may be required with or to foreign and transnational Governmental Entities pursuant to applicable foreign and transnational Laws regarding the provision of broadcasting or audio-visual media services (such Governmental Entities, “Foreign Regulators”, and such laws, “Foreign Regulatory Laws”), no filings, notices and/or reports are required to be made by the Company or its Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by the Company or its Subsidiaries from, any domestic, foreign or transnational governmental, competition or regulatory authority, court, arbitral tribunal agency, commission, body or other legislative, executive or judicial governmental entity or self-regulatory agency (each, a “Governmental Entity”) in connection with the execution, delivery and performance of this Agreement by the Company and/or the consummation by the Company of the Mergers and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Mergers and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the Company’s Restated Certificate of Incorporation, effective as of July 27, 2007 and as amended on June 4, 2008, March 27, 2009, August 13, 2009, May 24, 2011 and December 31, 2011 (as so amended, the “Company Charter”) or By-Laws, as amended through January 28, 2016 (the “Company Bylaws”) or the comparable governing instruments of any of its Significant Subsidiaries, (B) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, consent, settlement, note, mortgage, indenture, arrangement, understanding or other obligation (“Contracts”) binding upon the Company or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Mergers and the other transactions contemplated hereby) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 5.1(d)(i) are made or obtained and receipt of the Company Requisite Vote, under any Law, Order or License to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations under any Contract to which the Company or any of its Subsidiaries is a party, except, in the case of clauses (B) and (C) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(iii) As of the date of this Agreement, the Company is not party to or bound by any Contract that is material to the Company and its Subsidiaries, taken as a whole.

(e) Company Reports; Financial Statements. (i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2014 (the “Applicable Date”) (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available prior to the date of this Agreement to Parent (I) either materials relating to or a summary of any disclosure of matters described in clauses (x) or (y) in the preceding sentence made by management of the Company to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement and (II) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of the Company or its auditors to the audit committee as required by the listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since June 30, 2016 and prior to the date of this Agreement, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from Company Employees regarding questionable accounting, auditing or legal compliance matters have, to the Knowledge of the Company, been received by the Company.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that are not or will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(v) Neither the Company nor any of its Subsidiaries has incurred any Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of the Company or any of its Subsidiaries, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, requires the public listing of such Indebtedness, debt securities or rights or the maintenance by the Company or any of its Subsidiaries of registration under the Exchange Act. As used in this Agreement, the term “Indebtedness” means, with respect to any Person, without duplication, all obligations or undertakings by such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) for capitalized leases or to pay the deferred and unpaid purchase price of property or equipment; (iv) pursuant to securitization or factoring programs or arrangements; (v) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person (other than between or among any of Parent and its wholly owned Subsidiaries or between or among the Company and its wholly owned Subsidiaries); (vi) to maintain or cause to be maintained the financing or financial position of others; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination) or (viii) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon.

(f) Absence of Certain Changes. Since December 31, 2015, there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Since June 30, 2016 and through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects; (ii) the Company and its Subsidiaries have not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock (except for (x) normal quarterly cash dividends in an amount equal to $0.4025 per Share on the Shares, (y) dividends or other distributions by any wholly owned Subsidiary of the Company to the Company or to any other wholly owned Subsidiary of the Company, and (z) any repurchases of Shares pursuant to the Company’s share repurchase program); (iii) the Company and its Subsidiaries have not incurred any Indebtedness other than in the ordinary course of business and consistent with past practice or any indebtedness for borrowed money in any event; (iv) other than in the ordinary course of business and consistent with past practice, the Company and its Subsidiaries have not transferred, leased, licensed, sold, let lapse, abandoned, cancelled, mortgaged, pledged, placed a Lien upon or otherwise disposed of any of the Company’s or its Subsidiaries’ property or assets (including capital stock of any of the Company’s Subsidiaries) with fair market values in excess of $25,000,000 individually or $100,000,000 in the aggregate (other than such actions solely among the Company and any of its wholly owned Subsidiaries); (v) other than in the ordinary course of business and consistent with past practice with respect to loans, advances, capital contributions and investments not in excess of $25,000,000 individually or $100,000,000 in the aggregate, the Company and its Subsidiaries have not made any loan, advance or capital contribution to, or investment in, any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company); (vi) the Company and its Subsidiaries have not acquired any business, whether by merger, consolidation, purchase of property or assets or otherwise, for consideration in excess of $25,000,000 individually or $100,000,000 in the aggregate; (vii) other than in the ordinary course of business and consistent with past practice, there has not been any increase in the compensation payable or to become payable to the chief executive officer of the Company or any of the three primary operating units of the Company or any of their respective direct reports (collectively, the “Senior Executives”) and (viii) the Company and its Subsidiaries have not made any material change with respect to financial accounting policies or procedures.

(g) Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings (“Proceedings”), pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of the Company as of June 30, 2016 and the notes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2016 (the “Company Balance Sheet”); (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2016; (iii) liabilities or obligations arising out of this Agreement (and which do not arise out of a breach by the Company of any representation or warranty in this Agreement) or third-party service provider obligations incurred in connection with the transactions contemplated hereby; or (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect (except to the extent expressly consented to by Parent pursuant to Section 6.5).

(h) Employee Benefits. (i) For the purposes of this Agreement, the term “Company Plan” shall mean any benefit and compensation plan, contract, policy, program or arrangement maintained, sponsored or contributed to by the Company or any of its Subsidiaries covering current or former employees of the Company and its Subsidiaries (“Company Employees”) and current or former directors of the Company, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any incentive and bonus, deferred compensation, stock purchase, employment, retention, severance, termination, change in control, restricted stock, stock option, stock appreciation rights or stock based plans, and the Company Plans maintained outside of the United States primarily for the benefit of Company Employees working outside of the United States are hereinafter referred to as the “Company Non-U.S. Benefit Plans”; provided that the term Company Plan shall exclude any “multiemployer plan” within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”). Each material Company Plan as of the date of this Agreement is listed in Section 5.1(h)(i) of the Company Disclosure Letter and each such Company Plan which has received a favorable determination letter from the Internal Revenue Service (the “IRS”) National Office has been separately identified. True and complete copies of each of the material Company Plans (or, if unwritten, a written summary thereof), and all amendments thereto, have been provided or made available to Parent on or prior to the date of this Agreement.

(ii) All Company Plans are in compliance with applicable Laws (including, if applicable, ERISA and the Code), except as would not be reasonably likely to result in any liability that is material to the Company and its Subsidiaries, taken as a whole.

(iii) Each Company Plan other than any Company Non-U.S. Benefit Plan (collectively, the “Company U.S. Benefit Plans”), which is subject to ERISA (a “Company ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS and, to the Knowledge of the Company, circumstances do not exist that are likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Company U.S. Benefit Plan has (A) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the Taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material Tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(iv) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”), except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(v) No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the 12-month period ending on the date of this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code.

(vi) Each Multiemployer Plan maintained, sponsored or contributed to by the Company or any Company ERISA Affiliate (a “Company Multiemployer Plan”), as of the date of this Agreement, is listed in Section 5.1(h)(vi) of the Company Disclosure Letter, and true and complete copies of each such Multiemployer Plan and all amendments thereto have been provided or made available to Parent on or prior to the date of this Agreement. With respect to any Company Multiemployer Plan, (1) neither the Company nor any Company ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, and (2) a complete withdrawal from all such Multiemployer Plans at the First Effective Time or the Second Effective Time would not reasonably be likely to have a Company Material Adverse Effect.

(vii) All contributions required to be made by the Company or its Subsidiaries under each Company Plan and each Company Multiemployer Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Company Plan and Company Multiemployer Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date of this Agreement, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(viii) Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code. With respect to any Company Pension Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (1) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (2) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been, or is expected to be, incurred by the Company or any of its Subsidiaries and (3) the PBGC has not instituted proceedings to terminate any such Company Pension Plan.

(ix) Under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Company Pension Plan’s most recent actuarial valuation), did not materially exceed the then current value of the assets of such Company Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Company Pension Plan since the last day of the most recent plan year.

(x) As of the date of this Agreement, there is no pending or, to the Knowledge of the Company, threatened litigation relating to the Company Plans, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(xi) Neither the Company nor its Subsidiaries have any obligations for material retiree health or life benefits under any of the Company ERISA Plans or any collective bargaining agreement, except as required by Section 4980B of the Code or Section 601 of ERISA.

(xii) Neither the execution of this Agreement, stockholder adoption of this Agreement, receipt of approval or clearance from any one or more Governmental Entities of the Mergers or the other transactions contemplated by this Agreement, nor the consummation of the Mergers or the other transactions contemplated hereby will, (A) cause any employees of the Company or any of its Subsidiaries to become eligible for any increase in severance pay (including any increase from zero) upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans or (C) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Plans.

(xiii) Neither the Company nor any of its Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any individual for any taxes, interest or penalties incurred pursuant to Sections 409A, 280G or 4999 of the Code.

(xiv) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries (I) are in compliance with applicable Laws that require amounts to be withheld, informed and/or paid with respect to earnings, salaries and other payments to employees, including applicable withholding Taxes, health and social security contributions and pension contributions and (II) have no liability by reason of an individual who performs or performed services for the Company or any of the Subsidiaries in any capacity being improperly excluded from participating in a Company Plan and (B) to the Knowledge of the Company, each of the employees of the Company and its Subsidiaries has been properly classified by the Company and its Subsidiaries as “exempt” or “non-exempt” under applicable Law.

(i) Labor Matters. (i) As of the date of this Agreement, except as would not result in any material liability to the Company and its Subsidiaries, taken as a whole, (A) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by work rules or a collective bargaining agreement or other similar Contract with a labor union or labor organization (collectively, “CBAs”), (B) nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel the Company to bargain with any labor union or labor organization, (C) nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since January 1, 2012 and prior to the date of this Agreement, any labor strike, walkout, work stoppage, slow-down or lockout affecting Company Employees. On and after the date of this Agreement, there has been no labor strike, walkout, work stoppage, slow-down or lockout affecting Company Employees, except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not result in any material liability to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries is represented by a labor union, and, to the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit being made or threatened involving employees of the Company or any of its Subsidiaries.

(ii) The Company is, and has been since January 1, 2012, in compliance with all applicable Laws governing employment or labor, including all contractual commitments and all such Laws relating to wages, hours, worker classification, contractors, immigration, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The Company does not have any material requirement under Contract or Law to provide notice to, or to enter into any consultation procedure with, any labor union or other organization in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(j) Compliance with Laws, Licenses.

(i) The businesses of each of the Company and its Subsidiaries since January 1, 2012 have not been, and are not being, conducted in violation of any applicable federal, state, local, foreign or transnational law, statute or ordinance, common law, or any rule or regulation (collectively, “Laws”) or any order, judgment, injunction, ruling, writ, award or decree of any Governmental Entity (collectively, “Order”), except for such violations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. To the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, as of the date of this Agreement, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and its Subsidiaries possess each permit, license, certification, approval, registration, consent, authorization, franchise, concession, variance, exemption and order issued or granted by a Governmental Entity (collectively, “Licenses”) necessary to conduct their respective businesses.

(ii) (A) Section 5.1(j)(ii)(A) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of (I) each License that is issued or granted by the FCC (each, an “FCC License”) to the Company or any of its Subsidiaries, (II) each License that is issued or granted by a Foreign Regulator (each, a “Foreign License”) to the Company or any of its Subsidiaries, and (III) all Licenses (other than the FCC Licenses and the Foreign Licenses) issued or granted to the Company or any of its Subsidiaries by any Governmental Entity, authorizing the Company or any of its Subsidiaries to provide broadcasting and/or audio-visual media services, and/or own, operate or install broadcasting and/or audio-visual media networks and facilities, including satellites, or to use radio frequencies (collectively with the FCC Licenses and the Foreign Licenses, the “Communications Licenses”). Each of the Company and its Subsidiaries is in compliance with the Communications Licenses and the rules and regulations of the Governmental Entities issuing such Communications Licenses, except for failures to comply that are, individually and in the aggregate, not material to the Company and its Subsidiaries, taken as a whole. There is not pending or, to the Knowledge of the Company, threatened before the FCC or a Foreign Regulator or any other Governmental Entity, any material proceeding, notice of violation, order of forfeiture, inquiry, administrative action, complaint or investigation (I) against the Company or any of its Subsidiaries, (II) relating to any of the Communications Licenses, including any such proceeding, notice, order, inquiry, action, complaint or investigation reasonably likely to result in the revocation, suspension, cancellation, rescission or modification of any material Communications License or other impairment in any material respect of the operation of the Company’s and its Subsidiaries’ business as it is conducted as of the date of this Agreement, except (x) proceedings to amend the Communications Laws not directed at the Company or its Subsidiaries or (y) proceedings of general applicability to the broadcasting and/or audio-visual media services industries or (III) that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(B) Section 5.1(j)(ii)(B) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of, to the Knowledge of the Company, (w) all pending applications for Licenses by the Company or any of its Subsidiaries that, if issued or granted, would be Communications Licenses, (x) all pending applications by the Company or any of its Subsidiaries for modification, extension or renewal of any Communications Licenses, or waiver of any condition thereto, (y) any agreements to acquire a License that, upon acquisition by the Company, would become Communications Licenses and (z) any agreements to acquire a Person to which a Communications License has been issued or granted.

(C) For each Communications License, Section 5.1(j)(ii)(C) of the Company Disclosure Letter shows, with respect to each Communications License identified on Section 5.1(j)(ii)(A), the issuance and expiration dates, the name of the Person holding such Communications License and the services authorized to be provided with such spectrum.

(D) Except for restrictions or conditions that appear on the face of the Communications Licenses, and except for restrictions or conditions that pertain to the FCC Licenses under generally applicable rules of the FCC, to the Knowledge of the Company, no Communications License held by the Company or any Subsidiary of the Company is subject to any restriction or condition which would limit in any material respect the operation of the Company’s and its Subsidiaries’ business as it is conducted as of the date of this Agreement.

(iii) (A) The Company, its Subsidiaries and, to the Knowledge of the Company, their respective officers, directors, employees and agents are in compliance in all material respects with and since January 1, 2012 have complied in all material respects with: (I) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.) (“FCPA”) applicable to the Company, its Subsidiaries and such officers, directors, employees and agents, and (II) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries. Since January 1, 2012, to the Knowledge of the Company, the Company, its Subsidiaries and/or their respective officers, directors, employees and agents have not paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of corruptly influencing any act or decision of such official or of the government to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case in violation of any material respect of the FCPA or any Laws described in clause (II). For purposes of this provision, “Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any directly or indirectly government-owned or -controlled entity, and any officer or employee of a public international organization, as well as any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

(B) The Company and its Subsidiaries have instituted and maintain policies and procedures designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company and its Subsidiaries operate.

(C) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries (in his or her capacity as a director, manager or employee of the Company or any of its Subsidiaries), are, and since January 1, 2012, have been, subject to any actual, pending, or, to the Knowledge of the Company, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the FCPA or any other anti-bribery, anti-corruption or anti-money laundering Laws.

(iv) (A) Without limiting the generality of the foregoing, each of the Company and its Subsidiaries since January 1, 2012, has been and currently is in compliance in all material respects with relevant sanctions and export control Laws and regulations where the Company does business or is otherwise subject to jurisdiction, including the U.S. International Traffic in Arms Regulations, the Export Administration Regulations, U.S. sanctions Laws and regulations administered by the Department of the Treasury’s Office of Foreign Assets Control and the anti-boycott regulations administered by the U.S. Department of Commerce and U.S. Department of Treasury (collectively “Export and Sanctions Regulations”). Section 5.1(j)(iv)(A) of the Company

Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of material specific licenses or authorizations under the Export and Sanctions Regulations. The Company and its Subsidiaries also have instituted and maintain policies and procedures designed to ensure compliance with the Export and Sanctions Regulations in each jurisdiction in which the Company and its Subsidiaries operate or are otherwise subject to jurisdiction.

(A) Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any director, manager or employee of the Company or any of its Subsidiaries (in his or her capacity as a director, manager or employee of the Company or any of its Subsidiaries), are, and since January 1, 2012, have been, subject to any actual, pending, or, to the Knowledge of the Company, threatened Proceedings, demands, notices of violation, demand letters, settlements, or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any of its Subsidiaries relating to the Export and Sanctions Regulations.

(v) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with the rules and regulations of all performing rights societies and industry guilds applicable to their operations.

(k) Certain Contracts. Section 5.1(k) of the Company Disclosure Letter sets forth a list as of the date of this Agreement of each Contract to which either the Company or any of its Subsidiaries is a party or bound, other than Contracts solely among the Company and its wholly owned Subsidiaries, which (A) provides that any of them will not compete with any other Person, or which grants “most favored nation” protections to the counterparty to such Contract, that in each case after the First Effective Time would be binding upon Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), (B) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, that in each case after the First Effective Time would be binding upon Parent or any of its Subsidiaries (other than the Company and its Subsidiaries), (C) requires the Company or its Affiliates (or, after the First Effective Time, Parent or its Affiliates) to deal exclusively with any Person or group of related Persons which Contract is reasonably likely to provide for annual revenues or expenses of $400,000,000 or more (other than any licenses or other Contracts related to film, television or game production or distribution, film financing or theme parks entered into in the ordinary course), (D) is material to the formation, creation, operation, management or control of any partnership or joint venture, the book value of the Company’s investment in which exceeds $400,000,000, other than (1) partnerships or joint ventures formed by film, television and game production entities or (2) film financing partnerships or contractual arrangements for film financing treated as partnerships for Tax purposes, in each case in the ordinary course of business, and the Contracts set forth on Section 5.1(k)(D) of the Company Disclosure Letter, (E) is a Contract for the lease of real or personal property providing for annual payments of $50,000,000 or more, (F) is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, (G) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any equity interests of any Person or assets (excluding Intellectual Property) at a purchase price which would reasonably be likely to exceed, or the fair market value of the equity interests or assets (excluding Intellectual Property) of which would be reasonably likely to exceed, $200,000,000, (H) was entered into with Affiliates of the Company or any of its Subsidiaries (other than the Company and its Subsidiaries) that is not a Company Plan or that was entered into other than on arms’-length terms, (I) could by their terms require the disposition or loss of any material assets, properties (including Intellectual Property) or lines of business, or loss of any material rights or material privileges, of the Company or its Subsidiaries (or, after the First Effective Time, Parent or its Affiliates) as a result of the consummation of the Mergers and the other transactions contemplated hereby, (J) represents for each of Turner Broadcasting System, Inc., HBO, Inc. and Warner Brothers Entertainment Inc. (each, together with their respective Subsidiaries, a “Segment”) the employment Contracts with their respective chief executive officers and direct reports or (K) is a Contract not of a type (disregarding any dollar thresholds, materiality or other qualifiers, restrictions or other limitations applied to such Contract type) described in the foregoing clauses (A) through (J) that has or would reasonably be likely to, either pursuant to its own terms or the terms of any related Contracts, involve payments or receipts in excess of $500,000,000 in any year (such Contracts required to be listed pursuant to clauses (A)-(K) above, the “Material Contracts”); provided that notwithstanding the foregoing, Material Contracts shall not include any Affiliation Agreements or Contracts for the acquisition, production or development of video programming. A true and complete copy of each Material Contract, as amended as of the date of this Agreement, including all attachments, schedules and exhibits thereto, has been made available to Parent prior to the date of this Agreement. Each of the Material Contracts, and each Contract entered into after the date hereof that would have been a Material Contract if entered into prior to the date hereof (each, an “Additional Contract”) is (or if entered into after the date hereof, will be) valid and binding on the Company or its Subsidiaries, as the case may be and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party is in breach of or in default under any Material Contract or Additional Contract or Contract described on Section 5.1(k)(ii) of the Company Disclosure Letter, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or any of its Subsidiaries, in each case, except for such breaches and defaults as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice alleging a breach of or default under any Material Contract or Additional Contract or Contract described on Section 5.1(k)(ii) of the Company Disclosure Letter. As used in this Agreement, the term “Affiliation Agreements” means affiliation, distribution or similar Contracts for the distribution of video programming services with a video distributor, including cable systems, SMATV, open video systems and MMDS, MDS and DBS systems, wireless and broadband, or a video-on-demand or “over the top” service provider, in each case, for the distribution of programming services, and any correspondence or writings amending the foregoing.

(l) Takeover Statutes. Except for Section 203 of the DGCL, in respect of which the Board of Directors of the Company has taken the action described in Section 5.1(c), no “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company Charter or Company Bylaws is applicable to the Company, the Common Stock, the Mergers or the other transactions contemplated by this Agreement.

(m) Environmental Matters. Except for such matters that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has since January 1, 2012 been in compliance with all applicable Environmental Laws; (ii) the environmental conditions at the properties currently owned, leased or operated by the Company or any of its Subsidiaries (including soils, groundwater and surface water), and to the Knowledge of the Company, any formerly owned, leased or operated properties, are not contaminated with any Hazardous Substances that has or would reasonably be likely to result in the Company or any Subsidiary incurring liability or having to conduct or fund any cleanup or other remedial activity pursuant, directly or indirectly, to any applicable Environmental Law; (iii) neither the Company nor any of its Subsidiaries is subject to any Proceeding, or has otherwise received a written notice, alleging that it is liable for the release or threat of release of any Hazardous Substance that has or would reasonably be likely to result in the Company or any Subsidiary incurring liability under any applicable Environmental Law; (iv) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (v) neither the Company nor any of its Subsidiaries is subject to any outstanding obligations under any orders, decrees or injunctions, or outstanding obligations or claims under any indemnities or other contractual agreements, concerning liability or obligations relating to any Environmental Law; and (vi) to the Knowledge of the Company, there are no other environmental conditions involving the Company or any of its Subsidiaries that would reasonably be likely to result in a liability to the Company or any Subsidiary pursuant to any Environmental Law.

As used in this Agreement, (A) the term “Environmental Law” means any Law or Order relating to the protection, investigation or restoration of the environment or natural resources or, as it relates to any exposure to any hazardous or toxic substance in the environment, to the protection of human health and safety, and (B) the term “Hazardous Substance” means any substance regulated under Environmental Law as being harmful or hazardous to human health or the environment including those listed, classified or regulated as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” or words of similar meaning and regulatory effect pursuant to any Environmental Law and also including any petroleum product or by-product, asbestos-containing material, lead-containing paint, mold, polychlorinated biphenyls or radioactive materials.

(n) Taxes. Except as would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (B) have paid all Taxes that are required to be paid (whether or not shown on such Tax Returns) or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (C) as of the date of this Agreement have not waived any statute of limitations with respect to U.S. federal income or material U.S. state income Taxes or agreed to any extension of time with respect to a U.S. federal income or material U.S. state income Tax assessment or deficiency.

(ii) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of Taxes. Except as made available to Parent prior to the date of this Agreement, there are not, to the Knowledge of the Company, any claims or assessments (whether or not asserted in writing) by any taxing authority concerning the Company’s or any of its Subsidiaries’ Tax liability that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(iii) The Company has made available to Parent prior to the date of this Agreement true and correct copies of the U.S. federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2015, 2014 and 2013.

(iv) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” or “a transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b). If the Company or any of its Subsidiaries has participated in a “listed transaction” or “a transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(v) Except pursuant to the Company’s spin-off of Time Inc. as completed on June 6, 2014, within the past five years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(vi) (A) Neither the Company nor any of its Subsidiaries has any liability (or has any Knowledge of any fact or circumstance that would reasonably be likely to result in a liability, including as a result of the transactions contemplated by this Agreement) under any Tax matters, Tax allocation, Tax sharing or similar contract or arrangement that obligates the Company or any of its Subsidiaries to make any payment computed by reference to the Taxes, Taxable income or Taxable losses of any other Person (other than any such contract or arrangement that is a commercial or employment agreement, no principal purpose of which relates to Taxes, or any such contract or arrangement exclusively between or among the Company and/or its Subsidiaries); and (B) Section 5.1(n)(vi)(B) of the Company Disclosure Letter contains a list, for informational purposes only, of Tax sharing agreements of the Company entered into in connection with the transactions described in Section 5.1(n)(viii) of the Company Disclosure Letter.

(vii) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its current or former Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract (other than any contract entered into in the ordinary course of business that is a commercial or employment agreement no principal purpose of which relates to Taxes).

(viii) To the Knowledge of the Company, there is not any fact or circumstance that would reasonably be likely to cause any of the transactions described in Section 5.1(n)(viii) of the Company Disclosure Letter to fail to qualify for the non-recognition of gain or loss under Section 355 of the Code.

As used in this Agreement, (A) the term “Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments in the nature of a tax, in each case that is imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (B) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o) Intellectual Property. (i) Section 5.1(o)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all material registered patents owned by the Company or any of its Subsidiaries, indicating for each registered patent the registration or application number, the record owner, the date filed or issued and the applicable filing jurisdiction. All material registered Intellectual Property (“Registered IP”) owned by the Company or any of its Subsidiaries is subsisting in all material respects, and, except as would not reasonably be likely to have a material adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole, in the jurisdiction(s) where such Registered IP is issued or registered is, to the Knowledge of the Company, valid and enforceable.

(ii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each of the Company and its Subsidiaries owns, or has sufficient rights to use, all Intellectual Property and Information Technology used in or necessary for its business (the “Company IP”), free and clear of all Liens, other than licenses granted by the Company or any of its Subsidiaries in the ordinary course of business that are not individually material to the Company and its Subsidiaries and such ownership or other rights shall survive the consummation of the transactions contemplated by this Agreement unchanged.

(iii) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, each of the Company and its Subsidiaries (A) stores and maintains in a commercially reasonable condition (I) each of the Library Pictures and (II) the Library Tangible Assets, in each case, in accordance with standard industry practices and (B) has the right and ability to Exploit such Library Pictures in the ordinary course of business consistent with past practice.

(iv) The Company and its Subsidiaries have not since the Applicable Date, and do not, infringe, misappropriate or otherwise violate the Intellectual Property rights of, or defame, any third party (except as would not reasonably be likely to have a material adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole), and except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, to the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Company IP owned or licensed by the Company or any of its Subsidiaries. There are no pending or, to the Knowledge of the Company, threatened in writing, proceedings, administrative claims, litigation, suits, actions or investigations (i) alleging that the operation of the business of the Company or any of its Subsidiaries, infringes, misappropriates or otherwise violates the Intellectual Property rights of any Person, (ii) alleging that the Company or any of its Subsidiaries has defamed any Person or (iii) terminating or purporting to terminate copyright assignments pursuant to 17 U.S.C. §203 or

§304 or their foreign equivalents relating to any Program, in each case of clauses (i), (ii) and (iii), that would reasonably be likely to have a materially adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole.

(v) Except as would not reasonably be likely to have a material adverse impact on the business and/or operations of the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect (A) their respective interests in the Intellectual Property material to the respective businesses of the Company and its Subsidiaries, and (B) the confidentiality of the Trade Secrets owned or used by the Company and its Subsidiaries. Except as would not reasonably be likely to have a Company Material Adverse Effect, there has not been any disclosure or other compromise of any confidential or proprietary information of the Company or any of its Subsidiaries (including any such information of any other Person disclosed in confidence to the Company or any of its Subsidiaries) to any third party in a manner that has resulted or would reasonably be likely to result in any liability to the Company or any of its Subsidiaries.

(vi) Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect: (A) the Information Technology used in the Company’s and any of its Subsidiaries’ businesses operates and performs in all respects as required to permit the Company and its Subsidiaries to conduct their respective businesses as currently conducted, (B) such Information Technology has not malfunctioned or failed since the Applicable Date and (C) to the Knowledge of the Company, since the Applicable Date, no Person has gained unauthorized access to the Information Technology of the Company or any of its Subsidiaries in a manner that has resulted or would reasonably be likely to result in liability to the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, to the Knowledge of the Company, none of the software owned by the Company or any of its Subsidiaries contains or is distributed with any shareware, open source code or other software whose use or distribution is under a license that requires either of the Company or any of its Subsidiaries to do any of the following: (I) disclose or distribute the software owned by the Company or any of its Subsidiaries in source code form; (II) authorize a licensee of the software owned by either the Company or any of its Subsidiaries to make derivative works of such software owned by the same; or (III) distribute the software owned by either the Company or any of its Subsidiaries at no cost to the recipient.

(vii) Except as would not reasonably be likely to have a material adverse impact on the business and/or operations of the Company or any of its Subsidiaries, (A) the Company and its Subsidiaries have implemented backup, security and disaster recovery technology and procedures consistent with standard practices for the industries in which the Company and its Subsidiaries operate in each applicable jurisdiction in which they do business, (B) the Company and its Subsidiaries are in compliance with applicable Laws and Orders regarding the privacy and security of customer, employee and other Personal Data and are compliant in all respects with their respective privacy policies and (C) to the Knowledge of the Company, there have not been any incidents of, or third party claims related to, any loss, theft, unauthorized access to, or acquisition, modification, disclosure, corruption, or other misuse of any Personal Data in the Company’s or any of its Subsidiaries’ possession. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice of any claims, investigations (including investigations by any Governmental Entity), or alleged violations of any Laws and Orders with respect to Personal Data possessed by the Company or any of its Subsidiaries.

(viii) As used in this Agreement, (A) the term “Exploitation” (including, with correlative meaning, the term “Exploit”) means the release, exhibition, performance, projection, broadcast, telecast, transmission, promotion, publicizing, advertisement, rental, lease, licensing, sublicensing, sale, transfer, disposition, distribution, sub-distribution, commercializing, merchandising, creation, development, production, marketing, use, exercise, trading in, turning to account, dealing with and in and otherwise exploiting in any form and any and all media now known or hereafter devised of any asset or portions thereof, or any rights therein or relating thereto, including the right to develop, produce and distribute subsequent and/or derivative productions based thereon, (B) the term “Information Technology” means computers, software, databases, firmware, middleware, servers, workstations, networks, systems, routers, hubs, switches, data communications lines, and all other information technology equipment and associated documentation, (C) the term “Intellectual Property” means, collectively, all U.S. and foreign intellectual property rights, including (I) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, designs, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (“Trademarks”); (II) inventions and discoveries and improvements thereto, whether patentable or not, and all patents, patent applications, and invention disclosures, including divisions, continuations, continuations-in-part, extensions, reissues, reexaminations, and any other governmental grant for the protection of inventions or industrial designs; (III) trade secrets and all other confidential and proprietary information, including, know-how, processes, schematics, business methods, formulae, technical data, specifications, operating and maintenance manuals, drawings, prototypes, models, designs, customer lists and supplier lists (“Trade Secrets”); (IV) published and unpublished works of authorship in any media, whether copyrightable or not (including software, source code, object code, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (“Copyrights”); and (V) all derivative, compilation and ancillary rights of every kind, whether now known or hereafter recognized, related to Copyrights; (VI) moral rights, rights of publicity and rights of privacy, (D) the term “Library Pictures” means any and all completed audio, visual and/or audiovisual works which the Company or any of its Subsidiaries Exploits or has the right to Exploit, including any motion pictures, films, movies-of-the-week, television programs, shows, series, mini-series, episodes, pilots, specials, documentaries, cartoons, compilations, promotional films, clips, trailers and shorts and any other programs or audio-visual works, whether animated, live action or both, in any form or any medium, whether now known or hereafter developed (including theatrical, videocassette, videodisc and other home video, network, free, cable, pay, satellite, syndication, and/or any other television medium, pay-per-view, video-on-demand, advertising-supported-video-on-demand, subscription on-demand, subscription video-on-demand, electronic sell through, Internet, mobile device and other new media), in each case whether recorded digitally, on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device, whether now known or hereafter developed, (E) the term “Library Tangible Assets” means all physical properties of, or relating to, any Program, including prints, negatives, duplicating negatives, fine grains, music and sound effects tracks, master tapes and other duplicating materials of any kind, all various language dubbed and titled versions, prints and negatives of stills, trailers and television spots, all promotions and other advertising, marketing and publicity materials, stock footage, trims, tabs, outtakes, cells, drawings, storyboards, models, sculptures, puppets, sketches, and continuities, including any of the foregoing in the possession, custody or control of the Company or any of its Subsidiaries, or in the possession of their respective assigns or any film laboratories, storage facilities or other Persons, (F) the term “Personal Data” means any data or information in any media that is linked to the identity of a particular individual, browser, or device and any other data or information that constitutes personal data or personal information under any applicable Law or the Company’s or any of its Subsidiaries’ privacy policies (including an individual’s combined first and last name, home address, telephone number, fax number, email address, Social Security number or other Governmental Entity-issued identifier (including state identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser or device-specific number or identifier and any web or mobile browsing or usage information that is linked to the foregoing, (G) the term “Programs” means any and all Library Pictures, Works in Progress and Unproduced Properties of the Company or any of its Subsidiaries, (H) the term “Unproduced Properties” means those literary, dramatic, or other materials in which the Company or any of its Subsidiaries Exploits or has the right to Exploit and for which development has not been abandoned as of the date hereof (1) upon which principal photography has not yet commenced on or prior to the date hereof and (2) which if produced and completed would otherwise constitute Library Pictures, and (I) the term “Works in Progress” means all literary, dramatic, audio, visual and/or audiovisual works of any kind or character which the Company or any of its Subsidiaries Exploits or has the right to Exploit, and (1) which have been greenlighted or which are in current production or post-production and have not been abandoned, and (2) which are not complete and which, if completed, would otherwise constitute Library Pictures.

(p) Distribution.

(i) With respect to any Affiliation Agreement with a top-five distributor containing a delete, re-tiering, repositioning or similar right, within the last year, no distributor has notified the Company or one of its Subsidiaries in writing of its intention to delete, re-tier or reposition any programming service which would result in a material deletion, re-tiering or repositioning of any programming service; provided that with respect to the programming services operated by Turner Broadcasting System, Inc. and its Subsidiaries, the representation in this Section 5.1(p)(i) is made only with respect to TBS, TNT, Cartoon Network and CNN network.

(ii) None of Turner Broadcasting System, Inc., HBO, Inc. or any of their respective Subsidiaries are, to the Knowledge of the Company, in material breach of or in material default under any “most favored nation” provision provided for in any Contract with a top-ten distributor.

(r) U.S. Domestic Households. Section 5.1(r) of the Company Disclosure Letter sets forth, as of September 2016, the estimated number of U.S. domestic households reached by each of TNT, TBS, CNN, Cartoon Network, truTV and HBO as estimated by Nielsen, and the estimated number of U.S. domestic households reached by HBO, as disclosed by the Company’s Affiliates.

(s) Insurance. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of the Company’s director and officer insurance policies. The insurance policies held by the Company provide adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, except for any such failures to maintain such policies that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Each such policy is in full force and effect and all premiums due with respect to all such policies have been paid, with such exceptions that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(t) Tax Treatment. As of the date of this Agreement:

(i) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Mergers from qualifying for the Intended Tax Treatment.

(ii) Neither the Company nor any of its Subsidiaries is aware of any reason that it could not provide, to Cravath, Swaine & Moore LLP (“Cravath”) or another law firm, representations and warranties of the sort customarily provided by a target company as the basis for a legal opinion that a transaction qualifies as a reorganization under Section 368(a)(1)(A) of the Code.

(iii) The Company is making the representations and warranties in this Section 5.1(t) after consultation with its tax counsel and with full knowledge of the terms of this Agreement.

(u) Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Mergers or the other transactions contemplated in this Agreement, except that the Company has engaged Allen & Company LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC as the Company’s financial advisors, the financial arrangements with which have been disclosed in writing to Parent prior to the date of this Agreement.

(v) No Other Representations and Warranties. Except for the representations and warranties of the Company contained in this Section 5.1, the Company is not making and has not made, and no other Person is making or has made on behalf of the Company, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby. Nothing in this Section 5.1 shall require the Company to make any disclosure that would violate 47 C.F.R. §§ 1.2105 & 1.2205 or the Guidance Regarding the Prohibition of Certain Communications During the Incentive Auction, Auction 1000, Public Notice, DA 15-1129 (the “Anti-Collusion Rules”), provided that such disclosure is made to Parent’s outside counsel.

5.2 Representations and Warranties of Parent and Merger Subs. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent at the time of entering into this Agreement (the “Parent Disclosure Letter”) (it being understood that any disclosure set forth in one section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or, to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is reasonably apparent therefrom, as set forth in Parent Reports filed on or after January 1, 2016 and prior to the date of this Agreement (excluding all disclosures (other than statements of historical fact) in any “Risk Factors” section and any disclosures included in any such forms, statements, certifications, reports and documents that are cautionary, predictive or forward looking in nature), Parent and Merger Subs hereby represent and warrant to the Company as of the date of this Agreement and as of the Closing that:

(a) Organization, Good Standing and Qualification. Each of Parent and each of the Merger Subs is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to the Company complete and correct copies of the certificates of incorporation and bylaws of each of Parent and Corporate Sub, in each case as amended to and in effect on the date of this Agreement. Prior to the accession of Merger LLC to this Agreement, Parent will make available to the Company complete and correct copies of the certificate of formation and the limited liability company operating agreement of Merger LLC, in each case as amended to and in effect on the date of such accession.

As used in this Agreement, the term “Parent Material Adverse Effect” means (A) an effect that would prevent, materially delay or materially impair the ability of Parent or Merger Subs to consummate the Mergers, or (B) a material adverse effect on the financial condition, properties, assets, business or results of operations of Parent and its Subsidiaries (excluding, after the First Effective Time, the Initial Surviving Company), taken as a whole, excluding any such effect resulting from or arising in connection with: (1) changes in, or events generally affecting, the financial, securities or capital markets, (2) general economic or political conditions in the United States or any foreign jurisdiction in which Parent or any of its Subsidiaries operate, including any changes in currency exchange rates, interest rates, monetary policy or inflation, (3) changes in, or events generally affecting, the industries in which Parent or any of its Subsidiaries operate, (4) any acts of war, sabotage, civil disobedience or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), (5) any failure by Parent or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period, (6) a decline in the price of the shares of Parent Stock, or a change in the trading volume of such shares, on the NYSE, provided that the exceptions in clauses (5) and (6) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure or decline or change (if not otherwise falling within any of the exclusions pursuant to the other clauses of this definition) has resulted in, or contributed to, a Parent Material Adverse Effect, (7) changes in Law, (8) changes in GAAP (or authoritative interpretation thereof), (9) the taking of any specific action expressly required by this Agreement or taken with the Company’s written consent to the extent the effects thereof are reasonably explained in writing by Parent prior to the time of such consent or the failure to take any specific action expressly prohibited by this Agreement and as for which the Company declined to consent or (10) the announcement or pendency (but, for the avoidance of doubt, not the consummation) of this Agreement and the Mergers, including the impact thereof on the relationships with customers, suppliers, distributors, partners or employees (provided that the exception in this clause (10) shall not apply to references to “Parent Material Adverse Effect” in Section 5.2(d)); provided, however, that the changes, effects, circumstances or developments set forth in the foregoing clauses (1), (2), (3), (4), (7) and (8) shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred to the extent such changes, effects, circumstances or developments have a disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industries in which Parent and its Subsidiaries operate, but, in such event, only the incremental disproportionate impact of such changes, effects, circumstances or developments shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred.

(b) Capital Structure. (i) As of the date of this Agreement, the authorized capital stock of Parent consists of (A) 14,000,000,000 shares of Parent Common Stock, of which 6,147,261,645 shares of Parent Common Stock were issued and outstanding as of the close of business on October 19, 2016, and (B) 10,000,000 shares of preferred stock, par value $1.00 per share (the “Parent Preferred Stock”), of which no shares of Parent Preferred Stock are issued and outstanding as of the date of this Agreement, and no other shares of Parent Common Stock or shares of Parent Preferred Stock were issued and outstanding on such date. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Section 5.2(b)(i) of the Parent Disclosure Letter contains a correct and complete list as of October 19, 2016 of (x) the outstanding number of options to purchase Parent Common Stock (each, a “Parent Option”) pursuant to certain of Parent’s compensation and benefit plans (such compensation and benefit plans, the “Parent Stock Plans”) and (y) the outstanding number of rights to receive Parent Common Stock (pursuant to deferred shares, performance shares and restricted stock units) under the Parent Stock Plans (each a “Parent Common Stock Unit”). From October 19, 2016 to the execution of this Agreement, Parent has not issued any Parent Common Stock except pursuant to the exercise of Parent Options and the settlement of Parent Common Stock Units outstanding on October 19, 2016 in accordance with their terms and, since October 19, 2016 to the date of this Agreement, Parent has not issued any Parent Options or Parent Common Stock Units. Except as set forth in this Section 5.2(b), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from Parent or any of its Subsidiaries, any equity securities of Parent, and no securities or obligations of Parent or any of its Subsidiaries evidencing such rights are authorized, issued or outstanding. Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(ii) The authorized capital stock of Corporate Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Corporate Sub is, and at the First Effective Time will be, owned, directly or indirectly, by Parent, and there are (A) no other shares of capital stock or voting securities of Corporate Sub, (B) no securities of Corporate Sub convertible into or exchangeable for equity securities or other voting securities of Corporate Sub and (C) no options or other rights to acquire from Corporate Sub, and no obligations of Corporate Sub to issue, any equity securities, other voting securities or securities convertible into or exchangeable for equity securities or other voting securities of Corporate Sub. Corporate Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the First Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.

(iii) The authorized limited liability company interests of Merger LLC will, from and after its organization, be validly issued and outstanding. All of the issued and outstanding limited liability company interests of Merger LLC from and after its organization and at the Second Effective Time will be, owned, directly or indirectly, by Parent, and there are (A) no other limited liability company interests or voting securities of Merger LLC, (B) no securities of Merger LLC convertible into or exchangeable for limited liability company interests or other voting securities of Merger LLC and (C) no options or other rights to acquire from Merger LLC, and no obligations of Merger LLC to issue, any limited liability company interests, other voting securities or securities convertible into or exchangeable for limited liability company interests or other voting securities of Merger LLC. Merger LLC has not conducted any business prior to the date of its accession to this Agreement and has no, and prior to the Second Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement. No election has been, or will be, made to treat Merger LLC as a corporation for U.S. Federal income tax purposes, which election is effective as of (or prior to) the Second Effective Time.

(c) Corporate Authority; Approval. Parent and each of the Merger Subs have all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and, subject to obtaining the approval contemplated by Section 6.16 of this Agreement in the case of Merger Subs, perform its obligations under this Agreement and to consummate the Mergers. This Agreement has been duly executed and delivered by Parent and Merger Subs and constitutes a valid and binding agreement of Parent and Merger Subs, enforceable against each of Parent and Merger Subs in accordance with its terms, subject to the Bankruptcy and Equity Exception. The shares of Parent Common Stock comprising the Stock Consideration have been duly authorized and, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. No approval by the stockholders of Parent is required in order for Parent to execute, deliver and perform its obligations under this Agreement or to consummate the transactions contemplated hereby on the terms and subject to the conditions of this Agreement.

(d) Governmental Filings; No Violations. (i) Other than the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (A) pursuant to Section 1.3, (B) required under the HSR Act or any Foreign Competition Laws in connection with the Mergers, the Exchange Act and the Securities Act, (C) to comply with state securities or “blue-sky” Laws, (D) as may be required with or to the FCC under the Communications Laws, (E) as may be required with or to the PUCs and other local and state Governmental Entities pursuant to applicable local and state Utilities Laws and (F) as may be required with or to the Foreign Regulators pursuant to Foreign Regulatory Laws, no filings, notices and/or reports are required to be made by Parent or Corporate Sub with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Parent or Corporate Sub from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by Parent and Merger Subs and the consummation by Parent and Merger Subs of the Mergers and the other transactions contemplated hereby, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Subs do not, and the consummation by Parent and Merger Subs of the Mergers and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws or, in the case of Merger LLC, the limited liability company operating agreement, of Parent or Merger Subs, (B) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract binding upon Parent or any of its Subsidiaries, or, assuming (solely with respect to performance of this Agreement and consummation of the Mergers and the other transactions contemplated hereby) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 5.2(d)(i) are made or obtained, under any Law, Order or License to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations under any Contract to which Parent or any of its Subsidiaries is a party, except, in the case of clauses (B) and (C) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(e) Parent Reports; Financial Statements. (i) Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with or to the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed with or furnished to the SEC since the Applicable Date and those filed with or furnished to the SEC subsequent to the date of this Agreement, in each case as amended, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(iii) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by Parent in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC under the Exchange Act. Parent maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Parent’s auditors and the audit committee of Parent’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of Parent and its Subsidiaries, as of the date of such balance sheet, and each of the consolidated statements of income, cash flows and changes in stockholders’ equity (deficit) included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto.

(f) Absence of Certain Changes. Since December 31, 2015, there has not been any change, effect, circumstance or development which has had or would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Since June 30, 2016 and through the date of this Agreement, (i) Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practice in all material respects; and (ii) except for normal quarterly cash dividends in an amount equal to $0.48 per share of Parent Common Stock, Parent has not declared, set aside or paid any dividend or distribution payable in cash, stock or property in respect of any capital stock.

(g) Litigation and Liabilities. There are no Proceedings, pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. There are no obligations or liabilities of Parent or any of its Subsidiaries, whether or not accrued, contingent or otherwise other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the consolidated balance sheet of Parent as of June 30, 2016 and the notes thereto set forth in Parent’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2016; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2016; (iii) liabilities or obligations arising out of this Agreement (and which do not arise out of a breach by Parent or Merger Subs of any representation or warranty in this Agreement) or third-party service provider obligations incurred in connection with the transactions contemplated hereby; or (iv) liabilities or obligations that would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect. For purposes of this Agreement, the term “Knowledge of Parent” means the actual knowledge of the individuals identified on Section 5.2(g) of the Parent Disclosure Letter.

(h) Employee Benefits. All contributions required to be made under each Parent Pension Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Parent Pension Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date of this Agreement. Under each Parent Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Parent Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Parent Pension Plan, and there has been no material change in the financial condition, whether or not as a result of a change in funding method, of such Parent Pension Plan since the last day of the most recent plan year. For purposes of this Agreement, “Parent Pension Plan” means any benefit plan maintained, sponsored or contributed to by Parent or any of its Subsidiaries, which is subject to ERISA and is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA.

(i) Compliance with Laws. The businesses of each of Parent and its Subsidiaries since January 1, 2012 have not been, and are not being, conducted in violation of any applicable Law or Order, except for such violations that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. To the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, as of the date of this Agreement, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews the outcome of which would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(j) Takeover Statutes. No Takeover Statute or any anti-takeover provision in Parent’s restated certificate of incorporation or bylaws is, or at the First Effective Time or Second Effective Time will be, applicable to the Parent Common Stock, the Mergers or the other transactions contemplated by this Agreement.

(k) Brokers and Finders. Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Mergers or the other transactions contemplated in this Agreement, except that Parent has employed Perella Weinberg Partners LP, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated as its financial advisors.

(l) Available Funds. Parent and Merger Subs have available to them, and at the First Effective Time will have available to them, all funds and commitments necessary for the payment of the Merger Consideration. Parent has delivered to the Company true and complete copies of a fully executed credit agreement (the “Credit Agreement”) dated on or about the date of this Agreement, with the Financing Sources specified therein providing for Debt Financing in the amounts set forth therein, the proceeds of which shall be available to finance the payment of the Cash Consideration and any other amounts required to be paid in connection with the consummation of the Mergers. The Credit Agreement is the legal, valid and binding obligation of, and enforceable against, Parent and Merger Subs, as applicable, and, to the Knowledge of Parent, each of the other parties thereto.

(m) Taxes. Except as would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) Parent and each of its Subsidiaries (A) have prepared in good faith and duly and timely filed all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects and (B) have paid all Taxes that are required to be paid (whether or not shown on such Tax Returns) or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith.

(ii) As of the date of this Agreement, to the Knowledge of Parent, there are no pending audits, examinations, investigations or other proceedings in respect of Taxes. Except as made available to the Company prior to the date of this Agreement, there are not, to the Knowledge of Parent, any claims or assessments (whether or not asserted in writing) by any taxing authority concerning Parent’s or any of its Subsidiaries’ Tax liability that would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(n) Tax Treatment. As of the date of this Agreement:

(i) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be likely to prevent or impede, the Mergers from qualifying for the Intended Tax Treatment.

(ii) Neither Parent nor any of its Subsidiaries is aware of any reason that it could not provide, to Cravath or another law firm, representations and warranties of the sort customarily provided by an acquiring company as the basis for a legal opinion that a transaction qualifies as a reorganization under Section 368(a)(1)(A) of the Code.

(iii) Parent is making the representations and warranties in this Section 5.2(n) after consultation with its tax counsel and with full knowledge of the terms of this Agreement.

(o) No Other Representations and Warranties. Except for the representations and warranties of Parent and Merger Subs contained in this Section 5.2, Parent and Merger Subs are not making and have not made, and no other Person is making or has made on behalf of Parent or Merger Subs, any express or implied representation or warranty in connection with this Agreement or the transactions contemplated hereby. Nothing in this Section 5.2 shall require Parent or Merger Subs to make any disclosure that would violate the Anti-Collusion Rules, provided that such disclosure is made to the Company’s outside counsel.

ARTICLE VI

COVENANTS

6.1 Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, from and after the execution of this Agreement and prior to the First Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld, conditioned or delayed, and except as (1) required by applicable Law, (2) expressly required by this Agreement or (3) otherwise expressly disclosed in

Section 6.1(a) of the Company Disclosure Letter), the Company shall use its reasonable best efforts to conduct its business and the business of its Subsidiaries in the ordinary course of business consistent with past practice and each of the Company and its Subsidiaries shall, subject to compliance with the specific matters set forth below, use reasonable best efforts to preserve its business organization intact and maintain the existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, licensors, creditors, lessors, employees and business associates and others having material business dealings with it (including material content providers, studios, authors, producers, directors, actors, performers, guilds, announcers and advertisers) and keep available the services of the Company and its Subsidiaries’ present employees and agents. Without limiting the generality of, and in furtherance of, the foregoing, the Company covenants and agrees as to itself and its Subsidiaries that, from and after the date of this Agreement and prior to the First Effective Time, except (A) as required by applicable Law, (B) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), (C) as expressly disclosed in Section 6.1(a) of the Company Disclosure Letter or (D) as expressly provided for in this Agreement, the Company shall not and will not permit any of its Subsidiaries to:

(i) (A) amend its certificate of incorporation or bylaws (or comparable governing documents) (other than amendments to the governing documents of any wholly owned Subsidiary of the Company that would not prevent, materially delay or materially impair the Initial Merger or the other transactions contemplated by this Agreement), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock (except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction), (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock (except for (I) any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of the Company to another direct or indirect wholly owned Subsidiary of the Company or to the Company or (II) other than normal quarterly cash dividends on the Company’s Common Stock as described in Section 6.1(a)(i)(C) of the Company Disclosure Letter), (D) enter into any agreement with respect to the voting of its capital stock, or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than (1) pursuant to the cashless exercise of Company Options or the forfeiture of, or withholding of Taxes with respect to, Company Options, Company Restricted Stock Units or Company Performance Stock Units in connection with any Taxable event related to such awards, in each case in accordance with past practice and with the terms of the applicable Company Stock Plan as in effect on the date of this Agreement (or as modified after the date of this Agreement in accordance with the terms of this Agreement) or (2) purchases, repurchases, redemptions or other acquisitions of securities of any wholly owned Subsidiary of the Company by the Company or any other wholly owned Subsidiary of the Company);

(ii) merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of any wholly owned Subsidiaries of the Company that would not prevent, materially delay or materially impair the Initial Merger or the other transactions contemplated by this Agreement);

(iii) knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Mergers from qualifying for the Intended Tax Treatment;

(iv) except as expressly disclosed in Section 6.1(a) of the Company Disclosure Letter, increase or change the compensation or benefits payable to any employee of the Company or any of its Subsidiaries (including through changes in actuarial or other assumptions, loan forgiveness or otherwise) other than in the ordinary course of business, provided that, notwithstanding the foregoing, the Company shall not and will not permit its Subsidiaries to, other than as required by the terms of any Company Plan or CBA, in each case as in effect on the date hereof (or as modified after the date of this Agreement in accordance with the terms of this Agreement), (a) grant any new equity-based awards, or amend or modify the terms of any such outstanding awards, under any Company Plan, (b) grant any transaction or retention bonuses, (c) increase the compensation or benefits payable to any Senior Executive (other than, solely in the case of benefits pursuant to a generally applicable amendment to a Company Plan covering other Company Employees who are not Senior Executives, which amendment is permitted by this Agreement), (d) pay annual bonuses, other than for completed periods based on actual performance through the end of the applicable performance period as determined in the ordinary course of business pursuant to the applicable Company Plan, (e) increase the severance terms applicable to any employee of the Company or any of its Subsidiaries or (f) make any change to any Company Pension Plan or any Company Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) that would materially increase the costs to the Company or any of its Subsidiaries in respect of such Company Plan;

(v) incur any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, except (A) in the ordinary course of business consistent with past practice in a principal amount not to exceed $250,000,000 in the aggregate at any time outstanding and on prevailing market terms or on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than existing Indebtedness, (B) in replacement of existing Indebtedness which has matured or is scheduled to mature, in each case after the date of this Agreement, within the twelve month period following such incurrence of Indebtedness on then prevailing market terms or on terms substantially consistent with or more beneficial to the Company and its Subsidiaries, taken as a whole, than the Indebtedness being replaced, (C) inter-company Indebtedness among the Company and its wholly owned Subsidiaries, (D) commercial paper issued in the ordinary course of business, (E) (i) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (ii) overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business and (F) hedging in compliance with the hedging strategy of the Company as of the date of this Agreement in the ordinary course of business consistent with past practice and not for speculative purposes; provided that the Company and its Subsidiaries shall use commercially reasonable efforts to mitigate any material increase in their respective aggregate exposure to currency risk;

(vi) make or commit to any capital expenditures other than (A) in connection with the repair or replacement of facilities, properties or assets destroyed or damaged due to casualty or accident (if covered by insurance or the portion of which is not covered by insurance is less than $100,000,000) or (B) in the ordinary course of business consistent with past practice and in the aggregate not in excess of 120% of the amounts reflected in the Company’s capital expenditure budget for each of 2016 and 2017 and 2018 set forth in Section 6.1(a)(vi) of the Company Disclosure Letter;

(vii) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any Intellectual Property; provided that this clause (vii) shall not restrict (A) ordinary course licenses, sales, letting lapse, abandonment, cancellations and Liens that are licenses in each case of Intellectual Property, (B) the granting of any licenses of Intellectual Property other than in the ordinary course of business with a term of three years or less where the aggregate payments under such license do not exceed $250,000,000 per license and (C) sales of Intellectual Property with a fair market value less than $50,000,000 individually if the transaction is not in the ordinary course or $100,000,000 individually in any event (other than transactions among the Company and its wholly owned Subsidiaries);

(viii) transfer, lease, license, sell, assign, let lapse, abandon, cancel, mortgage, pledge, place a Lien upon or otherwise dispose of any properties or assets (including capital stock of any of its Subsidiaries but not including any Intellectual Property, which is governed by Section 6.1(a)(vii)) with a fair market value in excess of $50,000,000 individually if the transaction is not in the ordinary course or $100,000,000 individually in any event (other than transactions among the Company and its wholly owned Subsidiaries);

(ix) issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except (A) for any Shares issued pursuant to Company Options, Company Restricted Stock Units and Company Performance Stock Units outstanding on the date of this Agreement in accordance with the existing terms of such awards and the Company

Stock Plans, (B) for any profit participation rights relating to programs granted in the ordinary course of business consistent with past practice or (C) by wholly owned Subsidiaries to the Company or to any other wholly owned Subsidiary of the Company;

(x) other than capital expenditures made in accordance with Section 6.1(a)(vi) and other than with respect to film and television programming or video game production, which is subject to Section 6.1(a)(xi), spend or commit to spend in excess of (A) $25,000,000 if the transaction is not in the ordinary course and $200,000,000 in any event or (B) more than $500,000,000 in the aggregate in any year, in each case to acquire any business, whether by merger, consolidation, purchase of property or assets, licenses or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition); provided that neither the Company nor any of its Subsidiaries shall enter into any such transaction that would, or would reasonably be likely to, prevent, materially delay or materially impair the consummation of the Initial Merger and the other transactions contemplated by this Agreement;

(xi) other than capital expenditures made in accordance with Section 6.1(a)(vi), spend or commit to spend on purchases and licensing of film and television programming from third parties or video game production in excess of $500,000,000 if the transaction is not in the ordinary course and $1,000,000,000 in any event;

(xii) make any material change with respect to its financial accounting policies or procedures, except as required by changes in GAAP (or any interpretation thereof) or by applicable Law;

(xiii) except as required by applicable Law, (A) make any Tax election that is material to the Company and its Subsidiaries, taken as a whole, or take any position that is material to the Company and its Subsidiaries, taken as a whole, on any material Tax Return filed on or after the date of this Agreement, in each case that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, except in each case as a result of, or in response to, any change in U.S. federal Tax laws or regulations or administrative guidance promulgated or issued thereunder, (B) change any method of Tax accounting, which change is material to the Company and its Subsidiaries, taken as a whole, (C) amend any federal income Tax Return with respect to an amount of Taxes that is material to the Company and its Subsidiaries, taken as a whole or (D) settle or resolve any Tax controversy that is material to the Company and its Subsidiaries, taken as a whole;

(xiv) (A) (1) enter into any new line of business other than any line of business that is reasonably ancillary to and a reasonably foreseeable extension of any line of business as of the date of this Agreement, or (2) start to conduct a line of business of the Company or any of its Subsidiaries in any geographic area where it is not conducted as of the date of this Agreement, other than starting to conduct a line of business of the Company or any of its Subsidiaries in geographic areas that are reasonable extensions to geographic areas where such business line is conducted as of the date of this Agreement (provided that in the case of each of clauses (1) and (2), such entry or expansion would not require the receipt or transfer of any License that would constitute a Communications License if issued or granted prior to the date hereof and would not reasonably be likely to prevent, materially delay or materially impair the ability of the Company, Parent and Merger Subs to complete the Mergers on a timely basis) or (B) except as currently conducted, engage in the conduct of any business in any state which would require the receipt or transfer of a Communications License or License that would constitute a Communications License if issued or granted prior to the date hereof or in any foreign country that would require the receipt or transfers of a material License;

(xv) other than with respect to film and television programming, which is subject to Section 6.1(a)(x), make any loans, advances or capital contributions to, or investments in, any Person (other than loans, advances or capital contributions to the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $25,000,000 if the transaction is not in the ordinary course and $200,000,000 in any event;

(xvi) (A) amend or modify in any material respect, or terminate or fail to renew (where the determination is unilateral by the Company or its Subsidiary) any Material Contract (other than amendments or modifications that are substantially consistent with past practice or that are not adverse to the Company and its Subsidiaries in any material respect with respect to the Contract and, subject to Section 6.1(b)(ii), terminations upon the expiration of the term thereof in accordance with the terms thereof) or waive, release or assign any material rights, claims or benefits under any Material Contract, or (B) enter into any Contract that would have been a Material Contract of the type described in Section 5.1(k) had it been entered into prior to the date of this Agreement unless it is on terms substantially consistent with, or on terms more favorable to the Company and/or its Subsidiaries (and to Parent and its Subsidiaries following the Closing) than, either a Contract it is replacing or a form of such Material Contract made available to Parent prior to the date hereof; provided that in the case of each of (A) or (B) no such agreement shall purport to bind Parent or its Affiliates (other than the Company and its Subsidiaries); provided, further, that (x) this Section 6.1(a)(xvi) shall not prohibit or restrict the Company or any of its Subsidiaries from entering into a Contract to the extent that such Contract implements an act or failure to act that is not otherwise expressly prohibited by any of Section 6.1(a)(i) through 6.1(a)(xx) and (y) for the avoidance of doubt, this Section 6.1(a)(xvi) shall not prohibit or restrict any Company Plans;

(xvii) settle any action, suit, case, litigation, claim, hearing, arbitration, investigation or other proceedings before or threatened to be brought before a Governmental Entity, other than settlements (A) if the amount of any such settlement is not in excess of $25,000,000 individually or $75,000,000 in the aggregate; provided that such settlements do not involve any non-de minimis injunctive or equitable relief or impose non-de minimis restrictions on the business activities of the Company and its Subsidiaries or Parent and its Subsidiaries or (B) relating to Taxes (which shall be governed by Section 6.1(a)(xiii));

(xviii) enter into any collective bargaining agreement, other than renewals of any collective bargaining agreements in the ordinary course of business;

(xix) enter into any Contract that obligates or purports to obligate any existing or future non-controlled Affiliate of the Company (including any parent entity) to grant licenses to any Intellectual Property; or

(xx) agree, resolve or commit to do any of the foregoing.

(b) Notwithstanding anything to the contrary contained in Section 6.1(a), the Company and its Subsidiaries shall consult with Parent reasonably in advance of taking any action in the ordinary course of business consistent with past practice prior to entering into any transaction described in (without regard to dollar thresholds referenced therein): (A) Section 6.1(a)(vi) if such transaction involves payments in excess of $500,000,000 and (B) Section 6.1(a)(ix) if the transaction involves spending or commitment to spend more than $25,000,000. In addition, if the Chief Financial Officer of the Company concludes at any time that there is a reasonable likelihood that the adjusted operating income or earnings per share of the Company and its Subsidiaries, on a consolidated basis, for the then-current fiscal quarter or fiscal year will adversely deviate by 5% or more from the budget for such items for such period, the Chief Financial Officer of the Company shall promptly advise the Chief Financial Officer of Parent of such deviation and the basis therefore, and notify the Chief Financial Officer of Parent regarding the actions proposed to be taken in response thereto.

(c) All notices, requests, instructions, communications or other documents to be given in connection with any consultation or approval required pursuant to this Section 6.1 shall be in writing and shall be deemed given as provided for in Section 9.6, and, in each case, shall be addressed to such individuals as the parties shall designate in writing from time to time.

(d) Parent covenants and agrees, from and after the execution of this Agreement and prior to the First Effective Time (unless the Company shall otherwise approve in writing, which approval will not be unreasonably withheld, conditioned or delayed and except as (1) required by applicable Law, (2) expressly required by this Agreement or (3) otherwise expressly disclosed in Section 6.1(d) of the Parent Disclosure Letter): (A) Parent

shall not (1) amend Parent’s certificate of incorporation or bylaws in any manner that would prohibit or hinder, impede or delay in any material respect the Initial Merger or the consummation of the other transactions contemplated hereby; provided that any amendment to its certificate of incorporation to increase the authorized number of shares of any class or series of the capital stock of Parent or to create a new series of capital stock of Parent shall in no way be restricted by the foregoing, or (2) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than normal quarterly cash dividends on the Parent Common Stock as described in Section 6.1(d) of the Parent Disclosure Letter and other than dividends or distributions with a record date after the First Effective Time; (B) Parent shall not, and shall not permit any of its Subsidiaries to, acquire another business or merge or consolidate with any other Person or restructure, reorganize or completely or partially liquidate, in each case, to the extent that such action would, or would reasonably be likely to, prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement; (C) Parent and Merger Subs shall not knowingly take or omit to take any action that would impair the enforceability of the Credit Agreement, reduce the aggregate amount of Debt Financing under the Credit Agreement (except (i) as required thereby or (ii) concurrently with the entry into alternative arrangements in equal amounts and on other terms that, with respect to conditionality, are not less favorable in any material respect to Parent or Merger Subs than the terms and conditions in the Credit Agreement) or adversely modify the terms and conditions thereof in a manner that would reasonably be likely to prevent or materially impede or delay the funding of the Debt Financing under the Credit Agreement; (D) Parent shall not knowingly take or omit to take any action if such action or failure to act would reasonably be likely to prevent or impede the Mergers from qualifying for the Intended Tax Treatment, and (E) Parent shall not agree, resolve, or commit to do any of the foregoing. In no event shall Parent or any of its Subsidiaries, directly or indirectly, at any time prior to receipt of the Company Requisite Vote, prohibit or seek to prohibit any commercial bank or investment bank or other potential provider of debt or equity financing (other than the Persons identified in Section 5.2(k) and their Affiliates) from providing or seeking to provide financing or financial advisory services to any Person in connection with an Acquisition Proposal.

(e) (i) The Company shall, prior to the First Effective Time, execute and deliver to Cravath a certificate executed by an officer of the Company, dated as of the Closing Date, with such customary representations and warranties as Cravath determines are necessary for it to be able to deliver the Cravath Opinion (only to the extent the Company in good faith believes it is able to make such representations and warranties truthfully) (the “Company Certificate”).

(ii) Parent shall, prior to the First Effective Time, execute and deliver to Cravath a certificate executed by an officer of Parent, dated as of the Closing Date, with such customary representations and warranties as Cravath determines are necessary for it to be able to deliver the Cravath Opinion (only to the extent Parent in good faith believes it is able to make such representations and warranties truthfully) (the “Parent Certificate”). The parties acknowledge and agree that the provisions of this Section 6.1(e) shall not create any independent conditions to the Closing.

(iii) Parent shall reasonably promptly notify the Company, and the Company shall reasonably promptly notify the Parent, in each case if such party becomes aware of any non-public fact or circumstance that would reasonably be likely to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

(f) If the Company receives from Cravath an opinion, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Mergers will qualify for the Intended Tax Treatment (the “Cravath Opinion”), then the parties agree to treat and report the Mergers for all Tax purposes (including on all applicable Tax Returns) as qualifying for the Intended Tax Treatment.

(g) Notwithstanding anything to the contrary contained in Section 6.1(a), the Company and its Subsidiaries (i) shall not, without the prior written consent of Parent, exercise any buy-sell rights with respect to any joint venture or partnership that has a fair market value in excess of $25,000,000 and (ii) shall consult in good faith with Parent prior to taking any material action in response to the exercise of any buy/sell rights with respect to any joint venture or partnership with a fair market value in excess of $25,000,000.

6.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of its or its Subsidiaries’ officers, directors and employees shall, and it shall instruct and use reasonable best efforts to cause its and its Subsidiaries’ investment bankers, attorneys, accountants and other advisors, agents and representatives (a Person’s directors, officers, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives are hereinafter referred to as its “Representatives”) not to, directly or indirectly:

(i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage or otherwise participate in any discussions or negotiations relating to any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or

(iii) provide any information or data to any Person in connection with any Acquisition Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or

(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

The Company shall, and the Company shall cause its Subsidiaries and use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal, or proposal that would reasonably be expected to lead to an Acquisition Proposal. The Company will promptly inform the Persons referred to in the preceding sentence of the obligations undertaken in this Section 6.2. The Company will promptly request from each Person that has executed a confidentiality agreement in connection with its consideration of making an Acquisition Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Company or any of its Subsidiaries and promptly terminate all physical and electronic data access previously granted to such Person.

(b) Fiduciary Exception to No Solicitation Provision. Notwithstanding anything to the contrary in Section 6.2(a), prior to the time, but not after, the Company Requisite Vote is obtained, the Company may, in response to an unsolicited, bona fide written Acquisition Proposal made after the date of this Agreement, (i) contact the Person who made such Acquisition Proposal and its Representatives solely to clarify the terms and conditions thereof, and (ii) provide access to information regarding the Company or any of its Subsidiaries in response to a request therefor to the Person who made such Acquisition Proposal and such Person’s Representatives; provided that such information has previously been, or is substantially concurrently, made available to Parent and that, prior to furnishing any such non-public information, the Company receives from the Person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such Person as the Confidentiality Agreement (as defined in Section 9.7) (it being understood that such confidentiality agreement need not contain a “standstill” or similar obligations to the extent that Parent is, concurrently with the entry by the Company or its Subsidiaries into such confidentiality agreement, released from any “standstill” or other similar obligations in the Confidentiality Agreement); provided, however, that if the Person making such Acquisition Proposal is a competitor of the Company and its Subsidiaries, the Company shall not provide any information that in the good faith determination of the Company constitutes commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 6.2(b) other than in accordance with “clean room” or other similar procedures designed to limit any potential adverse effect on the Company from sharing such information; and (iii) participate in any discussions or negotiations with any such Person and its Representatives regarding such Acquisition Proposal, if, and only if, prior to taking any action described in clause (ii) or (iii) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that (A) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (B) based on the information then available and after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal.

(c) Notice. The Company shall promptly notify Parent if (i) any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, (ii) any non-public information is requested in connection with any Acquisition Proposal from, or (iii) any discussions or negotiations with respect to an Acquisition Proposal are sought to be initiated or continued with, it, its Subsidiaries or any of their respective Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(d) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer from any Person or group of Persons, other than Parent and its Subsidiaries, with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, extraordinary dividend, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries which is structured to permit such Person or group of Persons (or their shareholders) to, directly or indirectly, acquire beneficial ownership of 15% or more of the Company’s consolidated total assets or any class of the Company’s equity interests and (ii) any acquisition by any Person or group of Persons (or their shareholders) (other than Parent and its Subsidiaries) resulting in, or proposal or offer, which if consummated would result in, any Person or group of Persons (or their shareholders) (other than Parent and its Subsidiaries) obtaining control (through Contract or otherwise) over or becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal made after the date of this Agreement that would result in a Person or group (or their shareholders) becoming, directly or indirectly, the beneficial owner of, all or substantially all of the Company’s consolidated total assets or more than 50% of the total voting power of the equity securities of the Company or the successor Person of the Company, that the Board of Directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person or group of Persons making the proposal, and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement pursuant to Section 6.2(f) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

(e) No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by Section 6.2(f), the Board of Directors of the Company and each committee of the Board of Directors shall not (i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation (it being understood that if any Acquisition Proposal structured as a tender or exchange offer is commenced, the Board of Directors of the Company failing to recommend against acceptance of such tender or exchange offer by the Company’s stockholders within 10 business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act shall be considered a modification adverse to Parent); (ii) approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(b) entered into in compliance with Section 6.2(b)) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”); or (iii) cause or permit the Company to enter into an Alternative Acquisition Agreement.

(f) Fiduciary Exception to Change in Recommendation Provision. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Company Requisite Vote is obtained, (i) the Board of Directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Acquisition Proposal made after the date of this Agreement that did not result from or in connection with a material breach of this Agreement, if (A) (I) in the case of such an action taken in connection with an Acquisition Proposal, the Acquisition Proposal is not withdrawn and the Board of Directors of the Company determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes a Superior Proposal; or (II) in the case of such an action taken other than in connection with an Acquisition Proposal, a development or change in circumstances occurs or arises after the date of this Agreement that was not known by nor was reasonably foreseeable to the Board of Directors of the Company as of the date of this Agreement and (B) the Board of Directors of the Company determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (a “Change in Recommendation”, it being understood that a customary “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act shall not, in and of itself, constitute a Change in Recommendation), and/or (ii) the Company may terminate this Agreement in accordance with Section 8.3(b) and concurrently with such termination cause the Company to enter into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from or in connection with a material breach of this Agreement (a “Superior Proposal Termination”); provided that in no event shall the Company take, or agree or resolve to take, any action under this Section 6.2(f) other than in compliance with this Section 6.2; provided further that no Change in Recommendation and/or Superior Proposal Termination may be made until after at least five business days following Parent’s receipt of written notice from the Company advising that the Company’s Board of Directors intends to take such action and the basis therefor (which notice shall include a copy of any such Superior Proposal and a copy of any relevant proposed transaction agreements, the identity of the party making such Superior Proposal and the material terms thereof or, in the case of notice given other than in connection with a Superior Proposal, a reasonably detailed description of the development or change in connection with which the Company’s Board of Directors has given such notice). After providing such notice and prior to effecting such Change in Recommendation and/or Superior Proposal Termination, (x) the Company shall, during such five business day period, negotiate in good faith with Parent and its Representatives, to the extent Parent wishes to negotiate, with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent, and (y) in determining whether it may still under the terms of this Agreement make a Change in Recommendation and/or effect a Superior Proposal Termination, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent in response to such notice during such five business day period. Any amendment to the financial terms or conditions or other material terms of any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2(f), including with respect to the notice period referred to in this Section 6.2(f), except that the five business day period shall be three business days for such purposes in any such case.

(g) Limits on Release of Standstill and Confidentiality. From the date of this Agreement until the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any “standstill” or similar obligation to which the Company or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be permitted to fail to enforce any provision of any “standstill” or similar obligation of any Person if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action is necessary in order for the directors to comply with their fiduciary duties under applicable Law;

provided that the Company promptly advises Parent that it is taking such action and the identity of the party or parties with respect to which it is taking such action; provided, further, that the foregoing shall not restrict the Company from permitting a Person to orally request the waiver of a “standstill” or similar obligation to the extent necessary to comply with fiduciary duties under applicable Law.

(h) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under applicable U.S. federal or state Law with regard to an Acquisition Proposal; provided that this paragraph (h) shall not be deemed to permit the Company or the Company’s Board of Directors to effect a Change in Recommendation except in accordance with Section 6.2(f).

6.3 Information Supplied. (a) The Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Initial Merger (including the proxy statement and prospectus (the “Prospectus/Proxy Statement”) constituting a part thereof, the “S-4 Registration Statement”) as promptly as practicable. Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter the Company shall mail the Prospectus/Proxy Statement to the stockholders of the Company. The Company and Parent shall also use their respective reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities Law or “blue sky” notice requirements in connection with the Initial Merger and to consummate the other transactions contemplated by this Agreement and pay all expenses incident thereto.

(b) No filing of, or amendment or supplement to, the S-4 Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Prospectus/Proxy Statement will be made by the Company or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon (other than, in each case, any filing, amendment or supplement in connection with a Change in Recommendation). Each of the Company and Parent shall promptly provide the other with copies of all such filings, amendments or supplements to the extent not readily publicly available. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other and provide such other assistance as may be reasonably requested by such other party to be included therein and shall otherwise reasonably assist and cooperate with the other in the preparation of the Prospectus/Proxy Statement, the S-4 Registration Statement and the resolution of any comments to either received from the SEC. If at any time prior to the receipt of the Company Requisite Vote, any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which is required to be set forth in an amendment or supplement to either the S-4 Registration Statement or the Prospectus/Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Prospectus/Proxy Statement or the S-4 Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Prospectus/Proxy Statement, the S-4 Registration Statement or the Mergers and (ii) all orders of the SEC relating to the S-4 Registration Statement. No response to any comments from the SEC or the staff of the SEC relating to the Prospectus/Proxy Statement or the S-4 Registration Statement will be made by the Company or Parent, in each case without providing the other party a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC. The Company and Parent will cause the S-4 Registration Statement and the Prospectus/Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

6.4 Stockholders Meeting. (a) The Company will use, in accordance with applicable Law and the Company Charter and Company Bylaws, its reasonable best efforts to convene and hold a meeting of holders of Shares to consider and vote upon the adoption of this Agreement (the “Company Stockholders Meeting”) not more than 45 days after the date the S-4 Registration Statement is declared effective. Subject to the provisions of Section 6.2, the Company’s Board of Directors shall include the Company Recommendation in the Prospectus/Proxy Statement and recommend at the Company Stockholders Meeting that the holders of Shares adopt this Agreement and shall use its reasonable best efforts to obtain and solicit such adoption. Notwithstanding the foregoing, if on a date preceding the date on which or the date on which the Company Stockholders Meeting is scheduled, the Company reasonably believes that (i) it will not receive proxies representing the Company Requisite Vote, whether or not a quorum is present, or (ii) it will not have enough Shares represented to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, the Company may postpone or adjourn, or make one or more successive postponements or adjournments of, the Company Stockholders Meeting as long as the date of the Company Stockholders Meeting is not postponed or adjourned more than an aggregate of 15 calendar days in connection with any postponements or adjournments in reliance on the preceding sentence. In addition, notwithstanding the first sentence of this Section 6.4(a), the Company may postpone or adjourn the Company Stockholders Meeting to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined, after consultation with outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of the Company prior to the Company Stockholders Meeting.

(b) Notwithstanding any Change in Recommendation, the Company shall nonetheless submit this Agreement to the holders of Shares for adoption at the Company Stockholders Meeting unless this Agreement is terminated in accordance with Article VIII prior to the Company Stockholders Meeting. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholders Meeting.

6.5 Filings; Other Actions; Notification.

(a) Cooperation. (i) The Company and Parent shall, subject to Section 6.2, cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws and Orders to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as promptly as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as soon as reasonably practicable after the date of this Agreement the notifications, filings and other information required to be filed under the HSR Act or any Foreign Competition Laws with respect to the transactions contemplated hereby) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the covenants of the parties contained in this Section 6.5 (but subject to Section 6.5(b) below), each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act, any other applicable Antitrust Laws or any Communications Laws with respect to the transactions contemplated hereby and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the transactions contemplated hereby (including by defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Mergers). Subject to applicable Laws relating to the exchange of information, each of Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement. To the extent permitted by applicable Law, each party shall provide the other with copies of all material written correspondence between it (or its advisors) and any Governmental Entity relating to the Mergers and the other transactions contemplated by this Agreement and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include representatives of Parent and the Company. Parent and the Company shall coordinate with respect to Antitrust Laws and Communications Laws and with respect to the appropriate course of action with respect to obtaining the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Mergers prior to the Termination Date. In furtherance of the foregoing and to the extent permitted by applicable Law, (A) each party shall notify the other, as far in advance as practicable, of any filing or material or substantive communication or inquiry it or any of its Subsidiaries intends to make with any Governmental Entity relating to the matters that are the subject of this Section 6.5(a), (B) prior to submitting any such filing or making any such communication or inquiry, such party shall provide the other party and its counsel a reasonable opportunity to review, and shall consider in good faith the comments of the other party in connection with, any such filing, communication or inquiry, (C) promptly following the submission of such filing or making such communication or inquiry, provide the other party with a copy of any such filing or, if in written form, communication or inquiry, and (D) consult with the other party in connection with any inquiry, hearing, investigation or litigation by, or negotiations with, any Governmental Entity relating to the Mergers, including the scheduling of, and strategic planning for, any meetings with any Governmental Entity relating thereto. In exercising the foregoing rights, the Company and Parent each shall act reasonably and as promptly as reasonably practicable. Without limiting the foregoing, the Company will encourage CME to cooperate, as reasonably requested by Parent, to take the actions that the Company is required under this Section 6.5(a) to cause its Subsidiaries take. As used in this Agreement, the term “Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other Laws and Orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

(b) For the purposes of this Section 6.5, “reasonable best efforts” shall include taking any and all actions necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Mergers prior to the Termination Date (including agreeing to regulatory conditions that would have a serious and significant adverse impact on the current or future business or operations of Parent and its Subsidiaries, including the Company and its Subsidiaries) (the “Regulatory Actions”); provided that nothing in this Agreement shall require Parent or its Subsidiaries (including the Company and its Subsidiaries) to take or refrain from taking, or agree to take or refrain from taking, any action or actions that, individually or in the aggregate, would (i) be reasonably likely to have a Combined Entertainment Group Material Effect, (ii) result in a material increase in the aggregate capital expenditures of Parent and its Subsidiaries from the Closing Date through 2021 relative to the aggregate corresponding amounts in Parent’s consolidated 2017-2021 capital budget as provided to the Company prior to the date of this Agreement, or (iii) require Parent or its Subsidiaries to divest, dispose of or hold separate any businesses or assets of Parent or its Subsidiaries (not including any businesses or assets of the Company and its Subsidiaries) that are more than de minimis (the occurrence of any of the matters specified in clauses (i) through (iii), a “Regulatory Material Adverse Effect”). The Company and its Subsidiaries shall not agree to any such actions without the prior written consent of Parent which, subject to and without limiting Parent’s obligations under this Section 6.5, may be granted or withheld in Parent’s sole discretion. For purposes of this Section 6.5, “Combined Entertainment Group Material Effect” means a material adverse effect on the financial condition, properties, assets, business or results of operations of the Combined Entertainment Group, treating for this purpose the effects of all Regulatory Actions wherever imposed (whether on Parent, its Subsidiaries, the Company and/or its Subsidiaries), as if they affected a company the size of, and having the financial and operating metrics of, the Combined Entertainment Group. “Combined Entertainment Group” means the businesses included in Parent’s “Entertainment Group Segment Results” as of the date hereof, together with the businesses of the Company and its Subsidiaries.

(c) Information. The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement and any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Mergers and the other transactions contemplated by this Agreement.

(d) Status. The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries from any third party and/or any Governmental Entity with respect to the Mergers and the other transactions contemplated by this Agreement, other than immaterial communications.

(e) Post-Signing. The Company shall provide Parent with all information requested by Parent that is reasonably necessary to identify any Governmental Consents required under any Foreign Regulatory Law applicable to the consummation of the Mergers or the issuance of shares of Parent Common Stock pursuant to the Initial Merger in jurisdictions not included on Section 6.5(e) of the Company Disclosure Letter (“Additional Consents”). The parties shall use reasonable best efforts to identify any Additional Consents within 30 days following the delivery by the Company of such requested information to Parent. To the extent the parties identify any Additional Consents, such Additional Consents shall be added to Section 7.1(c) of the Company Disclosure Letter if the parties would have included them in Section 7.1(c) of the Company Disclosure Letter as of the date hereof, applying for this purpose the same standards of legal and business significance as were used by the parties in agreeing Section 7.1(c) of the Company Disclosure Letter as of the date hereof. In the event the parties disagree about whether the Additional Consents would have been included, they shall first have their General Counsels meet to attempt to resolve any differences. In the event the parties are unable to agree whether any amendment to Section 7.1(c) of the Company Disclosure Letter is required by this Section 6.5(e), such dispute shall be settled by arbitration to be held in New York, New York in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Such arbitration shall be conducted by one arbitrator with at least 10 years’ experience in complex mergers and acquisitions transactions mutually agreed upon by each party. Any decision rendered thereby shall be final and binding on each of the parties and judgment may be entered thereon in the appropriate state or federal court. The arbitrators shall be bound to strict interpretation and observation of the terms of this Agreement. Each party shall pay its own costs of arbitration.

6.6 Access; Consultation. (a) Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall, and shall cause its Subsidiaries to, afford Parent’s Representatives reasonable access, during normal business hours during the period prior to the First Effective Time, to the Company’s and its Subsidiaries’ employees, properties, assets, books, records and contracts and, during such period, the Company and Parent shall, and shall cause their respective Subsidiaries to, (i) in the case of Parent, furnish promptly to the Company information regarding the matters set forth in Section 6.6(a) of the Parent Disclosure Letter as may be reasonably requested by the Company and (ii) in the case of the Company, furnish promptly to Parent all information concerning its or any of its Subsidiaries’ capital stock, business and personnel as may reasonably be requested by Parent; provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company or Parent; and provided, further, that the foregoing shall require neither the Company nor Parent to permit any invasive environmental sampling or any inspection or to disclose any information pursuant to this Section 6.6 to the extent that (i) in the reasonable good faith judgment of such party, any applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a third party or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (i) through (iii) of this Section 6.6(a), Parent or the Company, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any such third party to provide such inspection or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (i) and (iii), implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Notwithstanding any other provision of this agreement, (i) neither the Company nor Parent shall disclose any information to the other where doing so would violate the Anti-Collusion Rules, (ii) the Company shall not disclose to Parent any information about its WPCH-TV television broadcasting business, and (iii) neither the Company nor Parent shall disclose to the other any information about its participation in FCC Auction 1000, unless, in the case of clauses (ii) and (iii), outside counsel to both the Company and Parent agree that such information may be exchanged consistent with the Anti-Collusion Rules. Any investigation pursuant to this Section 6.6 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the other party. All requests for information made pursuant to this Section 6.6 shall be directed to an executive officer of the Company or Parent, as applicable, or such Person as may be designated by any such executive officer.

(b) Each of Parent and the Company, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such material and the information contained therein shall be given only to the outside counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the parties. All information exchanged pursuant to this Section 6.6 shall be subject to the Confidentiality Agreement. To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine. Prior to the Effective Time, the Company and Parent shall reasonably cooperate in identifying any actions or practices of the Company or any of its Subsidiaries that could require remediation under applicable Law and, to the extent identified, shall cooperate in taking commercially reasonable actions or practices and other customary actions to reduce the risks related to such actions where the failure to remediate would reasonably be likely to result in substantial fines or penalties.

(c) (i) Each of the Company and Parent shall give prompt notice to one another of any change, effect, circumstance or development that would reasonably be likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect (as applicable), or of any reasonably likely failure of any condition to Parent’s or the Company’s obligations to effect the Mergers (as applicable) and (ii) the Company shall give reasonably prompt notice to Parent upon the receipt of any notice alleging a material breach or default under any Material Contract or Additional Contract; provided that any failure to give notice in accordance with the foregoing shall not in and of itself be deemed to constitute the failure of any condition set forth in Section 7.2(b) or Section 7.3(b) to be satisfied.

(d) The Company shall use its reasonable best efforts to deliver to Parent, within 60 days after the date of this Agreement, a complete list of the material registered U.S. Intellectual Property of the Company and its Subsidiaries.

6.7 Stock Exchange Listing, De-listing and De-registration. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Initial Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the First Effective Time. The Company shall take all actions necessary to permit the Shares and any other security issued by the Company or one of its Subsidiaries and listed on the NYSE to be de-listed from the NYSE and de-registered under the Exchange Act as soon as possible following the Effective Time.

6.8 Publicity. The initial press release with respect to the Mergers and the other transactions contemplated hereby shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing or making, and provide each other the opportunity to review and comment on, any press releases or other public announcements with respect to the Mergers and the other transactions contemplated by this Agreement and any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or the NYSE, (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, (iii) any press release or public statement that in the good faith judgment of the applicable party is consistent with prior press releases issued or public statements made in compliance with this Section 6.8 or (iv) with respect to any Change in Recommendation made in accordance with this Agreement or Parent’s response thereto.

6.9 Employee Benefits.

(a) Parent agrees that each Company Employee who continues to remain employed with the Company or its Subsidiaries (a “Continuing Employee”) shall, during the period commencing at the First Effective Time and ending on December 31 of the calendar year following the calendar year in which the First Effective Time occurs (the “Continuation Period”), be provided with (i) a base salary or base wage that is no less favorable than the base salary or base wage provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the First Effective Time and (ii) target annual cash bonus opportunities and target long-term incentive compensation opportunities (which, for the avoidance of doubt, may be delivered to Continuing Employees who reside or work outside of the United States in the form of unrestricted or deferred cash or phantom or notional equity-based incentive programs) that are no less favorable in the aggregate than the target annual cash bonus opportunities and target long-term incentive compensation opportunities provided to such Continuing Employee by the Company and its Subsidiaries immediately prior to the First Effective Time. Parent agrees that Continuing Employees shall, during the Continuation Period, be provided with pension and welfare benefits that are substantially comparable in the aggregate to those provided by the Company and its Subsidiaries to such Continuing Employees as of immediately prior to the First Effective Time. Additionally, Parent agrees that each Continuing Employee shall, during the period commencing at the First Effective Time and ending on the second anniversary of the First Effective Time, be provided with severance benefits that are no less favorable than the severance benefits provided by the Company and its Subsidiaries to such Continuing Employee immediately prior to the First Effective Time (or such greater benefits that are required after giving effect to the acknowledgment in Section 6.9(f)).

(b) Parent shall or shall cause the Initial Surviving Company to provide that no pre-existing conditions, exclusions or waiting periods shall apply to Company Employees under the benefit plans provided for those employees except to the extent such condition or exclusion was applicable to an individual Company Employee prior to the Effective Time. With respect to the plan year during which the First Effective Time occurs, Parent shall provide each Company Employee with credit for deductibles and out-of-pocket requirements paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any Parent plan in which such Company Employee is eligible to participate following the Closing Date.

(c) From and after the Closing Date, Parent shall or shall cause the Initial Surviving Company to, provide credit (without duplication) to Company Employees for their service recognized by the Company and its Subsidiaries as of the First Effective Time for purposes of eligibility, vesting, continuous service, determination of service awards, vacation, paid time off, and severance entitlements to the same extent and for the same purposes as such service was credited under the Company Plans, provided that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits for the same period of service for purposes of any frozen or discontinued Parent plan or any frozen or discontinued portion of a Parent plan or for purposes of benefit accrual under any defined benefit pension plan or retiree medical plan, and provided further, that if “hire date” is used to determine the particular Parent plan or benefit structure in which a Company Employee would participate, if any, then “hire date,” solely for such purposes, shall be the Closing Date.

(d) Prior to the First Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall use commercially reasonable efforts to cause each of the Company’s 401(k) plans, other than the Company Savings Plan (the “Company 401(k) Plans”), to be terminated effective immediately prior to the First Effective Time, and Parent shall, or shall cause one of its Subsidiaries to, provide the Continuing Employees who participated in such terminated Company 401(k) Plans eligibility to participate in a 401(k) plan of Parent or one of its Subsidiaries. In the event that Parent requests that the Company 401(k) Plans be terminated, the Company shall provide Parent with evidence that it used commercially reasonable efforts to terminate such Plans (the form and substance of which shall be subject to review by Parent) not later than the business day immediately preceding the First Effective Time.

(e) Annual bonuses for the year in which the Closing occurs shall be treated in accordance with the terms set forth in Section 6.9(e) of the Company Disclosure Letter.

(f) Parent hereby acknowledges that the consummation of the Mergers or the other transactions contemplated hereby will constitute a “change in control” or “change of control” (or other similar phrase) for purposes of any Company Plan that contains a definition of “change in control” or “change of control” (or similar phrase), as applicable, other than those Company Plans set forth on Section 6.9(f) of the Company Disclosure Letter.

(g) Prior to making any written or material oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to the treatment of compensation or benefits in connection with the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, and Parent shall have a reasonable period of time to review and comment on the communication.

(h) Notwithstanding the foregoing, with respect to any Company Employee who is, or becomes, subject to a CBA, all compensation and benefits treatment and terms and conditions of employment afforded to such Company Employee shall be provided in accordance with such collective bargaining agreement or other agreement with a labor union or like organization and the terms of this Section 6.9 shall not apply.

(i) From and after the First Effective Time, Parent and its Subsidiaries (including the Final Surviving Entity and its Subsidiaries) shall honor all Company Plans in accordance with their terms as in effect immediately prior to the First Effective Time. Notwithstanding the foregoing, no provision of this Agreement shall limit the ability of Parent and its Subsidiaries (including the Surviving Company and its Subsidiaries) to provide compensation and benefits to Continuing Employees in accordance with this Agreement through plans of Parent or its Subsidiaries after the First Effective Time.

(j) The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and neither any union nor any current or former employee, nor any other individual associated therewith, is or shall be regarded for any purpose as a third party beneficiary to this Agreement. Notwithstanding anything to the contrary in this Agreement (except to the extent provided in Section 9.8), no provision of this Agreement is intended to, or does, (i) constitute the establishment of, or an amendment to, any Company Plan or any employee benefit plan of Parent, the Final Surviving Entity or any of their Affiliates, (ii) alter or limit the ability of Parent to amend, modify or terminate any Company Plan or any other benefit plan, program, agreement or arrangement, (iii) give any third party any right to enforce the provisions of this Section 6.9, (iv) prevent Parent, the Final Surviving Entity or any of their Affiliates, after the First Effective Time, from terminating the employment of any Company Employee or (v) be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

6.10 Expenses. Except as otherwise provided in Sections 6.15 and 8.5, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the Mergers and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

6.11 Indemnification; Directors’ and Officers’ Insurance. (a) From and after the First Effective Time, Parent shall, and shall cause the Initial Surviving Company to, indemnify and hold harmless each present and former director and officer of the Company determined as of the First Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the First Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another Person prior to the First Effective Time, in each case, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company would have been permitted under Delaware Law, the Company Charter or Company Bylaws in effect on the date of this Agreement to indemnify such Person (and Parent and the Initial Surviving Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). Parent shall ensure that the organizational documents of the Initial Surviving Entity shall, for a period of six years from and after the First Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Charter and Company Bylaws. Any right of indemnification of an Indemnified Party pursuant to this Section 6.11 shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

(b) Prior to the First Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Initial Surviving Company as of the First Effective Time to, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the First Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the First Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies a premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the Initial Surviving Company for any reason fail to obtain such “tail” insurance policies as of the First Effective Time, the Initial Surviving Company shall, and Parent shall cause the Initial Surviving Company to, continue to maintain in effect for a period of at least six years from and after the First Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or the Initial Surviving Company shall, and Parent shall cause the Initial Surviving Company to, purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement; provided, however, that in no event shall the Company expend, or Parent or the Initial Surviving Company be required to expend for such policies, an amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the premium for such insurance coverage exceeds such amount, the Initial Surviving Company shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) If Parent or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations of Parent set forth in this Section 6.11. If the Subsequent Merger is consummated, from and after the Second Effective Time, all references in this Section 6.11 to the Initial Effective Time shall be deemed to refer to the Second Effective Time and all references to the Initial Surviving Company shall be deemed to refer to the Final Surviving Entity, mutatis mutandis.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The rights of each Indemnified Party under this Section 6.11 shall be in addition to any rights such individual may have under Delaware Law, any applicable indemnification agreement to which such Person is a party, the Company Charter or the Company Bylaws.

(e) None of Parent, the Initial Surviving Company or the Final Surviving Entity shall settle, compromise or consent to the entry of any judgment in any threatened or actual Proceeding for which indemnification could be sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Proceeding or such Indemnified Party otherwise consents in writing (such consent not to be unreasonably withheld or delayed) to such settlement, compromise or consent.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under such policies.

6.12 Takeover Statute. If any Takeover Statute is or may become applicable to the Mergers or the other transactions contemplated by this Agreement, the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.13 Control of the Company’s or Parent’s Operations. Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the First Effective Time. Prior to the First Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

6.14 Section 16(b). The Board of Directors of each of the Company and Parent (or, in each case, a duly authorized committee thereof) shall, prior to the First Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent Common Stock (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or executive officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15 Financing.

(a) Upon the written request of Parent, the Company and its Subsidiaries shall execute and deliver, or shall use reasonable best efforts to cause to be executed and delivered, at the Closing, one or more supplemental indentures, legal opinions, officers certificates or other documents or instruments required for the due assumption of, and succession to, the Company’s and/or its Subsidiaries’ outstanding debt, guarantees, securities and other similar agreements to the extent required by the terms of such debt, guarantees, securities or other agreements and the Company and its Subsidiaries shall provide all assistance reasonably required by Parent in connection with obtaining the execution of such instruments (or any consents, waivers or replacement guarantees or other instruments requested by Parent in relation to such assumption or succession in respect of any of the Company’s and/or its Subsidiaries’ outstanding debt, guarantees, securities and other similar agreements) by the other parties required to execute such instruments.

(b) The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to commence, as promptly as reasonably practicable, at Parent’s expense, after the receipt of a written request from Parent to do so, tender or exchange offers, and any related consent solicitations with respect to, any or all of the outstanding notes, debentures or other debt securities of the Company and/or its Subsidiaries on such terms and conditions as specified and reasonably requested by Parent and in compliance with all applicable terms and conditions of the applicable indenture (the “Debt Offers”); provided that (i) Parent shall have provided the Company with the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”) and (ii) the closing of the Debt Offers shall be conditioned on the Closing. The Company shall, and shall cause its Subsidiaries to, use respective reasonable best efforts to, and to cause their respective representatives to, provide cooperation reasonably requested by Parent in connection with the Debt Offers and any related consent solicitations. Parent shall only request the Company and its Subsidiaries to conduct any Debt Offer in compliance with the applicable rules and regulations of the SEC, including Rule 14e-1 under the Exchange Act and the applicable indenture or other Contract. Parent shall ensure that at the First Effective Time, the Initial Surviving Company and the Final Surviving Entity shall have all funds necessary to pay any consideration required to be paid in connection with the Debt Offers on the Closing Date.

(c) If requested by Parent in writing, the Company and its Subsidiaries shall take any actions requested by Parent that are reasonably necessary for the payoff, satisfaction, discharge and/or defeasance of any existing Indebtedness of the Company or its Subsidiaries, and shall payoff, redeem or satisfy, discharge and/or defease, as applicable, such Indebtedness in accordance with the indenture, credit agreement, or other Contract governing such Indebtedness (the “Debt Payoffs”), including taking any action reasonably necessary to obtain a payoff letter in connection therewith; provided that any such action described above shall not be required unless it can be and is conditioned on the occurrence of the Closing, and, it being understood that at Closing, Parent or its designee (which may be the Company) shall deposit with the appropriate trustee, agent or other recipient, cash or cash equivalents sufficient to actually effect such payoff, redemption, satisfaction, discharge and/or defeasance. The Company shall, and shall cause its applicable Subsidiaries to, use their respective reasonable best efforts to and to cause their respective representatives to, provide cooperation reasonably requested by Parent in connection with any Debt Payoff.

(d) In the event that the Company commences a Debt Offer, the Company covenants and agrees that, promptly following any related consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its Subsidiaries as is necessary shall (and shall use their reasonable best efforts to cause the applicable trustee or agent to) execute a supplemental indenture or amendment to the applicable indenture or other Contract governing such Indebtedness, which shall implement the amendments described in the Offer Documents, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers) and the applicable indenture or other Contract; provided, however, that in no event shall the Company, any of its Subsidiaries or any of their respective officers, directors or other representatives, have any obligation to authorize, adopt or execute any supplemental indenture or other agreement that would become effective prior to the Closing. Subject to the terms and conditions of the Debt Offer, concurrently with the Closing, Parent shall cause the Initial Surviving Company or the Final Surviving Entity, as applicable, to accept for payment and thereafter promptly pay for, any Indebtedness that has been validly tendered pursuant to and in accordance with the Debt Offers and not properly withdrawn using funds provided by Parent.

(e) Parent shall prepare all necessary and appropriate documentation in connection with any Debt Offers or Debt Payoffs, including the Offer Documents, as applicable, and the Company shall have a reasonable opportunity to review and comment upon such documents. The parties hereto shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of any Offer Documents or other appropriate documents. The Company shall, to the extent requested, keep Parent reasonably informed regarding the status, results and timing of the Debt Offers. If, at any time prior to the completion of the Debt Offers, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the applicable Indebtedness of the Company. Notwithstanding anything to the contrary in this Section 6.15(e), the Company shall, and shall cause its Subsidiaries to, comply with the requirements of Rule 14e-1 under the Exchange Act and any other Law to the extent applicable in connection with the Debt Offers or Debt Payoffs and such compliance will not be deemed a breach hereof.

(f) In connection with any Debt Offer and any Debt Payoff, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements with such parties so selected; provided that neither the Company nor any of its Subsidiaries shall be required to indemnify, defend or hold harmless, or pay the fees or reimburse the costs and expenses of, any such party, which indemnification, fee and reimbursement obligations shall be borne by Parent pursuant to separate agreements with such parties to which neither the Company nor any of its Subsidiaries shall be a party or have any obligations under.

(g) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall, and the Company shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their representatives (including their auditors) to, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Company and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt financing for the purposes of financing the payment of the Cash Consideration, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the Mergers and the other transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Mergers (collectively, the “Debt Financing”); provided, however, that no obligation of the Company or any of its Subsidiaries under such Debt Financing shall be effective prior to the Closing. Without limiting the foregoing, the Company will, and will encourage CME to, as reasonably requested by Parent, (i) cooperate with Parent to communicate with CME’s lenders with respect to the impact of the Mergers on, and use its reasonable best efforts in order to assist in ensuring that the Mergers do not result in a default or event of default on the part of CME, the Company or any of their Subsidiaries under the terms of, CME’s indebtedness to the extent guaranteed by the Company and/or any of its Subsidiaries, and (ii) cooperate with Parent in the arrangement of any Debt Financing or other third party or intercompany financing for the purposes of replacing CME’s indebtedness.

(h) Parent shall indemnify and hold harmless the Company and each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorney’s fees) interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 6.15 (other than arising from fraud or intentional misrepresentation on the part of the Company or its Subsidiaries), whether or not the Mergers are consummated or this Agreement is terminated. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries in connection with this Section 6.15, whether or not the Mergers are consummated or this Agreement is terminated.

(i) The Company agrees that, from and after January 1, 2017 and prior to the Effective Time, the Company and each of its Subsidiaries shall not file any registration statement (other than on Form S-8 and other than prospectus supplements to existing registration statements) or consummate any unregistered offering of securities that by the terms of such offering requires subsequent registration under the Securities Act; provided that, a reasonable amount of time prior to the offering of any securities (other than on Form S-8) expected to be issued in a registered transaction or which require registration, the Company will consult with Parent and consider in good faith the suggestions of Parent that are designed to permit such offering to be completed without registration under the Securities Act.

(j) Parent and Merger Subs acknowledge and agree that the provisions of this Section 6.15 shall not create any independent conditions to Closing.

6.16 Approval by Sole Stockholder of Corporate Sub and sole Member of Merger LLC. Immediately following the execution and delivery of this Agreement by the parties hereto, Parent, as sole stockholder of Corporate Sub, shall adopt this Agreement and approve the Merger, in accordance with Delaware Law, by written consent. Immediately following the formation of Merger LLC in accordance with Section 6.19, Parent, as sole member of Merger LLC, shall approve and adopt this Agreement and approve the Subsequent Merger, in accordance with Delaware Law, by written consent.

6.17 Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on Shares in respect of any calendar quarter so that holders of Shares do not receive dividends on both Shares and Parent Common Stock received in the Initial Merger in respect of the same calendar quarter or fail to receive a dividend on either Shares or Parent Common Stock received in the Initial Merger in respect of the same calendar quarter.

6.18 Voting of Shares. Parent shall vote, or cause to be voted, any Shares owned by it or any of its Subsidiaries (other than, for the avoidance of doubt, any such shares held by any employee benefit plan of Parent or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any employee benefit plan) in favor of adoption of this Agreement at the Company Stockholders Meeting.

6.19 Formation of Merger LLC; Accession. As promptly as reasonably practicable after the date hereof, and in any event within five business days after the date hereof, Parent shall form and organize Merger LLC as a Delaware limited liability company, and from and after its formation and at the Effective Time, Parent will be the sole member of Merger LLC. Promptly after forming Merger LLC, (x) Parent, as the sole member of Merger LLC, shall approve this Agreement and (y) Parent shall cause Merger LLC to accede to this Agreement by executing a signature page to this Agreement or a separate joinder instrument acceptable to all parties, after which time Merger LLC shall be a party hereto for all purposes set forth herein. Notwithstanding any provision herein to the contrary, the obligations of Merger LLC to perform its respective covenants hereunder, and the first date on which the accuracy of Merger LLC’s representations hereunder and warranties shall speak, shall commence only at the time of its formation. From and after the date of its formation and prior to the Effective Time, Merger LLC shall not engage in any activities other than in connection with or as contemplated by this Agreement or have any assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Mergers and the other transactions contemplated by this Agreement.

6.20 Alternative Structure.

(a) The Company shall use reasonable best efforts to cause any agreement, instrument or indenture with respect to indebtedness for borrowed money to which the Company or any of its Subsidiaries is a party to be amended prior to the date that is not later than the fifth business day prior to the date the Form S-4 Registration Statement is declared effective, if Parent reasonably determines that such amendment is necessary so that the Subsequent Merger will not have any of the effects described in Section 5.1(d)(ii) (mutatis mutandi) (without giving effect to (i) the Company Material Adverse Effect exception at the end of Section 5.1(d)(ii) and (ii) any cure period or notice requirement) with respect to such agreement, instrument or indenture (an “Indenture Impact”); provided that without Parent’s prior written consent the Company shall not make any non-de minimis consent payments to any third party in connection with the foregoing or agree to amend any of the terms of such agreement, instrument or indenture except to amend the provision giving rise to the Indenture Impact.

(b) In the event that either (i) the Mergers would reasonably be likely to fail to qualify for the Intended Tax Treatment or (ii) the Subsequent Merger would have an Indenture Impact, the parties agree (x) to cooperate in good faith to explore alternative structures that would permit the transactions contemplated hereby to qualify as a reorganization within the meaning of Section 368(a) of the Code and (y) if each party to this Agreement in the exercise of its reasonable business discretion agrees to pursue such an alternative structure, the parties shall enter into an appropriate amendment to this Agreement to reflect such alternative structure and provide for such other changes necessitated thereby; provided, however, that failure of the parties to agree to an alternative structure shall not cause any condition to Closing set forth herein not to be satisfied or otherwise cause any breach of this Agreement; and provided, further, that any actions taken pursuant to this Section 6.20(b) (A) shall not (I) without the consent of the Company and Parent, alter or change the amount, nature or mix of the Merger Consideration or (II) impose any economic or other costs on Parent or the Company that are more than immaterial and (B) shall be capable of consummation without delay in relation to the structure contemplated herein. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent be required to cause the Subsequent Merger to occur or to effect any alternative structure if the foregoing would result in an Indenture Impact.

(c) In the event the Mergers would reasonably be likely to fail to qualify for the Intended Tax Treatment, the parties may agree (in each party’s reasonable business discretion) not to consummate the Subsequent Merger. For the avoidance of doubt, neither the identification nor the implementation of an alternative structure under Section 6.20(b) above shall be a condition to Closing.

ARTICLE VII

CONDITIONS

7.1 Conditions to Each Party’s Obligation to Effect the Initial Merger. The respective obligation of each party to effect the Mergers is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Stockholder Consent. This Agreement shall have been duly adopted by holders of Shares constituting the Company Requisite Vote.

(b) NYSE Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to the Initial Merger shall have been authorized for listing on the NYSE upon official notice of issuance.

(c) Governmental Consents. (i) The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been earlier terminated, (ii) if required in connection with the consummation of the Mergers and the issuance of shares of Parent Common Stock pursuant to the Initial Merger, all Governmental Consents of the FCC to transfer control of, or assign, licenses and authorizations pursuant to the Communications Act shall have been obtained and (iii) the Governmental Consents applicable to the consummation of the Mergers set forth on Section 7.1(c)(iii) of the Company Disclosure Letter shall have been obtained (or the applicable waiting period shall have expired or been earlier terminated) (clauses (i)-(iii) collectively, the “Required Governmental Consents”). For purposes of this Agreement, the term “Governmental Consents” shall mean all consents, approvals, permits, expirations of waiting periods and authorizations required to be obtained prior to the First Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Mergers and the issuance of shares of Parent Common Stock pursuant to the Initial Merger.

(d) Law; Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Mergers.

(e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

7.2 Conditions to Obligations of Parent and Merger Subs. The obligations of Parent and Merger Subs to effect the Mergers are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first six sentences of Section 5.1(b)(i), the first sentence of Section 5.1(b)(ii) and the fourth sentence of Section 5.1(b)(ii) (Capital Structure) (in the case of the fourth sentence, only as it relates to the Company) shall be true and correct, subject only to de minimis inaccuracies (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) the representations and warranties of the Company set forth in (x) the first sentence of Section 5.1(f) (Absence of Certain Changes) shall be true and correct in all respects and (y) Section 5.1(c) (Corporate Authority and Approval; Financial Advisor Opinions) and Section 5.1(l) (Takeover Statutes) shall be true and correct in all material respects (in the case of this clause (y), without regard to any materiality qualifiers specified therein), in each case, (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) the other representations and warranties of the Company set forth in Section 5.1 shall be true and correct (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 7.2(a)(iii) without any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect; and (iv) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to the effect that the condition set forth in this Section 7.2(a) has been satisfied.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Government Approvals. None of the Required Governmental Consents or any other Governmental Consents required under applicable Law in connection with the consummation of the Mergers shall have imposed any Regulatory Actions that, individually or in the aggregate, would be reasonably likely to have a Regulatory Material Adverse Effect.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Initial Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 5.2(b)(i) (Capital Structure) shall be true and correct in all material respects (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of Parent set forth in (x) the first sentence of Section 5.2(f) (Absence of Certain Changes) shall be true and correct in all respects and (y) Section 5.2(c) (Corporate Authority; Approval) shall be true and correct in all material respects (in the case of this clause (y), without regard to any materiality qualifiers specified therein), in each case, (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iii) the other representations and warranties of Parent and Merger Subs set forth in Section 5.2 shall be true and correct in all respects (A) on the date of this Agreement and (B) at the Closing (in each case except to the extent that any such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Subs are not so true and correct unless the failure of such representations and warranties of Parent and Merger Subs to be so true and correct (read for purposes of this Section 7.3(a)(iii) without any materiality, Parent Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be likely to have a Parent Material Adverse Effect; and (iv) the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Subs by executive officers of Parent and Merger Subs to the effect that the condition set forth in this Section 7.3(a) has been satisfied.

(b) Performance of Obligations of Parent and Merger Subs. Each of Parent and Merger Subs shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Company shall have received a certificate signed on behalf of Parent and Merger Subs by executive officers of Parent and Merger Subs to such effect.

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent, by action of their respective Boards of Directors.

8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time by action of the Board of Directors of either Parent or the Company if (a) the Initial Merger shall not have been consummated by October 22, 2017 (as it may be extended below, the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a); provided that if on such date any of the Required Governmental Consents shall not have been obtained, the Termination Date may be extended one or more times by the Company or Parent from time to time by written notice to the other party up to a date (or dates) on or before April 22, 2018, (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have occurred at a meeting duly convened therefor or at any adjournment or postponement thereof at which a vote upon the adoption of this Agreement was taken, or (c) any Law or Order permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers shall become final and non-appealable, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Initial Merger to be consummated.

8.3 Termination by the Company. This Agreement may be terminated and the Mergers may be abandoned (a) at any time prior to the First Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the Company if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Subs in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.3(a) or 7.3(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured by the 30th day following notice to Parent from the Company of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.3(a) if the Company is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement or (b) at any time prior to the Company Requisite Vote being obtained, (i) if the Board of Directors of the Company authorizes the Company, to the extent permitted by and subject to complying with the terms of Section 6.2, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of this Agreement, (ii) concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 6.2, enters into an Alternative Acquisition Agreement providing for a Superior Proposal that did not result from a material breach of this Agreement and (iii) prior to or concurrently with such termination, the Company pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5(b).

8.4 Termination by Parent. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time by action of the Board of Directors of Parent if (a) the Board of Directors of the Company shall have made a Change in Recommendation or (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 7.2(a) or 7.2(b) would not be satisfied and such breach or failure to be true is not curable or, if curable, is not cured by the 30th day following notice to the Company from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.4(b) if Parent is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

8.5 Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article VIII, this Agreement (other than as set forth in this Section 8.5 and in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its respective Representatives); provided that no such termination shall relieve any party hereto (1) from any liability for damages to any other party resulting from fraud or any prior breach by such party in any material respect of its covenants or agreements set forth in this Agreement that shall have proximately contributed to the failure of the Mergers to be consummated, and the aggrieved party shall be entitled to all rights and remedies available at law or in equity or (2) from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 8.5(b) or the Parent Reimbursement Amount pursuant to Section 8.5(c).

(b) If this Agreement is terminated (i) by Parent pursuant to Section 8.4(a) (Change in Recommendation) or (ii) by the Company pursuant to either (x) Section 8.2(b) (Stockholder Vote) at a time when Parent had the right to terminate pursuant to Section 8.4(a) (Change in Recommendation) or (y) Section 8.3(b) (Termination for Superior Proposal), then the Company shall, within two business days after such termination in the case of clause (i) or concurrently with such termination in the case of clause (ii), pay Parent a fee equal to $1,725,000,000 (the “Company Termination Fee”). In addition, if (i) this Agreement is terminated (A) by Parent or the Company pursuant to Section 8.2(a) (Termination Date) or 8.2(b) (Stockholder Vote) or (B) by Parent pursuant to Section 8.4(b) (Company Breach), (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Acquisition Proposal shall have been publicly made to the Company or any of its Subsidiaries or shall have been made directly to the Company’s stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to the Company (a “Company Acquisition Proposal”) or, in the case of termination by Parent pursuant to Section 8.4(b) (Company Breach), a Company Acquisition Proposal shall have been made publicly or privately to the Company, (iii) in the case of a termination pursuant to Section 8.2(a) (Termination Date), the conditions set forth in Sections 7.1(c) (Governmental Consents), 7.1(d) (Law; Order) and 7.2(c) (Government Approvals) shall have been satisfied, and (iv) within 12 months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this sentence of Section 8.5(b), the Company consummates a Company Acquisition Proposal or enters into an agreement contemplating a Company Acquisition Proposal, then the Company shall pay the Company Termination Fee concurrently with the earlier of such entry or consummation; provided that solely for purposes of the second sentence of this Section 8.5(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.2(d), except that the references to “15% or more” shall be deemed to be references to “50% or more”. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) If this Agreement is terminated by the Company or Parent (i) pursuant to Section 8.2(c) (Law; Final and Non-Appealable Order) as the result of any applicable Antitrust Law, Communications Law, Utilities Law or Foreign Regulatory Law or an Order imposed by a Governmental Entity with jurisdiction over enforcement of any applicable Antitrust Laws, Communications Laws, Utilities Laws or Foreign Regulatory Laws (each, a “Governmental Regulatory Entity”) with respect to an Antitrust Law, Communications Law, Utilities Law or Foreign Regulatory Law or (ii) pursuant to Section 8.2(a) (Termination Date) and, at the time of such termination, one or more of the conditions set forth in Section 7.1(c) or Section 7.1(d) (as the result of any applicable Antitrust Law, Communications Law, Utilities Law or Foreign Regulatory Law or an Order imposed by a Governmental Regulatory Entity with respect to an Antitrust Law, Communications Law, Utilities Law or Foreign Regulatory Law) or Section 7.2(c) was not satisfied and, in the case of each of (i) or (ii), at the time of such termination (A) all of the other conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, provided that such conditions were then capable of being satisfied if the Closing had taken place) and (B) the Company is not in breach in any material respect of its obligations under this Agreement in any manner that shall have proximately contributed to the imposition of the Order referred to in clause (i) or the failure of the conditions referred to in clause (ii) above, as applicable, then Parent shall, within two business days after such termination, pay the Company in respect of its time and expenses an amount equal to $500,000,000 (the “Parent Reimbursement Amount”). In no event shall Parent be required to pay the Parent Reimbursement Amount on more than one occasion.

(d) Each party acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; accordingly, (i) if the Company fails to pay promptly the amount due pursuant to Section 8.5(b) or (ii) if Parent fails to pay promptly the amount due pursuant to Section 8.5(c) (any such amount due, a “Payment”), and, in order to obtain such Payment, the party entitled to receive such Payment (the “Recipient”) commences a suit which results in a judgment against the party obligated to make such Payment (the “Payor”) for the applicable Payment, or any portion thereof, the Payor shall pay to the Recipient its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Payment at the prime rate of Citibank N.A. in effect on the date such Payment was required to be paid from such date through the date of full payment thereof.

(e) In the event that a Payment is paid pursuant to Section 8.5(b) or Section 8.5(c), the Recipient shall have the right, exercisable by written notice to the Payor within five business days after receipt of such Payment, to refund such Payment to the Payor, and in the event that the Payor actually receives a full refund of the entire Payment within five business days after the delivery of such notice (the “Refund”), the Company, Parent and Merger Subs shall be entitled to all remedies available as contemplated by clause (1) of the proviso of Section 8.5(a). If, after receiving the Payment, the Recipient fails to exercise its right to refund the Payment in accordance with the time periods provided for in this Section 8.5(e), the Recipient shall be deemed to have irrevocably waived such rights and Payor (and, if Parent is the Payor, Merger Subs) and its Representatives shall have no further liability to the Recipient under this Agreement except as set forth in Section 9.1, and except for fraud.

(f) If a Payment is required to be paid pursuant to this Section 8.5 and the Recipient complies with the Refund provisions of Section 8.5(e) or the Payment is not made, in each case such that the last sentence of Section 8.5(e) is not applicable, then the Recipient shall be entitled to all remedies available under Section 8.5(a) of this Agreement. If a Payment is required to be and is paid pursuant to this Section 8.5 and the Recipient does not comply with the Refund provisions of Section 8.5(e) such that the last sentence of Section 8.5(e) is applicable, then such Payment (together with any additional amounts pursuant to Section 8.5(d)) shall, except for fraud, be the sole and exclusive remedies of the Recipient and its respective Subsidiaries and any of the Recipient’s or its Subsidiaries’ respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents and other Representatives against the Payor or any of its Subsidiaries and any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Mergers or the other transactions contemplated by this Agreement to be consummated.

(g) Notwithstanding anything to the contrary in this Agreement, none of the Financing Sources shall have any liability to the Company or any Person that is an Affiliate of the Company relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any Person that is an Affiliate of the Company shall have any rights or claims against any Financing Sources hereunder or thereunder. As used in this Agreement, the term “Financing Sources” means any agent, arranger, lender or other entity that has committed to provide or arrange, or has entered into definitive agreements related to, the Debt Financing, or any of such Person’s Affiliates or its or their respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents, representatives, successors or assigns.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Survival. This Article IX and the agreements of the Company, Parent and Merger Subs contained in Article IV and Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Mergers. This Article IX (other than Section 9.2 (Modification or Amendment), Section 9.3 (Waiver) and Section 9.12 (Assignment)) and the agreements of the Company, Parent and Merger Subs contained in Section 6.6(b) (Access, Consultation), Section 6.10 (Expenses), Section 6.15(h) (Financing Indemnification), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement and the Clean Team Agreement (each as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the consummation of the Mergers or the termination of this Agreement. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the First Effective Time.

9.2 Modification or Amendment. Subject to the provisions of applicable Law (including Section 251(d) of the DGCL), at any time prior to the Effective Time, this Agreement (including any Schedule hereto) may be amended, modified or supplemented in writing by the parties hereto, by action of the boards of directors of the respective parties. Notwithstanding the foregoing, no amendments or modifications to the provisions which the Financing Sources are expressly made third-party beneficiaries pursuant to Section 9.8 shall be permitted in a manner adverse to any Financing Source without the prior written consent of such Financing Source.

9.3 Waiver. (a) Any provision of this Agreement may be waived prior to the First Effective Time if, and only if, such waiver is in writing and signed by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.4 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

9.5 Governing Law and Venue; Waiver of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. Each of the parties hereby irrevocably submits exclusively to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and each of the parties hereto irrevocably agrees that all claims relating to such action, suit or proceeding shall be heard and determined in such a state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE COMPANY (ON BEHALF ITSELF AND ITS SUBSIDIARIES) AND EACH OF THE OTHER PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO ANY DEBT FINANCING OBTAINED BY PARENT OR ANY OF ITS SUBSIDIARIES IN CONNECTION WITH THE MERGERS OR THE PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by facsimile (with confirmation of transmission) or e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one business day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent or Merger Subs

AT&T Inc.
One AT&T Plaza
208 South Akand Street, Suite 3202
Dallas, Texas 75202
Attention:	David R. McAtee II
Fax:	[Redacted]
Email:	[Redacted]

with copies to (which shall not constitute notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Joseph B. Frumkin
Fax:	(212) 558-3588
Email:	frumkinj@sullcrom.com

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, California 90067
Attention:	Eric M. Krautheimer
Fax:	(212) 558-3588
Email:	krautheimere@sullcrom.com

if to the Company

Time Warner Inc.
One Time Warner Center
New York, New York 10019
Attention:	General Counsel
Fax:	[Redacted]
Email:	[Redacted]

with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Faiza J. Saeed, Esq.
Eric L. Schiele, Esq.
Fax:	(212) 474-3700
Email:	fsaeed@cravath.com
eschiele@cravath.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7 Entire Agreement. This Agreement (including any exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement, dated August 29, 2016, between the Company and Parent (the “Confidentiality Agreement”) and the Clean Team Confidentiality Agreement, dated October 17, 2016, between the Company and Parent (the “Clean Team Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8 No Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, other than (a) as provided in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), (b) the right of the Company’s stockholders to receive the Merger Consideration after the Closing, (c) the right of the holders of awards under the Company Stock Plans to receive such consideration as provided for in Section 4.5 after the Closing and (d) Sections 8.5(g), 9.2 and 9.5 which, to the extent applicable to the Financing Sources, are intended to benefit, and be enforceable by, the Financing Sources.

9.9 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Initial Surviving Company or the Final Surviving Company to cause such Subsidiary to take such action.

9.10 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (a) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.11 Interpretation. (a) The table of contents and the Article, Section and paragraph headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.12 Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided that Parent may designate, prior to the First Effective Time, by written notice to the Company, another Subsidiary all of the common equity of and voting interest in which are owned directly or indirectly by Parent to be a party to the Initial Merger in lieu of Corporate Sub, in which event all references herein to Corporate Sub shall be deemed references to such other Subsidiary (except with respect to representations and warranties made herein with respect to Corporate Sub as of the date of this Agreement) and all representations and warranties made herein with respect to Corporate Sub (other than the representations and warranties set forth in Section 5.2(b)(ii)) as of the date of this Agreement shall also be made with respect to such other Subsidiary as of the date of such designation; provided that such assignment shall not relieve Parent of its obligations hereunder or otherwise enlarge, alter or change any obligation of any other party hereto or due to Parent or such other Subsidiary; provided further that (unless each party agrees in its reasonable business discretion that the Mergers would reasonably be expected to fail to qualify for the Intended Tax Treatment without regard to such assignment) such assignment shall not prevent or impede the Initial Merger, together with the Subsequent Merger, from qualifying for the Intended Tax Treatment. Any assignment in contravention of the preceding sentence shall be null and void.

9.13 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in accordance with Section 9.5 of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

TIME WARNER INC.

By:	/s/ Jeffrey L. Bewkes
	Name:	Jeffrey L. Bewkes
	Title:	Chief Executive Officer

AT&T INC.

By:	/s/ Randall Stephenson
	Name:	Randall Stephenson
	Title:	Chairman and Chief Executive Officer

WEST MERGER SUB, INC.

By:	/s/ Daniel J. Fete
	Name:	Daniel J. Fete
	Title:	President

Acceded to as of October 28, 2016:

WEST MERGER SUB II, LLC

By:	/s/ Daniel J. Fete
	Name:	Daniel J. Fete
	Title:	Manager

[Signature Page to Agreement and Plan of Merger]

ANNEX B

Opinion of Allen & Company LLC

October 22, 2016

The Board of Directors

Time Warner Inc.

One Time Warner Center

New York, New York 10019

The Board of Directors:

We understand that Time Warner Inc., a Delaware corporation (“Time Warner”), AT&T Inc., a Delaware corporation (“AT&T”), and West Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of AT&T (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which (i) Merger Sub will be merged with and into Time Warner (the “First Merger”) and (ii) each outstanding share of the common stock, par value $0.01 per share, of Time Warner (“Time Warner Common Stock”) will be converted into the right to receive (a) $53.75 per share in cash (the “Cash Consideration”) and (b) a number of shares of the common stock, par value $1.00 per share, of AT&T (“AT&T Common Stock”) based on an exchange ratio (the “Exchange Ratio”) calculated by dividing $53.75 by the average of the volume weighted averages of the trading prices of AT&T Common Stock during a specified reference period (the “Average AT&T Stock Price” and, such number of shares issuable in the First Merger, together with the Cash Consideration, the “Merger Consideration”), provided that the Exchange Ratio will be 1.300 or 1.437 in the event the Average AT&T Stock Price is greater than $41.349 or less than $37.411, respectively. We also understand that, immediately following the First Merger and as part of a single integrated transaction, AT&T will cause Time Warner, as the surviving corporation in the First Merger, to be merged with and into a wholly owned subsidiary of AT&T, with such subsidiary as the surviving corporation in such merger (together with First Merger, the “Mergers”). The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

As you know, Allen & Company LLC (“Allen & Company”) has acted as financial advisor to Time Warner in connection with the proposed Mergers and has been asked to render an opinion to the Board of Directors of Time Warner (the “Board”) as to the fairness, from a financial point of view, to the holders of Time Warner Common Stock of the Merger Consideration provided for in the First Merger. For such services, Time Warner has agreed to pay to Allen & Company cash fees, of which a portion is payable upon delivery of this opinion (the “Opinion Fee”) and the principal portion is contingent upon consummation of the First Merger. No portion of the Opinion Fee is contingent upon either the conclusion expressed in this opinion or successful consummation of the Mergers. Time Warner also has agreed to reimburse Allen & Company’s reasonable expenses and to indemnify Allen & Company against certain liabilities arising out of our engagement.

Allen & Company, as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. As the Board is aware, Allen & Company in the past has provided and in the future may provide investment banking services to Time Warner and/or certain of its affiliates unrelated to the Mergers, for which services Allen & Company has received and/or may receive compensation, including during the two-year period prior to the date hereof, having acted as financial advisor to Time Warner in connection with certain merger and acquisition transactions and other corporate matters. Although Allen & Company has not during the two-year period prior to the date hereof provided investment banking services to AT&T, Allen & Company may provide such services in the future for which services Allen & Company would expect to receive compensation. In the ordinary course, Allen &

The Board of Directors

Time Warner Inc.

October 22, 2016

Company as a broker-dealer and market maker and certain of Allen & Company’s affiliates may have long or short positions, either on a discretionary or non-discretionary basis, for their own account or for those of Allen & Company’s clients, in the debt and equity securities (or related derivative securities) of Time Warner, AT&T and/or their respective affiliates. The issuance of this opinion has been approved by Allen & Company’s fairness opinion committee.

Our opinion as expressed herein reflects and gives effect to our general familiarity with Time Warner and AT&T as well as information that we received during the course of this assignment, including information provided by the managements of Time Warner and AT&T in the course of discussions relating to the Mergers as more fully described below. In arriving at our opinion, we neither conducted a physical inspection of the properties or facilities of Time Warner, AT&T or any other entity nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Time Warner, AT&T or any other entity, or conducted any analysis concerning the solvency of Time Warner, AT&T or any other entity.

In arriving at our opinion, we have, among other things:

(i)	reviewed the financial terms and conditions of the First Merger as reflected in a draft, dated October 22, 2016, of the Merger Agreement;

(ii)	reviewed certain publicly available historical business and financial information relating to Time Warner and AT&T, including public filings of Time Warner and AT&T and historical market prices for Time Warner Common Stock and AT&T Common Stock;

(iii)	reviewed certain financial forecasts, estimates and other financial and operating data of Time Warner provided to or discussed with us by the management of Time Warner, including certain internal financial forecasts, estimates and other financial and operating data of Time Warner prepared by the management of Time Warner for calendar years 2016 through 2019 as reflected in such management’s long-range plan for Time Warner (as updated, in the case of calendar year 2016, for Time Warner’s recent financial results) and as extrapolated by such management for calendar years 2020 through 2025 (collectively, the “Time Warner Forecasts”);

(iv)	reviewed certain financial forecasts, estimates and other financial and operating data of AT&T provided to or discussed with us by the management of AT&T as reviewed and approved by the management of Time Warner, including certain internal financial forecasts, estimates and other financial and operating data of AT&T prepared by the management of AT&T for calendar years 2016 through 2021 (collectively, the “AT&T Forecasts”);

(v)	held discussions with the managements of Time Warner and AT&T relating to the past and current operations and financial condition and prospects of Time Warner and AT&T;

(vi)	reviewed the strategic rationale for, and certain potential pro forma financial effects of, the Mergers, including certain information relating to potential strategic implications and other benefits anticipated by the managements of Time Warner and AT&T to result from the Mergers;

(vii)	reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that we deemed generally relevant in evaluating Time Warner and AT&T;

(viii)	reviewed certain publicly available financial information relating to selected transactions that we deemed generally relevant in evaluating the First Merger; and

(ix)	conducted such other financial analyses and investigations as we deemed necessary or appropriate for purposes of the opinion expressed herein.

The Board of Directors

Time Warner Inc.

October 22, 2016

In rendering our opinion, we have relied upon and assumed, with your consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to us from public sources, provided to or discussed with us by Time Warner, AT&T or their respective representatives or otherwise reviewed by us. With respect to the Time Warner Forecasts, the AT&T Forecasts and the information relating to potential strategic implications and other benefits anticipated by the managements of Time Warner and AT&T to result from the Mergers that we have been directed to utilize for purposes of our analyses, we have been advised and we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Time Warner and AT&T, as the case may be, as to the future financial and operating performance of Time Warner and AT&T, such potential strategic implications and other benefits (including the amount, timing and achievability thereof), the potential pro forma financial effects of the Mergers and the other matters covered thereby. We further have assumed, with your consent, that the financial results reflected in the Time Warner Forecasts, the AT&T Forecasts and the other information and data utilized in our analyses will be realized in the amounts and at the times projected. We assume no responsibility for and express no view or opinion as to any financial forecasts, estimates or other information or data, including the Time Warner Forecasts, the AT&T Forecasts and estimates as to potential strategic implications and other benefits or the assumptions on which they are based. We have relied, at your direction, upon the assessments of the managements of Time Warner and AT&T as to, among other things, (i) matters relating to the separation of Time Warner Cable Inc., AOL Inc. and Time Inc. from Time Warner consummated in March 2009, December 2009 and June 2014, respectively, and any related tax indemnities and other arrangements, (ii) the potential impact on Time Warner and AT&T of certain market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the industries in which Time Warner and AT&T operate, (iii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, content providers, distributors, customers and other commercial relationships of Time Warner and AT&T and (iv) the ability to integrate the businesses of Time Warner and AT&T. We have assumed, with your consent, that there will be no developments with respect to any such matters or alternative transaction structures that would have an adverse effect on Time Warner, AT&T or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof. As you are aware, the credit, financial and stock markets, and the industries in which Time Warner and AT&T operate, have experienced volatility and we express no opinion or view as to any potential effects of such volatility on Time Warner, AT&T or the Mergers (including the contemplated benefits thereof).

It is understood that this opinion is intended for the benefit and use of the Board (in its capacity as such) in connection with its evaluation of the First Merger. This opinion does not constitute a recommendation as to the course of action that the Board or Time Warner should pursue in connection with the Mergers, or otherwise address the merits of the underlying decision by Time Warner to engage in the Mergers, including in comparison to other strategies or transactions that might be available to Time Warner or in which Time Warner might engage or consider. In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on Time Warner’s behalf with respect to the acquisition of all or a part of Time Warner. This opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Mergers or otherwise. We do not express any opinion

The Board of Directors

Time Warner Inc.

October 22, 2016

as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or consideration payable to any officers, directors or employees of any party to the Mergers, or any class of such persons or any other party, relative to the Merger Consideration or otherwise. We are not expressing any opinion as to the actual value of AT&T Common Stock when issued in the First Merger or the prices at which AT&T Common Stock, Time Warner Common Stock or any other securities may trade or otherwise be transferable at any time.

In addition, we do not express any opinion as to any tax or other consequences that might result from the Mergers, nor does our opinion address any legal, regulatory, tax or accounting matters, as to which we understand that Time Warner obtained such advice as it deemed necessary from qualified professionals. We have assumed, with your consent, that the Mergers will be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the Mergers, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, will be imposed or occur that would have an adverse effect on Time Warner, AT&T or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We further have assumed, with your consent, that the final executed Merger Agreement will not differ from the draft reviewed by us in any respect meaningful to our analyses or opinion.

Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, to holders of Time Warner Common Stock of the Merger Consideration (to the extent expressly specified herein). Our opinion does not address any other terms, aspects or implications of the Mergers, including, without limitation, the form or structure of the Merger Consideration, the form or structure of the Mergers (including any alternative transaction structures) or any terms, aspects or implications of any agreement, arrangement or understanding entered into in connection with or contemplated by the Mergers or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to holders of Time Warner Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

ALLEN & COMPANY LLC

ANNEX C

Opinion of Citigroup Global Markets Inc.

October 22, 2016

The Board of Directors

Time Warner Inc.

One Time Warner Center

New York, New York 10019

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Time Warner Inc. (“Time Warner”) of the Merger Consideration (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among Time Warner, AT&T Inc. (“AT&T”) and West Merger Sub, Inc. (“Merger Sub”). We understand that, pursuant to the Merger Agreement, (i) Merger Sub will be merged with and into Time Warner (the “First Merger”) and (ii) each outstanding share of the common stock, par value $0.01 per share, of Time Warner (“Time Warner Common Stock”) will be converted into the right to receive (a) $53.75 per share in cash and (b) a number of shares of the common stock, par value $1.00 per share, of AT&T (“AT&T Common Stock”) based on an exchange ratio (the “Exchange Ratio”) calculated by dividing $53.75 by the average of the volume weighted averages of the trading prices of AT&T Common Stock during a specified reference period (the “Average AT&T Stock Price” and, such number of shares issuable in the First Merger, together with the Cash Consideration, the “Merger Consideration”), provided that the Exchange Ratio will be 1.300 or 1.437 in the event the Average AT&T Stock Price is greater than $41.349 or less than $37.411, respectively. We also understand that, immediately following the First Merger and as part of a single integrated transaction, AT&T will cause Time Warner, as the surviving corporation in the First Merger, to be merged with and into a wholly owned subsidiary of AT&T, with such subsidiary as the surviving corporation in such merger (together with First Merger, the “Mergers”). The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

In arriving at our opinion, we reviewed a draft, dated October 22, 2016, of the Merger Agreement and held discussions with certain senior officers, directors and other representatives of Time Warner and certain senior officers and other representatives of AT&T concerning the businesses, operations and prospects of Time Warner and AT&T. We reviewed certain publicly available and other business and financial information relating to Time Warner provided to or discussed with us by the management of Time Warner, including certain internal financial forecasts, estimates and other financial and operating data of Time Warner prepared by the management of Time Warner for calendar years 2016 through 2019 as reflected in such management’s long-range plan for Time Warner (as updated, in the case of calendar year 2016, for Time Warner’s recent financial results) and as extrapolated by such management for calendar years 2020 through 2025 (collectively, the “Time Warner Forecasts”). We reviewed certain publicly available and other business and financial information relating to AT&T provided to or discussed with us by the management of AT&T as reviewed and approved by the management of Time Warner, including certain internal financial forecasts, estimates and other financial and operating data of AT&T prepared by the management of AT&T for calendar years 2016 through 2021 (collectively, the “AT&T Forecasts”). We reviewed the financial terms of the First Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of Time Warner Common Stock and AT&T Common Stock; the financial condition and historical and projected earnings and other operating data of Time Warner and AT&T; and the capitalization of Time Warner and AT&T. We analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Time Warner and AT&T and we considered, to the extent publicly available, the financial terms of certain other transactions which we considered

The Board of Directors

Time Warner Inc.

October 22, 2016

relevant in evaluating the First Merger. We also evaluated certain potential pro forma financial effects of the Mergers on AT&T utilizing the Time Warner Forecasts, the AT&T Forecasts and certain information and data relating to potential strategic implications and other benefits anticipated by the managements of Time Warner and AT&T to result from the Mergers. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements and other representatives of Time Warner and AT&T that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the Time Warner Forecasts, the AT&T Forecasts and the information and data relating to potential strategic implications and other benefits anticipated by the managements of Time Warner and AT&T to result from the Mergers that we have been directed to utilize for purposes of our analyses, we have been advised and we have assumed, with your consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Time Warner and AT&T, as the case may be, as to the future financial performance of Time Warner and AT&T, such potential strategic implications and other benefits (including the amount, timing and achievability thereof), the potential pro forma financial effects of the Mergers and the other matters covered thereby. We further have assumed, with your consent, that the financial results reflected in the Time Warner Forecasts, the AT&T Forecasts and the other information and data utilized in our analyses will be realized in the amounts and at the times projected. We have relied, at your direction, upon the assessments of the managements of Time Warner and AT&T as to, among other things, (i) matters relating to the separation of Time Warner Cable Inc., AOL Inc. and Time Inc. from Time Warner consummated in March 2009, December 2009 and June 2014, respectively, and any related tax indemnities and other arrangements, (ii) the potential impact on Time Warner and AT&T of certain market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the industries in which Time Warner and AT&T operate, (iii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, content providers, distributors, customers and other commercial relationships of Time Warner and AT&T and (iv) the ability to integrate the businesses of Time Warner and AT&T. We have assumed, with your consent, that there will be no developments with respect to any such matters or alternative transaction structures that would have an adverse effect on Time Warner, AT&T or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Time Warner, AT&T or any other entity and we have not made any physical inspection of the properties or assets of Time Warner, AT&T or any other entity. We have assumed, with your consent, that the Mergers will be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers, decrees and agreements for the Mergers, no delay, limitation, restriction or condition, including any divestiture or other requirements or remedies, amendments or modifications, will be imposed or occur that would have an adverse effect on Time Warner, AT&T or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. Representatives of Time Warner have advised us, and we also have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in

The Board of Directors

Time Warner Inc.

October 22, 2016

the draft reviewed by us. We further have assumed, with your consent, that the Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We are not expressing any view or opinion as to the actual value of AT&T Common Stock when issued in the First Merger or the prices at which AT&T Common Stock, Time Warner Common Stock or any other securities may trade or otherwise be transferable at any time. We also are not expressing any opinion with respect to accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of Time Warner and AT&T as to such matters.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Merger Consideration (to the extent expressly specified herein). Our opinion does not address any other terms, aspects or implications of the Mergers, including, without limitation, the form or structure of the Merger Consideration, the form or structure of the Mergers (including any alternative transaction structures) or any terms, aspects or implications of any agreement, arrangement or understanding to be entered into in connection with or contemplated by the Mergers or otherwise. In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on Time Warner’s behalf with respect to the acquisition of all or a part of Time Warner. We express no view as to, and our opinion does not address, the underlying business decision of Time Warner to effect or enter into the Mergers, the relative merits of the Mergers as compared to any alternative business strategies that might exist for Time Warner or the effect of any other transaction in which Time Warner might engage or consider. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation or other payments to any officers, directors or employees of any parties to the Mergers, or any class of such persons, relative to the Merger Consideration or otherwise. Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof. Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion. As you are aware, the credit, financial and stock markets, and the industries in which Time Warner and AT&T operate, have experienced volatility and we express no opinion or view as to any potential effects of such volatility on Time Warner, AT&T or the Mergers (including the contemplated benefits thereof).

Citigroup Global Markets Inc. has acted as financial advisor to Time Warner in connection with the proposed Mergers and will receive a fee for such services, the principal portion of which is contingent upon consummation of the First Merger. We also will receive a fee in connection with the delivery of this opinion. In addition, Time Warner has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Time Warner and/or certain of its affiliates unrelated to the proposed Mergers, for which services we and such affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) financial advisor to Time Warner in connection with certain corporate matters, (ii) joint bookrunning manager and underwriter for certain note and debenture offerings of Time Warner and (iii) administrative agent, joint lead arranger and joint bookrunner for, and a lender under, certain credit facilities of Time Warner and certain of its affiliates. As you also are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to AT&T and/or certain of its affiliates, for which services we and such affiliates have received and expect to receive compensation, including, during the past two years, having acted or acting as (i) financial advisor to AT&T in connection with certain disposition transactions, (ii) joint bookrunning manager and underwriter for certain note offerings of AT&T and (iii) administrative agent, joint lead arranger and joint bookrunner for, and a lender under, certain credit facilities of AT&T. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Time Warner, AT&T and their respective affiliates for our own account or for the

The Board of Directors

Time Warner Inc.

October 22, 2016

account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Time Warner, AT&T and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Time Warner (in its capacity as such) in its evaluation of the proposed First Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Mergers or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by holders of Time Warner Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

ANNEX D

Opinion of Morgan Stanley & Co. LLC

October 22, 2016

Board of Directors

Time Warner Inc.

One Time Warner Center

New York, New York 10019

Members of the Board:

We understand that Time Warner Inc. (“Time Warner”), AT&T Inc. (“AT&T”) and West Merger Sub, Inc., a wholly owned subsidiary of AT&T (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated October 22, 2016 (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into Time Warner (the “First Merger”). Pursuant to the First Merger, Time Warner will become a wholly owned subsidiary of AT&T, and each outstanding share of the common stock, par value $0.01 per share, of Time Warner (“Time Warner Common Stock”), other than shares owned by AT&T or Time Warner, in each case not held on behalf of third parties, and shares owned by stockholders who have perfected and not withdrawn a demand for appraisal rights, will be converted into the right to receive (a) $53.75 per share in cash (the “Cash Consideration”) and (b) a number of shares of the common stock, par value $1.00 per share, of AT&T (“AT&T Common Stock”) based on an exchange ratio (the “Exchange Ratio”) calculated by dividing $53.75 by the average of the volume weighted averages of the trading prices of AT&T Common Stock during a specified reference period (the “Average AT&T Stock Price” and, such number of shares issuable in the First Merger, together with the Cash Consideration, the “Merger Consideration”), provided that the Exchange Ratio will be 1.300 or 1.437 in the event the Average AT&T Stock Price is greater than $41.349 or less than $37.411, respectively. We also understand that, immediately following the First Merger and as part of a single integrated transaction, AT&T will cause Time Warner, as the surviving corporation in the First Merger, to be merged with and into a wholly owned subsidiary of AT&T, with such subsidiary as the surviving corporation in such merger (together with First Merger, the “Mergers”). The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of Time Warner Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Time Warner Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of Time Warner and AT&T, respectively;

2)	Reviewed certain financial forecasts, estimates and other financial and operating data relating to Time Warner supplied or otherwise made available to or discussed with us by the management of Time Warner, including certain internal financial forecasts, estimates and other financial and operating data concerning Time Warner prepared by the management of Time Warner for calendar years 2016 through 2019 as reflected in such management’s long-range plan for Time Warner (as updated, in the case of calendar year 2016, for Time Warner’s recent financial results) and as extrapolated by such management for calendar years 2020 through 2025 (collectively, the “Time Warner Forecasts”);

3)	Reviewed certain financial forecasts, estimates and other financial and operating data relating to AT&T supplied or otherwise made available to or discussed with us by the management of AT&T as reviewed and approved by the management of Time Warner, including certain internal financial forecasts, estimates and other financial and operating data concerning AT&T prepared by the management of AT&T for calendar years 2016 through 2021 (collectively, the “AT&T Forecasts”);

4)	Reviewed information relating to certain strategic and other benefits anticipated to result from the Mergers, as provided by the managements of Time Warner and AT&T;

5)	Discussed the past and current operations and financial condition and the prospects of Time Warner with senior executives of Time Warner;

6)	Discussed the past and current operations and financial condition and the prospects of AT&T with senior executives of AT&T;

7)	Reviewed the potential pro forma financial impact of the Mergers on AT&T’s earnings per share and cash flow utilizing the Time Warner Forecasts and the AT&T Forecasts;

8)	Reviewed the reported prices of Time Warner Common Stock and AT&T Common Stock;

9)	Compared the financial performance of Time Warner and AT&T and the prices of Time Warner Common Stock and AT&T Common Stock with that of certain other publicly-traded companies comparable with Time Warner and AT&T, respectively, and their securities;

10)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

11)	Discussed the strategic rationale for the Mergers with senior executives of Time Warner and AT&T and participated in certain discussions and negotiations among representatives of Time Warner and AT&T and their financial and legal advisors;

12)	Reviewed the Merger Agreement and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to or discussed with us by Time Warner and AT&T, and formed a substantial basis for this opinion. With respect to the Time Warner Forecasts, the AT&T Forecasts and the information relating to certain strategic and other benefits anticipated to result from the Mergers that we have been directed to utilize for purposes of our analyses, we have been advised and we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Time Warner and AT&T, as the case may be, of the future financial performance of Time Warner and AT&T, such strategic and other benefits (including the amount, timing and achievability thereof), the potential pro forma financial impact of the Mergers and the other matters covered thereby. We further have assumed that the financial results reflected in the Time Warner Forecasts, the AT&T Forecasts and the other information and data utilized in our analyses will be realized in the amounts and at the times forecasted. We have relied, at your direction, upon the assessments of the managements of Time Warner and AT&T as to, among other things, (i) matters relating to the separation of Time Warner Cable Inc., AOL Inc. and Time Inc. from Time Warner consummated in March 2009, December 2009 and June 2014, respectively, and any related tax indemnities and other arrangements, (ii) the potential impact on Time Warner and AT&T of certain market, competitive and other trends and developments in and prospects for, and governmental, regulatory and legislative policies and matters relating to or otherwise affecting, the industries in which Time Warner and AT&T operate, (iii) existing and future relationships, agreements and arrangements with, and the ability to attract, retain and/or replace, content providers, distributors, customers and other commercial relationships of Time Warner and AT&T and (iv) the ability to integrate the businesses of Time Warner and AT&T. We have assumed, with your consent, that there will be no developments with respect to any such matters or alternative transaction structures that would have an adverse effect on Time Warner, AT&T or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or this opinion.

In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement and in compliance with all applicable laws, documents and other requirements without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed Mergers, no delays, limitations, conditions or restrictions, including any divestiture or other requirements or remedies, will be imposed that would have an adverse effect on Time Warner, AT&T or the Mergers (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or this opinion. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessments of AT&T, Time Warner and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters.

This opinion does not address Time Warner’s underlying business decision to proceed with or effect the Mergers, or the relative merits of the Mergers as compared to any alternative transactions or other alternatives, whether or not such alternatives could be achieved or are available. This opinion is limited to and addresses only the fairness, from a financial point of view and as of the date hereof, to the holders of shares of Time Warner Common Stock of the Merger Consideration (to the extent expressly specified herein). We have not been asked to, nor does this opinion address, any other terms, aspects or implications of the Mergers, including, without limitation, the form or structure of the Merger Consideration, the form or structure of the Mergers (including any alternative transaction structures) or any terms, aspects or implications of any agreement, arrangement or understanding entered into in connection with or contemplated by the Mergers or otherwise. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Time Warner’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of shares of Time Warner Common Stock in the Mergers. We have not made any independent valuation or appraisal of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise) of Time Warner, AT&T or any other entity, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. As you are aware, the credit, financial and stock markets, and the industries in which Time Warner and AT&T operate, have experienced volatility and we express no opinion or view as to any potential effects of such volatility on Time Warner, AT&T or the Mergers (including the contemplated benefits thereof).

In arriving at our opinion, we were not authorized to, and did not, solicit interest from any party with respect to the acquisition, business combination or other extraordinary transaction involving Time Warner.

We have acted as financial advisor to Time Warner in connection with the Mergers and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the First Merger. As you are aware, in the two years prior to the date hereof, we and our affiliates have acted or are acting as (i) financial advisor to Time Warner in connection with certain merger and acquisition transactions and other corporate matters, (ii) joint bookrunning manager and underwriter for certain note and debenture offerings of Time Warner and (iii) a lender under certain credit facilities of Time Warner and certain of its affiliates. As you also are aware, in the two years prior to the date hereof, we and our affiliates have acted or are acting as (i) joint bookrunning manager and/or underwriter for certain note offerings of AT&T and (iii) joint lead arranger, joint bookrunner and a documentation agent for, and a lender under, certain credit facilities of AT&T. We and our affiliates may also seek to provide financial advisory and financing services to Time Warner, AT&T and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading and prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Time Warner, AT&T or any other company, or any currency or commodity, that may be involved in the Mergers, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Time Warner and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Time Warner is required to make with the Securities and Exchange Commission in connection with the Mergers if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the actual value of AT&T Common Stock when issued in the First Merger or the prices at which AT&T Common Stock, Time Warner Common Stock or any other securities will trade or otherwise be transferable following consummation of the Mergers or at any time. Morgan Stanley expresses no opinion or recommendation as to how the stockholders of Time Warner should vote at the stockholders’ meeting to be held in connection with the Mergers or otherwise.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of Time Warner Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Time Warner Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

Annex E

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The AT&T bylaws, as amended, contain provisions that provide for indemnification of officers and directors to the fullest extent permitted by, and in the manner permissible under, applicable state and federal law, including the DGCL.

As permitted by Section 102(b)(7) of the DGCL, AT&T’s restated certificate of incorporation contains a provision eliminating the personal liability of a director to AT&T or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

AT&T maintains policies insuring its officers and directors against certain civil liabilities, including liabilities under the Securities Act.

AT&T also entered into indemnification agreements with each of its directors and anticipates that it will enter into similar agreements with future directors. Generally, these agreements attempt to provide the maximum protection permitted by Delaware law with respect to indemnification. The indemnification agreements provide that AT&T will pay certain amounts incurred by its directors in connection with any civil, criminal, administrative or investigative action or proceeding. Such amounts include any expenses, including attorney’s fees, judgments, civil or criminal fines, settlement amounts and other expenses customarily incurred in connection with legal proceedings.

From and after the first effective time, AT&T and the initial surviving company will, and to the extent the subsequent merger is consummated, from and after the second effective time, the final surviving entity will also, indemnify and hold harmless each present and former director and officer of Time Warner determined as of the first effective time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the first effective time), arising out of the fact that such indemnified person is or was a director, officer, employee or agent of Time Warner, or is or was serving at the request of Time Warner as a director, officer, employee or agent of another person prior to the first effective time.

Prior to the first effective time, Time Warner will, and if Time Warner is unable to, AT&T will cause the initial surviving company as of the first effective time, or, if the subsequent merger is consummated, AT&T will cause the final surviving entity as of the second effective time, to obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the first effective time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as Time Warner’s existing policies with respect to matters existing or occurring at or prior to the first effective time, subject to certain limitation and premium thresholds.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of October 22, 2016, by and among Time Warner, AT&T, West Merger Sub, Inc. and West Merger Sub II, LLC (attached as Annex A to the proxy statement/prospectus which forms part of this registration statement).

3.1	Restated Certificate of Incorporation of AT&T (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of AT&T dated and filed with the SEC on December 16, 2013).

3.2	Amended Bylaws of AT&T (incorporated by reference to Exhibit 3 to the Current Report on Form 8-K of AT&T dated and filed with the SEC on December 18, 2015).

5.1*	Opinion of Wayne A. Wirtz, Esq.

10.1	$40,000,000,000 Term Loan Credit Agreement, dated as of October 22, 2016, and amended and restated as of November 15, 2016, among AT&T Inc., certain lenders named therein, and JPMorgan Chase Bank, N.A., as agent (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on October 24, 2016).

10.2	$10,000,000,000 Term Loan Credit Agreement, dated as of November 15, 2016, among AT&T Inc., the lenders named therein, and JPMorgan Chase Bank, N.A., as agent (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on November 15, 2016).

21.1	Subsidiaries of AT&T (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K of AT&T for the fiscal year ended December 31, 2015, filed with the SEC on February 18, 2016).

23.1*	Consent of Wayne A. Wirtz, Esq.

23.4	Consent of Ernst & Young LLP in respect of AT&T’s financial statements.

23.5	Consent of Ernst & Young LLP in respect of Time Warner’s financial statements.

23.6	Consent of Deloitte & Touche LLP in respect of DIRECTV’s financial statements

24.1	Powers of Attorney.

99.1*	Form of Time Warner Proxy Card.

99.2	Consent of Allen & Company LLC.

99.3	Consent of Morgan Stanley & Co. LLC.

99.4	Consent of Citigroup Global Markets Inc.

*	To be filed by amendment.

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)	The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 18th day of November, 2016.

AT&T Inc.

By:	/s/ John J. Stephens
Name: John J. Stephens
Title: Senior Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 18th day of November, 2016:

Principal Executive Officer:	Randall L. Stephenson* Chairman of the Board and Chief Executive Officer

Principal Financial and Accounting Officer:	John J. Stephens Senior Executive Vice President and Chief Financial Officer

By:	/s/ John J. Stephens
	Name:	John J. Stephens as attorney-in-fact for Mr. Stephenson, the Directors and on his own behalf as Principal Financial and Accounting Officer

DIRECTORS:

Randall L. Stephenson*	Beth E. Mooney*
Samuel A. Di Piazza Jr.*	Joyce M. Roché*
Richard W. Fisher*	Matthew K. Rose*
Scott T. Ford*	Cynthia B. Taylor*
Glenn H. Hutchins*	Laura D’Andrea Tyson*
William E. Kennard*	Geoffrey Y. Yang*
Michael B. McCallister*

* By power of attorney